Exhibit 10.2

Execution Version

FIRST AMENDMENT TO

CREDIT AGREEMENT

This FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is dated as of March 4, 2024 and is entered into by and between SAILPOINT TECHNOLOGIES HOLDINGS, INC., a Delaware corporation (the “Borrower”), GOLUB CAPITAL MARKETS LLC (“Golub”), as administrative agent for the Lenders (in such capacity, the “Administrative Agent”) and the Lenders listed on the signature pages hereto, and amends that certain Credit Agreement dated as of August 16, 2022 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”, and as further amended by this Amendment, the “Amended Credit Agreement”), by and among the Borrower, the other Credit Parties party thereto, the Lenders from time to time party thereto, the Administrative Agent, and Golub, as the Collateral Agent. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Amended Credit Agreement.

RECITALS

WHEREAS, the Borrower has informed Administrative Agent and the Lenders that the Credit Parties and their Subsidiaries desire to change their fiscal year end to January 31 (the “Fiscal Year Change”);

WHEREAS, in connection with the Fiscal Year Change and in accordance with Section 10.10 and Section 14.1 of the Credit Agreement, the Borrower, the Administrative Agent and the Lenders party hereto (which, for the avoidance of doubt, constitute affected Lenders under the Credit Agreement) have agreed to amend the Credit Agreement as set forth herein upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION I. AMENDMENTS TO THE CREDIT AGREEMENT

Subject to the satisfaction of the conditions set forth in Section II below, effective as of the First Amendment Effective Date (as defined below):

A. the Credit Agreement is hereby amended to (i) delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~), (ii) add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) and to move the green text (indicated textually in the same manner as the following examples: ~~moved text~~ and moved text), in each case, as set forth in the pages of the Amended Credit Agreement attached as Exhibit A hereto; and

B. Exhibit E (Form of Compliance Certificate) to the Credit Agreement is hereby amended by replacing such Exhibit E, in its entirety, with Exhibit E attached as Exhibit B hereto;

provided that, except as expressly set forth above, the Schedules and Exhibits to the Credit Agreement shall remain in effect without any amendment or other modification thereto.

SECTION II. CONDITIONS TO EFFECTIVENESS

This Amendment will become effective on the date hereof (the “First Amendment Effective Date”) subject to the satisfaction of the following condition: the Administrative Agent (or its counsel) shall have received counterparts of this Amendment executed by the Borrower, the Administrative Agent and the Lenders constituting the affected Lenders.

SECTION III. REPRESENTATIONS AND WARRANTIES

In order to induce the Administrative Agent and the Lenders party hereto to enter into this Amendment and to amend the Credit Agreement in the manner provided herein, the Borrower represents and warrants as of the First Amendment Effective Date that the Borrower has the corporate power and authority to execute, deliver and carry out the terms and provisions of this Amendment and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of this Amendment. The Borrower has duly executed and delivered this Amendment, and this Amendment constitutes the legal, valid, and binding obligation of the Borrower enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

SECTION IV. MISCELLANEOUS

A. Reference to and Effect on the Credit Agreement and the Other Credit Documents.

(i) On and after the First Amendment Effective Date, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement, and each reference in the other Credit Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement, shall mean and be a reference to the Amended Credit Agreement.

(ii) Except for the consent, waiver, amendments and modifications expressly set forth herein, the Credit Agreement and the other Credit Documents shall remain unchanged and in full force and effect and are hereby ratified and confirmed, and this Amendment shall not be considered a novation. The consent, waiver, amendments and modifications set forth herein are limited to the specifics hereof (including facts or occurrences on which the same are based), shall not apply with respect to any facts or occurrences other than those on which the same are based, shall neither excuse any future non-compliance with the Credit Documents nor operate as a waiver of any Default or Event of Default, shall not operate as a consent to any further waiver, consent or amendment or other matter under the Credit Documents, and shall not be construed as an indication that any future waiver or amendment of covenants or any other provision of the Amended Credit Agreement will be agreed to, it being understood that the granting or denying of any waiver or amendment which may hereafter be requested by the Borrower remains subject to the terms of the Amended Credit Agreement.

(iii) The execution, delivery and performance of this Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of any Agent or Lender under, the Credit Agreement or any of the other Credit Documents.

(iv) This Amendment shall be deemed to be a Credit Document.

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B. Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.

C. Governing Law. THE PROVISIONS OF SECTION 14.12 OF THE CREDIT AGREEMENT PERTAINING TO GOVERNING LAW ARE HEREBY INCORPORATED BY REFERENCE, MUTATIS MUTANDIS.

D. Submission to Jurisdiction; Waivers; Waiver of Jury Trial. The provisions of Sections 14.13 and 14.15 of the Credit Agreement pertaining to consent to jurisdiction, service of process and waiver of jury trial are hereby incorporated by reference, mutatis mutandis.

E. Indemnification. The Borrower hereby confirms that the indemnification provisions set forth in Section 14.5 of the Credit Agreement shall apply to this Amendment and the transactions contemplated hereby.

F. Counterparts and Signatures. This Amendment may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to this Amendment or any document to be signed in connection with this Amendment and the transactions contemplated hereby shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

G. Entire Agreement. This Amendment, the Amended Credit Agreement and the other Credit Documents constitute the entire agreement among the parties with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by the parties hereto relative to subject matter hereof not expressly set forth or referred to herein, the Amended Credit Agreement and the other Credit Documents.

H. Severability. Any provision of this Amendment that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[Remainder of page intentionally blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

BORROWER:	SAILPOINT TECHNOLOGIES HOLDINGS, INC.,
a Delaware corporation

	By:	/s/ Mark D. McClain
Name: Mark D. McClain
Title: Chief Executive Officer

[Signature Page to First Amendment]

GOLUB CAPITAL MARKETS LLC,
as Administrative Agent

By:	/s/ Robert G. Tuchscherer
Name: Robert G. Tuchscherer
Title: Senior Managing Director

[Signature Page to First Amendment]

[LENDER SIGNATURES ON FILE WITH ADMINISTRATIVE AGENT]

[Signature Page to First Amendment]

Exhibit A

Amended Credit Agreement

(see attached)

~~Execution Version~~conformed through the First Amendment, dated as of March 4, 2024

CREDIT AGREEMENT

dated as of August 16, 2022

among

PROJECT HOTEL CALIFORNIA MERGER SUB, INC.,

as Merger Sub, and, prior to the consummation of the Acquisition, as Initial Borrower

SAILPOINT TECHNOLOGIES HOLDINGS, INC.,

as the Company, and, upon the consummation of the Acquisition, the Borrower

SAILPOINT INTERMEDIATE HOLDINGS III, LP,

as Holdings,

THE SEVERAL LENDERS FROM TIME TO TIME PARTY HERETO,

GOLUB CAPITAL MARKETS LLC,

as the Administrative Agent and the Collateral Agent,

GOLUB CAPITAL MARKETS LLC,

BLACKSTONE ALTERNATIVE CREDIT ADVISORS LP,

OWL ROCK CAPITAL ADVISORS LLC,

ANTARES CAPITAL LP,

MACQUARIE CAPITAL (USA) INC.,

ONEX FALCON DIRECT LENDING BDC FUND, LLC, and

FORTRESS CREDIT CORP.,

as Joint Lead Arrangers,

and

GOLUB CAPITAL MARKETS LLC,

OWL ROCK CAPITAL ADVISORS LLC,

ANTARES CAPITAL LP,

MACQUARIE CAPITAL (USA) INC.,

ONEX FALCON DIRECT LENDING BDC FUND, LLC, and

FORTRESS CREDIT CORP.,

as Joint Bookrunners

ii

Section 4.	Fees	116
4.1	Fees	116
4.2	Voluntary Reduction of Revolving Credit Commitments	117
4.3	Mandatory Termination of Commitments	117

Section 5.	Payments	118
5.1	Voluntary Prepayments	118
5.2	Mandatory Prepayments	119
5.3	Method and Place of Payment	122
5.4	Net Payments	123
5.5	Computations of Interest and Fees	126
5.6	Limit on Rate of Interest	126
5.7	Inability to Determine Rates	127
5.8	Benchmark	128
5.12	Replacement Setting	128

Section 6.	Conditions Precedent to Initial Borrowing	129
6.1	Credit Documents	129
6.2	Collateral	129
6.3	Legal Opinions	130
6.4	Secretary’s Certificate	130
6.5	Merger Agreement	130
6.6	Representations and Warranties	130
6.7	Solvency Certificate	130
6.8	Fees and Expenses	130
6.9	Patriot Act	131
6.10	Equity Investment	131
6.11	Closing Date Refinancing	131
6.12	Notice of Borrowing	131
6.13	Company Material Adverse Effect	131
6.14	Liquidity	131
6.15	Officer Certificate	131

Section 7.	Conditions Precedent to All Credit Events after the Closing Date	132
7.1	No Default; Representations and Warranties	132
7.2	Notice of Borrowing	132

Section 8.	[Reserved]	133

Section 9.	Representations and Warranties	133
9.1	Corporate Status	133
9.2	Corporate Power and Authority	133
9.3	No Violation	133
9.4	Litigation; Labor Controversies, etc.	134
9.5	Use of Proceeds; Margin Regulations	134
9.6	Governmental Approvals	134
9.7	Investment Company Act	134
9.8	True and Complete Disclosure	134
9.9	Financial Condition	135
9.10	Compliance with Laws	135

9.11	Tax Matters	135
9.12	Compliance with ERISA	135
9.13	Subsidiaries	136
9.14	Intellectual Property	136
9.15	Environmental Laws	136
9.16	Properties	136
9.17	Closing Date Solvency	136
9.18	Patriot Act	136
9.19	Insurance	137
9.20	Security Documents	137
9.21	Sanctions	137

Section 10.	Affirmative Covenants	137
10.1	Information Covenants	138
10.2	Books, Records, and Inspections	141
10.3	Maintenance of Insurance	142
10.4	Payment of Taxes	142
10.5	Preservation of Existence; Consolidated Corporate Franchises	142
10.6	Compliance with Statutes, Regulations, Etc.	142
10.7	ERISA	143
10.8	Maintenance of Properties	143
10.9	Transactions with Affiliates	143
10.10	End of Fiscal Years	144
10.11	Additional Guarantors and Grantors	144
10.12	Pledge of Additional Stock and Evidence of Indebtedness	145
10.13	Use of Proceeds	145
10.14	Further Assurances	146
10.15	Lines of Business	147
10.16	Post-Closing Actions	147
10.17	Designation of Subsidiaries	147

Section 11.	Negative Covenants	148
11.1	Limitation on Indebtedness	148
11.2	Limitation on Liens	154
11.3	Limitation on Fundamental Changes	155
11.4	Limitation on Sale of Assets	157
11.5	Limitation on Restricted Payments	159
11.6	Limitation on Subsidiary Distributions and Negative Pledges	167
11.7	Financial Covenants	169
11.8	Limitation on Amendments	170
11.9	Permitted Activities, Etc.	171

Section 12.	Events of Default	171
12.1	Payments	171
12.2	Representations, Etc.	171
12.3	Covenants	171
12.4	Default Under Other Agreements	172
12.5	Bankruptcy, Etc.	173
12.6	ERISA	173
12.7	Guarantee	173

12.8	Pledge Agreement	173
12.9	Security Agreement	174
12.10	Judgments	174
12.11	Change of Control	174
12.12	Remedies Upon Event of Default	174
12.13	Application of Payments and Proceeds	175
12.14	Equity Cure	177

Section 13.	The Agents	178
13.1	Appointment	178
13.2	Delegation of Duties	179
13.3	Exculpatory Provisions	179
13.4	Reliance by Agents	181
13.5	Notice of Default	182
13.6	Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders	182
13.7	Indemnification	182
13.8	Agents in Their Individual Capacities	183
13.9	Successor Agents	184
13.10	Withholding Tax	185
13.11	Agents Under Security Documents and Guarantee	185
13.12	Right to Realize on Collateral and Enforce Guarantee	186
13.13	Intercreditor Agreements Govern	187
13.14	Erroneous Payments	187
13.15	Administrative Agent May File Proofs of Claim	189

Section 14.	Miscellaneous	190
14.1	Amendments, Waivers, and Releases.	190
14.2	Notices	194
14.3	No Waiver; Cumulative Remedies	195
14.4	Survival of Representations and Warranties	195
14.5	Payment of Expenses; Indemnification	195
14.6	Successors and Assigns; Participations and Assignments	197
14.7	Replacements of Lenders Under Certain Circumstances	203
14.8	Adjustments; Set-off	204
14.9	Counterparts and Signatures	205
14.10	Severability	205
14.11	Integration	205
14.12	Governing Law	205
14.13	Submission to Jurisdiction; Waivers	205
14.14	Acknowledgments	206
14.15	WAIVERS OF JURY TRIAL	207
14.16	Confidentiality	207
14.17	Direct Website Communications	208
14.18	USA Patriot Act	210
14.19	[Reserved]	210
14.20	Payments Set Aside	210
14.21	No Fiduciary Duty	210
14.22	Nature of Borrower Obligations	210
14.23	Acknowledgment and Consent to Bail-In of EEA Financial Institutions	211
14.24	Acknowledgement Regarding Any Supported QFCs	212

SCHEDULES

Schedule 1.1(b)	Commitments of Lenders
Schedule 9.13	Subsidiaries
Schedule 9.16	Material Real Property
Schedule 10.16	Post-Closing Actions
Schedule 11.1	Closing Date Indebtedness
Schedule 11.2	Closing Date Liens
Schedule 11.4	Closing Date Asset Sales
Schedule 11.5	Closing Date Investments
Schedule 14.2	Notice Addresses

EXHIBITS

Exhibit A	Form of Joinder Agreement
Exhibit B	Form of Guarantee
Exhibit C	Form of Pledge Agreement
Exhibit D	Form of Security Agreement
Exhibit E	Form of Compliance Certificate
Exhibit F	Form of Assignment and Acceptance
Exhibit G	Form of Promissory Note
Exhibit H	[Reserved]
Exhibit I-1	Form of First Lien Intercreditor Agreement
Exhibit I-2	Form of Second Lien Intercreditor Agreement
Exhibit J-1	Form of Non-Bank Tax Certificate
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-2	Form of Non-Bank Tax Certificate
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-3	Form of Non-Bank Tax Certificate
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit J-4	Form of Non-Bank Tax Certificate
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit K	Form of Notice of Borrowing or Continuation or Conversion
Exhibit L	Form of Secured Party Bank Designation Notice

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of August 16, 2022 (this “Agreement”), among Project Hotel California Merger Sub, Inc., a Delaware corporation (“Merger Sub” and, prior to the consummation of the Acquisition, the “Initial Borrower”), SailPoint Technologies Holdings, Inc., a Delaware corporation (the “Company” and, upon the consummation of the Acquisition, the “Borrower”), SailPoint Intermediate Holdings III, LP, a Delaware limited partnership (“Holdings”) the lending institutions from time to time party hereto (each a “Lender” and, collectively, the “Lenders”) and Golub Capital Markets LLC, as the Administrative Agent and the Collateral Agent (such terms and each other capitalized term used but not defined in this preamble having the meaning provided in Section 1).

WHEREAS, pursuant to that certain Agreement and Plan of Merger, dated as of April 10, 2022 (together with the exhibits and schedules thereto, as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time, the “Merger Agreement”), by and among, inter alios, Holdings, the Initial Borrower and the Company, the Initial Borrower will merge with and into the Company, resulting in (i) the cessation of the separate corporate existence of the Initial Borrower, (ii) the Company continuing as the surviving corporation of the Acquisition (as defined below), (iii) Holdings directly or indirectly owning all of the outstanding equity of the Company and (iv) the Sponsor owning, directly or indirectly, a majority of the outstanding voting equity of the Company (together with the other related transactions contemplated in the Merger Agreement to occur on the date of or substantially contemporaneously with the foregoing acquisition, the “Acquisition”);

WHEREAS, to fund, in part, the Acquisition, it is intended that the Sponsor and the other Investors will contribute, directly or indirectly, an amount in cash to Holdings in exchange for Capital Stock (which investment in Holdings shall be in the form of common equity or, if other than common equity, will be on terms reasonably acceptable to the Lenders) (such contribution, the “Equity Investment”), the proceeds of which will be contributed to the Initial Borrower as common equity, and which will represent not less than 65.0% of the sum of (i) the aggregate gross proceeds of the Loans to be borrowed on the Closing Date (excluding, in each case, amounts drawn under the Revolving Credit Facility on the Closing Date to backstop or cash collateralize certain letters of credit outstanding as of the Closing Date), plus (ii) the amount of such Equity Investment (the “Minimum Equity Amount”);

WHEREAS, to consummate the Acquisition, (1) the Borrower has requested that (i) the Lenders extend credit in the form of Initial Term Loans to the Borrower on the Closing Date, in an aggregate principal amount of $1,590,000,000, (ii) the Lenders extend credit in the form of a senior secured revolving credit facility made available to the Borrower at any time and from time to time prior to the Revolving Credit Maturity Date, in an aggregate committed amount of $125,000,000 and (iii) as a part of, and a sublimit to, such revolving credit facility any Letter of Credit Issuer issues Letters of Credit at any time and from time to time prior to the L/C Facility Maturity Date, in an aggregate Stated Amount at any time outstanding not in excess of $5,000,000; and

WHEREAS, the Lenders and Letter of Credit Issuers are willing to make available to the Borrower such term loan and revolving credit and letter of credit facilities upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

Section 1. Definitions

1.1 Defined Terms. As used herein, the following terms shall have the meanings specified in this Section 1.1 unless the context otherwise requires (it being understood that defined terms in this Agreement shall include in the singular number the plural and in the plural the singular):

“ABR” shall mean, for any day, a fluctuating rate per annum equal to the highest of (a) the Federal Funds Effective Rate on such day plus 1/2 of 1.00%, (b) the Prime Rate on such day, (c) Term SOFR determined in accordance with clause (b) of the definition of Term SOFR for a one-month tenor for such day plus 1% and (d) 1.75%. Any change in the ABR due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively. Any change in the ABR due to a change in the Federal Funds Effective Rate or Term SOFR shall be effective from and including the effective date of such change in the Federal Funds Effective Rate or Term SOFR, respectively.

“ABR Loan” shall mean each Loan bearing interest based on the ABR.

“ABR Term SOFR Determination Day” has the meaning set forth in the definition of “Term SOFR”.

“Acquired EBITDA” shall mean, with respect to any Acquired Entity or Business or any Converted Restricted Subsidiary (any of the foregoing, a “Pro Forma Entity”) for any period, the amount for such period of Consolidated EBITDA of such Pro Forma Entity (determined using such definitions as if references to the Borrower and the Restricted Subsidiaries therein were to such Pro Forma Entity and its Restricted Subsidiaries), all as determined on a consolidated basis for such Pro Forma Entity in accordance with GAAP.

“Acquired Entity or Business” shall have the meaning provided in the definition of the term Consolidated EBITDA.

“Acquired Indebtedness” shall mean, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged, consolidated, or amalgamated with or into or became a Restricted Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging, consolidating, or amalgamating with or into or becoming a Restricted Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Acquisition” shall have the meaning provided in the recitals to this Agreement.

“Adjusted Total Revolving Credit Commitment” shall mean at any time the Total Revolving Credit Commitment less the aggregate Revolving Credit Commitments of all Defaulting Lenders.

“Adjusted Total Term Loan Commitment” shall mean at any time the Total Term Loan Commitment less the Term Loan Commitments of all Defaulting Lenders.

“Administrative Agent” shall mean Golub Capital Markets LLC, as the administrative agent for the Lenders under this Agreement and the other Credit Documents, or any successor administrative agent pursuant to Section 13.9.

“Administrative Agent’s Account” shall mean such account of the Administrative Agent as the Administrative Agent may from time to time notify the Borrower and the Lenders.

“Administrative Questionnaire” shall have the meaning provided in Section 14.6(b)(ii)(D).

“Affected Financial Institution” shall mean (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Affiliated Institutional Lender” shall mean any Affiliate of the Sponsor (other than Holdings or any Subsidiary of Holdings) that is either a bona fide debt fund or such Affiliate extends credit or buys loans in the ordinary course of business and whose managers have fiduciary duties to the investors in such fund independent of, or in addition to, their duties to the Sponsor. For the avoidance of doubt, Marfic Investment Pte Ltd. shall not be treated as an Affiliated Institutional Lender.

“Affiliated Lender” shall mean a Lender that is the Sponsor or any Affiliate thereof (other than Holdings, the Borrower, any other Subsidiary of Holdings, or any Affiliated Institutional Lender or any natural person). For the avoidance of doubt, Marfic Investment Pte Ltd. shall not be treated as an Affiliated Lender.

“Agent Parties” shall have the meaning provided in Section 14.17(b).

“Agents” shall mean the Administrative Agent and the Collateral Agent.

“Agreement” shall have the meaning provided in the recitals to this Agreement.

“AHYDO” has the meaning given to such term in Section 2.14(h).

“Ancillary Fees” shall have the meaning provided in Section 14.1.

“Annual Recurring Revenues” shall mean, with respect to any date of determination, the annualized contract value of the active portion of SaaS, term-based license, maintenance and support contracts and other subscription services, net of discounts and credit memos; provided, that the Annual Recurring Revenue for a customer may only be included if (i) the contract start date has occurred on or before the measurement date and (ii) the contract end date occurs on or after the measurement date. For the avoidance of doubt, Annual Recurring Revenue shall exclude the impact of any purchase accounting adjustments arising out of the consummation of the Acquisition and historical or future acquisitions.

“Annual Recurring Revenue Net Leverage Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt as of such date of determination (or, solely in the case of the Recurring Revenue Covenant, the last day of the Test Period in question) minus Qualified Cash to (ii) the Annual Recurring Revenues as of the last day of the Test Period most recently ended on or prior to such date of determination, in each case, with such pro forma adjustments to Consolidated Total Debt and Annual Recurring Revenues as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.12.

“Anti-Corruption Laws” shall mean, collectively, the FCPA, the UK Bribery Act 2010, and other similar anti-corruption legislation in other applicable jurisdictions.

“Anti-Money Laundering Laws” shall mean the Bank Secrecy Act, as amended by the Patriot Act, and any other applicable similar laws or regulations concerning or relating to the prohibition of terrorism financing or money laundering.

“Applicable Margin” shall mean, with respect to the Revolving Credit Loans and the Initial Term Loans, (A) for any date of determination prior to the first Business Day after delivery of the financial statements pursuant to Section 10.1(b) and related Compliance Certificate for the fiscal quarter ending September 30, 2023 (the “Pricing Grid Date”), a percentage per annum equal to: (1) with respect to Term SOFR Loans, 6.25% and (2) with respect to ABR Loans, 5.25% and (B) thereafter shall be a rate per annum equal to the applicable percentage set forth in the table below under the appropriate caption that corresponds to the most recent Annual Recurring Revenue Net Leverage Ratio calculation delivered to the Administrative Agent in the Compliance Certificate for the annual or quarterly financial statements delivered pursuant to Section 10.1(d), as applicable (clauses (A) and (B) being referred to herein as the “Initial Applicable Margins”):

Annual Recurring Revenue Net Leverage Ratio	ABR Rate	Term SOFR
> 3.50:1.00	5.25%	6.25%
< 3.50:1.00	5.00%	6.00%

provided that, at any time after an IPO, the Applicable Margin shall be reduced by 0.25%.

Beginning with the Pricing Grid Date, and for each fiscal quarter thereafter, the Borrower, by providing the Administrative Agent prior written notice thereof in such Compliance Certificate shall have the option to permanently switch from the Initial Applicable Margins set forth above to the Applicable Margins set forth in the table below that corresponds to the most recent Consolidated Total Debt to Consolidated EBITDA Ratio calculation delivered to the Administrative Agent in the Compliance Certificate for the quarterly or annual financial statements delivered pursuant to Section 10.1(d) (which, for the avoidance of doubt, shall be no earlier than the Pricing Grid Date) (a “Pricing Grid Election”); provided, following such Pricing Grid Election, any change to the Applicable Margin shall take effect on the first Business Day following delivery of the Compliance Certificate for the quarterly or annual financial statements pursuant to Section 10.1(d); provided further that no such Pricing Grid Election shall be made unless the pro forma Consolidated Total Debt to Consolidated EBITDA Ratio is less than or equal to 7.00:1.00.

Beginning with the last Business Day of the fiscal quarter ending after a Pricing Grid Election, the Applicable Margins for the Revolving Credit Loans and the Initial Term Loans shall be a rate per annum equal to the applicable percentage set forth in the table below under the appropriate caption that corresponds to the most recent Consolidated Total Debt to Consolidated EBITDA Ratio calculation delivered to the Administrative Agent in the Compliance Certificate for the annual or quarterly financial statements delivered pursuant to Section 10.1(d), as applicable; provided that, at any time after an IPO, the Applicable Margin shall be reduced by 0.25%:

Consolidated Total Debt to Consolidated EBITDA Ratio Level	ABR Rate	Term SOFR
> 7.00:1.00	5.00%	6.00%
< 7.00:1.00 and > 6.50:1.00	4.75%	5.75%
< 6.50:1.00	4.50%	5.50%

Any increase or decrease in the Applicable Margin or Initial Applicable Margin, as applicable, for the Revolving Credit Loans and the Initial Term Loans resulting from a change in the Annual Recurring Revenue Net Leverage Ratio or Consolidated Total Debt to Consolidated EBITDA Ratio shall become effective as of the first Business day immediately following the date a Compliance Certificate is delivered with the annual or quarterly financial statements pursuant to Section 10.1(d); provided, however, if the Borrower fails to deliver any financial statement or Compliance Certificate for any fiscal quarter or fiscal year within the time period specified by Sections 10.1(a), (b) and (d), as applicable (in each case, after giving effect to any grace period set forth herein), then beginning on the first Business Day after the date then due, the Applicable Margin or Initial Applicable Margin, as applicable, for the Revolving Credit Loans and the Initial Term Loans shall be determined as if the first row in the applicable table above shall have applied until one Business Day after the delivery of such financial statement and/or Compliance Certificate to the Administrative Agent, as applicable.

Notwithstanding the foregoing, (a) the Applicable Margin in respect of any Class of Extended Revolving Credit Commitments or any Extended Term Loans or Revolving Credit Loans made pursuant to any Extended Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant Extension Amendment, (b) the Applicable Margin in respect of any Class of Incremental Loans shall be the applicable percentages per annum set forth in the relevant Joinder Agreement, (c) the Applicable Margin in respect of any Class of Replacement Term Loans shall be the applicable percentages per annum set forth in the relevant agreement, (d) the Applicable Margin in respect of any Class of Refinancing Indebtedness that would constitute Revolving Credit Commitments shall be the applicable percentages per annum set forth in the relevant agreement and (e) in the case of the Term Loans and any Class of Incremental Loans, the Applicable Margin shall be increased as, and to the extent, necessary to comply with the provisions of Section 2.14(e).

In addition, at the option of the Required Lenders by written notice to the Administrative Agent, at any time during which the Borrower shall have failed to deliver any of the Section 10.1 financial statements and related Compliance Certificate by the applicable date required under Section 10.1, then the Consolidated Total Debt to Consolidated EBITDA Ratio shall be deemed to be above 7.00:1.00 from the first Business Day following the date such financial statements and related Compliance Certificate was due until the first Business Day immediately following the date of delivery of such financial statements and related Compliance Certificate for the purposes of determining the Applicable Margin for the Revolving Credit Loans and the Initial Term Loans (but only for so long as such failure continues, after which such ratio shall be determined based on the then-existing Consolidated Total Debt to Consolidated EBITDA Ratio).

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, (iii) an entity or an Affiliate of an entity that administers, advises or manages a Lender, or (iv) if any Blackstone Entity is a Lender, any Blackstone Entity.

“Asset Sale” shall mean:

(i) the sale, conveyance, transfer, or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including any disposition of property to a Divided LLC or Divided LP pursuant to an LLC Division or LP Division, respectively, or any allocation of assets to any Series LLC or Series LP) (each a “disposition”) of the Borrower or any Restricted Subsidiary, or

(ii) the issuance or sale of Equity Interests of any Restricted Subsidiary (other than preferred stock of Restricted Subsidiaries issued in compliance with Section 11.1), whether in a single transaction or a series of related transactions, in each case, other than:

(a) any disposition of Cash Equivalents or Investment Grade Securities or obsolete, worn out or surplus property or property (including leasehold property interests) that is no longer economically practical in its business or commercially desirable to maintain or no longer used or useful equipment in the ordinary course of business or any disposition of inventory, immaterial assets, or goods (or other assets) in the ordinary course of business;

(b) the disposition of all or substantially all of the assets of the Borrower or any Restricted Subsidiary in a manner permitted pursuant to Section 11.3;

(c) the incurrence of Liens that are permitted to be incurred pursuant to Section 11.2 or the making of any Restricted Payment or Permitted Investment (other than pursuant to clause (i) of the definition thereof) that is permitted to be made, and is made, pursuant to Section 11.5;

(d) any sale or disposition of assets (whether tangible or intangible) or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of related transactions with an aggregate Fair Market Value of less than, (I) prior to the Conversion Date, $15,000,000, and (II) on and after the Conversion Date, the greater of (x) $15,000,000 and (y) 7.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such disposition;

(e) any disposition of property or assets or issuance of securities by (1) a Restricted Subsidiary to the Borrower or (2) by the Borrower or a Restricted Subsidiary to another Restricted Subsidiary; provided that all such dispositions by Credit Parties to Restricted Subsidiaries that are not Credit Parties shall not exceed, (I) prior to the Conversion Date, $60,000,000, and (II) on and after the Conversion Date, the greater of (x) $60,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), in each case, at the time of such disposition;

(f) to the extent allowable under Section 1031 of the Code, or any comparable or successor provision, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

(g) any issuance, sale or pledge of Equity Interests in, or Indebtedness, or other securities of, an Unrestricted Subsidiary;

(h) foreclosures, condemnation, casualty or any similar action on assets (including dispositions in connection therewith);

(i) any transaction in connection with the Transactions, Permitted Reorganizations and IPO Reorganization Transactions to the extent constituting a disposition;

(j) any financing transaction with respect to property built or acquired by the Borrower or any Restricted Subsidiary after the Closing Date, including Sale Leasebacks and asset securitizations to the extent such financing transaction is otherwise permitted by this Agreement;

(k) (1) any surrender or waiver of contractual rights or the settlement, release, or surrender of contractual rights or other litigation claims, (2) the termination or collapse of cost sharing agreements with the Borrower or any Subsidiary and the settlement of any crossing payments in connection therewith, or (3) the settlement, discount, write off, forgiveness, or cancellation of any Indebtedness owing by any present or former consultants, directors, officers, or employees of the Borrower (or any direct or indirect parent company of the Borrower) or any Subsidiary or any of their successors or assigns;

(l) any disposition of Securitization Assets or Receivables Assets, or participations therein, in connection with any Qualified Securitization Financing or Receivables Facility, and any disposition or discount of inventory, accounts receivable, or notes receivable in the ordinary course of business or the conversion of accounts receivable to notes receivable;

(m) the licensing, cross-licensing or sub-licensing of Intellectual Property or other general intangibles (whether pursuant to franchise agreements or otherwise) in the ordinary course of business; provided that no Credit Party shall transfer (including pursuant to an exclusive license) or dividend Material Intellectual Property to an Unrestricted Subsidiary pursuant to this clause (m);

(n) the unwinding of any Hedging Obligations or obligations in respect of Cash Management Services;

(o) sales, transfers, and other dispositions of Investments in joint ventures to the extent required by, or made pursuant to, customary buy/sell arrangements between the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(p) the disposition, lapse or abandonment of Intellectual Property, which in the reasonable business judgment of the Borrower are not material to the conduct of the business of the Borrower and the Restricted Subsidiaries taken as a whole;

(q) the issuance of directors’ qualifying shares and shares issued to foreign nationals as required by applicable Law;

(r) dispositions of property to the extent that (1) such property is exchanged for credit against the purchase price of similar replacement property that is purchased within 365 days thereof, (2) such disposition constitutes a Permitted Asset Swap or (3) the proceeds of such Asset Sale are promptly applied to the purchase price of such replacement property (which replacement property is actually purchased within 365 days thereof);

(s) leases, assignments, subleases, licenses, or sublicenses, in each case in the ordinary course of business;

(t) dispositions of non-core assets acquired in connection with any Permitted Acquisition, IP Acquisition or other Investment permitted hereunder;

(u) Restricted Payments permitted pursuant to Section 11.5;

(v) other Asset Sales with a Fair Market Value less than or equal to, (a) individually, (I) prior to the Conversion Date, $15,000,000, and (II) on and after the Conversion Date, the greater of (x) $15,000,000 and (y) 7.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), in each case, at the time of such disposition and (b) in the aggregate, (I) prior to the Conversion Date, $30,000,000, and (II) on and after the Conversion Date, the greater of (x) $30,000,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), in each case, at the time of such disposition;

(w) sales, transfers and other dispositions of accounts receivable (including write-offs, discounts and compromises) in connection with the compromise, settlement or collection thereof;

(x) dispositions listed on Schedule 11.4;

(y) dispositions of any assets or properties not constituting Collateral, not to exceed $40,000,000 in the aggregate; and

(z) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater Fair Market Value or usefulness to the business of the Borrower and its Restricted Subsidiaries, as a whole, as determined in good faith by the Borrower.

“Asset Sale Prepayment Event” shall mean any Asset Sale of Collateral subject to the Reinvestment Period allowed in Section 11.4; provided that with respect to any Asset Sale Prepayment Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Asset Sale Prepayment Events, after giving effect to the reinvestment rights set forth herein, exceeds (I) prior to the Conversion Date, $32,500,000, and (II) on and after the Conversion Date, the greater of (x) $32,500,000 and (y) 17.5% of Consolidated EBITDA in any fiscal year of the Borrower (the “Prepayment Trigger”), but then from all such Net Cash Proceeds (excluding amounts below the Prepayment Trigger).

“Assignment and Acceptance” shall mean (i) an assignment and acceptance substantially in the form of Exhibit F, or such other form (including electronic documentation generated by MarkitClear or other electronic platform) as may be approved by the Administrative Agent and the Borrower and (ii) in the case of any assignment of Term Loans in connection with a Permitted Debt Exchange conducted in accordance with Section 2.15, such form of assignment (if any) as may be agreed by the Administrative Agent in accordance with Section 2.15(a).

“Auction Agent” shall mean (i) the Administrative Agent or (ii) any other financial institution or advisor employed by Holdings, the Borrower, or any Subsidiary (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Permitted Debt Exchange pursuant to Section 2.15 or Dutch auction pursuant to Section 14.6(h); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent); provided, further, that neither Holdings nor any of its Subsidiaries may act as the Auction Agent.

“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of chairman of the board (if an officer), the chief executive officer, president, the chief financial officer, the treasurer, the controller, the vice president-finance, a senior vice president, a director, a manager, the secretary, the assistant secretary or any other senior officer or agent with express authority to act on behalf of such Person designated as such by the board of directors or other managing authority of such Person.

“Auto-Extension Letter of Credit” shall have the meaning provided in Section 3.2(d).

“Available Amount” shall have the meaning provided in Section 11.5(a)(4)(iii).

“Available Commitment” shall mean an amount equal to the excess, if any, of (i) the amount of the Total Revolving Credit Commitment over (ii) the sum of the aggregate principal amount of, without duplication, (a) all Revolving Credit Loans then outstanding and (b) the aggregate Letters of Credit Outstanding at such time.

“Available Dividends Amount” shall mean, at any time, (i) the amount of Restricted Payments that may be made at the time of determination pursuant to Section 11.5(b)(11), minus (ii) the sum of (a) the amount of the Available Dividends Amount utilized by the Borrower or any Restricted Subsidiary to make Investments pursuant to clause (xiii) of the definition of Permitted Investments utilizing the Available Dividends Amount and (b) the amount of the Available Dividends Amount utilized by the Borrower or any Restricted Subsidiary to make Restricted Debt Payments pursuant to Section 11.5(b)(18) utilizing the Available Dividends Amount.

“Available Restricted Debt Payments Amount” shall mean, at any time, (i) the amount of Restricted Debt Payments that may be made at the time of determination pursuant to Section 11.5(b)(18)(i), minus (ii) the amount of the Available Restricted Debt Payments Amount utilized by the Borrower or any Restricted Subsidiary to make Investments pursuant to clause (xiii) of the definition of Permitted Investments utilizing the Available Restricted Debt Payments Amount.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (x) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (y) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark pursuant to this Agreement, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.8(d).

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” shall mean, (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall have the meaning provided in Section 12.5.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.8(a).

“Benchmark Replacement” means with respect to any Benchmark Transition Event, the sum of:

(a) the alternate benchmark rate (which may be a SOFR-based rate) that has been selected by the Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for similar Dollar-denominated credit facilities at such time; and

(b) the related Benchmark Replacement Adjustment;

provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero), that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for similar Dollar-denominated credit facilities at such time.

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by or on behalf of the administrator of such Benchmark (or such component thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative or non-compliant with or non-aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; provided, that such non-representativeness, non-compliance or non-alignment will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) or the regulatory supervisor for the administrator of such Benchmark (or such component thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks.

For the avoidance of doubt, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the ninetieth (90) day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 5.8 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Credit Document in accordance with Section 5.8.

“Beneficial Ownership Regulation” shall mean 31 C.F.R. § 1010.230.

“Benefited Lender” shall have the meaning provided in Section 14.8(a).

“BHC Act Affiliate” of a party shall mean an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Blackstone Entities” means Blackstone Credit, any of its Affiliates, and shall include, without limitation, each Blackstone Investor and certain funds, accounts and clients managed, advised or sub-advised by Blackstone Credit or any of their respective Affiliates, as the context may require, any warehouse entity.

“Blackstone Investor” means any investor (or an Affiliate of such investor) of a fund managed or advised by Blackstone Credit to which investor (or an Affiliate of such investor) Blackstone Credit is providing certain administrative and other services.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Board of Directors” shall mean, as to any Person, the board of directors, board of managers or other governing body of such Person, or if such Person is owned or managed by a single entity, the board of directors, board of managers or other governing body of such entity, and the term “directors” means members of the Board of Directors.

“Borrower” shall have the meaning provided in the recitals to this Agreement.

“Borrower Materials” shall have the meaning provided in Section 14.17(b).

“Borrowing” shall mean Loans of the same Class and Type, made, converted, or continued on the same date and, in the case of Term SOFR Loans, as to which a single Interest Period is in effect.

“Business Day” shall mean any day excluding Saturday, Sunday, and any other day on which banking institutions in New York City are authorized by law or other governmental actions to close; provided that, when used in connection with a Term SOFR Loan, or any other calculation or determination involving SOFR, the term “Business Day” means any day that is only a U.S. Government Securities Business Day.

“Capital Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities and including in all events all amounts expended or capitalized under Capital Leases) by the Borrower and the Restricted Subsidiaries during such period that, in conformity with GAAP, are or are required to be included as additions during such period to property, plant, or equipment reflected in the consolidated balance sheet of the Borrower and the Restricted Subsidiaries (including Capitalized Software Expenditures, website development costs, website content development costs, customer acquisition costs and incentive payments, conversion costs, and contract acquisition costs).

“Capital Lease” shall mean, as applied to any Person, any lease of any property (whether real, personal, or mixed) by that Person as lessee that, in conformity with GAAP, is, or is required to be, accounted for as a capital lease on the balance sheet of that Person, subject to Section 1.12.

“Capital Stock” shall mean (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights, or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person (it being understood and agreed, for the avoidance of doubt, that “cash-settled phantom appreciation programs” in connection with employee benefits that do not require a dividend or distribution shall not constitute Capital Stock).

“Capitalized Lease Obligation” shall mean, at the time any determination thereof is to be made, the amount of the liability in respect of a Capital Lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) prepared in accordance with GAAP, subject to Section 1.12.

“Capitalized Sales Commissions” shall mean, for any period, the aggregate amount of all sales commissions that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Capitalized Software Expenditures” shall mean, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Borrower and the Restricted Subsidiaries during such period in respect of purchased software or internally developed software and software enhancements that, in conformity with GAAP, are or are required to be reflected as capitalized costs on the consolidated balance sheet of the Borrower and the Restricted Subsidiaries.

“Cash Collateralize” shall mean to pledge and deposit with or deliver to the Collateral Agent (or the applicable Letter of Credit Issuer if agreed by the Collateral Agent and such Letter of Credit Issuer), for the benefit of one or more of the Letter of Credit Issuers or the Lenders, as collateral for L/C Obligations or obligations of the Lenders to fund participations in respect of L/C Obligations, cash or deposit account balances or, if the Letter of Credit Issuers shall agree in their sole discretion, other credit support. “Cash Collateral” shall have a correlative meaning and shall include the proceeds of such cash collateral and other credit support.

“Cash Equivalents” shall mean:

(i) Dollars,

(ii) (a) Euros, Pounds Sterling, Canadian Dollars, or any national currency of any Participating Member State in the European Union or (b) local currencies held from time to time in the ordinary course of business,

(iii) securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any country that is a member state of the European Union or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

(iv) certificates of deposit, time deposits, and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year, and overnight bank deposits, in each case with any commercial bank having capital and surplus of not less than $100,000,000,

(v) repurchase obligations for underlying securities of the types described in clauses (iii), (iv), and (ix) entered into with any financial institution meeting the qualifications specified in clause (iv) above,

(vi) commercial paper rated at least P-2 by Moody’s or at least A-2 by S&P and in each case maturing within 24 months after the date of creation thereof,

(vii) marketable short-term money market and similar securities having a rating of at least P-2 or A-2 from either Moody’s or S&P, respectively (or, if at any time neither Moody’s nor S&P shall be rating such obligations, an equivalent rating from another nationally recognized ratings agency) and in each case maturing within 24 months after the date of creation or acquisition thereof,

(viii) readily marketable direct obligations issued by any state, commonwealth, or territory of the United States or any political subdivision or taxing authority thereof having one of the two highest rating categories obtainable from either Moody’s or S&P with maturities of 24 months or less from the date of acquisition,

(ix) Indebtedness or preferred stock issued by Persons with a rating of “A” or higher from S&P or “A2” or higher from Moody’s with maturities of 24 months or less from the date of acquisition,

(x) solely with respect to any Foreign Subsidiary: (a) obligations of the national government of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, in each case maturing within one year after the date of investment therein, (b) certificates of deposit of, bankers acceptances of, or time deposits with, any commercial bank which is organized and existing under the laws of the country in which such Foreign Subsidiary maintains its chief executive office and principal place of business provided such country is a member of the Organization for Economic Cooperation and Development, and whose short-term commercial paper rating from S&P is at least “A-2” or the equivalent thereof or from Moody’s is at least “P-2” or the equivalent thereof (any such bank being an “Approved Foreign Bank”), and in each case with maturities of not more than 24 months from the date of acquisition, and (c) the equivalent of demand deposit accounts which are maintained with an Approved Foreign Bank, in each case, customarily used by corporations for cash management purposes in any jurisdiction outside the United States to the extent reasonably required in connection with any business conducted by such Foreign Subsidiary organized in such jurisdiction,

(xi) in the case of investments by any Foreign Subsidiary or investments made in a country outside the United States, Cash Equivalents shall also include investments of the type and maturity described in clauses (i) through (ix) above of foreign obligors, which investments have ratings, described in such clauses or equivalent ratings from comparable foreign rating agencies, and

(xii) investment funds investing 90% of their assets in securities of the types described in clauses (i) through (ix) above.

Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (i) and (ii) above; provided that such amounts are converted into any currency listed in clauses (i) and (ii) as promptly as practicable and in any event within ten (10) Business Days following the receipt of such amounts.

For the avoidance of doubt, any items identified as Cash Equivalents under this definition will be deemed to be Cash Equivalents for all purposes under the Credit Documents regardless of the treatment of such items under GAAP.

“Cash Management Agreement” shall mean any agreement or arrangement to provide Cash Management Services.

“Cash Management Bank” shall mean (i) any Person that, at the time it enters into a Cash Management Agreement with Holdings or any Restricted Subsidiary, is an Agent or a Lender or an Affiliate of an Agent or a Lender or (ii) any other Person that enters into a Cash Management Agreement with Holdings or any Restricted Subsidiary; provided that, in the case of clauses (a) and (b), no such Person shall be a Cash Management Bank until such time as it shall have delivered a Secured Party Designation Notice to the Administrative Agent executed by such Person and the Borrower with respect to the applicable Cash Management Agreement.

“Cash Management Services” shall mean any one or more of the following types of services or facilities: (i) commercial credit cards, merchant card services, purchase or debit cards, including non-card e-payables services, or electronic funds transfer services, (ii) treasury management services (including controlled disbursement, overdraft automatic clearing house fund transfer services, return items, and interstate depository network services), (iii) any other demand deposit or operating account relationships or other cash management services, including pursuant to any Cash Management Agreements and (iv) and other services related, ancillary or complementary to the foregoing.

“Casualty Event” shall mean, with respect to any property of any Person, any loss of or damage to, or any condemnation or other taking by a Governmental Authority of, such property constituting Collateral for which such Person or any of its Restricted Subsidiaries receives insurance proceeds or proceeds of a condemnation award in respect of any equipment, fixed assets, or real property (including any improvements thereon) to replace or repair such equipment, fixed assets, or real property; provided, further, that with respect to any Casualty Event, the Borrower shall not be obligated to make any prepayment otherwise required by Section 5.2 unless and until the aggregate amount of Net Cash Proceeds from all such Casualty Events, after giving effect to the reinvestment rights set forth herein, exceeds $20,000,000 in any fiscal year of the Borrower (the “Casualty Prepayment Trigger”), but then from all such Net Cash Proceeds (excluding amounts below the Casualty Prepayment Trigger).

“Certain Funds Provision” shall mean the “Certain Funds Provisions” as defined in the Commitment Letter.

“CFC” shall mean a Subsidiary of the Borrower that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“CFC Holding Company” shall mean a Domestic Subsidiary of the Borrower that has no material assets other than Capital Stock (or Capital Stock and Indebtedness) of one or more Foreign Subsidiaries that are CFCs and/or other CFC Holding Companies (and, if any, incidental amounts of cash and Cash Equivalents held in connection with such Capital Stock (or Capital Stock and Indebtedness).

“Change in Law” shall mean (i) the adoption of any law, treaty, order, policy, rule, or regulation after the Closing Date, (ii) any change in any law, treaty, order, policy, rule, or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (iii) compliance by any Lender with any guideline, request, directive, or order issued or made after the Closing Date by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law), including, for avoidance of doubt, any such adoption, change or compliance in respect of (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III in each case, after the Closing Date.

“Change of Control” shall mean and be deemed to have occurred if:

(i) at any time prior to an IPO, (x) the Permitted Holders shall at any time not own, in the aggregate, directly or indirectly, beneficially and of record, at least 50.1% of the voting power of the outstanding Voting Stock of the Borrower or (y) any Person, entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds the ownership percentage of the Permitted Holders at such time;

(ii) at any time after an IPO, any Person, entity, or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended), other than the Permitted Holders, shall at any time have acquired direct or indirect beneficial ownership of a percentage of the voting power of the outstanding Voting Stock of the Borrower that exceeds 35% thereof, unless the Permitted Holders have, at such time, the right or the ability by voting power, contract, or otherwise to elect or designate for election at least a majority of the board of directors of Holdings; or

(iii) Holdings shall cease to beneficially own, directly or indirectly, 100% of the issued and outstanding voting equity interests of the Borrower.

For the purpose of clauses (i), (ii) and (iii), at any time when a majority of the outstanding Voting Stock of the Borrower is directly or indirectly owned by a Parent Entity or, if applicable, a Parent Entity acts as the manager, managing member or general partner of the Borrower, references in this definition to “Holdings” shall be deemed to refer to the ultimate Parent Entity that directly or indirectly owns such Voting Stock or acts as (or, if applicable, is a Parent Entity that directly or indirectly owns a majority of the outstanding Voting Stock of) such manager, managing member or general partner.

For purposes of this definition, (i) “beneficial ownership” shall be as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act, (ii) the phrase Person or “group” is within the meaning of Section 13(d) or 14(d) of the Exchange Act, but excluding any employee benefit plan of such Person or “group” and its subsidiaries and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan, and (iii) if any Person or “group” includes one or more Permitted Holders, the issued and outstanding Equity Interests of the Borrower or the IPO Entity, as applicable, directly or indirectly owned by the Permitted Holders that are part of such Person or “group” shall not be treated as being owned by such Person or “group” for purposes of determining whether clause (ii) of this definition is triggered.

“Class” (i) when used in reference to any Loan or Borrowing, shall refer to whether such Loan, or the Loans comprising such Borrowing, are Revolving Credit Loans, New Revolving Credit Loans, Initial Term Loans, New Term Loans (of each Series), Extended Term Loans (of the same Extension Series), Replacement Term Loans (of the same Series), or Extended Revolving Credit Loans (of the same Extension Series) and (ii) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, a New Revolving Credit Commitment, an Extended Revolving Credit Commitment (of the same Extension Series), an Initial Term Loan Commitment or a New Term Loan Commitment.

“Closing Date” shall mean the date of satisfaction (except as otherwise agreed between the Borrower and the Required Lenders) of the conditions precedent set forth in Section 6, which date was August 16, 2022.

“Closing Date Refinancing” shall mean the repayment, repurchase, redemption, defeasance or other discharge of the Existing Debt Facility and termination and/or release of any security interests and guarantees in connection therewith.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all property pledged or mortgaged or purported to be pledged or mortgaged pursuant to the Security Documents, excluding in all events Excluded Property.

“Collateral Agent” shall mean Golub Capital Markets LLC, as collateral agent under the Credit Documents, or any successor collateral agent pursuant to Section 13.9.

“Commitment Fee” shall have the meaning provided in Section 4.1(a).

“Commitment Fee Rate” shall mean, for any day, a rate per annum of 0.50%.

“Commitment Letter” shall mean that certain Amended and Restated Commitment Letter, dated as of April 24, 2022, by and among the Initial Borrower, the Joint Lead Arrangers, the Joint Bookrunners and the other parties signatory thereto.

“Commitments” shall mean, with respect to each Lender (to the extent applicable), such Lender’s Initial Term Loan Commitment, Revolving Credit Commitment, New Revolving Credit Commitment or Extended Revolving Credit Commitment.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” shall have the meaning provided in Section 14.17.

“Company” shall have the meaning provided in the recitals to this Agreement.

“Company SEC Documents” shall have the meaning provided in Section 9.9(a).

“Competitor” shall mean any Person that (x) is not a commercial bank, finance company, insurance company, financial institution or other similar entity, in each case that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of business (each such person, an “Investing Company”) and (y) is an operating company directly engaged in substantially similar business operations as the Borrower (which, for the avoidance of doubt, shall in any event include the Company) or its Subsidiaries (or is a direct or indirect holding company thereof).

“Competitor Controller” shall mean any (x) direct or indirect parent company of a Competitor, other than an Investing Company, and (y) Person that is a controlled Affiliate of such Competitor, other than an Investing Company.

“Compliance Certificate” shall mean a certificate of a responsible financial or accounting officer of the Borrower delivered pursuant to Section 10.1(d) for the applicable Test Period, substantially in the form of Exhibit E.

“Confidential Information” shall have the meaning provided in Section 14.16.

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “ABR”, the definition of “Business Day”, the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the definition of “U.S. Government Securities Business Day”, timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.8 and other technical, administrative or operational matters) that the Administrative Agent decides (after consent of the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent decides (in consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other Credit Documents).

“Consolidated Depreciation and Amortization Expense” shall mean with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees or costs, debt issuance costs, commissions, fees, and expenses, capitalized expenditures (including Capitalized Software Expenditures), customer acquisition costs, the amortization of original issue discount resulting from the issuance of Indebtedness at less than par and incentive payments, conversion costs, and contract acquisition costs of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

“Consolidated EBITDA” shall mean, with respect to any Person and its Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of such Person for such period:

(i) increased (without duplication) by:

(a) provision for taxes based on income or profits or capital, including, without limitation, U.S. federal, state, non-U.S., franchise, excise, value added, and similar taxes and foreign withholding taxes of such Person paid or accrued during such period deducted, including any penalties and interest related to such taxes or arising from any tax examinations (and not added back) in computing Consolidated Net Income, plus

(b) Fixed Charges of such Person for such period (including (1) net losses on Hedging Obligations or other derivative instruments entered into for the purpose of hedging interest rate risk and (2) costs of surety bonds, in each case, to the extent included in Fixed Charges), together with items excluded from the definition of Consolidated Interest Expense and any non-cash interest expense, in each case to the extent the same were deducted (and not added back) in calculating such Consolidated Net Income, plus

(c) Consolidated Depreciation and Amortization Expense of such Person for such period to the extent the same were deducted (and not added back) in computing Consolidated Net Income, plus

(d) any expenses, fees, charges, or losses (other than depreciation or amortization expense) related to or incurred in connection with any equity issuance, including, without limitation, an IPO (including any one-time expenses of the Borrower, Holdings or any direct or indirect parent of Holdings relating to the enhancement of accounting functions or other transactions costs associated with becoming a public company), Permitted Investment, Restricted Payment, acquisition, disposition, recapitalization, or the incurrence of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful and including any such transaction consummated prior to the Closing Date), including (1) such fees, expenses, or charges related to the incurrence of the Loans hereunder and all Transaction Expenses, (2) such fees, expenses, or charges related to the offering of the Credit Documents and any other credit facilities, or debt issuances, and (3) any amendment or other modification of the Loans hereunder, or other Indebtedness, and, in each case, deducted (and not added back) in computing Consolidated Net Income, plus

(e) any non-cash charges, including any write offs, write downs, expenses, losses, or items to the extent the same were deducted (and not added back) in computing Consolidated Net Income (provided that if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be deducted from Consolidated EBITDA to such extent, and excluding amortization of a prepaid cash item that was paid in a prior period), plus

(f) the amount of any net income (loss) attributable to non-controlling interests in any non-Wholly-Owned Restricted Subsidiary deducted (and not added back) in such period in calculating Consolidated Net Income, plus

(g) the amount of management, monitoring, consulting, and advisory fees (including termination fees) and related indemnities and expenses paid or accrued in such period to the Investors or any of their respective Affiliates, plus

(h) costs of surety bonds incurred in such period, plus

(i) the amount of reasonably identifiable and factually supportable “run-rate” cost savings, operating expense reductions, operating enhancements and synergies related to (A) the Transactions and (B) after the Closing Date, permitted asset sales, mergers or other business combinations, acquisitions, Investments, dispositions or divestitures, operating improvements and expense reductions, restructurings, cost saving initiatives and certain other similar initiatives and specified transactions, in each case, net of the amount of actual benefits realized prior to or during such period from such actions (which cost savings, operating expense reductions, operating enhancements and synergies shall be calculated on a Pro Forma Basis as though such cost savings, operating expense reductions, operating enhancements or synergies had been realized on the first day of such period); provided that such cost savings, operating expense reductions, operating enhancements and synergies are projected by the Borrower in good faith to result from actions either taken or expected to be taken within 24 months of the determination to take such action; provided that the amount of cost savings, operating expense reductions, operating enhancements and synergies added back to Consolidated EBITDA pursuant to this clause (i), together with the amount of “run-rate” cost savings, operating expense reductions, operating enhancements and synergies accounted for in the Pro Forma Adjustment, shall not exceed 30% of Consolidated EBITDA (calculated after giving effect to such addbacks and all other applicable addbacks) (other than any cost savings, operating expense reductions, operating enhancements and synergies that are in compliance with Regulation S-X, in each case, as to which such cap shall not apply), plus

(j) losses or discounts on sales of receivables and related assets in connection with any Receivables Facilities and Qualified Securitization Financings, plus

(k) any costs or expense incurred by the Borrower or a Restricted Subsidiary pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Stock and excluding proceeds constituting Excluded Contributions, Cure Amounts and amounts included in the Available Amount basket), plus

(l) the amount of expenses relating to payments made to option, phantom equity or profits interest holders of the Borrower or any of its any direct or indirect subsidiaries or parent companies in connection with, or as a result of, any distribution being made to equity holders of such Person or its direct or indirect parent companies, which payments are being made to compensate such option, phantom equity or profits interest holders as though they were equity holders at the time of, and entitled to share in, such distribution, in each case to the extent permitted under this Agreement and expenses relating to distributions made to equity holders of such Person or its direct or indirect parent companies resulting from the application of Financial Accounting Standards Codification Topic 718— Compensation – Stock Compensation (formerly Financial Accounting Standards Board Statement No. 123 (Revised 2004)), plus

(m) with respect to any joint venture that is not a Restricted Subsidiary, an amount equal to the proportion of those items described in clauses (a) and (c) above relating to such joint venture corresponding to the Borrower’s and the Restricted Subsidiaries’ proportionate share of such joint venture’s Consolidated Net Income (determined as if such joint venture were a Restricted Subsidiary), plus

(n) cash receipts (or any netting arrangements resulting in reduced cash expenses) not included in Consolidated EBITDA in any period solely to the extent that the corresponding non-cash gains relating to such receipts were deducted in the calculation of Consolidated EBITDA pursuant to paragraph (ii) below for any previous period and not added back, plus

(o) to the extent not already included in the Consolidated Net Income, (1) any expenses and charges that are reimbursed by indemnification or other similar provisions in connection with any investment or any sale, conveyance, transfer, or other Asset Sale of assets permitted hereunder and (2) to the extent covered by insurance and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of the determination by the Borrower that there exists such evidence (with a deduction for any amount so added back to the extent not so reimbursed within such 365 days), expenses with respect to liability or casualty events or business interruption, plus

(p) other add-backs and adjustments of the type reflected in the Sponsor Model, plus

(q) any net pension or other post-employment benefit costs representing amortization of unrecognized prior service costs, actuarial losses, including amortization of such amounts arising in prior periods, amortization of the unrecognized net obligation (and loss or cost) existing at the date of initial application of FASB Accounting Standards Codification Topic 715—Compensation—Retirement Benefits, and any other items of a similar nature, plus

(r) payments to employees, directors or officers of the borrower and/or its restricted subsidiaries (a “Restricted Group Member”) (or any direct or indirect parent of any Restricted Group Member) in connection with restricted stock unit payments and other permitted restricted payments to the extent such payments are not made in lieu of, or as a substitution for, ordinary salary or ordinary payroll payments and to the extent such payments were deducted (and not added back) in computing Consolidated Net Income, plus

(s) [reserved]; plus

(t) adjustments consistent with Regulation S-X or contained in a quality of earnings report made available to the Administrative Agent (for distribution to the Lenders) conducted by financial advisors (which are either nationally recognized or reasonably acceptable to the Administrative Agent (it being understood and agreed that any of the “Big Four” accounting firms are acceptable));

(ii) decreased by (without duplication), (a) non-cash gains increasing Consolidated Net Income of such Person for such period, excluding any non-cash gains which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges that reduced Consolidated EBITDA in any prior period other than non-cash gains relating to the application of Financial Accounting Standards Codification Topic 840—Leases (formerly Financial Accounting Standards Board Statement No. 13); provided that, to the extent non-cash gains are deducted pursuant to this clause (ii)(a) for any previous period and not otherwise added back to Consolidated EBITDA, Consolidated EBITDA shall be increased by the amount of any cash receipts (or any netting arrangements resulting in reduced cash expenses) in respect of such non-cash gains received in subsequent periods to the extent not already included therein, and (b) Capitalized Software Expenditures and Capitalized Sales Commission not deducted in the calculation of Consolidated Net Income of such Person for such period and in excess of 20% of Consolidated EBITDA (calculated before giving effect to such adjustment and all other applicable addbacks and adjustments) (and only such amounts in excess thereof); plus

(iii) increased or decreased by (without duplication):

(a) any net gain or loss resulting in such period from currency gains or losses related to Indebtedness, intercompany balances, and other balance sheet items, plus or minus, as the case may be,

(b) any net gain or loss resulting in such period from Hedging Obligations, and the application of Financial Accounting Standards Codification Topic 815—Derivatives and Hedging (ASC 815) (formerly Financing Accounting Standards Board Statement No. 133), and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP, plus or minus, as the case may be,

(c) any adjustments (positive or negative) for changes in “short-term” deferred revenue (excluding the effects of adjustments resulting from the application of purchase accounting.

For the avoidance of doubt:

(i) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period any adjustments resulting from the application of ASC 815 and its related pronouncements and interpretations, or the equivalent accounting standard under GAAP or an alternative basis of accounting applied in lieu of GAAP,

(ii) there shall be included in determining Consolidated EBITDA for any period, without duplication, (1) the Acquired EBITDA of any Person or business, or attributable to any property or asset acquired by the Borrower or any Restricted Subsidiary during such period (but not the Acquired EBITDA of any related Person or business or any Acquired EBITDA attributable to any assets or property, in each case to the extent not so acquired) to the extent not subsequently sold, transferred, abandoned, or otherwise disposed by the Borrower or such Restricted Subsidiary during such period (each such Person, business, property, or asset acquired and not subsequently so disposed of, an “Acquired Entity or Business”) and the Acquired EBITDA of any Unrestricted Subsidiary that is converted into a Restricted Subsidiary during such period (each, a “Converted Restricted Subsidiary”), based on the actual Acquired EBITDA of such Acquired Entity or Business or Converted Restricted Subsidiary for such period (including the portion thereof occurring prior to such acquisition or conversion) and (2) an adjustment in respect of each Acquired Entity or Business equal to the amount of the Pro Forma Adjustment with respect to such Acquired Entity or Business for such period (including the portion thereof occurring prior to such acquisition); and

(iii) to the extent included in Consolidated Net Income, there shall be excluded in determining Consolidated EBITDA for any period the Disposed EBITDA of any Person, property, business, or asset sold, transferred, abandoned, or otherwise disposed of, closed or classified as discontinued operations by the Borrower or any Restricted Subsidiary during such period (each such Person, property, business, or asset so sold or disposed of, a “Sold Entity or Business”), and the Disposed EBITDA of any Restricted Subsidiary that is converted into an Unrestricted Subsidiary during such period (each, a “Converted Unrestricted Subsidiary”) based on the actual Disposed EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary for such period (including the portion thereof occurring prior to such sale, transfer, or disposition or conversion); provided that, for the avoidance of doubt, notwithstanding any classification under GAAP of any Person or business in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, the Disposed EBITDA of such Person or business shall not be excluded pursuant to this paragraph until such disposition shall have been consummated.

Unless expressly specified otherwise or required by context, references in this Agreement to Consolidated EBITDA shall refer to the Consolidated EBITDA of the Borrower.

“Consolidated First Lien Debt” shall mean Consolidated Total Debt as of such date that is secured on a pari passu basis with the Liens on the Collateral securing the Obligations.

“Consolidated First Lien Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated First Lien Debt of the Borrower and the Restricted Subsidiaries as of such date of determination, minus Qualified Cash, to (ii) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination, in each case with such pro forma adjustments to Consolidated First Lien Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.12.

“Consolidated Interest Expense” shall mean the sum of cash interest expense (including that attributable to Capitalized Lease Obligations), net of cash interest income of such Person and its Restricted Subsidiaries with respect to all outstanding Indebtedness of such Person and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under hedging agreements, but excluding, for the avoidance of doubt, (a) amortization of deferred financing costs, debt issuance costs, commissions, fees and expenses and any other amounts of non-cash interest (including as a result of the effects of acquisition method accounting or pushdown accounting), (b) non-cash interest expense attributable to the movement of the mark-to-market valuation of Indebtedness or obligations under Hedging Obligations or other derivative instruments pursuant to FASB Accounting Standards Codification Topic 815—Derivatives and Hedging, (c) any one-time cash costs associated with breakage in respect of hedging agreements for interest rates, (d) [reserved], (e) any “additional interest” owing pursuant to a registration rights agreement with respect to any securities, (f) any payments with respect to make-whole premiums or other breakage costs of any Indebtedness, including, without limitation, any Indebtedness issued in connection with the Transactions, (g) penalties and interest relating to taxes, (h) accretion or accrual of discounted liabilities not constituting Indebtedness, (i) interest expense attributable to a direct or indirect parent entity resulting from push-down accounting, (j) any expense resulting from the discounting of Indebtedness in connection with the application of recapitalization or purchase accounting, and (k) any interest expense attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential), with respect thereto and with respect to the Transactions, any acquisition or Investment permitted hereunder, all as calculated on a consolidated basis.

For purposes of this definition, interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by such Person to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP.

“Consolidated Net Income” shall mean, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and on an after-tax basis to the extent appropriate, and otherwise determined in accordance with GAAP; provided that, without duplication,

(i) extraordinary, non-recurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses (including any unusual or non-recurring operating expenses directly attributable to the implementation of cost savings initiatives and any accruals or reserves in respect of any extraordinary, non-recurring or unusual items), severance, relocation costs, integration and facilities’ or bases’ opening costs and other business optimization expenses (including related to new product introductions and other strategic or cost savings initiatives), restructuring charges, accruals or reserves (including restructuring and integration costs related to acquisitions and adjustments to existing reserves), whether or not classified as restructuring expense on the consolidated financial statements, signing costs, retention or completion bonuses, other executive recruiting and retention costs, transition costs, costs related to closure/consolidation of facilities or bases and curtailments or modifications to pension and post-retirement employee benefit plans (including any settlement of pension liabilities and charges resulting from changes in estimates, valuations and judgments), shall be excluded,

(ii) the Net Income for such period resulted from the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period, shall be excluded,

(iii) any gain (loss) (less all fees and expenses relating thereto) on asset sales, disposals or abandonments (other than asset sales, disposals or abandonments in the ordinary course of business) or discontinued operations (but if such operations are classified as discontinued due to the fact that they are subject to an agreement to dispose of such operations, only when and to the extent such operations are actually disposed of), shall be excluded,

(iv) any effect of gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions or abandonments other than in the ordinary course of business, as determined in good faith by the board of directors of the Borrower, shall be excluded,

(v) the Net Income for such period of any Person that is not the Borrower or a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Borrower shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash or Cash Equivalents) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

(vi) solely for the purpose of determining the amount available for Restricted Payments under clause (iii)(A) of Section 11.5, the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded to the extent the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or similar distributions (a) has been legally waived, or otherwise released, (b) is imposed pursuant to this Agreement and other Credit Documents, Permitted Debt Exchange Notes, New Term Loans, or Permitted Other Indebtedness, or (c) arises pursuant to an agreement or instrument if the encumbrances and restrictions contained in any such agreement or instrument taken as a whole are not materially less favorable to the Secured Parties than the encumbrances and restrictions contained in the Credit Documents (as determined by the Borrower in good faith); provided that Consolidated Net Income of the referent Person will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) or Cash Equivalents to such Person or a Restricted Subsidiary in respect of such period, to the extent not already included therein,

(vii) effects of adjustments (including the effects of such adjustments pushed down to the Borrower and the Restricted Subsidiaries) in any line item in such Person’s consolidated financial statements required or permitted by Financial Accounting Standards Codification Topic 805 – Business Combinations and Topic 350 – Intangibles-Goodwill and Other (ASC 805 and ASC 350) (formerly Financial Accounting Standards Board Statement Nos. 141 and 142, respectively) resulting from the application of purchase accounting, including in relation to the Transactions and any acquisition that is consummated after the Closing Date or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded,

(viii) (a) any effect of income (loss) from the early extinguishment or cancellation of Indebtedness or Hedging Obligations or other derivative instruments (including deferred financing costs written off and premiums paid), (b) any non-cash income (or loss) related to currency gains or losses, including those related to Indebtedness, intercompany balances, and other balance sheet and income statement items and to Hedging Obligations pursuant to ASC 815 (or such successor provision), and (c) any non-cash expense, income, or loss attributable to the movement in mark-to-market valuation of foreign currencies, Indebtedness, or derivative instruments pursuant to GAAP, shall be excluded,

(ix) any impairment charge, asset write-off, or write-down pursuant to ASC 350 and Financial Accounting Standards Codification Topic 360 – Impairment and Disposal of Long-Lived Assets (ASC 360) (formerly Financial Accounting Standards Board Statement No. 144) and the amortization of intangibles arising pursuant to ASC 805 shall be excluded,

(x) (a) any non-cash compensation expense recorded from or in connection with any share-based compensation arrangements including stock appreciation or similar rights, phantom equity, stock options, restricted stock, capital or profits interests or other rights to officers, directors, managers, or employees and (b) non-cash income (loss) attributable to deferred compensation plans or trusts, shall be excluded,

(xi) any fees and expenses incurred during such period, or any amortization thereof for such period, in connection with any acquisition, Investment, recapitalization, Asset Sale, issuance or repayment of Indebtedness, issuance of Equity Interests, refinancing transaction or amendment or modification of any debt instrument (in each case, including any such transaction consummated prior to the Closing Date and any such transaction undertaken but not completed) and any charges or non-recurring merger costs incurred during such period as a result of any such transaction shall be excluded,

(xii) accruals and reserves (including contingent liabilities) that are established or adjusted within twelve months after the Closing Date or the closing date of any Permitted Acquisition or other Investment permitted by this Agreement that are so required to be established as a result of the Transactions or such other Permitted Acquisition or other Investment in accordance with GAAP, or changes as a result of adoption or modification of accounting policies, shall be excluded,

(xiii) to the extent covered by insurance or indemnification and actually reimbursed, or, so long as the Borrower has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer or indemnifying party and only to the extent that such amount is (a) not denied by the applicable carrier or indemnifying party in writing within 180 days and (b) in fact reimbursed within 365 days of the date of the determination by the Borrower that there exists such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), losses and expenses with respect to liability or casualty events or business interruption shall be excluded,

(xiv) any deferred tax expense associated with tax deductions or net operating losses arising as a result of the Transactions, or the release of any valuation allowance related to such items, shall be excluded,

(xv) any costs or expenses incurred during such period relating to environmental remediation, litigation, or other disputes in respect of events and exposures that occurred prior to the Closing Date shall be excluded, and

(xvi) costs associated with, or in anticipation of, or preparation for, compliance with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith and Public Company Costs shall be excluded.

“Consolidated Senior Secured Debt” shall mean Consolidated Total Debt as of such date that is not Subordinated Indebtedness and is secured by a Lien on the Collateral.

“Consolidated Senior Secured Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Senior Secured Debt of the Borrower and the Restricted Subsidiaries as of such date of determination, minus Qualified Cash, to (ii) Consolidated EBITDA of Borrower and the Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination, in each case with such pro forma adjustments to Consolidated Senior Secured Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.12.

“Consolidated Total Assets” shall mean, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on the most recent consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date.

“Consolidated Total Debt” shall mean, as at any date of determination, an amount equal to the sum of the aggregate amount of all outstanding Indebtedness of the Borrower and the Restricted Subsidiaries on a consolidated basis consisting of Indebtedness for borrowed money, purchase money indebtedness, Capitalized Lease Obligations, and debt obligations evidenced by promissory notes and similar instruments (and excluding, for the avoidance of doubt, Hedging Obligations); provided that Consolidated Total Debt shall not include Letters of Credit, except to the extent of Unpaid Drawings.

“Consolidated Total Debt to Consolidated EBITDA Ratio” shall mean, as of any date of determination, the ratio of (i) Consolidated Total Debt of the Borrower and the Restricted Subsidiaries as of such date of determination (or, solely in the case of the Total Net Leverage Covenant, the last day of the Test Period in question), minus Qualified Cash as of such date, to (ii) Consolidated EBITDA of the Borrower and the Restricted Subsidiaries for the Test Period most recently ended on or prior to such date of determination, in each case with such pro forma adjustments to Consolidated Total Debt and Consolidated EBITDA as are appropriate and consistent with the pro forma adjustment provisions set forth in Section 1.12.

“Consolidated Working Capital” shall mean, at any date, the excess of (i) the sum of all amounts (other than cash and Cash Equivalents) that would, in conformity with GAAP, be set forth opposite the caption “total current assets” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries at such date excluding the current portion of current and deferred income taxes over (ii) the sum of all amounts that would, in conformity with GAAP, be set forth opposite the caption “total current liabilities” (or any like caption) on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries on such date, but excluding (for purposes of both clauses (i) and (ii) above), without duplication, (a) the current portion of any Funded Debt, (b) all Indebtedness consisting of Loans and Letter of Credit Exposure and Capital Leases to the extent otherwise included therein, (c) the current portion of interest, (d) the current portion of current and deferred income taxes, (e) any liabilities that are not Indebtedness and will not be settled in cash or Cash Equivalents during the next succeeding twelve month period after such date, (f) the effects from applying purchase accounting, (g) any accrued professional liability risks, (h) restricted marketable securities and (i) deferred revenue reflected within current liabilities; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in working capital (A) arising from acquisitions or dispositions by the Borrower and the Restricted Subsidiaries shall be measured from the date on which such acquisition or disposition occurred and (B) shall exclude (I) the impact of non-cash adjustments contemplated in the Excess Cash Flow calculation, (II) the impact of adjusting items in the definition of “Consolidated Net Income” and (III) any changes in current assets or current liabilities as a result of (x) the effect of fluctuations in the amount of accrued or contingent obligations, assets or liabilities under hedging agreements or other derivative obligations, (y) any reclassification, other than as a result of the passage of time, in accordance with GAAP of assets or liabilities, as applicable, between current and noncurrent or (z) the effects of acquisition method accounting.

“Contingent Obligations” shall mean, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends, or other payment obligations that do not constitute Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

“Contract Consideration” shall have the meaning provided in the definition of Excess Cash Flow.

“Contractual Requirement” shall have the meaning provided in Section 9.3.

“Conversion Date” shall mean the date on which the Borrower makes a Pricing Grid Election.

“Converted Restricted Subsidiary” shall have the meaning provided in the definition of the term Consolidated EBITDA.

“Converted Unrestricted Subsidiary” shall have the meaning provided in the definition of the term Consolidated EBITDA.

“Covered Entity” shall mean any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Credit Documents” shall mean this Agreement, each Joinder Agreement, each Extension Amendment, each Permitted Repricing Amendment, the Guarantees, the Security Documents, the Fee Letter and any promissory notes issued by the Borrower pursuant hereto.

“Credit Event” shall mean and include the making (but not the conversion or continuation) of a Loan and the issuance or amendment of a Letter of Credit.

“Credit Facilities” shall mean, collectively, each category of Commitments and each extension of credit hereunder.

“Credit Facility” shall mean a category of Commitments and extensions of credit thereunder.

“Credit Party” shall mean the Borrower and the Guarantors.

“Cure Amount” shall have the meaning provided in Section 12.14.

“Cure Right” shall have the meaning provided in Section 12.14.

“Debt Incurrence Prepayment Event” shall mean any issuance or incurrence by the Borrower or any of the Restricted Subsidiaries of any Indebtedness (excluding any Indebtedness permitted to be issued or incurred under Section 11.1 other than Section 11.1(w)).

“Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Default” shall mean any event, act, or condition that with notice or lapse of time, or both, would constitute an Event of Default.

“Default Rate” shall have the meaning provided in Section 2.8(c).

“Default Right” shall have the meaning assigned to such term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender” shall mean any Lender whose acts or failure to act, whether directly or indirectly, cause it to meet any part of the definition of Lender Default.

“Deferred Net Cash Proceeds” shall have the meaning provided such term in the definition of Net Cash Proceeds.

“Deferred Net Cash Proceeds Payment Date” shall have the meaning provided such term in the definition of Net Cash Proceeds.

“Derivative Counterparty” shall have the meaning provided in Section 14.16.

“Designated Non-Cash Consideration” shall mean the Fair Market Value of non-cash consideration received by the Borrower or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Non-Cash Consideration pursuant to a certificate of an Authorized Officer of the Borrower, setting forth the basis of such valuation, executed by either a senior vice president or the principal financial officer of the Borrower, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or other disposition of such Designated Non-Cash Consideration. A particular item of Designated Non-Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 11.4.

“Designated Preferred Stock” shall mean preferred stock of the Borrower or any direct or indirect parent company of the Borrower (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted Subsidiary or an employee stock ownership plan or trust established by the Borrower or any of its Subsidiaries) and is so designated as Designated Preferred Stock, pursuant to an officer’s certificate executed by the principal financial officer of the Borrower or the parent company thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (iii) of Section 11.5(a).

“Disposed EBITDA” shall mean, with respect to any Sold Entity or Business or any Converted Unrestricted Subsidiary for any period, the amount for such period of Consolidated EBITDA of such Sold Entity or Business or Converted Unrestricted Subsidiary (determined as if references to the Borrower and the Restricted Subsidiaries in the definition of Consolidated EBITDA were references to such Sold Entity or Business or Converted Unrestricted Subsidiary and its respective Subsidiaries), all as determined on a consolidated basis for such Sold Entity or Business or Converted Unrestricted Subsidiary, as the case may be.

“disposition” shall have the meaning assigned such term in clause (i) of the definition of Asset Sale.

“Disqualified Lenders” shall mean such Persons (i) that have been specified by name in writing to the Joint Lead Arrangers and Bookrunners prior to April 10, 2022 (a copy of which the Joint Lead Arrangers shall provide to the Administrative Agent), (ii) who are Competitors or Competitor Controllers of the Borrower and its Subsidiaries, and (iii) in the case of each of clauses (i) and (ii), any of their Affiliates (other than, in the case of clause (ii), any Investing Company) that are either (a) identified by name in writing by the Borrower to the Administrative Agent from time to time or (b) reasonably identifiable; provided that in no event shall any notice given pursuant to this definition apply to retroactively disqualify any Person who previously acquired and continues to hold, any Loans, Commitments or participations prior to the receipt of such notice. Notwithstanding the foregoing, each Credit Party and the Lenders acknowledge and agree that the Administrative Agent shall not have any responsibility or obligation to determine whether any Lender or potential lender is a Disqualified Lender and the Administrative Agent shall have no liability with respect to any assignment made to a Disqualified Lender; provided, further, that the Administrative Agent shall be permitted, upon request of any Lender or Participant, to make available the list of Disqualified Lenders upon request by the inquiring Lender or disclose to such inquiring Lender or Participant whether such specific potential assignee or Participant is on the list of Disqualified Lenders. Notwithstanding anything set forth herein, Disqualified Lenders shall not include any entity within the credit division of Blackstone Inc..

“Disqualified Stock” shall mean, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is puttable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than solely for Qualified Stock), other than as a result of a change of control, asset sale, condemnation event or similar event, in whole or in part, in each case, prior to the date that is 91 days after the Latest Term Loan Maturity Date hereunder; provided that if such Capital Stock is issued to any plan for the benefit of employees of the Borrower or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Borrower or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death, or disability.

“Distressed Person” shall have the meaning provided in the definition of the term “Lender-Related Distress Event”.

“Divided LLC” shall mean a limited liability company which has been formed upon the consummation of an LLC Division.

“Divided LP” shall mean a limited partnership which has been formed upon the consummation of an LP Division.

“Dollars” and “$” shall mean dollars in lawful currency of the United States.

“Domestic Subsidiary” shall mean each Subsidiary of the Borrower that is organized under the laws of the United States, any state thereof, or the District of Columbia.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent;

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Yield” shall mean, as to any Indebtedness, the effective yield on such Indebtedness in the reasonable determination of the Borrower (in consultation with the Administrative Agent and the Required Lenders) and consistent with generally accepted financial practices, taking into account the applicable interest rate margins, any interest rate floors (the effect of which floors shall be determined in a manner set forth in the proviso below), or similar devices and all fees, and (x) any amendments to the Applicable Margin that became effective subsequent to the Closing Date but prior to the time of the addition of such New Term Loans shall be included and (y) any upfront or similar fees or original issue discount (amortized over the shorter of (i) stated life to maturity of such Indebtedness at the time of incurrence thereof and (ii) four years following the date of incurrence thereof) or, any original issue discount or upfront fees payable in connection with the Loans issued on the Closing Date or New Term Loans, as the case may be, shall be included, but any arrangement, commitment, structuring, ticking, underwriting, amendment or consent fees regardless of whether paid to all participating Lender and/or other similar fees payable in connection therewith, which in the case of such other fees are not generally shared with the relevant Lenders shall be excluded; provided that with respect to any Indebtedness that includes a “Term SOFR floor” or “ABR floor”, (a) to the extent that Term SOFR (with an Interest Period of three months) or ABR (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is less than such floor, the amount of such difference shall be deemed added to the interest rate margin for such Indebtedness for the purpose of calculating the Effective Yield and (b) to the extent that Term SOFR (with an Interest Period of three months) or ABR (without giving effect to any floors in such definitions), as applicable, on the date that the Effective Yield is being calculated is greater than such floor, then the floor shall be disregarded in calculating the Effective Yield.

“Elective Guarantors” means any Subsidiary of Borrower that would otherwise constitute an Excluded Subsidiary pursuant to the definition thereof that, at the option, and in the sole discretion, of the Borrower has been designated a Credit Party and, in the case of a Foreign Subsidiary, is organized in a jurisdiction reasonably acceptable to the Administrative Agent and the Required Lenders (it being understood and agreed that the United Kingdom is reasonably acceptable to the Administrative Agent and the Required Lenders).

“Environmental Claims” shall mean any and all actions, suits, orders, decrees, demand letters, claims, notices of noncompliance or potential responsibility or violation, or proceedings pursuant to any Environmental Law or any permit issued, or any approval given, under any such Environmental Law (hereinafter, “Claims”), including, without limitation, (i) any and all Claims by Governmental Authorities for enforcement, investigation, cleanup, removal, response, remedial, or other actions or damages pursuant to any Environmental Law and (ii) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation, or injunctive relief relating to the presence, Release or threatened Release of Hazardous Materials or arising from alleged injury or threat of injury to health or safety (to the extent relating to human exposure to Hazardous Materials), or the environment including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata, and natural resources such as wetlands, flora and fauna.

“Environmental Law” shall mean any applicable federal, state, foreign, or local statute, law, rule, regulation, ordinance, code, and rule of common law now or hereafter in effect and in each case as amended, and any binding judicial or administrative interpretation thereof, including any binding judicial or administrative order, consent decree, or judgment, relating to pollution or protection of the environment, including, without limitation, ambient air, indoor air, surface water, groundwater, soil, land surface and subsurface strata and natural resources such as flora, fauna, or wetlands, or protection of human health or safety (to the extent relating to human exposure to Hazardous Materials) and including those relating to the generation, storage, treatment, transport, Release, or threat of Release of Hazardous Materials.

“Equity Interest” shall mean Capital Stock and all warrants, options, or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“Equity Investment” shall have the meaning provided in the recitals to this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with any Credit Party, is treated as a single employer under Section 414 (b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

“ERISA Event” shall mean (i) the failure of any Plan to comply with any provisions of ERISA and/or the Code (and applicable regulations under either) or with the terms of such Plan; (ii) the existence with respect to any Plan of a non-exempt Prohibited Transaction; (iii) any Reportable Event; (iv) the failure of any Credit Party or ERISA Affiliate to make by its due date a required installment under Section 430(j) of the Code with respect to any Pension Plan or any failure by any Pension Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Pension Plan, whether or not waived; (v) a determination that any Pension Plan is in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (vi) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (vii) the termination of, or the appointment of a trustee to administer, any Pension Plan under Section 4042 of ERISA or the incurrence by any Credit Party or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Pension Plan (other than for PBGC premiums due but not delinquent under Section 4007 of ERISA), including but not limited to the imposition of any Lien in favor of the PBGC or any Pension Plan; (viii) the receipt by any Credit Party or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice to terminate any Pension Plan under Section 4041 of ERISA or to appoint a trustee to administer any Pension Plan under Section 4042 of ERISA; (ix) the failure by any Credit Party or any of its ERISA Affiliates to make any required contribution to a Multiemployer Plan; (x) the incurrence by any Credit Party or any of its ERISA Affiliates of any liability with respect to the withdrawal from any Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” (within the meaning of Section 4001(a)(2) of ERISA), or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, or the complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from any Multiemployer Plan; (xi) the receipt by any Credit Party or any of its ERISA Affiliates of any notice concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, Insolvent, in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or terminated (within the meaning of Section 4041A of ERISA); or (xii) the failure by any Credit Party or any of its ERISA Affiliates to pay when due (after expiration of any applicable grace period) any installment payment with respect to Withdrawal Liability under Section 4201 of ERISA.

“Erroneous Payment” has the meaning assigned to it in Section 13.14(a).

“Erroneous Payment Subrogation Rights” has the meaning assigned to it in Section 13.14(d).

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning provided in Section 12.

“Excess Cash Flow” shall mean, for any period, an amount equal to the excess of:

(i) the sum, without duplication (in each case, for the Borrower and the Restricted Subsidiaries on a consolidated basis), of:

(a) Consolidated Net Income for such period,

(b) an amount equal to the amount of all non-cash charges to the extent deducted in arriving at such Consolidated Net Income and cash receipts to the extent excluded in arriving at such Consolidated Net Income,

(c) decreases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa and (2) any such decreases arising from acquisitions or Asset Sales by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(d) an amount equal to the aggregate net non-cash loss on Asset Sales by the Borrower and the Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent deducted in arriving at such Consolidated Net Income,

(e) cash receipts in respect of Hedge Agreements during such period to the extent not otherwise included in Consolidated Net Income,

(f) increases in current and non-current deferred revenue to the extent deducted or not included in arriving at such Consolidated Net Income, and

(g) extraordinary cash gains;

over (ii) the sum, without duplication (in each case, for the Borrower and the Restricted Subsidiaries on a consolidated basis), of:

(a) an amount equal to the amount of all non-cash credits included in arriving at such Consolidated Net Income, cash charges to the extent excluded in arriving at such Consolidated Net Income, and Transaction Expenses to the extent not deducted in arriving at such Consolidated Net Income and paid in cash during such period,

(b) without duplication of amounts deducted pursuant to clause (k) below in prior periods, the amount of Capital Expenditures or acquisitions of Intellectual Property accrued or made in cash during such period, except to the extent that such Capital Expenditures or acquisitions were financed with the proceeds of long-term Indebtedness of the Borrower or the Restricted Subsidiaries (unless such Indebtedness has been repaid other than with the proceeds of long-term indebtedness) other than intercompany loans,

(c) the aggregate amount of all principal payments of Indebtedness of the Borrower and the Restricted Subsidiaries (including (1) the principal component of payments in respect of Capitalized Lease Obligations, (2) the amount of any scheduled repayment of Term Loans pursuant to Section 2.5, and (3) the amount of a mandatory prepayment of Term Loans pursuant to Section 5.2(a) to the extent required due to an Asset Sale that resulted in an increase to Consolidated Net Income and not in excess of the amount of such increase but excluding (A) all other prepayments of Term Loans and (B) all prepayments of Incremental Loans and Revolving Loans (and any other revolving loans (unless there is an equivalent permanent reduction in commitments thereunder))) made during such period, except to the extent financed with the proceeds of other long-term Indebtedness of the Borrower or the Restricted Subsidiaries,

(d) an amount equal to the aggregate net non-cash gain on Asset Sales by the Borrower and the Restricted Subsidiaries during such period (other than Asset Sales in the ordinary course of business) to the extent included in arriving at such Consolidated Net Income,

(e) increases in Consolidated Working Capital for such period (other than (1) reclassification of items from short-term to long-term or vice versa and (2) any such increases arising from acquisitions or Asset Sales by the Borrower and the Restricted Subsidiaries completed during such period or the application of purchase accounting),

(f) payments in cash by the Borrower and the Restricted Subsidiaries during such period in respect of any purchase price holdbacks, earn-out obligations, and long-term liabilities of the Borrower and the Restricted Subsidiaries other than Indebtedness, to the extent not already deducted from Consolidated Net Income,

(g) without duplication of amounts deducted pursuant to clause (k) below in prior fiscal periods, the aggregate amount of cash consideration paid by the Borrower and the Restricted Subsidiaries (on a consolidated basis) in connection with Investments (including (i) the Acquisition, (ii) any indemnity, purchase price adjustment or earnout payments paid to a seller under any agreement and (iii) other acquisitions (but excluding Permitted Investments of the type described in clauses (i) and (ii) of the definition thereof)) made during such period constituting Permitted Investments or made pursuant to Section 11.5 to the extent that such Investments were not financed with the proceeds received from the issuance or incurrence of long-term Indebtedness,

(h) the amount of dividends paid in cash during such period (on a consolidated basis) by the Borrower and the Restricted Subsidiaries, to the extent such dividends were not financed with the proceeds received from the issuance or incurrence of long-term Indebtedness,

(i) the aggregate amount of expenditures actually made by the Borrower and the Restricted Subsidiaries in cash during such period (including expenditures for the payment of financing fees) to the extent that such expenditures are not expensed during such period and are not deducted in calculating Consolidated Net Income or that are excluded from Consolidated Net Income,

(j) the aggregate amount of any premium, make-whole, or penalty payments actually paid in cash by the Borrower and the Restricted Subsidiaries during such period that are made in connection with any prepayment of Indebtedness to the extent that such payments are not deducted in calculating Consolidated Net Income,

(k) without duplication of amounts deducted from Excess Cash Flow in other periods, (1) the aggregate consideration required to be paid in cash by the Borrower or any of its Restricted Subsidiaries pursuant to binding contracts, commitments, letters of intent or purchase orders (the “Contract Consideration”) entered into prior to or during such period and (2) any planned cash expenditures by the Borrower or any of the Restricted Subsidiaries (the “Planned Expenditures”), in the case of each of clauses (1) and (2), relating to Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), IP Acquisitions, Capital Expenditures, Capitalized Software Expenditures or acquisitions of Intellectual Property or other assets to be consummated or made during the period of four consecutive fiscal quarters of the Borrower, following the end of such period (except to the extent financed with any of the proceeds received from the issuance or incurrence of long-term Indebtedness); provided that to the extent that the aggregate amount of cash actually utilized to finance such Permitted Acquisitions (or Investments similar to those made for Permitted Acquisitions), IP Acquisitions, Capital Expenditures, Capitalized Software Expenditures or acquisitions of Intellectual Property or other assets during such following period of four consecutive fiscal quarters is less than the Contract Consideration and Planned Expenditures, the amount of such shortfall shall be added to the calculation of Excess Cash Flow, at the end of such period of four consecutive fiscal quarters,

(l) the amount of taxes (including penalties and interest) paid in cash or tax reserves set aside or payable (without duplication) in such period to the extent they exceed the amount of tax expense deducted in determining Consolidated Net Income for such period,

(m) cash expenditures in respect of Hedge Agreements during such period to the extent not deducted in arriving at such Consolidated Net Income,

(n) decreases in current and non-current deferred revenue to the extent included or not deducted in arriving at such Consolidated Net Income, and

(o) extraordinary cash losses.

“Excluded Account” shall have the meaning set forth in the Security Agreement.

“Excluded Contribution” shall mean net cash proceeds (other than, for the avoidance of doubt, net cash proceeds from Cure Amounts), the Fair Market Value of marketable securities, or the Fair Market Value of Qualified Proceeds received by the Borrower from (i) contributions to its common equity capital, and (ii) the sale (other than to a Subsidiary of the Borrower or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Borrower, in each case designated as Excluded Contributions pursuant to an officer’s certificate, delivered to the Administrative Agent, executed by either a senior vice president or the principal financial officer of the Borrower on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (iii) of Section 11.5(a); provided that any non-cash assets shall qualify only if acquired by a parent of the Borrower in an arm’s-length transaction within the six months prior to such contribution.

“Excluded Property” shall have the meaning set forth in the Security Agreement.

“Excluded Stock and Stock Equivalents” shall mean (i) any Capital Stock or Stock Equivalents with respect to which, in the reasonable judgment of the Collateral Agent in consultation with the Borrower, the cost or other consequences of pledging such Capital Stock or Stock Equivalents in favor of the Secured Parties under the Security Documents shall be excessive in view of the benefits to be obtained by the Lenders therefrom, (ii) solely in the case of any pledge of Capital Stock and Stock Equivalents of any first-tier Foreign Subsidiary or any CFC Holding Company, any Capital Stock or Stock Equivalents of any class of such first-tier Foreign Subsidiary or CFC Holding Company in excess of 65% of the outstanding Capital Stock and Stock Equivalents of such class, (iii) any Capital Stock or Stock Equivalents to the extent the pledge thereof would violate any applicable Requirements of Law (including any legally effective requirement to obtain the consent of any Governmental Authority unless such consent has been obtained), (iv) in the case of (A) any Capital Stock or Stock Equivalents of any Subsidiary to the extent such Capital Stock or Stock Equivalents are subject to a Lien permitted by clause (ix) of the definition of Permitted Lien or (B) any Capital Stock or Stock Equivalents of any Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower and its Subsidiaries at the time such Subsidiary becomes a Subsidiary, any Capital Stock or Stock Equivalents of each such Subsidiary described in clause (A) or (B) to the extent (I) that a pledge thereof to secure the Obligations is prohibited by any applicable Contractual Requirement and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition or restriction, (II) any Contractual Requirement prohibits such a pledge without the consent of any other party; provided that this clause (II) shall not apply if (x) such other party is a Credit Party or (y) consent has been obtained to consummate such pledge (it being understood that the foregoing shall not be deemed to obligate the Borrower or any Subsidiary to obtain any such consent) and for so long as such Contractual Requirement or replacement or renewal thereof is in effect, or (III) a pledge thereof to secure the Obligations would give any other party (other than Holdings or a Credit Party or Wholly-Owned Subsidiary) to any contract, agreement, instrument, or indenture governing such Capital Stock or Stock Equivalents the right to terminate its obligations thereunder and other than proceeds thereof the assignment of which is expressly deemed effective under the Uniform Commercial Code or other applicable Law notwithstanding such prohibition or restriction, (v) any Capital Stock or Stock Equivalents of any Subsidiary to the extent that the pledge of such Capital Stock or Stock Equivalents would result in adverse tax consequences (that are not de minimis) to Holdings, the Borrower or any Subsidiary as reasonably determined by the Borrower and the Administrative Agent, (vi) any Capital Stock or Stock Equivalents that are margin stock, and (vii) any Capital Stock and Stock Equivalents of any Subsidiary that is not a Material Subsidiary or is an Unrestricted Subsidiary, a captive insurance Subsidiary, an SPV or any special purpose entity.

“Excluded Subsidiary” shall mean (i) each Subsidiary, in each case, for so long as any such Subsidiary does not (on (x) a consolidated basis with its Restricted Subsidiaries, if determined on the Closing Date by reference to any historical financial statements of the Borrower (or any direct or indirect parent thereof), as applicable, provided on Form 10-K or 10-Q, as applicable, filed with the SEC or (y) a consolidated basis with its Restricted Subsidiaries, if determined after the Closing Date by reference to the financial statements delivered to the Administrative Agent pursuant to Section 10.1(a) and (b)) constitute a

Material Subsidiary, (ii) each Subsidiary that is not a Wholly-Owned Subsidiary on any date such Subsidiary would otherwise be required to become a Guarantor pursuant to the requirements of Section 10.11 (for so long as such Subsidiary remains a non-Wholly-Owned Restricted Subsidiary), (iii) any CFC Holding Company and any Subsidiary of a CFC Holding Company, (iv) any Subsidiary of a Foreign Subsidiary, (v) any Foreign Subsidiary, (vi) each Subsidiary that is prohibited by any applicable Contractual Requirement or Requirements of Law from guaranteeing or granting Liens to secure the Obligations at the time such Subsidiary becomes a Restricted Subsidiary, provided that this clause (vi) shall not apply with respect to any Contractual Requirement where such other party is a Credit Party (and for so long as such restriction or any replacement or renewal thereof is in effect) (so long as such prohibition is not created in contemplation of such acquisition), (vii) each Subsidiary with respect to which, as reasonably determined by the Borrower, the consequence of providing a Guarantee of the Obligations would adversely affect the ability of the Borrower and its Subsidiaries to satisfy applicable Requirements of Law, (viii) each Subsidiary with respect to which, as reasonably determined by the Borrower in good faith, providing such a Guarantee would result in adverse tax consequences (that are not de minimis), (ix) any other Subsidiary with respect to which, in the reasonable judgment of the Administrative Agent and the Borrower, as agreed in writing, the cost or other consequences of providing a Guarantee of the Obligations shall be excessive in view of the benefits to be obtained by the Lenders therefrom (x) each Unrestricted Subsidiary, (xi) [reserved], (xii) each other Subsidiary acquired pursuant to a Permitted Acquisition, IP Acquisition or other Investment permitted hereunder and financed with assumed secured Indebtedness permitted hereunder, and each Restricted Subsidiary acquired in such Permitted Acquisition, IP Acquisition or other Investment permitted hereunder that guarantees such Indebtedness, in each case to the extent that, and for so long as, the documentation relating to such Indebtedness to which such Subsidiary is a party prohibits such Subsidiary from guaranteeing the Obligations and such prohibition was not created in contemplation of such Permitted Acquisition, IP Acquisition or other Investment permitted hereunder and (xiii) each SPV, captive insurance Subsidiary or not-for-profit Subsidiary.

“Excluded Swap Obligation” shall mean, with respect to any Swap Obligor, (a) any Swap Obligation if, and to the extent that, all or a portion of the Obligations of such Swap Obligor of, or the grant by such Swap Obligor of a security interest to secure, such Swap Obligation (or any Obligations thereof) is or becomes illegal or unlawful under the Commodity Exchange Act or any rule, regulation, or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Swap Obligor as specified in any agreement between the relevant Swap Obligors and Hedge Bank applicable to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Obligation or security interest is or becomes illegal or unlawful.

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, (i) Taxes imposed on or measured by its overall net income, net profits, or branch profits (however denominated, and including (for the avoidance of doubt) any backup withholding in respect thereof under Section 3406 of the Code or any similar provision of state, local, or foreign law), and franchise (and similar) Taxes imposed on it (in lieu of net income Taxes), in each case by a jurisdiction (including any political subdivision thereof) as a result of such recipient being organized in, having its principal office in, or in the case of any Lender, having its applicable lending office in, such jurisdiction, or as a result of any other present or former connection with such jurisdiction (other than any such connection arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (ii) any United States federal withholding Tax imposed on any payment by or on account of any obligation of any Credit Party hereunder or under any Credit Document that is required to be imposed on amounts payable to or for the account of a Lender (or other recipient) pursuant to laws in force at the time such Lender acquires an interest in any Credit Document (or designates a new lending office), other than in the case of a Lender that is an assignee pursuant to a request by the Borrower under Section 14.7 (or that designates a new lending office pursuant to a request by the Borrower), except to the extent that such Lender (or its assignor, if any) was entitled, immediately prior to the designation of a new lending office (or assignment), to receive additional amounts from the Credit Parties with respect to such withholding Tax pursuant to Section 5.4, (iii) any Taxes attributable to a recipient’s failure or inability to comply with Section 5.4(e), or (iv) any withholding Tax imposed under FATCA.

“Existing Class” shall mean any Existing Term Loan Class and any Existing Revolving Credit Class.

“Existing Convertible Notes” shall mean the Company’s 0.125% Convertible Senior Notes due 2024 issued pursuant to that certain Indenture, dated as of September 24, 2019, among the Company and U.S. Bank National Association, as trustee (as in effect on the date hereof).

“Existing Debt Facility” shall mean that certain Credit Agreement, dated as of March 11, 2019, among the Company, SailPoint Technologies, Inc., the other loan parties party thereto from time to time, the lenders party thereto from time to time, the issuing banks party thereto from time to time and Citibank, N.A., as administrative agent, as amended from time to time.

“Existing Revolving Credit Class” shall have the meaning provided in Section 2.14(h)(ii).

“Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(h)(ii).

“Existing Revolving Credit Loans” shall have the meaning provided in Section 2.14(h)(ii).

“Existing Term Loan Class” shall have the meaning provided in Section 2.14(h)(i).

“Extended Repayment Date” shall have the meaning provided in Section 2.5(c).

“Extended Revolving Credit Commitments” shall have the meaning provided in Section 2.14(h)(ii).

“Extended Revolving Credit Loans” shall have the meaning provided in Section 2.14(h)(ii).

“Extended Revolving Loan Maturity Date” shall mean the date on which any tranche of Extended Revolving Credit Loans matures.

“Extended Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“Extended Term Loans” shall have the meaning provided in Section 2.14(h)(i).

“Extending Lender” shall have the meaning provided in Section 2.14(h)(iii).

“Extension Amendment” shall have the meaning provided in Section 2.14(h)(iv).

“Extension Date” shall have the meaning provided in Section 2.14(h)(v).

“Extension Election” shall have the meaning provided in Section 2.14(h)(iii).

“Extension Request” shall mean a Term Loan Extension Request.

“Extension Series” shall mean all Extended Term Loans and Extended Revolving Credit Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, and amortization schedule.

“Fair Market Value” shall mean with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a sale of such asset at such date of determination assuming a sale by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset, as determined in good faith by the Borrower.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FCPA” shall mean, collectively, the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the per annum rates on overnight federal funds transactions with members of the Federal Reserve System on such day, as published on the next succeeding Business Day by the NYFRB; provided that (i) if such day is not a Business Day, the Federal Funds Effective Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Effective Rate for such day shall be the average rate quoted to the Administrative Agent on such day on such transactions by three (3) commercial banks of recognized standing as determined by the Administrative Agent.

“Fee Letter” shall mean that certain Amended and Restated Fee Letter, dated as of April 24, 2022, by and among the Initial Borrower, the Joint Lead Arrangers, the Joint Bookrunners and the other parties signatory thereto.

“Fees” shall mean all amounts payable pursuant to, or referred to in, Section 4.1.

“Financial Covenants” shall mean, collectively, the Initial Financial Covenants and the Total Net Leverage Covenant.

“First Lien Intercreditor Agreement” shall mean an intercreditor agreement substantially in the form of Exhibit I-1 (with such changes to such form as may be reasonably acceptable to the Administrative Agent, the Required Lenders and the Borrower) among the Administrative Agent, the Collateral Agent, and the representatives for purposes thereof for holders of one or more classes of First Lien Obligations.

“First Lien Obligations” shall mean the Obligations, the Permitted Other Indebtedness Obligations and Indebtedness incurred pursuant to clause (b) of Section 11.1 or the first paragraph of Section 11.1, in each case, that are secured by Liens on the Collateral that rank on an equal priority basis (but without regard to the control of remedies) with Liens on the Collateral securing the Obligations.

“Fixed Amounts” shall have the meaning provided in Section 1.12(a).

“Fixed Charges” shall mean, with respect to any Person for any period, the sum of:

(i) Consolidated Interest Expense of such Person and its Restricted Subsidiaries on a consolidated basis for such period,

(ii) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person made during such period, and

(iii) all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock made during such period.

“Floor” means, (a) with respect to any Borrowing of Revolving Credit Loans or Initial Term Loans, 0.75% and (b) with respect to any Borrowing of other Loans, the floor amount as set forth in the applicable Section 2.14 Additional Amendment, Permitted Repricing Amendment or Extension Amendment.

“Foreign Benefit Arrangement” shall mean any employee benefit arrangement mandated by non-U.S. law that is maintained or contributed to by any Credit Party or any of its Subsidiaries.

“Foreign Plan” shall mean each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) that is not subject to U.S. law and is maintained or contributed to by any Credit Party or any of its Subsidiaries.

“Foreign Plan Event” shall mean, with respect to any Foreign Plan or Foreign Benefit Arrangement, (i) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions required by applicable Law or by the terms of such Foreign Plan or Foreign Benefit Arrangement; (ii) the failure to register or loss of good standing (if applicable) with applicable regulatory authorities of any such Foreign Plan or Foreign Benefit Arrangement required to be registered; or (iii) the failure of any Foreign Plan or Foreign Benefit Arrangement to comply with any provisions of applicable Law and regulations or with the terms of such Foreign Plan or Foreign Benefit Arrangement.

“Foreign Subsidiary” shall mean each Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Forward-Looking Information” shall have the meaning provided in Section 9.8(a).

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, with respect to each Letter of Credit Issuer, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

“Fronting Fee” shall have the meaning provided in Section 4.1(d).

“Fund” shall mean any Person (other than a natural Person) that is engaged or advises funds or other investment vehicles that are engaged in making, purchasing, holding, or investing in commercial loans and similar extensions of credit in the ordinary course.

“Funded Debt” shall mean all Indebtedness of the Borrower and the Restricted Subsidiaries for borrowed money that matures more than one year from the date of its creation or matures within one year from such date that is renewable or extendable, at the option of the Borrower or any Restricted Subsidiary, to a date more than one year from the date of its creation or arises under a revolving credit or similar agreement that obligates the lender or lenders to extend credit during a period of more than one year from such date (including all amounts of such Funded Debt required to be paid or prepaid within one year from the date of its creation), and, in the case of the Credit Parties, Indebtedness in respect of the Loans.

“GAAP” shall mean generally accepted accounting principles in the United States, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the Closing Date in GAAP or in the application thereof on the operation of such provision, regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Furthermore, at any time after the Closing Date, the Borrower may elect to apply International Financial Reporting Standards (“IFRS”) accounting principles in lieu of GAAP and, upon any such election, references herein to GAAP and GAAP concepts shall thereafter be construed to refer to IFRS and corresponding IFRS concepts (except as otherwise provided in this Agreement); provided any such election, once made, shall be irrevocable; provided, further, that any calculation or determination in this Agreement that requires the application of GAAP for periods that include fiscal quarters ended prior to the Borrower’s election to apply IFRS shall remain as previously calculated or determined in accordance with GAAP. Notwithstanding any other provision contained herein, the amount of any Indebtedness under GAAP with respect to Capitalized Lease Obligations shall be determined in accordance with the definition of Capitalized Lease Obligations. The Borrower may estimate GAAP results if the financial statements with respect to any acquisition are not maintained in accordance with GAAP, and the Borrower may make such further adjustments as reasonably necessary in connection with consolidation of such financial statements with those of the Borrower (or the relevant reporting entity, as the case may be).

“Governmental Authority” shall mean any nation, sovereign, or government, any state, province, territory, or other political subdivision thereof, and any entity or authority exercising executive, legislative, judicial, taxing, regulatory, or administrative functions of or pertaining to government, including a central bank or stock exchange (including any supranational body exercising such powers or functions, such as the European Union or the European Central Bank).

“Granting Lender” shall have the meaning provided in Section 14.6(g).

“Guarantee” shall mean (i) the Guarantee made by Holdings and each other Guarantor in favor of the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit B, and (ii) any other guarantee of the Obligations made by a Restricted Subsidiary in form and substance reasonably acceptable to the Administrative Agent.

“guarantee obligations” shall mean, as to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness of any primary obligor in any manner, whether directly or indirectly, including any obligation of such Person, whether or not contingent, (i) to purchase any such Indebtedness or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such Indebtedness or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities, or services primarily for the purpose of assuring the owner of any such Indebtedness of the ability of the primary obligor to make payment of such Indebtedness, or (iv) otherwise to assure or hold harmless the owner of such Indebtedness against loss in respect thereof; provided, however, that the term guarantee obligations shall not include endorsements of instruments for deposit or collection in the ordinary course of business or customary and reasonable indemnity obligations or product warranties in effect on the Closing Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any guarantee obligation shall be deemed to be an amount equal to the stated or determinable amount of the Indebtedness in respect of which such guarantee obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Guarantors” shall mean (i) each Subsidiary of Holdings that is party to the Guarantee on the Closing Date (subject to the Post-Closing Escrow Arrangements), (ii) each Subsidiary of Holdings that becomes a party to the Guarantee after the Closing Date pursuant to Section 10.11 or otherwise, and (iii) Holdings; provided that in no event shall any Excluded Subsidiary be required to become a Guarantor (unless such Subsidiary is no longer an Excluded Subsidiary or is an Elective Guarantor).

“Hazardous Materials” shall mean (i) any petroleum or petroleum products, radioactive materials, friable asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances and radon gas; (ii) any chemicals, materials, or substances defined as or included in the definition of “hazardous substances”, “hazardous waste”, “hazardous materials”, “extremely hazardous waste”, “restricted hazardous waste”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar import, under any Environmental Law; and (iii) any other chemical, material, or substance, which is prohibited, limited, or regulated due to its dangerous or deleterious properties or characteristics, by any Environmental Law.

“Hedge Agreements” shall mean (i) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (ii) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Hedge Bank” shall mean (i) (a) any Person that, at the time it enters into a Hedge Agreement with the Borrower or any Restricted Subsidiary, is a Lender, an Agent or an Affiliate of a Lender or an Agent and (b) with respect to any Hedge Agreement entered into prior to the Closing Date, any Person that is a Lender or an Agent or an Affiliate of a Lender or an Agent on the Closing Date and (ii) any other Person that enters into a Hedge Agreement with the Borrower or a Restricted Subsidiary; provided that, in the case of clauses (a) and (b), no such Person shall be a Hedge Bank until such time as it shall have delivered a Secured Party Designation Notice to the Administrative Agent executed by such Person and the Borrower with respect to the applicable Hedge Agreement.

“Hedging Obligations” shall mean, with respect to any Person, the obligations of such Person under any Hedge Agreements.

“Holdings” shall mean (i) Holdings (as defined in the preamble to this Agreement) or (ii) after the Closing Date any other Person or Persons (“New Holdings”) that is a Subsidiary of Holdings or of any Parent Entity of Holdings (or the previous New Holdings, as the case may be) but not the Borrower (“Previous Holdings”); provided that (a) such New Holdings directly owns 100% of the Equity Interests of the Borrower, (b) New Holdings shall expressly assume all the obligations of Previous Holdings under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, (c) all Capital Stock of the Borrower shall be pledged to secure the Obligations and (d) (i) no Event of Default has occurred and is continuing at the time of such substitution and such substitution does not result in any Event of Default and (ii) such substitution does not result in any adverse tax consequences to any Lender (unless reimbursed hereunder on an after-tax basis) or to the Administrative Agent (unless reimbursed hereunder on an after-tax basis); provided, further, that if each of the foregoing is satisfied, Previous Holdings shall be automatically released of all its obligations under the Credit Documents and any reference to “Holdings” in the Credit Documents shall be meant to refer to New Holdings.

“IFRS” shall have the meaning given to such term in the definition of GAAP.

“Increased Amount Date” shall mean, with respect to any New Loan Commitments, the date on which such New Loan Commitments shall be effective.

“Incremental Loans” shall have the meaning provided in Section 2.14(c).

“Incremental Revolving Credit Maturity Date” shall mean the date on which any tranche of Revolving Credit Loans made pursuant to the Lenders’ New Revolving Credit Commitments matures.

“incur” shall have the meaning provided in Section 11.1.

“Incurrence Based Amounts” shall have the meaning provided in Section 1.12(a).

“Indebtedness” shall mean, with respect to any Person, (i) any indebtedness of such Person, whether or not contingent (a) in respect of borrowed money, (b) evidenced by bonds, notes, debentures, or similar instruments or letters of credit or bankers’ acceptances (or, without double counting, reimbursement agreements in respect thereof), (c) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), or (d) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a net liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP; provided that Indebtedness of any direct or indirect parent company appearing upon the balance sheet of the Borrower solely by reason of push down accounting under GAAP shall be excluded, (ii) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the obligations of the type referred to in clause (i) of another Person (whether or not such items would appear upon the balance sheet of such obligor or guarantor), other than by endorsement of negotiable instruments for collection in the ordinary course of business, and (iii) to the extent not otherwise included, the obligations of the type referred to in clause (i) of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided that notwithstanding the foregoing, Indebtedness shall be deemed not to include (1) Contingent Obligations incurred in the ordinary course of business, (2) any lease, concession or license of property (or guarantee thereof) that would be considered an operating lease under GAAP as in effect prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting

Standards Update, (3) prepaid or deferred revenue arising in the ordinary course of business, (4) purchase price holdbacks arising in the ordinary course of business in respect of a portion of the purchase price of an asset to satisfy warrants or other unperformed obligations of the seller of such asset, (5) any balance that constitutes a trade payable or similar obligation to a trade creditor, accrued in the ordinary course of business, (6) any earn-out obligation until such obligation, within 60 days of becoming due and payable, has not been paid and such obligation is reflected as a liability on the balance sheet of such Person in accordance with GAAP, (7) any obligations attributable to the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto, (8) accrued expenses and royalties, (9) asset retirement obligations and obligations in respect of workers’ compensation (including pensions and retiree medical care) that are not overdue by more than 60 days or (10) obligations in respect of restricted stock units, unless such obligations have not been paid within 60 days of becoming due and payable. The amount of Indebtedness of any Person for purposes of clause (iii) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (x) the aggregate unpaid amount of such Indebtedness and (y) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith.

For all purposes hereof, the Indebtedness of the Borrower and the other Restricted Subsidiaries, shall exclude all intercompany Indebtedness having a term not exceeding 365 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business or consistent with past practice.

“Indemnified Liabilities” shall have the meaning provided in Section 14.5(a).

“Indemnified Person” shall have the meaning provided in Section 14.5(a).

“Indemnified Taxes” shall mean all Taxes imposed on or with respect to any payment by or on account of any obligation of any Credit Party hereunder or under any other Credit Document, other than Excluded Taxes or Other Taxes.

“Initial Financial Covenants” shall have the meaning provided in Section 11.7(a).

“Initial Term Loan” shall mean the Loans made pursuant to Section 2.1(a) on the Closing Date.

“Initial Term Loan Commitment” shall mean, in the case of each Lender that is a Lender on the Closing Date, the amount set forth opposite such Lender’s name on Schedule 1.1(b) as such Lender’s Initial Term Loan Commitment. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $1,590,000,000.

“Initial Term Loan Lender” shall mean a Lender with an Initial Term Loan Commitment or an outstanding Initial Term Loan.

“Initial Term Loan Maturity Date” shall mean August 16, 2029.

“Initial Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(b).

“Initial Term Loan Repayment Date” shall have the meaning provided in Section 2.5(b).

“Insolvent” shall mean, with respect to any Multiemployer Plan, the condition that such Multiemployer Plan is “insolvent” within the meaning of Section 4245 of ERISA.

“Intellectual Property” shall mean intellectual property, including all (i) (a) patents, inventions, processes, developments, technology, and know-how; (b) copyrights and works of authorship in any media, including graphics, advertising materials, labels, package designs, and photographs; (c) trademarks, service marks, trade names, brand names, corporate names, Internet domain names, logos, trade dress, and other source indicators, and the goodwill of any business symbolized thereby; and (d) trade secrets, confidential, proprietary, or non-public information and (ii) all registrations, issuances, applications, renewals, extensions, substitutions, continuations, continuations-in-part, divisionals, re-issues, re-examinations, or similar legal protections related to the foregoing.

“Intercreditor Agreement” shall mean (i) any First Lien Intercreditor Agreement, (ii) any Second Lien Intercreditor Agreement, or (iii) any other intercreditor agreement or subordination agreement or written arrangement permitted by this Agreement the terms of which are reasonably satisfactory to the Administrative Agent, the Required Lenders and the Borrower, in each case to the extent then in effect.

“Interest Period” shall mean, with respect to any Loan, the interest period applicable thereto, as determined pursuant to Section 2.9.

“Investing Company” shall have the meaning provided in the definition of “Competitor”.

“Investment” shall mean, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances (excluding accounts receivable, trade credit, advances to customers, commission, travel, and similar advances to officers and employees, in each case made in the ordinary course of business) or capital contributions, purchases or other acquisitions for consideration of Indebtedness, Equity Interests, or other securities issued by any other Person and investments that are required by GAAP to be classified on the consolidated balance sheet (excluding the footnotes) of the Borrower in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property; provided that Investments shall not include, in the case of the Borrower and the other Restricted Subsidiaries, intercompany loans (including guarantees), advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business.

For purposes of the definition of Unrestricted Subsidiary and Section 10.17,

(i) Investments shall include the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of a Subsidiary of the Borrower at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Borrower shall be deemed to continue to have a permanent Investment in an Unrestricted Subsidiary in an amount equal to the portion (proportionate to the Borrower’s equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such designation; and

(ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer.

The amount of any Investment outstanding at any time shall be the original cost of such Investment, reduced by any dividend, distribution, interest payment, return of capital, repayment, or other amount received by the Borrower or a Restricted Subsidiary in respect of such Investment (provided that, with respect to amounts received other than in the form of Cash Equivalents, such amount shall be equal to the Fair Market Value of such consideration).

“Investment Grade Rating” shall mean a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, or an equivalent rating by any other rating agency.

“Investment Grade Securities” shall mean:

(i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

(ii) debt securities or debt instruments with an Investment Grade Rating, but excluding any debt securities or instruments constituting loans or advances among the Borrower and its Subsidiaries,

(iii) investments in any fund that invest at least 90% in investments of the type described in clauses (i) and (ii) which fund may also hold immaterial amounts of cash pending investment or distribution, and

(iv) corresponding instruments in countries other than the United States customarily utilized for high-quality investments.

“Investors” shall mean (a) the Sponsor and certain of the Sponsor’s Affiliates (other than any portfolio companies) and (b) certain other investors, including members of management of the Company, which own Qualified Stock directly or indirectly in Holdings on the Closing Date.

“IP Acquisition” shall have the meaning provided in the definition of “Permitted Investments”.

“IPO” shall mean the issuance by Holdings or any parent entity of its common Equity Interests that are listed on a national exchange or publicly offered (other than a public offering pursuant to a registration statement on Form S-8) (including pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act or a prospectus filed with a securities regulatory authority in one or more provinces or territories of a jurisdiction other than the United States in accordance with applicable securities laws (whether alone or in connection with a secondary public offering or a merger or amalgamation with and into a special purpose acquisition company or other Person that has consummated (or substantially concurrently with such merger, will consummate), a listing or public offering of its common Equity Interests)).

“IPO Entity” shall mean, at any time at and after an IPO, Holdings or a parent entity of Holdings, as the case may be, the Equity Interests in which were issued or otherwise sold pursuant to the IPO.

“IPO Listco” shall mean a wholly-owned subsidiary of Holdings formed in contemplation of an IPO to become the IPO Entity. Holdings shall, promptly following its formation, notify the Administrative Agent of the formation of any IPO Listco.

“IPO Reorganization Transactions” shall mean, collectively, the transactions taken in connection with and reasonably related to consummating an IPO, including (a) formation and ownership of IPO Shell Companies, (b) entry into, and performance of, (i) a reorganization agreement among any of the Borrower, its Subsidiaries and/or IPO Shell Companies implementing IPO Reorganization Transactions and other reorganization transactions in connection with an IPO and (ii) customary underwriting agreements in connection with an IPO and any future follow-on underwritten public offerings of common Equity Interests in the IPO Entity, including the provision by IPO Entity and the Borrower of customary representations, warranties, covenants and indemnification to the underwriters thereunder, (c) the merger of one or more IPO Subsidiaries with one or more direct or indirect holders of Equity Interests in Holdings with the surviving entity in any such merger holding Equity Interests in Holdings and the merger of such entities with any IPO Shell Company or IPO Subsidiary, (d) the issuance of Equity Interests of IPO Shell Companies to holders of Equity Interests of Holdings in connection with any IPO Reorganization Transactions, (e) the entry into an exchange agreement, pursuant to which holders of Equity Interests of Holdings will be permitted to exchange such interests for certain economic/voting Equity Interests in IPO Listco, and (f) the entry into, and performance of, any tax receivables agreements by any IPO Shell Company or IPO Subsidiary, in each case of clauses (a) through (f), so long as after giving Pro Forma Effect to such agreement and the transactions contemplated thereby, the security interests of the Lenders in the Collateral and the Guarantees of the Obligations, taken as a whole, would not be materially impaired.

“IPO Shell Company” shall mean each of IPO Listco and IPO Subsidiary.

“IPO Subsidiary” shall mean a wholly-owned subsidiary of IPO Listco formed in contemplation of, and to facilitate, IPO Reorganization Transactions and an IPO. The Borrower shall, promptly following its formation, notify the Administrative Agent of the formation of an IPO Subsidiary.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“ISP” shall mean, with respect to any Letter of Credit, the “International Standby Practices 1998” as published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” shall mean, with respect to any Letter of Credit, the Letter of Credit Request and any other document, agreement, and instrument entered into by any Letter of Credit Issuer and the Borrower (or any other Restricted Subsidiary or Holdings) or in favor of any Letter of Credit Issuer and relating to such Letter of Credit.

“Joinder Agreement” shall mean an agreement substantially in the form of Exhibit A.

“Joint Bookrunners” shall mean Golub Capital Markets LLC, Owl Rock Capital Advisors LLC, Antares Capital LP, Macquarie Capital (USA) Inc., Onex Falcon Direct Lending BDC Fund, LLC and Fortress Credit Corp., collectively.

“Joint Lead Arrangers” shall mean Golub Capital Markets LLC, Blackstone Alternative Credit Advisors LP, Owl Rock Capital Advisors LLC, Antares Capital LP, Macquarie Capital (USA) Inc., Onex Falcon Direct Lending BDC Fund, LLC and Fortress Credit Corp., collectively.

“Junior Debt” shall mean any Indebtedness (other than any permitted intercompany Indebtedness owing between and among the Borrower or any Restricted Subsidiary) that is Indebtedness secured by a Lien on all of the Collateral that ranks on a junior priority basis with the Liens on the Collateral securing the Obligations or Subordinated Indebtedness for borrowed money.

“Latest Term Loan Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Term Loan hereunder at such time, including the latest maturity or expiration date of any New Term Loan or any Extended Term Loan, in each case as extended in accordance with this Agreement from time to time.

“Laws” shall mean, collectively, all applicable international, foreign, federal, state, provincial and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority.

“L/C Borrowing” shall mean an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

“L/C Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“L/C Facility Maturity Date” shall mean the date that is three (3) Business Days prior to the Revolving Credit Maturity Date; provided that the L/C Facility Maturity Date may be extended beyond such date with the consent of the applicable Letter of Credit Issuer.

“L/C Obligations” shall mean, as at any date of determination, the aggregate amount available to be drawn under all outstanding Letters of Credit plus the aggregate of all Unpaid Drawings, including all L/C Borrowings. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time.

“L/C Participant” shall have the meaning provided in Section 3.3(a).

“L/C Participation” shall have the meaning provided in Section 3.3(a).

“L/C Sublimit” shall mean up to $5,000,000 aggregate amount of Letters of Credit that may be issued under the Revolving Credit Facility.

“LCT Election” shall have the meaning provided in Section 1.12(c).

“LCT Test Date” shall have the meaning provided in Section 1.12(c).

“Lender” shall have the meaning provided in the preamble to this Agreement and, as the context requires, includes a Letter of Credit Issuer, and, in each case, their respective successors and assigns as permitted hereunder, each of which is referred to herein as a “Lender”.

“Lender Default” shall mean (i) the refusal or failure of any Lender to make available its portion of any incurrence of Loans, which refusal or failure is not cured within one Business Day after the date of such refusal or failure, (ii) the failure of any Lender to pay over to the Administrative Agent, the Collateral Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute, (iii) a Lender has notified, in writing, the Borrower or the Administrative Agent that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to that effect with respect to its funding obligations under this Agreement, or a Lender has publicly announced that it does not intend to comply with its funding obligations under other loan agreements, credit agreements or similar facilities generally, (iv) a Lender has failed to confirm in a manner reasonably satisfactory to the Administrative Agent that it will comply with its funding obligations under this Agreement or (v) a Distressed Person has admitted in writing that it is insolvent or such Distressed Person becomes subject to a Lender-Related Distress Event.

“Lender-Related Distress Event” shall mean, with respect to any Lender or any other Person that directly or indirectly controls such Lender (each, a “Distressed Person”) a voluntary or involuntary case with respect to such Distressed Person under any debt relief law, or a custodian, conservator, receiver, or similar official is appointed for such Distressed Person or any substantial part of such Distressed Person’s assets, or such Distressed Person, or any Person that directly or indirectly controls such Distressed Person or is subject to a forced liquidation or such Distressed Person makes a general assignment for the benefit of creditors or is otherwise adjudicated as, or determined by any governmental authority having regulatory authority over such Distressed Person or its assets to be, insolvent or bankrupt; provided that a Lender-Related Distress Event shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interests in any Lender or any Person that directly or indirectly controls such Lender by a governmental authority or an instrumentality thereof.

“Letter of Credit” shall mean each letter of credit issued pursuant to Section 3.1. A Letter of Credit shall also be deemed to include each letter of credit arranged by any Letter of Credit Issuer hereunder at the Borrower’s request, if such Letter of Credit Issuer elects at its sole option to arrange such Letter of Credit.

“Letter of Credit Commitments” shall mean (a) initially, with respect to the Letter of Credit Issuers identified in clause (a) of the definition of “Letter of Credit Issuers”, as of the Closing Date, 100% of the L/C Sublimit and (b) after the addition of any other Letter of Credit Issuer as referenced in the definition of “Letter of Credit Issuers”, the percentage agreed to between such additional Letter of Credit Issuer and the Borrower (with the Letter of Credit Commitments of each pre-existing Letter of Credit Issuer as elected by the Borrower in consultation with each such pre-existing Letter of Credit Issuer) (notification of which is provided by the Borrower to the Administrative Agent); provided that, upon the request of the Borrower, any Letter of Credit Issuer may agree, in its sole discretion, to increase its Letter of Credit Commitments under this definition (notification of which is provided by such Letter of Credit Issuer and the Borrower to the Administrative Agent), subject to the aggregate Letter of Credit Commitments not exceeding the L/C Sublimit.

“Letter of Credit Expiration Date” shall mean the day that is three (3) Business Days prior to the scheduled Maturity Date then in effect for the Revolving Credit Facility. As to any Letter of Credit Issuer, no Letter of Credit Expiration Date shall extend beyond such Letter of Credit Issuer’s underlying Revolving Credit Commitment in such Letter of Credit Issuer’s capacity as a Revolving Credit Lender without such Letter of Credit Issuer’s consent.

“Letter of Credit Exposure” shall mean, with respect to any Lender, at any time, the sum of (i) the amount of the principal amount of any Unpaid Drawings in respect of which such Lender has made (or is required to have made) payments to the Letter of Credit Issuers pursuant to Section 3.4(a) at such time and (ii) such Lender’s Revolving Credit Commitment Percentage of the Letters of Credit Outstanding at such time (excluding the portion thereof consisting of Unpaid Drawings in respect of which the Lenders have made (or are required to have made) payments to the Letter of Credit Issuers pursuant to Section 3.4(a)).

“Letter of Credit Fee” shall have the meaning provided in Section 4.1(b).

“Letter of Credit Issuers” shall mean (a) a bank or other legally authorized Person designated by the Administrative Agent (which Person may be the Administrative Agent or an Affiliate thereof) and reasonably acceptable to the Borrower and (b) any other Lender that becomes a Letter of Credit Issuer in accordance with Section 3.6, in each case, in its capacity as an issuer of Letters of Credit hereunder, or any replacement or successor issuer of Letters of Credit hereunder; provided that Golub Capital Markets LLC, or its respective Affiliates and Approved Funds, shall not be required to be a Letter of Credit Issuer other than standby Letters of Credit denominated in Dollars and none of Blackstone Alternative Credit Advisors LP, Owl Rock Capital Advisors LLC, BlackRock Capital Investment Advisors, LLC, Fortress Credit Corp., Onex Falcon Direct Lending BDC Fund, LLC, Macquarie Capital (USA) Inc. and Macquarie PF Inc., in each case, or their respective Affiliates and Approved Funds, shall be required to be a Letter of Credit Issuer hereunder. Any Letter of Credit Issuer may cause Letters of Credit to be issued by affiliated or unaffiliated financial institutions and such Letters of Credit shall be treated as issued by a Letter of Credit Issuer for all purposes under the Revolving Credit Facility. In the event that there is more than one Letter of Credit Issuer at any time, references herein and in the other Credit Documents to the Letter of Credit Issuer shall be deemed to refer to the Letter of Credit Issuer in respect of the applicable Letter of Credit or to all Letter of Credit Issuers, as the context requires.

“Letter of Credit Request” shall mean a written notice executed and delivered by the Borrower pursuant to Section 3.2 in a form which is acceptable to the applicable Letter of Credit Issuer in its reasonable discretion.

“Letters of Credit Outstanding” shall mean, at any time the sum of, without duplication, (i) the aggregate Stated Amount of all outstanding Letters of Credit and (ii) the aggregate amount of the principal amount of all Unpaid Drawings.

“Lien” shall mean with respect to any asset, any mortgage, lien, pledge, hypothecation, charge, security interest, preference, priority, or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable Law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in, and any filing of, or agreement to, give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease or a license, sub-license or cross-license to Intellectual Property be deemed to constitute a Lien.

“Limited Condition Transaction” shall mean (a) the consummation of any Permitted Acquisition or any other acquisition constituting a Permitted Investment that the Borrower or one or more of its Restricted Subsidiaries is contractually committed to consummate and whose consummation is not conditioned on the availability of, or on obtaining, third party financing, (b) any redemption, repurchase, defeasance, satisfaction and discharge or repayment of Indebtedness or the repurchase or redemption (directly or indirectly) of any preferred Equity Interests that requires irrevocable notice in advance thereof or (c) Restricted Payments, but solely to the extent such Restricted Payments are made in order to consummate a transaction separately subject to clause (a) or (b) hereof.

“Liquidity” shall mean, as of any date of determination, the sum of (i) Qualified Cash plus (ii) the Available Commitment.

“Liquidity Covenant” shall have the meaning provided in Section 11.7(a)(i).

“LLC Division” shall mean the statutory division of any limited liability company into two or more limited liability companies pursuant to Section 18-217 of the Delaware Limited Liability Company Act or any comparable provision of any other Law.

“Loan” shall mean any Revolving Loan, Term Loan, Extended Term Loan, New Term Loan, New Revolving Credit Loan or any other loan made by any Lender pursuant to this Agreement.

“LP Division” shall mean the statutory division of any limited partnership into two or more limited partnerships pursuant to Section 17-220 of the Delaware Limited Partnership Act or any comparable provision of any other Law.

“Master Agreement” shall have the meaning provided in the definition of the term “Hedge Agreements”.

“Material Adverse Effect” shall mean (a) on the Closing Date (and with respect to any determinations of Material Adverse Effect made as of the Closing Date), a Company Material Adverse Effect (as defined in the Merger Agreement as in effect on April 10, 2022) and (b) after the Closing Date, a circumstance or condition affecting the business, assets, operations, properties, or financial condition of Borrower and its Subsidiaries, taken as a whole, that would, individually or in the aggregate, materially adversely affect (i) the ability of Borrower and the other Credit Parties, taken as a whole, to perform their payment obligations under this Agreement or any of the other Credit Documents or (ii) the rights and remedies of the Administrative Agent and the Lenders under the Credit Documents.

“Material Intellectual Property” shall mean all Intellectual Property owned or exclusively licensed by Borrower or any of its Restricted Subsidiaries that is material to the business of the Borrower and its Restricted Subsidiaries, taken as a whole.

“Material Real Property” shall mean any fee-owned real property located in the United States that is owned by any Credit Party and that has a fair market value in excess of $40,000,000 (at the Closing Date or, with respect to fee-owned real property acquired after the Closing Date, at the time of acquisition, in each case, as reasonably estimated by the Borrower in good faith).

“Material Subsidiary” shall mean, at any date of determination, each Restricted Subsidiary whose total revenue at the last day of the Test Period ending on the last day of the most recent fiscal period for which financial statements pursuant to Section 10.1 have been delivered or were required to be delivered were equal to or greater than 7.5% of the consolidated revenues of Borrower and the Restricted Subsidiaries for such period (determined in accordance with GAAP); provided that if, at any time and from time to time after the Closing Date, Restricted Subsidiaries that are not Material Subsidiaries (other than Subsidiaries that are Excluded Subsidiaries by virtue of any of clauses (ii) through (xiii) of the definition of “Excluded Subsidiary”) have, in the aggregate, total revenues at the last day of the Test Period ending on the last day of the most recent fiscal period for which financial statements pursuant to Section 10.1 have been delivered or were required to be delivered equal to or greater than 12.5% of the total revenues of Borrower and the Restricted Subsidiaries for such period (as determined in accordance with GAAP), then Borrower shall, on the date on which financial statements for such period are delivered pursuant to this Agreement, designate in writing to the Administrative Agent one or more of such Restricted Subsidiaries as Material Subsidiaries for each fiscal period until this proviso is no longer applicable; provided further, that any Restricted Subsidiary that owns, or holds an exclusive license in, Material Intellectual Property, shall be deemed to be a Material Subsidiary.

“Maturity Date” shall mean the Revolving Credit Maturity Date, the Extended Revolving Loan Maturity Date, any Incremental Revolving Credit Maturity Date, the Initial Term Loan Maturity Date, the New Term Loan Maturity Date or the maturity date of an Extended Term Loan, as applicable.

“Maximum Incremental Facilities Amount” shall mean, at any date of determination, the sum of (a) (i) at any time prior to the Conversion Date, the maximum aggregate principal amount of Indebtedness (not less than $0) that can be incurred without causing the Annual Recurring Revenue Net Leverage Ratio, after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, on a Pro Forma Basis (but without giving effect to any incurrence of Indebtedness made pursuant to the following clause

(b)) to exceed 3.60:1.00, and (ii) on and after the Conversion Date, the maximum aggregate principal amount of Indebtedness (not less than $0) that can be incurred without causing (1) if such Indebtedness is secured by a Lien on an equal priority basis with the Liens on the Collateral securing the Obligations, the Consolidated First Lien Debt to Consolidated EBITDA Ratio, after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, on a Pro Forma Basis (but without giving effect to any incurrence of Indebtedness made pursuant to the following clause (b)), shall not exceed 7.00:1.00, (2) if such Indebtedness is secured by a Lien on a junior priority basis with the Liens on the Collateral securing the Obligations, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio, after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, on a Pro Forma Basis (but without giving effect to any incurrence of Indebtedness made pursuant to the following clause (b)), shall not exceed 7.50:1.00 and (3) if such Indebtedness is unsecured, the Consolidated Total Debt to Consolidated EBITDA Ratio, after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, on a Pro Forma Basis (but without giving effect to any incurrence of Indebtedness made pursuant to the following clause (b)), shall not exceed 7.50:1.00, plus (b) (i) at any time on or prior to the Conversion Date, $190,000,000 and (ii) at any time after the Conversion Date, the sum of (A) the greater of (x) $190,000,000 and (y) 100% of Consolidated EBITDA on a Pro Forma Basis for the most recently ended period of four fiscal quarters for which financial statements are available prior to the date of determination and (B) the aggregate amount of voluntary prepayments of Loans and Permitted Other Indebtedness that is secured by a Lien on an equal priority basis with the Liens on the Collateral securing the Obligations and incurred pursuant to clause (b) of this definition (including purchases of the Loans and/or Permitted Other Indebtedness by the Borrower and its Subsidiaries at or below par, in which case the amount of voluntary prepayments of Loans shall be deemed to be an amount equal to the face value thereof) (and in the case of any Loans that are not Term Loans, a corresponding commitment reduction), in each case, other than from proceeds of long-term Indebtedness (other than Revolving Credit Loans) (it being understood that (I) at the election of the Borrower, the Borrower shall be deemed to have used amounts under clause (a) (to the extent compliant therewith) prior to utilization of amounts under clause (b)), (II) that if amounts incurred under clause (a) above are incurred concurrently with the incurrence of Incremental Loans in reliance on clause (b) above, the Annual Recurring Revenue Net Leverage Ratio, Consolidated First Lien Debt to Consolidated EBITDA Ratio, Consolidated Senior Secured Debt to Consolidated EBITDA Ratio or Consolidated Total Debt to Consolidated EBITDA Ratio, as applicable, will be calculated without including any incurrence under clause (b), (III) loans may be incurred under both clauses (b) and (a) above, and proceeds from any such incurrence under both clauses (b) and (a) above may be utilized in a single transaction by first calculating the incurrence under clause (a) above and then calculating the incurrence under clause (b) above, (IV) any Indebtedness originally designated as incurred under clause (b) will be automatically reclassified as having been incurred under clause (a) at such time as the Borrower would be permitted to incur under clause (a) the aggregate principal amount of Indebtedness being so redesignated (for purposes of clarity, with any such redesignation having the effect of increasing the Borrower’s ability to incur Indebtedness under clause (b) as of the date of such redesignation by the amount of Indebtedness so redesignated) and (V) for purposes of this definition, (x) any New Revolving Credit Commitments established at such time shall be deemed to be fully drawn, and (y) the cash proceeds of any Incremental Loans (other than cash proceeds not applied promptly for the Specified Transaction in connection with such incurrence) shall be excluded on such incurrence date in calculating the amount of unrestricted cash and Cash Equivalents used in determining the Annual Recurring Revenue Net Leverage Ratio, Consolidated First Lien Debt to Consolidated EBITDA Ratio, Consolidated Senior Secured Debt to Consolidated EBITDA Ratio or Consolidated Total Debt to Consolidated EBITDA Ratio, as applicable).

“Merger Agreement” shall have the meaning provided in the recitals to this Agreement.

“Merger Agreement Representations” shall mean the representations made by or with respect to the Company and its Subsidiaries in the Merger Agreement as are material to the interests of the Lenders, but only to the extent that the Borrower or its Affiliates have the right (without regard to any notice requirement) to terminate its (or such Affiliate’s) obligations under the Merger Agreement or decline to consummate the Acquisition as a result of a breach of such representations in the Merger Agreement.

“Minimum Borrowing Amount” shall mean (i) with respect to a Borrowing of Term SOFR Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing) and (ii) with respect to a Borrowing of ABR Loans, $1,000,000 (or, if less, the entire remaining applicable Commitments at the time of such Borrowing).

“Minimum Collateral Amount” shall mean, at any time, (i) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided to reduce or eliminate Fronting Exposure during the existence of a Defaulting Lender, an amount equal to 101% of the Fronting Exposure of the Letter of Credit Issuers with respect to Letters of Credit issued and outstanding at such time and (ii) with respect to Cash Collateral consisting of cash or Cash Equivalents or deposit account balances provided in accordance with the provisions of Section 3.8(a)(i), (a)(ii), or (a)(iii), an amount equal to 101% of the outstanding amount of all L/C Obligations.

“Minimum Equity Amount” shall have the meaning provided in the recitals to this Agreement.

“Minimum Tender Condition” shall have the meaning provided in Section 2.15(b).

“Moody’s” shall mean Moody’s Investors Service, Inc. or any successor by merger or consolidation to its business.

“Mortgage” shall mean a mortgage or a deed of trust, deed to secure debt, trust deed or other security document entered into by any applicable Credit Party and the Collateral Agent for the benefit of the Secured Parties in respect of any Material Real Property owned by such Credit Party, in such form as agreed between such Credit Party and the Collateral Agent.

“Mortgaged Property” shall mean each parcel of Material Real Property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 10.14(c).

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which any Credit Party or ERISA Affiliate makes or is obligated to make contributions, or during the five preceding calendar years, has made or been obligated to make contributions.

“Net Cash Proceeds” shall mean, with respect to any Prepayment Event and any incurrence of Permitted Other Indebtedness, (i) the gross cash proceeds (including payments from time to time in respect of installment obligations, if applicable, but only as and when received) received by or on behalf of the Borrower or any of its Restricted Subsidiaries in respect of such Prepayment Event or incurrence of Permitted Other Indebtedness, as the case may be, less (ii) the sum of:

(a) the amount, if any, of all taxes paid or estimated to be payable by the Borrower or any of its Restricted Subsidiaries in connection with such Prepayment Event or incurrence of Permitted Other Indebtedness,

(b) the amount of any reasonable reserve established in accordance with GAAP against any liabilities (other than any taxes deducted pursuant to clause (a) above) (1) associated with the assets that are the subject of such Prepayment Event and (2) retained by the Borrower or any of the Restricted Subsidiaries; provided that the amount of any subsequent reduction of such reserve (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction,

(c) the amount of any Indebtedness (other than the Loans and Permitted Other Indebtedness) secured by a Lien on the assets that are the subject of such Prepayment Event to the extent that the instrument creating or evidencing such Indebtedness requires that such Indebtedness be repaid upon consummation of such Prepayment Event,

(d) in the case of any Asset Sale Prepayment Event or Casualty Event, the amount of any proceeds of such Prepayment Event that the Borrower or any Restricted Subsidiary has reinvested (or intends to reinvest within the Reinvestment Period or has entered into a binding commitment prior to the last day of the Reinvestment Period to reinvest) in the business of the Borrower or any of the Restricted Subsidiaries; provided that any portion of such proceeds that has not been so reinvested within such Reinvestment Period (with respect to such Prepayment Event, the “Deferred Net Cash Proceeds”) shall, unless the Borrower or a Restricted Subsidiary has entered into a definitive agreement prior to the last day of such Reinvestment Period to reinvest such proceeds no later than 180 days following the last day of such Reinvestment Period, (1) be deemed to be Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event, occurring on the last day of such Reinvestment Period or, if later, 180 days after the date the Borrower or such Restricted Subsidiary has entered into such definitive agreement, as applicable (such last day or 180th day, as applicable, the “Deferred Net Cash Proceeds Payment Date”), and (2) be applied to the repayment of Term Loans in accordance with Section 5.2(a)(i);

(e) in the case of any Asset Sale Prepayment Event or Casualty Event by a non-Wholly-Owned Restricted Subsidiary, the pro rata portion of the Net Cash Proceeds thereof (calculated without regard to this clause (e)) attributable to non-controlling interests and not available for distribution to or for the account of the Borrower or a Wholly-Owned Restricted Subsidiary as a result thereof;

(f) in the case of any Asset Sale Prepayment Event, any funded escrow established pursuant to the documents evidencing any such sale or disposition to secure any indemnification obligations or adjustments to the purchase price associated with any such sale or disposition; provided that the amount of any subsequent reduction of such escrow (other than in connection with a payment in respect of any such liability) shall be deemed to be Net Cash Proceeds of such a Prepayment Event occurring on the date of such reduction solely to the extent that the Borrower and/or any Restricted Subsidiaries receives cash in an amount equal to the amount of such reduction; and

(g) all fees and out-of-pocket expenses paid by the Borrower or a Restricted Subsidiary in connection with any of the foregoing (for the avoidance of doubt, including, (1) in the case of the issuance of Permitted Other Indebtedness, any fees, underwriting discounts, premiums, and other costs and expenses incurred in connection with such issuance and (2) attorney’s fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, underwriting discounts and commissions, other customary expenses, and brokerage, consultant, accountant, and other customary fees), in each case, only to the extent not already deducted in arriving at the amount referred to in clause (i) above.

“Net Income” shall mean, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

“New Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Revolving Credit Commitments” shall have the meaning provided in Section 2.14(a).

“New Revolving Credit Loan” shall have the meaning provided in Section 2.14(b).

“New Revolving Loan Lender” shall have the meaning provided in Section 2.14(b).

“New Revolving Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“New Revolving Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“New Term Loan” shall have the meaning provided in Section 2.14(c).

“New Term Loan Commitments” shall have the meaning provided in Section 2.14(a).

“New Term Loan Lender” shall have the meaning provided in Section 2.14(c).

“New Term Loan Maturity Date” shall mean the date on which a New Term Loan matures.

“New Term Loan Repayment Amount” shall have the meaning provided in Section 2.5(c).

“New Term Loan Repayment Date” shall have the meaning provided in Section 2.5(c).

“Non-Bank Tax Certificate” shall have the meaning provided in Section 5.4(e)(ii)(B)(3).

“Non-Consenting Lender” shall have the meaning provided in Section 14.7(b).

“Non-Defaulting Lender” shall mean and include each Lender other than a Defaulting Lender.

“Non-Extension Notice Date” shall have the meaning provided in Section 3.2(d).

“Non-U.S. Lender” shall mean any Lender that is not a “United States person” as defined by Section 7701(a)(30) of the Code.

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion or Continuation” shall have the meaning provided in Section 2.6(a).

“NYFRB” means the Federal Reserve Bank of New York.

“Obligations” shall mean all advances to, and debts, liabilities, obligations, covenants, and duties of, Holdings (if any) and any Credit Party (or in the case of any Secured Cash Management Agreement or Secured Hedge Agreement, any Restricted Subsidiary) arising under any Credit Document or otherwise with respect to any New Term Loan Commitment (if any), New Revolving Credit Commitment (if any), Revolving Credit Commitment, Letter of Credit or Loan or under any Secured Cash Management Agreement or Secured Hedge Agreement (other than with respect to Holdings, (if applicable) or any Credit Party’s obligations that constitute Excluded Swap Obligations solely with respect to Holdings (if applicable) or such Credit Party, as the case may be), in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against Holdings, any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Obligations of Holdings (if any) and the Credit Parties under the Credit Documents (and any of their Subsidiaries to the extent they have obligations under the Credit Documents) include (a) the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by Holdings (if any) or any Credit Party under any Credit Document and (b) the obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights.

“OFAC” shall mean the United States Treasury Department’s Office of Foreign Assets Control.

“Original Revolving Credit Commitments” shall mean all Revolving Credit Commitments, Existing Revolving Credit Commitments, and Extended Revolving Credit Commitments, other than any New Revolving Credit Commitments (and any Extended Revolving Credit Commitments related thereto).

“Other Taxes” shall mean all present or future stamp, registration, court or documentary Taxes or any other excise, property, intangible, mortgage recording, filing or similar Taxes arising from any payment made hereunder or under any other Credit Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, this Agreement or any other Credit Document; provided that such term shall not include (i) any such Taxes that result from an assignment (“Assignment Taxes”), to the extent such Assignment Taxes are imposed as a result of a connection between the Lender and the taxing jurisdiction (other than a connection arising from any Credit Documents or any transactions contemplated thereunder), except to the extent that any such action described in this proviso is requested or required by the Borrower or (ii) any Excluded Taxes.

“Overnight Rate” shall mean, for any day, with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate, and (ii) an overnight rate determined by the Administrative Agent, or the Letter of Credit Issuers, as the case may be, in accordance with banking industry rules on interbank compensation.

“Parent Entity” shall mean any Person that is a direct or indirect parent company (which may be organized as, among other things, a partnership) of Holdings and/or the Borrower, as applicable; provided that for purposes of clauses (i), (ii) and (iii) of the definition of Change of Control, references to Holdings shall be deemed to refer to any such Parent Entity.

“Participant” shall have the meaning provided in Section 14.6(c)(i).

“Participant Register” shall have the meaning provided in Section 14.6(c)(ii).

“Participating Member State” shall mean any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

“Patriot Act” shall have the meaning provided in Section 14.18.

“Payment Recipient” shall have the meaning provided in Section 13.14(a).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Pension Plan” shall mean any “employee pension benefit plan” (as defined in Section 3(2) of ERISA, but excluding any Multiemployer Plan) that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, in respect of which any Credit Party or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4062 or Section 4069 of ERISA, be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Periodic Term SOFR Determination Day” has the meaning assigned to it under the definition of Term SOFR.

“Permitted Acquisition” shall have the meaning provided in clause (iii) of the definition of Permitted Investments.

“Permitted Asset Swap” shall mean the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Borrower or a Restricted Subsidiary and another Person; provided that any cash or Cash Equivalents received must be applied in accordance with Section 11.4.

“Permitted Debt Exchange” shall have the meaning provided in Section 2.15(a).

“Permitted Debt Exchange Notes” shall have the meaning provided in Section 2.15(a).

“Permitted Debt Exchange Offer” shall have the meaning provided in Section 2.15(a).

“Permitted Holders” shall mean each of (i) the Investors and their respective Affiliates (other than any portfolio company of an Investor or of an Affiliate of an Investor) and members of management of Borrower or any Subsidiary (or their respective direct or indirect parent or management investment vehicle) who are holders of Equity Interests of the Borrower (or its direct or indirect parent company or management investment vehicle) and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided that, in the case of such group and without giving effect to the existence of such group or any other group, such Investors, their respective Affiliates (other than any portfolio company of an Investor or of an Affiliate of an Investor) and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of the Borrower or any other direct or indirect Parent Entity, (ii) any direct or indirect Parent Entity formed not in connection with, or in contemplation of, a transaction (other than the Transactions or IPO Reorganization Transactions) that, assuming such parent was not formed after giving effect thereto, would constitute a Change of Control and (iii) any entity (other than a Parent Entity) through which a Parent Entity described in clause (ii) directly or indirectly holds Equity Interests of the Borrower and has no other material operations other than those incidental thereto.

“Permitted Investments” shall mean:

(i) any Investment in the Borrower or any Restricted Subsidiary; provided that, in the case of any Investment by a Credit Party in a Restricted Subsidiary that is not a Credit Party, (a) no Event of Default under Section 12.1 or 12.5 shall have occurred and be continuing at the time such Investment is made and (b) all such Investments by Credit Parties in Restricted Subsidiaries that are not Credit Parties shall not exceed (I) prior to the Conversion Date, $60,000,000 and (II) on and after the Conversion Date, the greater of (x) $60,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), in each case, at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made); provided, however, that if any Investment pursuant to this clause (i) is made in any Person that is not a Credit Party on the date of the making of such Investment and such Person becomes a Credit Party after such date, such Investment shall thereafter be deemed to have been made in a Credit Party for so long as such Person continues to be a Credit Party;

(ii) any Investment in cash, Cash Equivalents, or Investment Grade Securities at the time such Investment is made;

(iii) (a) any transactions or Investments otherwise made in connection with the Transactions and (b) any Investment by the Borrower or any Restricted Subsidiary in a Person that is engaged in a Similar Business if as a result of such Investment (a “Permitted Acquisition”), (1) such Person becomes a Restricted Subsidiary or (2) such Person, in one transaction or a series of related transactions, is merged, consolidated, or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Borrower or a Restricted Subsidiary, and, in each case, any Investment held by such Person; provided that such Investment was not acquired by such Person in contemplation of such acquisition, merger, consolidation, or transfer; provided, further, that (w) the Borrower shall be in compliance with the applicable Financial Covenants for the most recently ended Test Period (calculated on a Pro Forma Basis) immediately after giving effect to such Investment, (x) after giving Pro Forma Effect to such Investment and subject to Section 1.12(c) with respect to any such Investment that is a Limited Condition Transaction, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, (y) in the case of any Permitted Acquisition by a Credit Party of a target that does not become a Credit Party or of assets that do not become Collateral, in each case, as required by this Agreement and the other Credit Documents, all such Permitted Acquisitions by Credit Parties of targets that do not become Credit Parties shall not exceed (when taken together with the aggregate amount of IP Acquisitions by Subsidiaries that are not Credit Parties or of assets that do not become Collateral under clause (xxv) below as required by this Agreement), (I) prior to the Conversion Date, $150,000,000 and (II) on and after the Conversion Date, the greater of (x) $150,000,000 and (y) 75% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Permitted Acquisition (with the Fair Market Value of each Permitted Acquisition being measured at the time made and without giving effect to subsequent changes in value); provided that such cap shall not apply if, prior to the Conversion Date, the Annual Recurring Revenues, and after the Conversion Date, the Consolidated EBITDA, of all non-Credit Parties after giving effect to any such Permitted Acquisition does not exceed 25% of the Annual Recurring Revenues or Consolidated EBITDA, as applicable, of the Borrower and its Restricted Subsidiaries after giving effect to such Permitted Acquisition and (z) the Administrative Agent shall have received (for distribution to the Lenders) customary and reasonable diligence information (as determined by the Borrower in good faith) with respect to such Permitted Acquisition to the extent available and permitted to be shared with the Lenders; provided however that in the event the amount available under clause (y) is reduced as a result of any acquisition or other Investment made by Credit Parties in Persons that are not (or do not become) Credit Parties and such Restricted Subsidiary subsequently becomes a Credit Party, the amount available under such clause (y) shall be proportionately increased as a result thereof (up to the original amount of such cap);

(iv) any Investment in securities or other assets not constituting cash, Cash Equivalents, or Investment Grade Securities and received in connection with an Asset Sale made pursuant to Section 11.4 or any other disposition of assets not constituting an Asset Sale;

(v) (a) any Investment existing or contemplated on the Closing Date and, in each case, listed on Schedule 11.5 and (b) Investments consisting of any modification, replacement, renewal, reinvestment, or extension of any such Investment; provided that the amount of any such Investment is not increased from the amount of such Investment on the Closing Date except pursuant to the terms of such Investment (including in respect of any unused commitment), plus any accrued but unpaid interest (including any portion thereof which is payable in kind in accordance with the terms of such modified, extended, renewed, or replaced Investment) and premium payable by the terms of such Indebtedness thereon and fees and expenses associated therewith as of the Closing Date;

(vi) any Investment acquired by the Borrower or any Restricted Subsidiary (a) in exchange for any other Investment or accounts receivable held by the Borrower or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization, or recapitalization of the Borrower of such other Investment or accounts receivable or (b) as a result of a foreclosure by the Borrower or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

(vii) Hedging Obligations permitted under clause (j) of Section 11.1 and Cash Management Services;

(viii) any Investment in a Similar Business having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (viii) that are at that time outstanding, not to exceed (I) prior to the Conversion Date, $70,000,000 and (II) on and after the Conversion Date, the greater of (x) $70,000,000 and (y) 35% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided that, after giving Pro Forma Effect to such Investment and subject to Section 1.12(c) with respect to any such Investment that is a Limited Condition Transaction, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof; provided, however, that if any Investment pursuant to this clause (viii) is made in any Person that is not a Restricted Subsidiary on the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter be deemed to have been made pursuant to clause (i) above and shall cease to have been made pursuant to this clause (viii) for so long as such Person continues to be a Restricted Subsidiary;

(ix) Investments the payment for which consists of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower (exclusive of Disqualified Stock and Cure Amount); provided that such Equity Interests will not increase the amount available for Restricted Payments under clause (iii) of Section 11.5(a);

(x) (i) Contingent Obligations of the Borrower and its Restricted Subsidiaries incurred in the ordinary course of business and (ii) guarantees of Indebtedness permitted under Section 11.1 and Investments to the extent constituting Permitted Liens;

(xi) any transaction to the extent it constitutes an Investment that is permitted and made in accordance with the provisions of Section 10.9 (except transactions described in clause (b) of such paragraph);

(xii) Investments consisting of purchases and acquisitions of inventory, supplies, material, equipment, or other similar assets in the ordinary course of business;

(xiii) additional Investments having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (xiii) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash or marketable securities), not to exceed the sum of (x) (I) prior to the Conversion Date, $80,000,000 and (II) on and after the Conversion Date, the greater of (x) $80,000,000 and (y) 40% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), in each case, at the time of such Investment, (y) the Available Dividends Amount and (z) the Available Restricted Debt Payments Amount (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value); provided, however, that if any Investment pursuant to this clause (xiii) is made in any Person that is not a Restricted Subsidiary at the date of the making of such Investment and such Person becomes a Restricted Subsidiary after such date, such Investment shall thereafter, at the option of the Borrower, be deemed to have been made pursuant to clause (i) above (subject to the cap on Investments by Credit Parties in Restricted Subsidiaries that are not Credit Parties contain therein) and shall cease to have been made pursuant to this clause (xiii) for so long as such Person continues to be a Restricted Subsidiary;

(xiv) Investments in joint ventures of the Borrower and any Subsidiary of the Borrower (provided that at the time any such Investment is made (or, at the option of the Borrower, committed to be made), the aggregate outstanding (or committed) amount of all such Investments made pursuant to this clause (xiv) that are at the time outstanding shall not exceed (I) prior to the Conversion Date, $50,000,000, and (II) on and after the Conversion Date, the greater of (x) $50,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), at the time of making (or, at the option of the Borrower the commitment to make) such Investment);

(xv) advances to, or guarantees of Indebtedness of, officers, directors, managers, and employees not in excess of, (I) prior to the Conversion Date, $15,000,000, and (II) on and after the Conversion Date, the greater of (x) $15,000,000 and (y) 7.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), at the time of such Investment;

(xvi) (a) loans and advances to officers, directors, managers, and employees for business-related travel expenses, moving expenses, and other similar expenses, in each case, incurred in the ordinary course of business or consistent with past practices or to fund such Person’s purchase of Equity Interests of the Borrower or any direct or indirect parent company thereof and (b) promissory notes received from stockholders of the Borrower, any direct or indirect parent company of the Borrower or any Subsidiary in connection with the exercise of stock options in respect of the Equity Interests of the Borrower, any direct or indirect parent company of the Borrower and the Subsidiaries;

(xvii) Investments consisting of extensions of trade credit in the ordinary course of business;

(xviii) Investments in the ordinary course of business consisting of Uniform Commercial Code Article 3 endorsements for collection or deposit and Uniform Commercial Code Article 4 customary trade arrangements with customers consistent with past practices;

(xix) Investments in connection with Permitted Reorganizations and IPO Reorganization Transactions;

(xx) Investments made in the ordinary course of business in connection with obtaining, maintaining or renewing client, franchisee and customer contracts and loans or advances made to, and guarantees with respect to obligations of, franchisees, distributors, suppliers, licensors and licensees in the ordinary course of business;

(xxi) the licensing and contribution of Intellectual Property in the ordinary course of business, including pursuant to joint marketing arrangements with other Persons;

(xxii) advances of payroll payments to employees in the ordinary course of business;

(xxiii) contributions to a “rabbi” trust for the benefit of employees, directors, consultants, independent contractors or other service providers or other grantor trust subject to claims of creditors in the case of a bankruptcy of the Borrower;

(xxiv) Investments by an Unrestricted Subsidiary entered into prior to the day such Unrestricted Subsidiary is redesignated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”;

(xxv) Investments consisting of the purchase of source code, Intellectual Property and other intangibles, whether or not representing a business line or all or substantially all of the business of a Person (including, but not limited to, the acquisition of the Capital Stock of such Person for the purpose of purchasing such source code, Intellectual Property and other intangibles of such Person) (each such purchase or acquisition, an “IP Acquisition”); provided that (x) the Borrower shall be in compliance with the applicable Financial Covenants for the most recently ended Test Period (calculated on a Pro Forma Basis) immediately after giving effect to such Investment and (y) after giving Pro Forma Effect to such Investment and subject to Section 1.12(c) with respect to any such Investment that is a Limited Condition Transaction, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, provided, further that in the case of any Restricted Subsidiary consummating an IP Acquisition that is not a Credit Party as required by this Agreement and the other Credit Documents, all such IP Acquisitions by Subsidiaries that are not Credit Parties shall not exceed (when taken together with the aggregate amount of Permitted Acquisitions of Subsidiaries that do not become Credit Parties under clause (iii) above), (I) prior to the Conversion Date, the greater of (x) $150,000,000 and (y) 33% of Annual Recurring Revenue, and (II) on and after the Conversion Date, the greater of (x) $150,000,000 and (y) 75% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such IP Acquisition (with the Fair Market Value of each IP Acquisition being measured at the time made and without giving effect to subsequent changes in value); provided that such cap shall not apply if, prior to the Conversion Date, the Annual Recurring Revenues, and after the Conversion Date, the Consolidated EBITDA, of all non-Credit Parties after giving effect to any such IP Acquisition does not exceed 25% of the Annual Recurring Revenues or Consolidated EBITDA, as applicable, of the Borrower and its Restricted Subsidiaries after giving effect to such IP Acquisition and (z) the Administrative Agent shall have received (for distribution to the Lenders) customary and reasonable diligence information (as determined by the Borrower in good faith) with respect to such IP Acquisition to the extent available and permitted to be shared with the Lenders; provided, however, that if any IP Acquisition pursuant to this clause (xxv) is made by any Person that is not a Credit Party on the date of the making of such Investment and such Person becomes a Credit Party after such date, such Investment shall thereafter be deemed to have been made pursuant to this clause (xxv);

(xxvi) to the extent constituting Investments, advances in respect of transfer pricing, cost-sharing arrangements (i.e., “cost-plus” arrangements) and associated “true-up” payments that are in the ordinary course of business;

(xxvii) (i) Investments in any Receivables Facility or any Securitization Subsidiary in order to effectuate a Qualified Securitization Financing, including the ownership of Equity Interests in such Securitization Subsidiary and (ii) distributions or payments of securitization fees and purchases of Securitization Assets or Receivables Assets pursuant to customary repurchase obligations in connection with a Qualified Securitization Financing or a Receivables Facility; and

(xxviii) other Investments; provided that (x) no Event of Default under Section 12.1 or 12.5 shall have occurred and be continuing or would occur as a consequence thereof and (y) after giving Pro Forma Effect to such Investments (I) prior to the Conversion Date, the Annual Recurring Revenue Net Leverage Ratio is equal to or less than 2.60:1.00 and (II) after the Conversion Date, the Consolidated Total Debt to Consolidated EBITDA Ratio is equal to or less than 6.50:1.00.

“Permitted Liens” shall mean, with respect to any Person:

(i) pledges or deposits by such Person under workmen’s compensation laws, unemployment insurance laws, or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Indebtedness), or leases to which such Person is a party, or deposits to secure public or statutory obligations of such Person or deposits of cash or U.S. government bonds to secure surety or appeal bonds to which such Person is a party, or deposits as security for the payment of rent or deposits made to secure obligations arising from contractual or warranty refunds, in each case, incurred in the ordinary course of business;

(ii) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, and mechanics’ Liens, in each case, (x) for sums not yet overdue for a period of more than 60 days or, if more than 60 days overdue, (1) are unfiled and no other action has been taken to enforce such Lien or (2) that are being contested in good faith by appropriate proceedings or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be proceeding with an appeal or other proceedings for review if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP, or (y) so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(iii) Liens for Taxes, assessments, or other governmental charges, in each case (x) (1) not yet overdue for a period of more than 60 days, (2) which are being contested in good faith by appropriate proceedings diligently conducted, if adequate reserves with respect thereto are maintained on the books of such Person in accordance with GAAP or (3) which are not required to be paid pursuant to Section 10.4, or for property Taxes on property of the Borrower or one of its Subsidiaries has determined to abandon if the sole recourse for such Tax, assessment, charge, levy, or claim is to such property or (y) so long as such Liens do not individually or in the aggregate have a Material Adverse Effect;

(iv) Liens in favor of issuers of performance, surety, bid, indemnity, warranty, release, appeal, or similar bonds or with respect to other regulatory requirements or letters of credit or bankers’ acceptances issued, and completion guarantees provided for, in each case pursuant to the request of and for the account of such Person in the ordinary course of its business;

(v) minor survey exceptions, minor encumbrances, ground leases, easements, or reservations of, or rights of others for, licenses, rights-of-way, servitudes, sewers, electric lines, drains, telegraph and telephone and cable television lines, gas and oil pipelines, and other similar purposes, or zoning, building codes, or other restrictions (including, without limitation, minor defects or irregularities in title and similar encumbrances) as to the use of real properties or Liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not incurred in connection with Indebtedness and which do not, in the aggregate, materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person, taken as a whole;

(vi) Liens securing Indebtedness permitted to be outstanding pursuant to clause (a), (b) (so long as such Liens are subject to (i) in the case of Liens on the Collateral securing Indebtedness that constitutes First Lien Obligations, a First Lien Intercreditor Agreement; and (ii) in the case of Liens on the Collateral securing Indebtedness that do not constitute First Lien Obligations, a Second Lien Intercreditor Agreement), (d), (r), (w) (so long as such Liens are subject to (i) in the case of Liens on the Collateral securing Indebtedness that constitute First Lien Obligations, a First Lien Intercreditor Agreement; and (ii) in the case of Liens on the Collateral securing Indebtedness that do not constitute First Lien Obligations, a Second Lien Intercreditor Agreement) or (x) (so long as such Liens are subject to (i) in the case of Liens on the Collateral securing Indebtedness that constitute First Lien Obligations, a First Lien Intercreditor Agreement; and (ii) in the case of Liens on the Collateral securing Indebtedness that do not constitute First Lien Obligations, a Second Lien Intercreditor Agreement) or (bb) (so long as such Liens are subject to (i) in the case of Liens on the Collateral securing Indebtedness that constitute First Lien Obligations, a First Lien Intercreditor Agreement; and (ii) in the case of Liens on the Collateral securing Indebtedness that do not constitute First Lien Obligations, a Second Lien Intercreditor Agreement) of Section 11.1 or Indebtedness permitted pursuant to the first paragraph of Section 11.1 (so long as such Liens on the Collateral are subject to (i) in the case of Liens securing Indebtedness that constitutes First Lien Obligations, a First Lien Intercreditor Agreement; and (ii) in the case of Liens on the Collateral securing Indebtedness that does not constitute First Lien Obligations, a Second Lien Intercreditor Agreement); provided that, (a) in the case of clause (d) of Section 11.1, such Lien may not extend to any property or equipment (or assets affixed or appurtenant thereto) other than the property or equipment being financed or refinanced under such clause (d) of Section 11.1, replacements of such property, equipment or assets, and additions and accessions and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender; (b) in the case of clause (r) of Section 11.1, such Lien may not extend to any assets other than the assets owned by Restricted Subsidiaries that are not Credit Parties; (c) in the case of Liens on the Collateral securing Indebtedness that constitute First Lien Obligations pursuant to this clause (vi), the Collateral Agent, the Administrative Agent and the representative for the holders of such Indebtedness shall have entered into the First Lien Intercreditor Agreement and (d) in the case of Liens on the Collateral securing Indebtedness that do not constitute First Lien Obligations and are intended to be contractually subordinated in the Collateral to the First Lien Obligations pursuant to this clause (vi), the Collateral Agent, the Administrative Agent and the representative of the holders of such Indebtedness shall have entered into a Second Lien Intercreditor Agreement; provided that without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement contemplated by this clause (vi);

(vii) subject to Section 10.14, Liens existing on the Closing Date; provided that any Lien securing Indebtedness or other obligations in excess of (a) $10,000,000 individually or (b) $20,000,000 in the aggregate (when taken together with all other Liens securing obligations outstanding in reliance on this clause (vii) that are not listed on Schedule 11.2) shall only be permitted if set forth on Schedule 11.2, and, in each case, any modifications, replacements, renewals, refinancings, or extensions thereof;

(viii) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such other Person becoming a Subsidiary; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such Person, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property of such Person, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(ix) Liens on property at the time the Borrower or a Restricted Subsidiary acquired the property, including any acquisition by means of a merger or consolidation with or into the Borrower or any Restricted Subsidiary or the designation of an Unrestricted Subsidiary as a Restricted Subsidiary; provided that such Liens are not created or incurred in connection with, or in contemplation of, such acquisition, merger, consolidation, or designation; provided, further, however, that such Liens may not extend to any other property owned by the Borrower or any Restricted Subsidiary (other than, with respect to such property, any replacements of such property or assets and additions and accessions thereto, after-acquired property subject to a Lien securing Indebtedness and other obligations incurred prior to such time and which Indebtedness and other obligations are permitted hereunder that require, pursuant to their terms at such time, a pledge of after-acquired property, and the proceeds and the products thereof and customary security deposits in respect thereof and in the case of multiple financings of equipment provided by any lender, other equipment financed by such lender, it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition);

(x) Liens securing Indebtedness or other obligations of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary permitted to be incurred in accordance with Section 11.1, provided that if such Liens encumber the Collateral, such Liens are subordinate to the Liens securing the Obligations;

(xi) Liens securing Hedging Obligations and Cash Management Services so long as the related Indebtedness is, and is permitted hereunder to be, secured by a Lien on the same property securing such Hedging Obligations and Cash Management Services;

(xii) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment, or storage of such inventory or other goods;

(xiii) leases, subleases, licenses, cross-licenses or sublicenses (including of Intellectual Property) granted to others in the ordinary course of business;

(xiv) Liens arising from Uniform Commercial Code financing statement filings regarding operating leases or consignments entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xv) Liens in favor of the Borrower or any other Guarantor;

(xvi) Liens on equipment of the Borrower or any Restricted Subsidiary granted in the ordinary course of business to the Borrower or such Restricted Subsidiary’s client at which such equipment is located;

(xvii) Liens on (i) the Securitization Assets arising in connection with a Qualified Securitization Financing or (ii) the Receivables Assets arising in connection with a Receivables Facility;

(xviii) Liens to secure any refinancing, refunding, extension, renewal, or replacement (or successive refinancing, refunding, extensions, renewals, or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in clauses (vi), (vii), (viii), (ix), (x), (xv) and (xl) of this definition of Permitted Liens; provided that (a) such new Lien shall be limited to all or part of the same property that secured (or, as to any after-acquired property, would have been required by the terms of such Indebtedness (and would have been permitted by the terms hereof) to secure) the original Lien (plus improvements on such property), and (b) the Indebtedness secured by such Lien at such time is not increased to any amount greater than the sum of (1) the outstanding principal amount or, if greater, the committed amount of the Indebtedness described under clauses (vi), (vii), (viii), (ix), (x), (xv) and (xl) at the time the original Lien became a Permitted Lien under this Agreement, and (2) an amount necessary to pay any fees and expenses, including premiums and accrued and unpaid interest, related to such refinancing, refunding, extension, renewal, or replacement and (c) the refinancing, refunding, extension, renewal, or replacement (or successive refinancing, refunding, extensions, renewals, or replacements) of the Indebtedness secured or benefited by such Liens is permitted by Section 11.1;

(xix) deposits made or other security provided to secure liabilities to insurance carriers under insurance or self-insurance arrangements in the ordinary course of business;

(xx) other Liens securing obligations (including Capitalized Lease Obligations) which do not exceed (I) prior to the Conversion Date, $60,000,000, and (II) on and after the Conversion Date the greater of (x) $60,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the incurrence of such Lien; provided that, at the Borrower’s election, (i) in the case of such Liens securing Permitted Other Indebtedness Obligations that constitute First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative for the holders of such Permitted Other Indebtedness Obligations shall have entered into a First Lien Intercreditor Agreement; and (ii) in the case of such Liens securing Permitted Other Indebtedness Obligations that do not constitute First Lien Obligations and are intended to be contractually subordinated in the Collateral to the First Lien Obligations, the Collateral Agent, the Administrative Agent and the representative of the holders of such Permitted Other Indebtedness Obligations shall have entered into a Second Lien Intercreditor Agreement and the Administrative Agent and Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement contemplated by this clause (xx);

(xxi) Liens securing judgments for the payment of money not constituting an Event of Default under Section 12.5 or Section 12.10;

(xxii) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods in the ordinary course of business;

(xxiii) Liens (a) of a collection bank arising under Section 4-208 of the Uniform Commercial Code or any comparable or successor provision on items in the course of collection, (b) attaching to commodity trading accounts or other commodity brokerage accounts incurred in the ordinary course of business, and (c) in favor of banking or other financial institutions or other electronic payment service providers arising as a matter of law encumbering deposits (including the right of set-off) and which are within the general parameters customary in the banking or finance industry;

(xxiv) Liens deemed to exist in connection with Investments in repurchase agreements permitted under Section 11.1; provided that such Liens do not extend to any assets other than those that are the subject of such repurchase agreement;

(xxv) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to commodity trading accounts or other brokerage accounts incurred in the ordinary course of business and not for speculative purposes;

(xxvi) Liens that are contractual rights of set-off (a) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (b) relating to pooled deposits or sweep accounts of the Borrower or any of the Restricted Subsidiaries to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries, or (c) relating to purchase orders and other agreements entered into by the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(xxvii) Liens (a) solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted under this Agreement or (b) consisting of an agreement to dispose of any property pursuant to a disposition permitted hereunder;

(xxviii) rights reserved or vested in any Person by the terms of any lease, license, franchise, grant, or permit held by the Borrower or any of the Restricted Subsidiaries or by a statutory provision, to terminate any such lease, license, franchise, grant, or permit, or to require annual or periodic payments as a condition to the continuance thereof;

(xxix) restrictive covenants affecting the use to which real property may be put (excluding, for the avoidance of doubt, any negative pledge of real property); provided that such covenants are complied with;

(xxx) security given to a public utility or any municipality or governmental authority when required by such utility or authority in connection with the operations of that Person in the ordinary course of business;

(xxxi) zoning by-laws and other land use restrictions, including, without limitation, site plan agreements, development agreements, and contract zoning agreements;

(xxxii) Liens arising out of conditional sale, title retention, consignment, or similar arrangements for sale of goods entered into by the Borrower or any Restricted Subsidiary in the ordinary course of business;

(xxxiii) Liens arising under the Security Documents to secure the Obligations;

(xxxiv) Liens on goods purchased in the ordinary course of business, the purchase price of which is financed by a documentary letter of credit issued for the account of Holdings, the Borrower or any of its Subsidiaries;

(xxxv) (a) Liens on Equity Interests in joint ventures; provided that any such Lien is in favor of a creditor of such joint venture and such creditor is not an Affiliate of any partner to such joint venture and (b) purchase options, call, and similar rights of, and restrictions for the benefit of, a third party with respect to Equity Interests held by the Borrower or any Restricted Subsidiary in joint ventures;

(xxxvi) Liens on cash and Cash Equivalents that are earmarked to be used to satisfy or discharge Indebtedness; provided that (a) such cash and/or Cash Equivalents are deposited into an account from which payment is to be made, directly or indirectly, to the Person or Persons holding the Indebtedness that is to be satisfied or discharged, (b) such Liens extend solely to the account in which such cash and/or Cash Equivalents are deposited and are solely in favor of the Person or Persons holding the Indebtedness (or any agent or trustee for such Person or Persons) that is to be satisfied or discharged, and (c) the satisfaction or discharge of such Indebtedness is expressly permitted hereunder;

(xxxvii) with respect to any Foreign Subsidiary, other Liens and privileges arising mandatorily by any Requirements of Law;

(xxxviii) to the extent pursuant to a Requirements of Law, Liens on cash or Permitted Investments securing Hedge Agreements in the ordinary course of business;

(xxxix) Liens securing Indebtedness permitted under Sections 11.1(aa) and (bb), in each case so long as such Liens are subject to (i) in the case of Liens on the Collateral securing Indebtedness that constitute First Lien Obligations, a First Lien Intercreditor Agreement and (ii) in the case of Liens on the Collateral securing Indebtedness that do not constitute First Lien Obligations, a Second Lien Intercreditor Agreement; provided that without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the Second Lien Intercreditor Agreement and the First Lien Intercreditor Agreement, as applicable, pursuant to this clause (xxxix);

(xl) additional Liens of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed the Available Amount that is not otherwise applied pursuant to Section 11.1(aa) and Section 11.5(a)(iii) as in effect immediately prior to the incurrence of such Liens (and after giving Pro Forma Effect thereto), in each case so long as such Liens are subject to (i) in the case of Liens on the Collateral securing Indebtedness that constitute First Lien Obligations, a First Lien Intercreditor Agreement and (ii) in the case of Liens on the Collateral securing Indebtedness that do not constitute First Lien Obligations, a Second Lien Intercreditor Agreement; and

(xli) additional Liens of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed the amount of Excluded Contributions made since the Closing Date that is not otherwise applied pursuant to Section 11.1(bb) or Section 11.5(b)(10) as in effect immediately prior to the incurrence of such Liens (and after giving Pro Forma Effect thereto), in each case so long as such Liens are subject to (i) in the case of Liens on the Collateral securing Indebtedness that constitute First Lien Obligations, a First Lien Intercreditor Agreement and (ii) in the case of Liens on the Collateral securing Indebtedness that do not constitute First Lien Obligations, a Second Lien Intercreditor Agreement.

For purposes of this definition, the term “Indebtedness” shall be deemed to include interest on, and fees, expenses and other obligations payable with respect to, such Indebtedness.

“Permitted Other Indebtedness” shall mean Indebtedness consisting of one or more series of (i) secured or unsecured bonds, notes or debentures (which bonds, notes or debentures, if secured, must be secured either by Liens pari passu with the Liens on the Collateral securing the Obligations (but without regard to control of remedies) or by Liens having a junior priority relative to the Liens on the Collateral securing the Obligations), or (ii) secured or unsecured loans (which loans, if secured, must be secured either by Liens pari passu with the Liens on the Collateral securing the Obligations or by Liens having a junior priority relative to the Liens on the Collateral securing the Obligations), in each case issued or incurred by the Borrower or a Guarantor, (a) the maturity date of such Indebtedness shall be no earlier than the Initial Term Loan Maturity Date and such Indebtedness shall not have a shorter weighted average life to maturity than the existing Initial Term Loans; (b) if such Indebtedness is in the form of a term loan facility of the Credit Parties that is secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations, the terms set forth in Section 2.14(e) (including limitations to the application thereof) shall have been complied with as if such Indebtedness was considered a New Term Loan, (c) of which no Subsidiary of Holdings (other than the Borrower or a Guarantor) is an obligor, (d) that, if secured, is not secured by a Lien on any assets of Holdings or its Subsidiaries other than the Collateral, (e) [reserved] and (f) the other terms of which shall be on terms and documentation as determined by the Borrower and the lenders providing such Indebtedness.

“Permitted Other Indebtedness Documents” shall mean any document or instrument (including any guarantee, security agreement, or mortgage and which may include any or all of the Credit Documents) issued or executed and delivered with respect to any Permitted Other Indebtedness by any Credit Party.

“Permitted Other Indebtedness Obligations” shall mean, if any Permitted Other Indebtedness is issued or incurred, all advances to, and debts, liabilities, obligations, covenants, and duties of, any Credit Party arising under any Permitted Other Indebtedness Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after the commencement by or against any Credit Party or any Affiliate thereof of any proceeding under any bankruptcy or insolvency law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding. Without limiting the generality of the foregoing, the Permitted Other Indebtedness Obligations of the applicable Credit Parties under the Permitted Other Indebtedness Documents (and any of their Restricted Subsidiaries to the extent they have obligations under the Permitted Other Indebtedness Documents) include the obligation (including guarantee obligations) to pay principal, interest, charges, expenses, fees, attorney costs, indemnities, and other amounts payable by any such Credit Party under any Permitted Other Indebtedness Document.

“Permitted Other Indebtedness Secured Parties” shall mean the holders from time to time of secured Permitted Other Indebtedness Obligations (and any representative on their behalf).

“Permitted Refinancing” shall mean, with respect to any Indebtedness, the refinancing, refunding, renewal or extension of such Indebtedness; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon, the amount of fees, expenses, and premium and accrued and unpaid interest in connection with such refinancing, and any unused commitment) and (y) such Indebtedness otherwise complies with the definition of Permitted Other Indebtedness.

“Permitted Reorganization” shall mean any re-organization or other similar activities among Holdings, the Borrower and their Restricted Subsidiaries related to Tax planning and re-organization, so long as, after giving effect thereto, (a) the Credit Parties are in compliance with Sections 10.11 and 10.14, (b) taken as a whole, the value of the Collateral securing the Obligations and the Guarantees by the Guarantors of the Obligations are not materially impaired and (c) the Liens in favor of the Collateral Agent for the benefit of the Secured Parties under the Security Documents are not materially impaired.

“Permitted Repricing Amendment” shall have the meaning provided in Section 14.1.

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust, or other enterprise or any Governmental Authority.

“Plan” shall mean, other than any Multiemployer Plan, any employee benefit plan (as defined in Section 3(3) of ERISA), including any employee welfare benefit plan (as defined in Section 3(1) of ERISA), any employee pension benefit plan (as defined in Section 3(2) of ERISA), and any plan which is both an employee welfare benefit plan and an employee pension benefit plan, and in respect of which any Credit Party or, with respect to any such plan that is that is subject to Title IV of ERISA, Section 302 of ERISA or Section 412 of the Code, any ERISA Affiliate is (or, if such Plan were terminated, would under Section 4062 or Section 4069 of ERISA be reasonably likely to be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” shall have the meaning provided in Section 14.17(a).

“Pledge Agreement” shall mean the Pledge Agreement, entered into by the Credit Parties party thereto and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit C.

“Post-Acquisition Period” shall mean, with respect to any Permitted Acquisition, the period beginning on the date such Permitted Acquisition is consummated and ending on the twenty four (24)-month anniversary of the date on which such Permitted Acquisition is consummated.

“Post-Closing Escrow Arrangements” shall mean, with respect to any requirement that any Credit Document, certificate or other document or instrument be executed and delivered by any Post-Closing Credit Party, that such execution and delivery shall be accomplished under escrow arrangements pursuant to which the applicable Post-Closing Credit Party’s signature pages are provided to the Administrative Agent or Collateral Agent, as applicable, before (or coincident with) the time the Acquisition is consummated in accordance with the Merger Agreement (the “Merger Effective Time”), and such signature pages (and the Credit Documents and related deliverables to which such Post-Closing Credit Party is to become a party) are automatically released from escrow to the Administrative Agent or Collateral Agent, as applicable, concurrently with the Merger Effective Time and the adoption of related authorizing resolutions by the Board of Directors of such Post-Closing Credit Party. The counterpart signature page of any Post-Closing Credit Party may be executed by individuals that will be officers, directors, managers, embers and/or partners of such Post-Closing Credit Party (or of one or more controlling parent or general partner entities of such Post-Closing Credit Parties) upon consummation of the Acquisition, whether or not such individuals are officers, directors, managers, members and/or partners of such Post-Closing Credit Party (or any such controlling parent or general partner entities) prior to the consummation of the Acquisition, so long as such individuals are authorized in such capacity at the time such signature pages are released from escrow pursuant to this definition.

“Post-Closing Credit Party” shall mean each Person that is required to be a Credit Party on the Closing Date other than the Initial Borrower.

“Prepayment Event” shall mean any Asset Sale Prepayment Event, Debt Incurrence Prepayment Event, or any Casualty Event.

“Pricing Grid Date” shall have the meaning assigned to such term in the definition of “Applicable Margin”.

“Pricing Grid Election” shall have the meaning assigned to such term in the definition of “Applicable Margin”.

“primary obligor” shall have the meaning provided such term in the definition of Contingent Obligations.

“Prime Rate” shall mean the rate of interest last quoted by The Wall Street Journal (or another national publication reasonably selected by the Administrative Agent) as the “Prime Rate” in the U.S. or, if The Wall Street Journal (or such other publication) ceases to quote such rate, the highest per annum interest rate published by the Federal Reserve Board in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by the Administrative Agent) or any similar release by the Federal Reserve Board (as reasonably determined by the Administrative Agent).

“Pro Forma Adjustment” shall mean, for any Test Period that includes all or any part of a fiscal quarter included in any Post-Acquisition Period, with respect to the Acquired EBITDA of the applicable Acquired Entity or Business or Converted Restricted Subsidiary or the Consolidated EBITDA of the Borrower, the pro forma increase or decrease in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, projected by the Borrower in good faith as a result of (i) actions taken during such Post-Acquisition Period for the purposes of realizing reasonably identifiable and factually supportable cost savings or (ii) any additional costs incurred during such Post-Acquisition Period, in each case, in connection with the combination of the operations of such Acquired Entity or Business or Converted Restricted Subsidiary with the operations of the Borrower and the Restricted Subsidiaries; provided that (a) at the election of the Borrower, such Pro Forma Adjustment shall not be required to be determined for any Acquired Entity or Business or Converted Restricted Subsidiary to the extent such acquisition does not involve any material assets; (b) the aggregate amount of the Pro Forma Adjustment, together with the aggregate amount of “run-rate” cost savings, operating expense reductions, operating enhancements and synergies added back to Consolidated EBITDA pursuant to clause (i) of the definition of Consolidated EBITDA, shall not exceed 30% of Consolidated EBITDA (calculated after giving effect to such addbacks and adjustments); and (c) so long as such actions are taken during such Post-Acquisition Period or such costs are incurred during such Post-Acquisition Period, as applicable, it may be assumed, for purposes of projecting such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, that the applicable amount of such cost savings will be realizable during the entirety of such Test Period, or the applicable amount of such additional costs, as applicable, will be incurred during the entirety of such Test Period; provided, further, that any such pro forma increase or decrease to such Acquired EBITDA or such Consolidated EBITDA, as the case may be, shall be without duplication for cost savings or additional costs already included in such Acquired EBITDA or such Consolidated EBITDA, as the case may be, for such Test Period. For the avoidance of doubt, no Pro Forma Adjustment shall be made with respect to operating enhancements and synergies for purposes of calculating Annual Recurring Revenue or Annual Recurring Revenue Net Leverage Ratio.

“Pro Forma Basis”, “Pro Forma Compliance”, and “Pro Forma Effect” shall mean, with respect to compliance with any test, financial ratio, or covenant hereunder, that (i) to the extent applicable, the Pro Forma Adjustment shall have been made and (ii) all Specified Transactions and the following transactions in connection therewith shall be deemed to have occurred as of the first day of the applicable period of measurement in such test or covenant: (a) income statement items (whether positive or negative) and/or Annual Recurring Revenue (including a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules) attributable to the property or Person subject to such Specified Transaction, (1) in the case of a sale, transfer, or other disposition of all or substantially all Capital Stock in any Subsidiary of the Borrower or any division, product line, or facility used for operations of the Borrower or any of its Subsidiaries, shall be excluded, and (2) in the case of a Permitted Acquisition, IP Acquisition or Investment described in the definition of Specified Transaction, shall be included, (b) any retirement of Indebtedness, and (c) any incurrence or assumption of Indebtedness by the Borrower or any of the Restricted Subsidiaries in connection therewith (it being agreed that if such Indebtedness has a floating or formula rate, such Indebtedness shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate that is or would be in effect with respect to such Indebtedness as at the relevant date of determination); provided that, without limiting the application of the Pro Forma Adjustment pursuant to clause (a) above, the foregoing pro forma adjustments may be applied to any such test or covenant solely to the extent that such adjustments are consistent with the definition of Consolidated EBITDA and give effect to cost savings, operating expense reductions, and, except for purposes of calculating Annual Recurring Revenue or Annual Recurring Revenue Net Leverage Ratio, operating enhancements and synergies that are (x)(1) directly attributable to such transaction, (2) expected to have a continuing impact on the Borrower or any of the other Restricted Subsidiaries, and (3) factually supportable or (y) otherwise consistent with the definition of Pro Forma Adjustment.

“Pro Forma Entity” shall have the meaning provided in the definition of the term Acquired EBITDA.

“Prohibited Transaction” shall have the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.

“Projections” shall have the meaning provided in Section 10.1(c).

“Public Company Costs” shall mean costs relating to compliance with the provisions of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, as applicable to companies with equity or debt securities held by the public, the rules of national securities exchange companies with listed equity or debt securities, directors’ or managers’ compensation, fees and expense reimbursement, costs relating to investor relations, shareholder meetings and reports to shareholders or debtholders, directors’ and officers’ insurance and other executive costs, legal and other professional fees, and listing fees.

“QFC” shall have the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“Qualified Cash” shall mean, as of any date of determination, the aggregate amount of unrestricted cash and Cash Equivalents (in each case, free and clear of all Liens other than Permitted Liens) of the Borrower and its Restricted Subsidiaries.

“Qualified Proceeds” shall mean assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business.

“Qualified Securitization Financing” shall mean any Securitization Facility of a Securitization Subsidiary that meets the following conditions: (i) the Borrower shall have determined in good faith that such Securitization Facility (including financing terms, covenants, termination events and other provisions), along with the contemplated use of the proceeds thereof, is in the aggregate economically fair and reasonable to Holdings, the Borrower and the Subsidiaries; (ii) all sales of Securitization Assets and related assets by Holdings, the Borrower or any Subsidiary to the Securitization Subsidiary or any other Person are made at fair market value (as determined in good faith by the Borrower, taking into account customary discounts to face value on such sales of Securitization Assets and related assets); (iii) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include standard securitization undertakings; and (iv) the obligations under such Securitization Facility are non-recourse (except for customary representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings, the Borrower or any Subsidiary (other than a Securitization Subsidiary).

“Qualified Stock” of any Person shall mean Capital Stock of such Person other than Disqualified Stock of such Person.

“Quarterly Period” shall have the meaning provided in Section 2.5(b).

“Real Estate” shall have the meaning provided in Section 10.1(f).

“Receivables Assets” shall mean (a) any trade or accounts receivable owed to Holdings, the Borrower or a Subsidiary subject to a Receivables Facility and the proceeds thereof and (b) all collateral securing such trade or accounts receivable, all contracts and contract rights, guarantees or other obligations in respect of such trade or accounts receivable, all records with respect to such trade or accounts receivable and any other assets customarily transferred together with trade or accounts receivables in connection with a non-recourse trade or accounts receivable factoring arrangement and which are sold, conveyed, assigned or otherwise transferred or pledged by the Borrower to a commercial bank or an Affiliate thereof in connection with a Receivables Facility.

“Receivables Facility” shall mean an arrangement between Holdings, the Borrower or a Subsidiary and a commercial bank or an Affiliate thereof pursuant to which (a) Holdings, the Borrower or such Subsidiary, as applicable, sells (directly or indirectly) to such commercial bank (or such Affiliate) trade or accounts receivable owing by customers, together with Receivables Assets related thereto, at a maximum discount, for each such trade or accounts receivable, not to exceed 10% of the face value thereof, (b) the obligations of Holdings, the Borrower or such Subsidiary, as applicable, thereunder are non-recourse (except for customary repurchase obligations, customary representations, warranties, covenants and indemnities made in connection with such facilities) to Holdings, the Borrower and such Subsidiary and (c) the financing terms, covenants, termination events and other provisions thereof shall be on market terms (as determined in good faith by the Borrower) and may include standard securitization undertakings, and shall include any guaranty in respect of such arrangement.

“Recurring Revenue Covenant” shall have the meaning provided in Section 11.7(a)(ii).

“Refinanced Term Loans” shall have the meaning provided in Section 14.1.

“Refinancing Indebtedness” shall have the meaning provided in Section 11.1(m).

“Refunding Capital Stock” shall have the meaning provided in Section 11.5(b)(2).

“Register” shall have the meaning provided in Section 14.6(b)(iv).

“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Reimbursement Date” shall have the meaning provided in Section 3.4(a).

“Reimbursement Obligations” shall mean the Borrower’s obligations to reimburse Unpaid Drawings pursuant to Section 3.4(a).

“Reinvestment Period” shall mean 365 days following the date of receipt of Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event.

“Rejection Notice” shall have the meaning provided in Section 5.2(f).

“Related Business Assets” shall mean assets (other than cash or Cash Equivalents) used or useful in a Similar Business; provided that any assets received by the Borrower or the Restricted Subsidiaries in exchange for assets transferred by the Borrower or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

“Related Fund” shall mean, with respect to any Lender that is a Fund, any other Fund that is advised or managed by (a) such Lender, (b) an Affiliate of such Lender or (c) an entity or an Affiliate of such entity that administers, advises or manages such Lender.

“Related Parties” shall mean, with respect to any specified Person, such Person’s Affiliates and the directors, officers, employees, agents, and members of such Person and any Person that possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of such Person, whether through the ability to exercise voting power, by contract or otherwise.

“Release” shall mean any release, spill, emission, discharge, disposal, escaping, leaking, pumping, pouring, dumping, emptying, injection, migration or leaching into or through the environment.

“Relevant Governmental Body” means the Board of Governors of the Federal Reserve System or the NYFRB, or a committee officially endorsed or convened by the Board of Governors of the Federal Reserve System or the NYFRB, or any successor thereto.

“Removal Effective Date” shall have the meaning provided in Section 13.9(b).

“Repayment Amount” shall mean the Initial Term Loan Repayment Amount, a New Term Loan Repayment Amount with respect to any Series, or an Extended Term Loan Repayment Amount with respect to any Extension Series, as applicable.

“Replacement Term Loan Commitment” shall mean the commitments of the Lenders to make Replacement Term Loans.

“Replacement Term Loans” shall have the meaning provided in Section 14.1.

“Reportable Event” shall mean any “reportable event”, as defined in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Pension Plan (other than a Pension Plan maintained by an ERISA Affiliate that is considered an ERISA Affiliate only pursuant to subsection (m) or (o) of Section 414 of the Code), other than those events as to which notice is waived pursuant to PBGC Reg. § 4043.

“Required Lenders” shall mean, at any date, (a) Non-Defaulting Lenders having or holding a majority of the sum of, without duplication, (i) (x) the Adjusted Total Revolving Credit Commitment and (y) the Letter of Credit Exposure at such date, (ii) the Adjusted Total Term Loan Commitment at such date and (iii) the aggregate outstanding principal amount of the Term Loans (excluding Term Loans held by Defaulting Lenders) at such date or (b) if the Total Revolving Credit Commitment and the Total Term Loan Commitment have been terminated or for the purposes of acceleration pursuant to Section 12, Non-Defaulting Lenders having or holding a majority of the outstanding principal amount of the Loans and Letter of Credit Exposure (excluding the Loans and Letter of Credit Exposure of Defaulting Lenders) in the aggregate at such date.

“Required Revolving Credit Lenders” shall mean, at any date, Non-Defaulting Lenders holding a majority of the Adjusted Total Revolving Credit Commitment at such date (or, if the Total Revolving Credit Commitment has been terminated at such time, a majority of the Revolving Credit Exposure (excluding Revolving Credit Exposure of Defaulting Lenders) at such time).

“Requirements of Law” shall mean, as to any Person, the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law, treaty, rule, or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or assets or to which such Person or any of its property or assets is subject.

“Resignation Effective Date” shall have the meaning provided in Section 13.9(a).

“Resolution Authority” shall mean an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Restricted Investment” shall mean an Investment other than a Permitted Investment.

“Restricted Payment” shall have the meaning provided in Section 11.5(a).

“Restricted Person” or “Restricted Persons” shall have the meaning provided in Section 14.16.

“Restricted Subsidiary” shall mean any Subsidiary of the Borrower other than an Unrestricted Subsidiary.

“Retained Asset Sale Proceeds” shall have the meaning provided in Section 11.4.

“Retained Declined Proceeds” shall have the meaning provided in Section 5.2(f).

“Retired Capital Stock” shall have the meaning provided in Section 11.5(b)(2).

“Revolving Credit Commitment” shall mean, as to each Revolving Credit Lender, its obligation to (a) make Revolving Credit Loans to the Borrower pursuant to Section 2.1(c) and (b) purchase participations in Letters of Credit, in each case, in an aggregate principal amount at any one time outstanding not to exceed the amount set forth, and opposite such Lender’s name on Schedule 1.1(b) under the caption Revolving Credit Commitment or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be increased from time to time pursuant to Section 2.14 or reduced from time to time in accordance with the terms of this Agreement. The aggregate Revolving Credit Commitments of all Revolving Credit Lenders shall be $125,000,000 on the Closing Date (the “Initial Revolving Credit Commitments”), as such amount may be increased from time to time pursuant to Section 2.14 or reduced from time to time in accordance with the terms of this Agreement.

“Revolving Credit Commitment Percentage” shall mean at any time, for each Lender, the percentage obtained by dividing (i) such Lender’s Revolving Credit Commitment at such time by (ii) the amount of the Total Revolving Credit Commitment at such time; provided that at any time when the Total Revolving Credit Commitment shall have been terminated, each Lender’s Revolving Credit Commitment Percentage shall be the percentage obtained by dividing (a) such Lender’s Revolving Credit Exposure at such time by (b) the Revolving Credit Exposure of all Lenders at such time.

“Revolving Credit Exposure” shall mean, with respect to any Lender at any time, the sum of (i) the aggregate principal amount of Revolving Credit Loans of such Lender then outstanding, and (ii) such Lender’s Letter of Credit Exposure at such time.

“Revolving Credit Facility” shall mean, at any time, the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

“Revolving Credit Lender” shall mean, at any time, any Lender that has a Revolving Credit Commitment, New Revolving Credit Commitment or Extended Revolving Credit Commitment at such time.

“Revolving Credit Loan” shall have the meaning provided in Section 2.1(c).

“Revolving Credit Maturity Date” shall mean August 16, 2028.

“Revolving Credit Termination Date” shall mean the date on which the Revolving Credit Commitments shall have terminated, no Revolving Credit Loans shall be outstanding and the Letters of Credit Outstanding shall have been reduced to zero or Cash Collateralized.

“Revolving Loan” shall mean, collectively or individually as the context may require, any (i) Revolving Credit Loan, (ii) Extended Revolving Credit Loan, and (iii) New Revolving Credit Loan, in each case made pursuant to and in accordance with the terms and conditions of this Agreement.

“S&P” shall mean Standard & Poor’s Ratings Services or any successor by merger or consolidation to its business.

“Sanctions” shall mean any sanctions administered or enforced by the government of the United States (including without limitation, OFAC and the U.S. Department of State), the United Nations Security Council, the European Union (or its member states), Her Majesty’s Treasury or any other relevant sanctions authority.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Second Lien Intercreditor Agreement” shall mean a First Lien/Second Lien Intercreditor Agreement substantially in the form of Exhibit I-2 (with such changes to such form as may be reasonably acceptable to the Administrative Agent and the Required Lenders, among the Administrative Agent, the Collateral Agent and the representatives for purposes thereof for holders of one or more classes of Indebtedness, the Borrower and each of the Guarantors.

“Sale Leaseback” shall mean any arrangement with any Person providing for the leasing by the Borrower or any Restricted Subsidiary of any real or tangible personal property, which property has been or is to be sold or transferred by the Borrower or such Restricted Subsidiary to such Person in contemplation of such leasing.

“Scheduled ABR Interest Payment Date” shall have the meaning provided in Section 2.8(d).

“Scheduled Term SOFR Interest Payment Date” shall have the meaning provided in Section 2.8(d).

“Scheduled Interest Payment Date” shall have the meaning provided in Section 2.8(d).

“Section 2.14 Additional Amendment” shall have the meaning provided in Section 2.14(h)(iv).

“Section 10.1 Financials” shall mean the financial statements delivered, or required to be delivered, pursuant to Section 10.1(a) or (b) together with the accompanying officer’s certificate delivered, or required to be delivered, pursuant to Section 10.1(d).

“Secured Cash Management Agreement” shall mean any Cash Management Agreement that is entered into by and between Holdings or any of the Restricted Subsidiaries and any Cash Management Bank, which is specified in a Secured Party Designation Notice provided to the Administrative Agent as constituting a Secured Cash Management Agreement hereunder.

“Secured Cash Management Obligations” shall mean Obligations under Secured Cash Management Agreements.

“Secured Hedge Agreement” shall mean any Hedge Agreement that is entered into by and between Borrower or any Restricted Subsidiary and any Hedge Bank, which is specified in a Secured Party Designation Notice provided to the Administrative Agent as constituting a Secured Hedge Agreement hereunder. For purposes of the preceding sentence, the Borrower and applicable Hedge Bank may deliver one Secured Party Designation Notice designating all Hedge Agreements entered into pursuant to a specified Master Agreement as “Secured Hedge Agreements”. Notwithstanding anything to the contrary, a Hedge Agreement with a Restricted Subsidiary shall remain a Secured Hedge Agreement notwithstanding that such Restricted Subsidiary is subsequently designated an Unrestricted Subsidiary, unless otherwise agreed between such Restricted Subsidiary and Hedge Bank (notification of which is provided by the Borrower and such Hedge Bank to the Administrative Agent).

“Secured Hedge Obligations” shall mean Obligations under Secured Hedge Agreements.

“Secured Parties” shall mean the Administrative Agent, the Collateral Agent, each Letter of Credit Issuer and each Lender, in each case with respect to the Credit Facilities, each Hedge Bank that is party to any Secured Hedge Agreement with Borrower or any Restricted Subsidiary, each Cash Management Bank that is party to a Secured Cash Management Agreement with Holdings or any Restricted Subsidiary and each sub-agent pursuant to Section 13 appointed by the Administrative Agent or the Collateral Agent.

“Secured Party Designation Notice” shall mean a notice in the form of Exhibit L executed by the Borrower and the applicable Cash Management Bank or Hedge Bank and delivered to the Administrative Agent.

“Securitization Asset” shall mean (a) any trade or accounts receivables or related assets and the proceeds thereof, in each case subject to a Securitization Facility and (b) all collateral securing such receivable or asset, all contracts and contract rights, guaranties or other obligations in respect of such receivable or asset, lockbox accounts and records with respect to such account or asset and any other assets customarily transferred (or in respect of which security interests are customarily granted), together with accounts or assets in a securitization financing and which in the case of clauses (a) and (b) above are sold, conveyed, assigned or otherwise transferred or pledged by Holdings, the Borrower or any Subsidiary in connection with a Qualified Securitization Financing.

“Securitization Facility” shall mean any transaction or series of securitization financings that may be entered into by Holdings, the Borrower or any Subsidiary pursuant to which Holdings, the Borrower or any Subsidiary may sell, convey or otherwise transfer, or may grant a security interest in, Securitization Assets to either (a) a Person that is not a Subsidiary or (b) a Securitization Subsidiary that in turn sells such Securitization Assets to a Person that is not a Subsidiary, or may grant a security interest in, any Securitization Assets of Holdings or any of its Subsidiaries.

“Securitization Subsidiary” shall mean any Subsidiary of Holdings in each case formed for the purpose of and that solely engages in one or more Qualified Securitization Financings and other activities reasonably related thereto or another Person formed for the purposes of engaging in a Qualified Securitization Financing in which Holdings or any Subsidiary of Holdings makes an Investment and to which Holdings or any Subsidiary of Holdings transfers Securitization Assets and related assets.

“Security Agreement” shall mean the Security Agreement entered into by Holdings, the Borrower, the other grantors party thereto, and the Collateral Agent for the benefit of the Secured Parties, substantially in the form of Exhibit D.

“Security Documents” shall mean, collectively, the Pledge Agreement, the Security Agreement, the First Lien Intercreditor Agreement, if executed, the Second Lien Intercreditor Agreement, if executed, and each other security agreement or other instrument or document executed and delivered pursuant to Sections 10.11, 10.12 or 10.14 or pursuant to any other such Security Documents to secure the Obligations or to govern the lien priorities of the holders of Liens on the Collateral.

“Senior Indebtedness” shall have the meaning provided in Section 14.1.

“Series” shall have the meaning provided in Section 2.14(a).

“Series LLC” shall mean any series of a limited liability company (including any protected or registered series) established in accordance with Section 18-215 or 18-218 of the Delaware Limited Liability Company Act or any comparable provision of any other Law.

“Series LP” shall mean any series of a limited partnership (including any protected or registered series) established in accordance with Section 17-218 or 17-221 of the Delaware Limited Partnership Act or any comparable provision of any other Law.

“Significant Subsidiary” shall mean, at any date of determination, (a) any Restricted Subsidiary whose gross revenues (when combined with the gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) for the Test Period most recently ended on or prior to such date were equal to or greater than 10% of the consolidated gross revenues of the Borrower and the Restricted Subsidiaries for such period, determined in accordance with GAAP or (b) each other Restricted Subsidiary that, when such Restricted Subsidiary’s total gross revenues (when combined with the total gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) are aggregated with each other Restricted Subsidiary (when combined with the total gross revenues of such Restricted Subsidiary’s Subsidiaries after eliminating intercompany obligations) that is the subject of an Event of Default described in Section 12.5 would constitute a “Significant Subsidiary” under clause (a) above.

“Similar Business” shall mean any business conducted or proposed to be conducted by the Borrower and the Restricted Subsidiaries on the Closing Date or any business that is similar, reasonably related, synergistic, incidental, or ancillary thereto.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“Sold Entity or Business” shall have the meaning provided in the definition of the term Consolidated EBITDA.

“Solvent” shall mean, after giving effect to the consummation of the Transactions, (i) the sum of the debt (including contingent liabilities) of Holdings and its Restricted Subsidiaries, on a consolidated basis, does not exceed the present fair saleable value (measured on a going concern basis) of the present assets of Holdings and its Restricted Subsidiaries, on a consolidated basis; (ii) the present fair saleable value (measured on a going concern basis) of the assets of Holdings and its Restricted Subsidiaries, on a consolidated basis, is not less than the amount that will be required to pay the probable liability, on a consolidated basis, of their debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured in the ordinary course of business; (iii) the capital of Holdings and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the date hereof; and (iv) Holdings and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts including current obligations beyond their ability to pay such debts as they become due in the ordinary course (whether at maturity or otherwise). For purposes hereof, the amount of any contingent liability has been computed as the amount that, in light of all of the facts and circumstances existing at the time of determination, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Existing Revolving Credit Commitment” shall have the meaning provided in Section 2.14(h)(ii).

“Specified Representations” shall mean the representations and warranties with respect to the Borrower set forth in Sections 9.1(a), 9.2 (as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to, and performance of, the Credit Documents), 9.3(c) (as related to the borrowing under, guaranteeing under, granting of security interests in the Collateral to, and performance of, the Credit Documents), 9.5, 9.7, 9.17, 9.18 (as related to use of proceeds), 9.20, 9.21 and in Section 3.2(a) and (b) of the Security Agreement and Section 4(d) of the Pledge Agreement, except with respect to items referred to on Schedule 10.16, of this Agreement.

“Specified Transaction” shall mean, with respect to any period, any Investment (including a Permitted Acquisition or IP Acquisition), any asset sale, incurrence or repayment of Indebtedness, Restricted Payment, Subsidiary designation, New Term Loan, New Revolving Credit Commitment, or other event or action that in each case by the terms of this Agreement requires Pro Forma Compliance with a test or covenant hereunder or requires such test or covenant to be calculated on a Pro Forma Basis.

“Sponsor” shall mean any of Thoma Bravo, LLC and its Affiliates but excluding portfolio companies of any of the foregoing.

“Sponsor Management Agreement” shall mean that certain Advisory Services Agreement, dated as of August 16, 2022, by and between the Sponsor and the Company (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined by the Borrower in good faith).

“Sponsor Model” shall mean the Sponsor’s financial model, dated March 25, 2022 (as updated or modified by changes reasonably agreed by the Joint Lead Arrangers.

“Spot Rate” for any currency shall mean the rate quoted by Bloomberg (or any other commercially available spot rate of exchange selected by the Administrative Agent if Bloomberg does not have as of the date of determination a spot buying rate for any such currency) as the spot rate for the purchase of such currency with another currency at approximately 11:00 a.m. on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made.

“SPV” shall have the meaning provided in Section 14.6(g).

“Stated Amount” of any Letter of Credit shall mean the maximum amount from time to time available to be drawn thereunder, determined without regard to whether any conditions to drawing could then be met; provided, however, that with respect to any Letter of Credit that by its terms or the terms of any Issuer Document provides for one or more automatic increases in the stated amount thereof, the Stated Amount shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Stock Equivalents” shall mean all securities convertible into or exchangeable for Capital Stock and all warrants, options, or other rights to purchase or subscribe for any Capital Stock, whether or not presently convertible, exchangeable, or exercisable.

“Subject Lien” shall have the meaning provided in Section 11.2(a).

“Subordinated Indebtedness” shall mean Indebtedness of the Borrower and its Restricted Subsidiaries that is by its terms subordinated in right of payment to the Obligations.

“Subsidiary” of any Person shall mean and include (i) any corporation more than 50% of whose Capital Stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time Capital Stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries, or (ii) any limited liability company, partnership, association, joint venture, or other entity of which such Person directly or indirectly through Subsidiaries has more than a 50% equity interest at the time. Unless otherwise expressly provided, all references herein to a Subsidiary shall mean a Subsidiary of the Borrower.

“Successor Borrower” shall have the meaning provided in Section 11.3(a).

“Swap Obligation” shall mean, with respect to any Swap Obligor, any obligation to pay or perform under any agreement, contract, or transaction that constitutes a “swap” within the meaning of section 1(a)(47) of the Commodity Exchange Act.

“Swap Obligor” shall mean Holdings (if applicable) and the Credit Parties.

“Taxes” shall mean any and all present or future taxes, duties, levies, imposts, assessments, deductions, withholdings (including backup withholding), fees, or other similar charges imposed by any Governmental Authority and any interest, fines, penalties, or additions to tax with respect to the foregoing.

“Term Loan Commitment” shall mean, with respect to each Lender, such Lender’s Initial Term Loan Commitment and, if applicable, New Term Loan Commitment with respect to any Series and Replacement Term Loan Commitment with respect to any Series.

“Term Loan Extension Request” shall have the meaning provided in Section 2.14(h)(i).

“Term Loan Lender” shall mean, at any time, any Lender that has a Term Loan Commitment or an outstanding Term Loan.

“Term Loans” shall mean the Initial Term Loans, any New Term Loans, any Replacement Term Loans, and any Extended Term Loans, collectively.

“Term SOFR” means:

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an ABR Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such ABR Term SOFR Determination Day.

If Term SOFR determined pursuant to clause (a) or (b) above would be less than the Floor, then Term SOFR will be deemed to be the Floor for the purposes of this Agreement and the other Credit Documents.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Loan” means a Loan that bears interest at a rate based on Term SOFR, other than pursuant to clause (iii) of the definition of “ABR”.

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Test Period” means, the most recent period of four consecutive fiscal quarters of the Borrower ended on or prior to such time (taken as one accounting period) in respect of which financial statements for each such quarter or fiscal year in such period have been delivered or were required to be delivered pursuant to Section 10.1(b) or, before the first delivery of financial statements in respect of four fiscal quarters, the most recent period of four fiscal quarters at the end of which financial statements are available.

“Total Initial Term Loan Commitment” shall mean the sum of the Initial Term Loan Commitments of all Lenders.

“Total Net Leverage Covenant” shall have the meaning provided in Section 11.7(b).

“Total Revolving Credit Commitment” shall mean the sum of the Revolving Credit Commitments of all the Lenders.

“Total Term Loan Commitment” shall mean the sum of (i) the Initial Term Loan Commitments and (ii) the New Term Loan Commitments, if applicable, of all the Lenders.

“Transaction Expenses” shall mean any fees, costs, or expenses incurred or paid by Holdings, the Borrower, or any of their respective Affiliates in connection with the Transactions, this Agreement, and the other Credit Documents, and the transactions contemplated hereby and thereby (including fees, costs, expenses or settlement payments in respect of the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) of holders of Equity Interests of the Borrower (immediately prior to giving effect to the Acquisition)).

“Transactions” shall mean, collectively, the transactions contemplated by this Agreement, the Acquisition, the Equity Investment, the Closing Date Refinancing and the consummation of any other transactions in connection with the foregoing (including the payment of the fees and expenses incurred in connection with any of the foregoing (including the Transaction Expenses).

“Transferee” shall have the meaning provided in Section 14.6(e).

“Type” shall mean as to any Loan, its nature as an ABR Loan or a Term SOFR Loan.

“UCP” shall mean, with respect to any Letter of Credit, the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce (“ICC”) Publication No. 600 (or such later version thereof as may be in effect at the time of issuance).

“UK Financial Institution” shall mean any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” shall mean the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment; provided that, if the Unadjusted Benchmark Replacement as so determined would be less than the Floor, the Unadjusted Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time and time in the State of New York or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.

“Unpaid Drawing” shall have the meaning provided in Section 3.4(a).

“Unrestricted Subsidiary” shall mean (i) any Subsidiary of the Borrower which at the time of determination is an Unrestricted Subsidiary (as designated pursuant to Section 10.17) and (ii) any Subsidiary of an Unrestricted Subsidiary.

“U.S.” and “United States” shall mean the United States of America.

“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Lender” shall have the meaning provided in Section 5.4(e)(ii)(A).

“Voting Stock” shall mean, with respect to any Person as of any date, the Capital Stock of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Wholly-Owned Restricted Subsidiary” of any Person shall mean a Restricted Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Wholly-Owned Subsidiary” of any Person shall mean a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Title IV of ERISA.

“Withholding Agent” shall mean any Credit Party, the Administrative Agent and, in the case of any U.S. federal withholding Tax, any other applicable withholding agent.

“Write-Down and Conversion Powers” shall mean, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

1.2 Other Interpretive Provisions. With reference to this Agreement and each other Credit Document, unless otherwise specified herein or in such other Credit Document:

(a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b) The words “herein”, “hereto”, “hereof”, and “hereunder” and words of similar import when used in any Credit Document shall refer to such Credit Document as a whole and not to any particular provision thereof.

(c) Section, Exhibit, and Schedule references are to the Credit Document in which such reference appears.

(d) The term “including” is by way of example and not limitation.

(e) The term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

(f) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”; and the word “through” means “to and including”.

(g) Section headings herein and in the other Credit Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Credit Document.

(h) The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(i) All references to “knowledge” or “awareness” of any Credit Party or any Restricted Subsidiary thereof means the actual knowledge of an Authorized Officer of such Credit Party or such Restricted Subsidiary.

1.3 Accounting Terms.

(a) Except as expressly provided herein, all accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP, applied in a consistent manner.

(b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Credit Document, and either the Borrower or the Required Lenders shall so request, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required

Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP in effect prior to such change in GAAP and (ii) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made immediately before and immediately after giving effect to such change in GAAP.

(c) Notwithstanding anything to the contrary herein, for purposes of determining compliance with any test or covenant contained in this Agreement with respect to any period during which any Specified Transaction occurs, the Consolidated First Lien Debt to Consolidated EBITDA Ratio, the Consolidated Total Debt to Consolidated EBITDA Ratio, the Annual Recurring Revenue Net Leverage Ratio and the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio shall each be calculated with respect to such period and such Specified Transaction on a Pro Forma Basis.

1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement (or required to be satisfied in order for a specific action to be permitted under this Agreement) shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number.

1.5 References to Agreements, Laws, Etc. Unless otherwise expressly provided herein, (a) references to organizational documents, agreements (including the Credit Documents), and other Contractual Requirements shall be deemed to include all subsequent amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases, but only to the extent that such amendments, restatements, amendment and restatements, extensions, supplements, modifications, replacements, refinancings, renewals, or increases are permitted by any Credit Document; and (b) references to any Requirements of Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing, or interpreting such Requirements of Law.

1.6 Exchange Rates. Notwithstanding the foregoing, for purposes of any determination under Section 10, Section 11 or Section 12 or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding, or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at the Spot Rate; provided, however, that for purposes of determining compliance with Section 11 with respect to the amount of any Indebtedness, Permitted Investment, Restricted Investment, Lien, Asset Sale, or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien, Permitted Investment or Restricted Investment is incurred or after such Asset Sale or Restricted Payment is made; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.6 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien, or Investment may be incurred or Asset Sale or Restricted Payment made at any time under such Sections. For purposes of any determination of Annual Recurring Revenue, Consolidated First Lien Debt, Consolidated Total Debt or Consolidated Senior Secured Debt, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered Section 10.1 Financials.

1.7 Rates. The Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (i) the continuation of, administration of, submission of, calculation of or any other matter related to ABR, the Term SOFR Reference Rate or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (ii) the effect, implementation or composition of any Conforming Changes. The Agent Parties may engage in transactions that affect the calculation of the ABR, the Term SOFR Reference Rate, Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Administrative Agent may select information sources or services in its reasonable discretion to ascertain the ABR, the Term SOFR Reference Rate, Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

The Administrative Agent does not warrant, nor accept responsibility, nor shall the Administrative Agent have any liability with respect to the administration, submission or any other matter related to the rates in the definition of “SOFR”, “Term SOFR” or with respect to any comparable or successor rate thereto.

1.8 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.9 Timing of Payment or Performance. Except as otherwise provided herein, when the payment of any obligation or the performance of any covenant, duty, or obligation is stated to be due or performance required on (or before) a day which is not a Business Day, the date of such payment (other than as described in the definition of Interest Period) or performance shall extend to the immediately succeeding Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

1.10 Certifications. All certifications to be made hereunder by an officer or representative of a Credit Party shall be made by such a Person in his or her capacity solely as an officer or a representative of such Credit Party, on such Credit Party’s behalf and not in such Person’s individual capacity.

1.11 Compliance with Certain Sections. In the event that any Lien, Investment, Indebtedness (whether at the time of incurrence or upon application of all or a portion of the proceeds thereof), disposition, Restricted Payment, Affiliate transaction, Contractual Requirement, or prepayment of Indebtedness meets the criteria of one or more than one of the categories of transactions then permitted pursuant to any clause or subsection of Section 10.9 or any clause or subsection of Sections 11.1, 11.2, 11.3, 11.4, 11.5 or 11.6, then such transaction (or portion thereof) at the time of consummation shall be allocated to one or more of such clauses or subsections within the relevant covenants as determined by the Borrower in its sole discretion at such time (or at any later time from time to time, as determined by the Borrower in its sole discretion at such time, thereafter may be re-divided and/or re-classified by the Borrower in any manner not prohibited by this Agreement; provided that except as otherwise provided in this Agreement (including with respect to the Available Dividends Amount and the Available Restricted Debt Payments Amount) (x) Indebtedness, Liens or Investments may not be reclassified as Restricted Dividends or Restricted Debt Payments and (y) usage of baskets for Restricted Dividends and Restricted Debt Payments may not be reclassified.

1.12 Pro Forma and Other Calculations.

(a) For purposes of calculating the Annual Recurring Revenue Net Leverage Ratio, the Consolidated First Lien Debt to Consolidated EBITDA Ratio, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio and the Consolidated Total Debt to Consolidated EBITDA Ratio, Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (as determined in accordance with GAAP) that have been made by the Borrower or any Restricted Subsidiary during the Test Period or (other than for purposes of the Applicable Margin or the Financial Covenants) subsequent to such Test Period and on or prior to or simultaneously with the date of determination shall be calculated on a Pro Forma Basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations, and disposed operations (and the change in any associated fixed charge obligations and the change in Consolidated EBITDA or Annual Recurring Revenue resulting therefrom) had occurred on the first day of the Test Period. If, since the beginning of such period, any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Borrower or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation, or disposed operation that would have required adjustment pursuant to this Section 1.12, then the Annual Recurring Revenue Net Leverage Ratio, Consolidated First Lien Debt to Consolidated EBITDA Ratio, Consolidated Senior Secured Debt to Consolidated EBITDA Ratio and Consolidated Total Debt to Consolidated EBITDA Ratio shall be calculated giving Pro Forma Effect thereto for such Test Period as if such Investment, acquisition, disposition, merger, consolidation, or disposed operation had occurred at the beginning of the Test Period. Notwithstanding anything to the contrary herein, with respect to any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that does not require compliance with a financial ratio or test (including, without limitation, the Annual Recurring Revenue Net Leverage Ratio, the Consolidated First Lien Debt to Consolidated EBITDA Ratio, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio and Consolidated Total Debt to Consolidated EBITDA Ratio) (any such amounts, the “Fixed Amounts”) substantially concurrently with any amounts incurred or transactions entered into (or consummated) in reliance on a provision of this Agreement that requires compliance with any such financial ratio or test (any such amounts, the “Incurrence Based Amounts”), it is understood and agreed that the Fixed Amounts (and any cash proceeds thereof) shall be disregarded in the calculation of the financial ratio or test applicable to the Incurrence Based Amounts in connection with such substantially concurrent incurrence, except that incurrences of Indebtedness and Liens constituting Fixed Amounts shall be taken into account for purposes of Incurrence Based Amounts other than Incurrence Based Amounts contained in Section 11.1 or Section 11.2.

(b) Whenever Pro Forma Effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Borrower (and may include, for the avoidance of doubt and without duplication, cost savings, operating expense reductions, and, except for purposes of calculating Annual Recurring Revenue or Annual Recurring Revenue Net Leverage Ratio, operating enhancements and synergies resulting from such Investment, acquisition, merger, or consolidation which is being given Pro Forma Effect that have been or are expected to be realized; provided that such costs savings, operating expense reductions, operating enhancements, and, except for purposes of calculating Annual Recurring Revenue or Annual Recurring Revenue Net Leverage Ratio, and synergies are made in compliance with the definition of Pro Forma Adjustment). If any Indebtedness bears a floating rate of interest and is being given Pro Forma Effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account for such entire period, any Hedging Obligation applicable to such Indebtedness with a remaining term of 12 months or longer, and in the case of any Hedging Obligation applicable to such Indebtedness with a remaining term of less than 12 months, taking into account such Hedging Obligation to the extent of its remaining term). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Borrower to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a Pro Forma Basis shall be computed based upon the average daily balance of such

Indebtedness during the applicable period (or, if lower, the greater of (i) maximum commitments under such revolving credit facilities as of the date of determination and (ii) the aggregate principal amount of loans outstanding under such a revolving credit facilities on such date). Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrower may designate.

(c) In connection with any action being taken solely in connection with a Limited Condition Transaction, for purposes of:

(i) determining compliance with any provision of this Agreement which requires the calculation of the Annual Recurring Revenue Net Leverage Ratio, Consolidated First Lien Debt to Consolidated EBITDA Ratio, Consolidated Senior Secured Debt to Consolidated EBITDA Ratio or Consolidated Total Debt to Consolidated EBITDA Ratio;

(ii) determining the accuracy of representations and warranties in Section 9 and/or whether a Default or Event of Default shall have occurred and be continuing under Section 12; or

(iii) testing availability under baskets set forth in this Agreement (including baskets measured as a percentage of Consolidated EBITDA, Annual Recurring Revenue or Consolidated Total Assets);

in each case, at the option of the Borrower (the Borrower’s election to exercise such option in connection with any Limited Condition Transaction, an “LCT Election”), the date of determination of whether any such action is permitted hereunder, shall be deemed to be the date the definitive agreements for such Limited Condition Transaction are entered into (or, in respect of any transaction described in clauses (b) or (c) of the definition of a Limited Condition Transaction, delivery of irrevocable notice or similar event) (the “LCT Test Date”), and if, after giving Pro Forma Effect to the Limited Condition Transaction and the other transactions to be entered into in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) as if they had occurred at the beginning of the most recent Test Period ending prior to the LCT Test Date, the Borrower could have taken such action on the relevant LCT Test Date in compliance with such ratio or basket, such ratio or basket shall be deemed to have been complied with. For the avoidance of doubt, if the Borrower has made an LCT Election and any of the ratios or baskets for which compliance was determined or tested as of the LCT Test Date are exceeded as a result of fluctuations in any such ratio or basket, including due to fluctuations in Consolidated EBITDA, Consolidated Total Debt and/or Qualified Cash of the Borrower or the Person subject to such Limited Condition Transaction, at or prior to the consummation of the relevant transaction or action, such baskets or ratios will not be deemed to have been exceeded as a result of such fluctuations. If the Borrower has made an LCT Election for any Limited Condition Transaction, then in connection with any subsequent calculation of any ratio or basket availability with respect to the incurrence of Indebtedness or Liens, or the making of Investments, Restricted Payments, mergers, the conveyance, lease or other transfer of all or substantially all of the assets of the Borrower, the prepayment, redemption, purchase, defeasance or other satisfaction of Indebtedness, or the designation of an Unrestricted Subsidiary on or following the relevant LCT Test Date and prior to the earlier of (i) the date on which such Limited Condition Transaction is consummated or (ii) the date that the definitive agreement for such Limited Condition Transaction is terminated or expires (or, if applicable, the irrevocable notice or similar event is terminated or expires) without consummation of such Limited Condition Transaction, any such ratio or basket shall be calculated on a Pro Forma Basis assuming such Limited Condition Transaction and other transactions in connection therewith (including any incurrence of Indebtedness and the use of proceeds thereof) have been consummated until such time as the applicable Limited Condition Transaction has actually closed or the definitive agreement with respect thereto has been terminated; provided, however, that for the avoidance of doubt, the proceeds of any Incremental Loans incurred in connection with a Limited Condition Transaction shall not be included in Qualified Cash for the purpose of determining Annual Recurring Revenue Net Leverage Ratio, Consolidated Total Debt to Consolidated EBITDA Ratio, Consolidated First Lien Debt to Consolidated EBITDA Ratio or Consolidated Senior Secured Debt to Consolidated EBITDA Ratio. For purposes of determining whether the conditions under Section 7.1(a) with respect to any Credit Event incurred in connection with any Limited Condition Transaction, no Event of Default shall exist at the time the definitive documentation for such Limited Condition Transaction is executed and no Event of Default under Section 12.1 and 12.5 shall exist at the time the Limited Condition Transaction is consummated.

(d) Notwithstanding anything to the contrary in this Section 1.12 or in any classification under GAAP of any Person, business, assets or operations in respect of which a definitive agreement for the disposition thereof has been entered into as discontinued operations, no Pro Forma Effect shall be given to any discontinued operations (and the EBITDA and the Annual Recurring Revenue attributable to any such Person, business, assets or operations shall not be excluded for any purposes hereunder) until such disposition shall have been consummated.

(e) Any determination of Consolidated Total Assets shall be made by reference to the last day of the Test Period most recently ended on or prior to the relevant date of determination.

(f) Except as otherwise specifically provided herein, all computations of Excess Cash Flow, Consolidated Total Assets, Available Amount, Excluded Contributions, Annual Recurring Revenue Net Leverage Ratio, Consolidated First Lien Debt to Consolidated EBITDA Ratio, Consolidated Senior Secured Debt to Consolidated EBITDA Ratio, Consolidated Total Debt to Consolidated EBITDA Ratio and other financial ratios and financial calculations (and all definitions (including accounting terms) used in determining any of the foregoing) shall be calculated, in each case, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis.

(g) Notwithstanding any other provision contained herein, for all purposes under this Agreement and the other Credit Documents, financial covenants and component definitions, all leases of any Person that are or would be characterized as operating leases in accordance with GAAP as in effect on December 31, 2018 (whether or not such operating leases were in effect on such date) shall continue to be accounted for as operating leases (and not as Capital Leases) for purposes of determining Indebtedness and Consolidated Total Debt under this Agreement regardless of any change in GAAP that would otherwise require such leases to be recharacterized as Capital Leases.

1.13 Form Intercreditor Agreements. Notwithstanding anything to the contrary herein, (i) the First Lien Intercreditor Agreement and/or Second Lien Intercreditor Agreement, as applicable, shall be deemed to be reasonable and acceptable to the Secured Parties, and (ii) the Secured Parties shall be deemed to have consented to the use of each such Intercreditor Agreement (and to the Administrative Agent’s and Collateral Agent’s execution thereof) in connection with any Indebtedness permitted to be incurred, issued and/or assumed by the Borrower or any of its Subsidiaries pursuant to Section 11.1.

1.14 Divisions. For all purposes under the Credit Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 2. Amount and Terms of Credit.

2.1 Commitments.

(a) Subject to and upon the terms and conditions herein set forth, each Lender having an Initial Term Loan Commitment severally agrees to make Initial Term Loans denominated in Dollars to the Borrower on the Closing Date, which Initial Term Loans shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender and in the aggregate shall not exceed $1,590,000,000. Such Term Loans (i) may at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Term SOFR Loans; provided that all Term Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term Loans of the same Type, (ii) may be repaid or prepaid (without premium or penalty other than as set forth in Section 5.1(b)) in accordance with the provisions hereof, but once repaid or prepaid, may not be reborrowed, (iii) shall not exceed for any such Lender the Initial Term Loan Commitment of such Lender, and (iv) shall not exceed in the aggregate the Total Initial Term Loan Commitments. On the Initial Term Loan Maturity Date, all then unpaid Initial Term Loans shall be repaid in full in Dollars.

(b) [Reserved].

(c) Subject to and upon the terms and conditions herein set forth each Revolving Credit Lender severally and not jointly agrees to make Revolving Credit Loans denominated in Dollars to the Borrower from its applicable lending office (each, a “Revolving Credit Loan”) in an aggregate principal amount not to exceed at any time outstanding the amount of such Revolving Credit Lender’s Revolving Credit Commitment, provided that any of the foregoing such Revolving Credit Loans (A) shall be made at any time and from time to time on and after the Closing Date and prior to the Revolving Credit Maturity Date of such Revolving Credit Commitment, (B) may, at the option of the Borrower be incurred and maintained as, and/or converted into, ABR Loans or Term SOFR Loans that are Revolving Credit Loans; provided that all Revolving Credit Loans made by each of the Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Revolving Credit Loans of the same Type, (C) may be repaid (without premium or penalty) and reborrowed in accordance with the provisions hereof, (D) shall not, for any Lender at any time, after giving effect thereto and to the application of the proceeds thereof, result in such Revolving Credit Lender’s Revolving Credit Exposure in respect of any Class of Revolving Loans at such time exceeding such Revolving Credit Lender’s Revolving Credit Commitment in respect of such Class of Revolving Loan at such time and (E) shall not, after giving effect thereto and to the application of the proceeds thereof, result at any time in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures at such time exceeding the Total Revolving Credit Commitment then in effect or the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Exposures of any Class of Revolving Loans at such time exceeding the aggregate Revolving Credit Commitment with respect to such Class.

2.2 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing of (i) Term Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof, and (ii) Revolving Credit Loans shall be in a minimum amount of at least the Minimum Borrowing Amount for such Type of Loans and in a multiple of $100,000 in excess thereof (except that Revolving Credit Loans to reimburse such Letter of Credit Issuer with respect to any Unpaid Drawing shall be made in the amounts required by Section 3.3 or Section 3.4, as applicable). More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than eight Borrowings of Term SOFR Loans that are Term Loans and six Borrowings of Term SOFR Loans that are Revolving Credit Loans and three Borrowings of Term SOFR Loans for each additional Class of Loans.

2.3 Notice of Borrowing.

(a) Whenever the Borrower desires to incur Term Loans, the Borrower shall give the Administrative Agent prior to 10:00 a.m. (New York City time) (i) in the case of a Borrowing of ABR Loans, at least one (1) Business Day’s prior written notice and (ii) in the case of a Borrowing of Term SOFR Loans, at least three (3) Business Days’ prior written notice (or, in the case of a Borrowing of Initial Term Loans to be made on the Closing Date, one (1) Business Day’s prior written notice). Such notice (a “Notice of Borrowing”, which shall be substantially in the form of Exhibit K) shall specify (A) the aggregate principal amount of the Term Loans to be made, (B) the date of the Borrowing (which, in the case of a Borrowing of Initial Term Loans, shall be the Closing Date), (C) whether the Term Loans shall consist of ABR Loans and/or Term SOFR Loans and, if the Term Loans are to include Term SOFR Loans, the Interest Period to be initially applicable thereto and (D) the wiring information of the account of the Borrower to which funds are to be disbursed. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be a Term SOFR Loan with an Interest Period of one month. If no Interest Period with respect to any Borrowing of Term SOFR Loans is specified in any such notice, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.3(a) (and the contents thereof), and of each Lender’s pro rata share of the requested Borrowing.

(b) Whenever the Borrower desires to incur Revolving Credit Loans (other than borrowings to repay Unpaid Drawings), then the Borrower shall give the Administrative Agent, (i) prior to 12:00 noon (New York City Time) at least three (3) Business Days’ prior written notice of each Borrowing of Term SOFR Loans that are Revolving Credit Loans and (ii) prior to 12:00 noon (New York City time) at least one (1) Business Day’s prior written notice of each Borrowing of ABR Loans that are Revolving Credit Loans (or, in each case of (i) and (ii), with respect to a Borrowing of Revolving Credit Loans to be made on the Closing Date, one (1) Business Day’s prior written notice); provided that, the Borrower shall be permitted to request a Borrowing of ABR Loans that are Revolving Credit Loans after the Closing Date by written notice prior to 11:00 a.m. (New York City time) on the day of the proposed Borrowing in an aggregate principal amount not to exceed $5,000,000 at any time outstanding; provided further that, none of Blackstone Alternative Credit Advisors LP, Owl Rock Capital Advisors LLC, BlackRock Capital Investment Advisors, LLC, and Fortress Credit Corp., in each case, or their respective Affiliates and Approved Funds, shall be required to make same-day loans hereunder. Each such Notice of Borrowing, except as otherwise expressly provided in Section 2.10, shall specify (A) the aggregate principal amount of the Revolving Credit Loans to be made pursuant to such Borrowing, (B) the date of Borrowing (which shall be a Business Day), (C) whether the respective Borrowing shall consist of ABR Loans or Term SOFR Loans that are Revolving Credit Loans and, if Term SOFR Loans that are Revolving Credit Loans, the Interest Period to be initially applicable thereto and (D) the wiring information of the account of the Borrower to which funds are to be disbursed. The Administrative Agent shall promptly give each Revolving Credit Lender written notice of each proposed Borrowing of Revolving Credit Loans, of such Lender’s Revolving Credit Commitment Percentage thereof, of the identity of the Borrower, and of the other matters covered by the related Notice of Borrowing.

(c) [Reserved].

(d) [Reserved].

(e) Borrowings to reimburse Unpaid Drawings shall be made upon the notice specified in Section 3.4(a).

2.4 Disbursement of Funds.

(a) No later than 2:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender shall make available its pro rata portion, if any, of each Borrowing requested to be made on such date in the manner provided below.

(b) Each Lender shall make available all amounts it is to fund to the Borrower under any Borrowing for its applicable Commitments, and in immediately available funds, to the Administrative Agent by wire transfer to the Administrative Agent’s Account and the Administrative Agent will (except in the case of Borrowings to repay Unpaid Drawings) make available to the Borrower, by depositing to an account designated by the Borrower to the Administrative Agent in the applicable Notice of Borrowing the aggregate of the amounts so made available in Dollars. Unless the Administrative Agent shall have been notified by any Lender prior to the date of any such Borrowing that such Lender does not intend to make available to the Administrative Agent its portion of the Borrowing or Borrowings to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing, and the Administrative Agent, in reliance upon such assumption, may (in its sole discretion and without any obligation to do so) make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender and the Administrative Agent has made available such amount to the Borrower, the Administrative Agent shall be entitled to recover such corresponding amount from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor the Administrative Agent shall promptly notify the Borrower and the Borrower shall immediately pay such corresponding amount to the Administrative Agent in Dollars. The Administrative Agent shall also be entitled to recover from such Lender or the Borrower interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the Borrower to the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if paid by such Lender, the Overnight Rate or (ii) if paid by the Borrower, the then-applicable rate of interest or fees, calculated in accordance with Section 2.8, for the respective Loans.

(c) Nothing in this Section 2.4 shall be deemed to relieve any Lender from its obligation to fulfill its commitments hereunder or to prejudice any rights that the Borrower may have against any Lender as a result of any default by such Lender hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to fulfill its commitments hereunder).

2.5 Repayment of Loans; Evidence of Debt.

(a) The Borrower shall repay to the Administrative Agent, for the benefit of the Initial Term Loan Lenders, on the Initial Term Loan Maturity Date, the then outstanding Initial Term Loans. The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on the Revolving Credit Maturity Date, the then outstanding Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the benefit of the Revolving Credit Lenders, on each Extended Revolving Loan Maturity Date, the then outstanding amount of Extended Revolving Credit Loans. The Borrower shall repay to the Administrative Agent for the benefit of the New Revolving Loan Lenders, on each Incremental Revolving Credit Maturity Date, the then outstanding amount of New Revolving Credit Loans.

(b) The Borrower shall repay to the Administrative Agent, for the benefit of the Initial Term Loan Lenders, (i) on the last Business Day of each of ~~March, June, September and December~~April, July, October and January (and each three month period ending on such a date being referred to herein as a “Quarterly Period”), commencing with the first full Quarterly Period ending after the Conversion Date (each such date, an “Initial Term Loan Repayment Date”), a principal amount of Term Loans equal to the aggregate outstanding principal amount of Initial Term Loans multiplied by 0.25% (as such payments may be reduced from time to time as a result of the application of prepayments in accordance with Section 5 and Section 14.7 or increased as a result of any increase in the amount of such Term Loans pursuant to

Section 2.14(a) (which shall include, at the Borrower’s election, such adjustments as the Borrower has determined are necessary (by written notice to the Administrative Agent at the time New Term Loans are incurred) in order to provide for the “fungibility” of such New Term Loans)) and (ii) on the Initial Term Loan Maturity Date, any remaining outstanding amount of Initial Term Loans (the repayment amounts in clauses (i) and (ii) above, each, an “Initial Term Loan Repayment Amount”).

(c) In the event that any New Term Loans are made, such New Term Loans shall, subject to Section 2.14(d), be repaid by the Borrower in the amounts (each, a “New Term Loan Repayment Amount”) and on the dates (each a “New Term Loan Repayment Date”) set forth in the applicable Joinder Agreement. In the event that any New Revolving Credit Loans are made, such New Revolving Credit Loans shall, subject to Section 2.14(f), be repaid by the Borrower in the amounts (each, a “New Revolving Loan Repayment Amount”) and on the dates (each a “New Revolving Loan Repayment Date”) set forth in the applicable Joinder Agreement. In the event that any Extended Term Loans are established, such Extended Term Loans shall, subject to Section 2.14(h), be repaid by the Borrower in the amounts (each such amount with respect to any Extended Repayment Date, an “Extended Term Loan Repayment Amount”) and on the dates (each, an “Extended Repayment Date”) set forth in the applicable Extension Amendment.

(d) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Indebtedness of the Borrower to the appropriate lending office of such Lender resulting from each Loan made by such lending office of such Lender from time to time, including the amounts of principal and interest payable and paid to such lending office of such Lender from time to time under this Agreement.

(e) The Administrative Agent shall maintain the Register pursuant to Section 14.6(b), in which Register shall be recorded (i) the amount of each Loan made hereunder, whether such Loan is an Initial Term Loan, New Term Loan, Revolving Credit Loan, or New Revolving Credit Loan, the Type of each Loan made, the name of the Borrower and the Interest Period, if any, applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders from the Borrower and each Lender’s share thereof.

(f) The entries made in the Register and accounts maintained pursuant to clauses (d) and (e) of this Section 2.5 shall, to the extent permitted by applicable Law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that, in the event of any inconsistency between the Register and any such account, the Register shall govern; provided, further, that the failure of any Lender or the Administrative Agent to maintain such account or such Register, as applicable, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(g) The Borrower hereby agrees that, upon request of any Lender at any time and from time to time after the Borrower has made an initial borrowing hereunder, the Borrower shall provide to such Lender, at the Borrower’s own expense, a promissory note, substantially in the form of Exhibit G, as applicable, evidencing the Initial Term Loans, New Term Loans, and Revolving Loans owing to such Lender. Thereafter, unless otherwise agreed to by the applicable Lender, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 14.6) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

2.6 Conversions and Continuations.

(a) (x) The Borrower shall have the option on any Business Day to convert all or a portion equal to at least $5,000,000 of the outstanding principal amount of Term Loans of one Type or Revolving Credit Loans of one Type into a Borrowing or Borrowings of another Type and (y) the Borrower shall have the option on any Business Day to continue the outstanding principal amount of any Term SOFR Loans as Term SOFR Loans for an additional Interest Period; provided that (i) no partial conversion of Term SOFR Loans shall reduce the outstanding principal amount of Term SOFR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount, (ii) ABR Loans may not be converted into Term SOFR Loans if an Event of Default is in existence on the date of the conversion and the Required Lenders (with notice to the Administrative Agent) have determined in their sole discretion not to permit such conversion, (iii) Term SOFR Loans may not be continued as Term SOFR Loans if an Event of Default is in existence on the date of the proposed continuation and the Required Lenders (with notice to the Administrative Agent) have determined in their sole discretion not to permit such continuation, and (iv) Borrowings resulting from conversions pursuant to this Section 2.6 shall be limited in number as provided in Section 2.2. Each such conversion or continuation shall be effected by the Borrower by giving the Administrative Agent prior written notice by (i) 12:00 noon (New York City time) at least three (3) Business Days prior, in the case of a continuation of or conversion to Term SOFR Loans, or (ii) 12:00 noon (New York City time) at least one (1) Business Day prior, in the case of a conversion to ABR Loans (each, a “Notice of Conversion or Continuation” substantially in the form of Exhibit K) specifying the Loans to be so converted or continued, the Type of Loans to be converted or continued into and, if such Loans are to be converted into or continued as Term SOFR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each applicable Lender notice as promptly as practicable of any such proposed conversion or continuation affecting any of its Loans.

(b) If upon the expiration of any Interest Period in respect of Term SOFR Loans, the Borrower has failed to elect a new Interest Period to be applicable thereto as provided in clause (a), the Borrower shall be deemed to have elected to continue such Borrowing of Term SOFR Loans into a Borrowing of Term SOFR Loans with an Interest Period of one month, effective as of the expiration date of such current Interest Period.

2.7 Pro Rata Borrowings. Each Borrowing of Initial Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Initial Term Loan Commitments. Each Borrowing of Revolving Credit Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable Revolving Credit Commitment Percentages. Each Borrowing of New Term Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable New Term Loan Commitments. Each Borrowing of New Revolving Credit Loans under this Agreement shall be made by the Lenders pro rata on the basis of their then-applicable New Revolving Credit Commitments. It is understood that (a) no Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and that each Lender severally but not jointly shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its commitments hereunder and (b) other than as expressly provided herein with respect to a Defaulting Lender, failure by a Lender to perform any of its obligations under any of the Credit Documents shall not release any Person from performance of its obligation, under any Credit Document.

If, other than as provided elsewhere herein, any Lender shall obtain payment in respect of any principal or interest on account of the Loans made by it, or the participations in L/C Obligations held by it, any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans made by them and/or such sub-participations in the participations in L/C Obligations held by them, as the case may be, as shall be necessary to cause such purchasing Lender to share the excess payment in respect of any principal or interest on such Loans or such participations, as the case may be, pro rata (or in accordance with such other share contemplated hereunder) with each of them; provided that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender under any of the circumstances described in Section 14.20 (including pursuant to any settlement entered into by the purchasing Lender in its discretion), such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered, without further interest thereon. For the avoidance of doubt, the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower or application of funds pursuant to and in accordance with the express terms of this Agreement as in effect from time to time (including the application of funds arising from the existence of a Defaulting Lender), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans to any assignee or participant permitted hereunder, (C) transactions in connection with an open market purchase or Dutch auction contemplated hereunder, (D) in connection with a transaction pursuant to an Extension Amendment or amendment in connection with Replacement Term Loans contemplated hereunder, (E) the application of Cash Collateral as provided herein (including the application of funds arising from the existence of a Defaulting Lender) or (F) non-pro rata payments and repayments permitted pursuant to Section 2.15. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.7 may, to the fullest extent permitted by applicable Law, exercise all its rights of payment (including the right of setoff, but subject to Section 14.8) with respect to such participation as fully as if such Lender were the direct creditor of the Borrower in the amount of such participations. Each Lender that purchases a participation pursuant to this Section 2.7 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.

2.8 Interest.

(a) The unpaid principal amount of each ABR Loan shall bear interest from the date of the Borrowing thereof until maturity (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for ABR Loans plus the ABR, in each case, in effect from time to time.

(b) The unpaid principal amount of each Term SOFR Loan shall bear interest from the date of the Borrowing thereof until maturity thereof (whether by acceleration or otherwise) at a rate per annum that shall at all times be the Applicable Margin for Term SOFR Loans plus Term SOFR, in each case, in effect from time to time.

(c) If an Event of Default pursuant to Section 12.1 or 12.5 has occurred and is continuing (but after giving effect to any grace period set forth therein), (i) the principal amount of the Loans and (ii) all other Obligations that are then due and unpaid, in each case, shall bear interest at a rate per annum (the “Default Rate”) that is (x) in the case of overdue principal, the rate that would otherwise be applicable thereto plus 2.00% or (y) in the case of any other overdue amount, including overdue interest, to the extent permitted by applicable Law, the rate described in Section 2.8(a) for the applicable Class plus 2.00% from the date of such non-payment to the date on which such amount is paid in full (after as well as before judgment). If an Event of Default pursuant to Section 12.3 (solely as a result of a breach of the covenants in Section 11.7 or Section 10.1(a), (b) or (d)) has occurred and is continuing (but after giving effect to any grace period set forth therein), (i) the principal amount of the Loans and (ii) all other Obligations that are then due and unpaid, in each case, shall, at the written election of the Required Lenders provided to the Administrative Agent (for distribution to the Borrower), bear interest at the Default Rate.

(d) Interest on each Loan shall accrue from and including the date of any Borrowing to but excluding the date of any repayment thereof and shall be payable in Dollars; provided that any Loan that is repaid on the same date on which it is made shall bear interest for one day. Except as provided in clause (ii) below, interest shall be payable (x) in respect of each ABR Loan, quarterly in arrears on the last Business Day of each ~~March, June, September and December~~April, July, October and January (each such date, a “Scheduled ABR Interest Payment Date”), (y) in respect of each Term SOFR Loan, on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three-month intervals after the first day of such Interest Period (each such date, a “Scheduled Term SOFR Interest Payment Date”; and together with each Scheduled ABR Interest Payment Date, each a “Scheduled Interest Payment Date”), and (z) in respect of each Loan, (A) on any prepayment in respect thereof, (B) at maturity (whether by acceleration or otherwise), and (C) after such maturity, on demand.

(e) All computations of interest hereunder shall be made in accordance with Section 5.5.

(f) The Administrative Agent, upon determining the interest rate for any Borrowing of Term SOFR Loans, shall promptly notify the Borrower and the relevant Lenders thereof. Each such determination shall, absent clearly demonstrable error, be final and conclusive and binding on all parties hereto.

2.9 Interest Periods. At the time the Borrower gives a Notice of Borrowing or Notice of Conversion or Continuation in respect of the making of, or conversion into or continuation as, a Borrowing of Term SOFR Loans in accordance with Section 2.6(a), the Borrower shall give the Administrative Agent written notice of the Interest Period applicable to such Borrowing, which Interest Period shall, at the option of the Borrower, be a one, three or six month period; provided that no tenor that has been removed pursuant to Section 5.8 shall be available for specification in any such Notice of Borrowing or Notice of Conversion or Continuation.

Notwithstanding anything to the contrary contained above:

(a) the initial Interest Period for any Borrowing of Term SOFR Loans shall commence on the date of such Borrowing (including the date of any conversion from a Borrowing of ABR Loans) and each Interest Period occurring thereafter in respect of such Borrowing shall commence on the day on which the next preceding Interest Period expires;

(b) if any Interest Period relating to a Borrowing of Term SOFR Loans begins on the last Business Day of a calendar month or begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of the calendar month at the end of such Interest Period;

(c) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided that if any Interest Period in respect of a Term SOFR Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day; and

(d) the Borrower shall not be entitled to elect any Interest Period in respect of any Term SOFR Loan if such Interest Period would extend beyond the Maturity Date of such Loan.

2.10 Increased Costs, Illegality, Etc.

(a) In the event that the Required Lenders shall have reasonably determined (which determination shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto):

(i) [reserved]; or

(ii) at any time, that such Lenders shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any Term SOFR Loans or otherwise be subject to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than any increase or reduction attributable to Indemnified Taxes, Excluded Taxes or Other Taxes) because of any Change in Law; or

(iii) at any time, that the making or continuance of any Term SOFR Loan has become unlawful by compliance by such Lenders in good faith with any law, governmental rule, regulation, guideline or order (or would conflict with any such governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful);

then, and in any such event, such Required Lenders, as applicable shall within a reasonable time thereafter give written notice to the Borrower and to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (x) [reserved], (y) in the case of clause (ii) above, the Borrower shall pay to such Lenders, promptly after receipt of written demand therefor such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Required Lenders in their reasonable discretion shall determine) as shall be required to compensate such Lenders for such actual increased costs or reductions in amounts receivable hereunder (it being agreed that a written notice as to the additional amounts owed to such Lenders, showing in reasonable detail the basis for the calculation thereof, submitted to the Borrower by such Lenders (with a copy to the Administrative Agent) shall, absent clearly demonstrable error, be final and conclusive and binding upon all parties hereto), and (z) in the case of subclause (iii) above, the Borrower shall take one of the actions specified in subclause (x) or (y), as applicable, of Section 2.10(b) promptly and, in any event, within the time period required by law.

(b) At any time that any Term SOFR Loan is affected by the circumstances described in Section 2.10(a)(ii) or (iii), the Borrower may (and in the case of a Term SOFR Loan affected pursuant to Section 2.10(a)(iii) shall) either (x) if a Notice of Borrowing or Notice of Conversion or Continuation with respect to the affected Term SOFR Loan has been submitted pursuant to Section 2.3 or Section 2.6 but the affected Term SOFR Loan has not been funded or continued, cancel such requested Borrowing by giving the Administrative Agent written notice thereof on the same date that the Borrower was notified by Lenders pursuant to Section 2.10(a)(ii) or (iii) or (y) if the affected Term SOFR Loan is then outstanding, upon at least three (3) Business Days’ written notice to the Administrative Agent, require the affected Lender to convert each such Term SOFR Loan into an ABR Loan; provided that if more than one Lender is affected at any time, then all affected Lenders must be treated in the same manner pursuant to this Section 2.10(b).

(c) If, after the Closing Date, any Change in Law relating to capital adequacy or liquidity of any Lender or compliance by any Lender or its parent with any Change in Law relating to capital adequacy or liquidity occurring after the Closing Date, has or would have the effect of reducing the actual rate of return on such Lender’s or its parent’s or its Affiliate’s capital or assets as a consequence of such Lender’s commitments or obligations hereunder to a level below that which such Lender or its parent or its Affiliate could have achieved but for such Change in Law (taking into consideration such Lender’s or its parent’s policies with respect to capital adequacy or liquidity), then from time to time, promptly after written demand by such Lender (with a copy to the Administrative Agent), the Borrower shall pay to such Lender such actual additional amount or amounts as will compensate such Lender or its parent for such actual reduction, it being understood and agreed, however, that a Lender shall not be entitled to such compensation as a result of such Lender’s compliance with, or pursuant to any request or directive to comply with, any law, rule or regulation as in effect on the Closing Date or to the extent such Lender is not imposing such charges on, or requesting such compensation from, borrowers (similarly situated to the Borrower hereunder) under comparable credit facilities similar to the Credit Facilities. Each Lender, upon determining in good faith that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Borrower, which notice shall set forth in reasonable detail the basis of the calculation of such additional amounts, although the failure to give any such notice shall not, subject to Section 2.13, release or diminish the Borrower’s obligations to pay additional amounts pursuant to this Section 2.10(c) promptly following receipt of such notice.

(d) If the Administrative Agent shall have received notice from the Required Lenders that the Term SOFR determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as certified by such Lenders) of making or maintaining its affected Term SOFR Loans during such Interest Period, the Administrative Agent shall give notice thereof to the Borrower and the Lenders as soon as practicable thereafter (which notice shall include supporting calculations in reasonable detail as provided by the Required Lenders to the Administrative Agent). If such notice is given, (i) any Term SOFR Loan requested to be made on the first day of such Interest Period shall be made an ABR Loan, (ii) any Loans that were to have been converted on the first day of such Interest Period to Term SOFR Loans shall be continued as an ABR Loan and (iii) any outstanding Term SOFR Loans shall be converted, on the first day of such Interest Period, to ABR Loans. Until such notice has been withdrawn by the Administrative Agent (at the direction of the Required Lenders), no further Term SOFR Loans shall be made or continued as such, nor shall the Borrower have the right to convert ABR Loans to Term SOFR Loans.

(e) In the event of (a) the payment of any principal of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any Term SOFR Loan on the date specified in any notice delivered pursuant hereto, or (d) the assignment of any Term SOFR Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 14.7, then, in any such event, the Borrower shall compensate each Lender for any loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.10(e) shall be delivered to the Borrower and shall be conclusive absent manifest error.

2.11 [Reserved].

2.12 Change of Lending Office. Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Sections 2.10(a)(ii), 2.10(a)(iii), 2.10(b), 3.5 or 5.4 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no unreimbursed cost or other material economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of any such Section. Nothing in this Section 2.12 shall affect or postpone any of the obligations of the Borrower or the right of any Lender provided in Sections 2.10, 3.5 or 5.4.

2.13 Notice of Certain Costs. Notwithstanding anything in this Agreement to the contrary, to the extent any notice required by Sections 2.10 or 3.5 is given by any Lender more than 120 days after such Lender has knowledge (or should have had knowledge) of the occurrence of the event giving rise to the additional cost, reduction in amounts, loss, or other additional amounts described in such Sections, such Lender shall not be entitled to compensation under Sections 2.10 or 3.5, as the case may be, for any such amounts incurred or accruing prior to the 121st day prior to the giving of such notice to the Borrower.

2.14 Incremental Facilities.

(a) The Borrower may, by written notice to Administrative Agent, elect to request the establishment of one or more (x) additional tranches of term loans or increases in Term Loans of any Class (the commitments thereto, the “New Term Loan Commitments”), and/or (y) additional tranches of revolving loans or increases in Revolving Credit Commitments of any Class (the “New Revolving Credit Commitments” and, together with the New Term Loan Commitments, the “New Loan Commitments”), by an aggregate amount not in excess of the Maximum Incremental Facilities Amount in the aggregate and not less than $5,000,000 individually (or such lesser amount as (x) may be approved by the Administrative Agent or (y) shall constitute the difference between the Maximum Incremental Facilities Amount and all such New Loan Commitments obtained on or prior to such date); provided that the aggregate principal amount of all New Revolving Credit Commitments shall not exceed $35,000,000 during the term of this Agreement. In each case, such New Loan Commitments shall become effective as of the applicable Increased Amount Date; provided that (i) with respect to New Loan Commitments incurred in reliance of clause (a) of the definition of Maximum Incremental Facilities Amount, no Event of Default shall exist on such Increased Amount Date immediately after giving effect to such New Loan Commitments, as applicable (and, otherwise, no Event of Default under Section 12.1 or Section 12.5 shall exist and be continuing); provided, further, that in connection with a Limited Condition Transaction, at the time of such Increased Amount Date and at the time a definitive agreement is entered into in respect of such Limited Condition Transaction, there is no Event of Default under Section 12.1 or Section 12.5) and (ii) the New Loan Commitments shall be effected pursuant to one or more Joinder Agreements executed and delivered by the Borrower and Administrative Agent and such lenders providing the New Loan Commitments, and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 5.4(e). Any New Term Loans made on an Increased Amount Date shall, at the election of the Borrower and agreed to by Lenders providing such New Term Loan Commitments, be designated as (a) a separate series (a “Series”) of New Term Loans for all purposes of this Agreement or (b) as part of a Series of existing Term Loans for all purposes of this Agreement. Any New Term Loan Commitments or New Revolving Credit Commitments may be incurred in Dollars and any other currency at the election of the Borrower and agreed to by the Administrative Agent in its sole discretion. No Lender shall be required to provide any New Loan Commitments.

(b) On any Increased Amount Date on which New Revolving Credit Commitments are effected, subject to the satisfaction of the foregoing terms and conditions, (a) with respect to New Revolving Credit Commitments, each of the Lenders with Revolving Credit Commitments of such Class shall assign to each Lender with a New Revolving Credit Commitment (each, a “New Revolving Loan Lender”) and each of the New Revolving Loan Lenders shall purchase from each of the Lenders with Revolving Credit Commitments of such Class, at the principal amount thereof, such interests in the Revolving Credit Loans outstanding on such Increased Amount Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Revolving Credit Loans of such Class will be held by existing Revolving Credit Lenders and New Revolving Loan Lenders ratably in accordance with their Revolving Credit Commitments of such Class after giving effect to the addition of such New Revolving Credit Commitments to the Revolving Credit Commitments, and (b) with respect to New Revolving Credit Commitments, (i) each New Revolving Credit Commitment shall be deemed for all purposes a Revolving Credit Commitment and, each Loan made under a New Revolving Credit Commitment (a “New Revolving

Credit Loan”) shall be deemed, for all purposes, Revolving Credit Loans and (ii) each New Revolving Loan Lender shall become a Lender with respect to the New Revolving Credit Commitment and all matters relating thereto; provided that the Administrative Agent and each Letter of Credit Issuer shall have consented (not to be unreasonably withheld or delayed) to such New Revolving Loan Lender’s providing such New Revolving Credit Commitment to the extent such consent, if any, would be required under Section 14.6(b) for an assignment of Revolving Loans or Revolving Credit Commitments, as applicable, to such New Revolving Loan Lender.

(c) On any Increased Amount Date on which any New Term Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Lender with a New Term Loan Commitment (each, a “New Term Loan Lender”) of any Series shall make a Loan to the Borrower (a “New Term Loan” and, together with the New Revolving Credit Loans, the “Incremental Loans”) in an amount equal to its New Term Loan Commitment of such Series, and (ii) each New Term Loan Lender of any Series shall become a Lender hereunder with respect to the New Term Loan Commitment of such Series and the New Term Loans of such Series made pursuant thereto.

(d) The terms and provisions of the New Term Loans and New Term Loan Commitments of any Series shall be on terms as determined by the Borrower and set forth in the Joinder Agreement; provided that (i) the applicable New Term Loan Maturity Date of each Series shall be no earlier than the Initial Term Loan Maturity Date, (ii) the weighted average life to maturity of all New Term Loans shall be no shorter than the weighted average life to maturity (without giving effect to prepayments) of the Initial Term Loans, (iii) no Subsidiary of Holdings (other than the Borrower or a Guarantor) is an obligor and (iv) if the New Term Loans and New Term Loan Commitments are secured, are not secured by a Lien on any assets of Holdings or its Subsidiaries other than the Collateral; provided, that any New Term Loans that are secured by a Lien on the Collateral that is junior to the Lien securing the Obligations, or that is unsecured, shall be established as a separate facility and be subject, in the case of Incremental Loans secured by the Collateral on a junior lien basis, to the Second Lien Intercreditor Agreement.

(e) The pricing, interest rate margins, discounts, premiums, rate floors, fees, and amortization schedule applicable to any Incremental Loans shall be determined by the Borrower and the Lenders thereunder; provided that, with respect to any floating rate New Term Loans that are pari passu in right of payment and secured by the Collateral on a pari passu basis with the Initial Term Loans, if the Effective Yield for Term SOFR Loans or ABR Loans in respect of such New Term Loans exceeds the Effective Yield for Term SOFR Loans or ABR Loans, respectively, in respect of the Initial Term Loans, or prior New Term Loans, as applicable, by more than (i) in the case of any such New Term Loans denominated in U.S. Dollars, 0.50%, and (ii) in the case of any such New Term Loans denominated in a currency other than U.S. Dollars, 0.75%, the Applicable Margin for Term SOFR Loans or ABR Loans in respect of the Initial Term Loans shall be adjusted so that the Effective Yield in respect of the Initial Term Loans or prior New Term Loans, as applicable, is equal to the Effective Yield for Term SOFR Loans or ABR Loans in respect of the New Term Loans minus (i) in the case of any such New Term Loans denominated in U.S. Dollars, 0.50%, and (ii) in the case of any such New Term Loans denominated in a currency other than U.S. Dollars, 0.75%.

(f) The terms and provisions of any New Revolving Credit Commitments and the related New Revolving Credit Loans shall be on terms as determined by the Borrower and set forth in the Joinder Agreement; provided, that (i) any applicable New Revolving Loan Repayment Date of each Series shall be no earlier than the Revolving Credit Maturity Date and the applicable Incremental Revolving Credit Maturity Date of each Series shall be no earlier than the Revolving Credit Maturity Date, (ii) no Subsidiary of Holdings (other than the Borrower or a Guarantor) is an obligor and (iii) if the New Revolving Credit Commitments are secured, are not secured by a Lien on any assets of Holdings or its Subsidiaries other than the Collateral; provided, that any New Revolving Credit Loans that are secured by a Lien on the Collateral that is junior to the Lien securing the Obligations, or that is unsecured, shall be established as a separate facility and be subject, in the case of Incremental Loans secured on a junior lien basis, to the Second Lien Intercreditor Agreement.

(g) Each Joinder Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Credit Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provision of this Section 2.14, including, without limitation, any amendments with respect to alternative currency in connection with the establishment of any New Revolving Credit Commitments denominated in a currency other than Dollars, any amendments that the Borrower determine are necessary in connection with a New Term Loan Commitment that is an increase to Term Loans of any Class to provide that such New Term Loans and New Term Loan Commitments are fungible for U.S. federal income tax purposes (it being understood that, if necessary to consummate such increase in such Class of Term Loans which is intended to be fungible for U.S. federal income tax purposes, the interest rate margins and rate floors on the existing Class of Term Loans may be automatically increased, the amortization schedule may be adjusted and any call protection, covenant or other provision may be made more favorable to the applicable existing Lenders without the consent of such existing Lenders; it being understood and agreed by the parties hereto that the Administrative Agent will not be making, and shall not be responsible for, any determinations as to the fungibility of any New Term Loans or New Term Loan Commitments for U.S. federal income tax purposes, and the Administrative Agent is hereby authorized to rely exclusively on any such determinations made by the Borrower in effectuating such adjustments to an existing Class of Term Loans in respect thereof).

(h) (i) The Borrower may at any time, and from time to time, request that all or a portion of the Term Loans of any Class (an “Existing Term Loan Class”) be converted to extend the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so converted, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.14(h). In order to establish any Extended Term Loans, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class which such request shall be offered equally to all such Lenders (a “Term Loan Extension Request”) setting forth the proposed terms of the Extended Term Loans to be established, which shall be on terms substantially similar to the Existing Term Loan Class (other than for terms related to interest and fees applicable only to periods after the Latest Term Loan Maturity Date of the Term Loans that are not being extended) to be agreed between the Borrower and the Lender providing such Extended Term Loan; provided, however, that (x) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of principal of the Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments (if any) reflected in the Joinder Agreement with respect to the Existing Term Loan Class from which such Extended Term Loans were converted, in each case as more particularly set forth in paragraph (iv) of this Section 2.14(h) below) and (y) (A) the interest margins with respect to the Extended Term Loans may be higher or lower than the interest margins for the Term Loans of such Existing Term Loan Class and/or (B) additional fees, premiums or applicable high-yield discount obligation (“AHYDO”) payments may be payable to the Lenders providing such Extended Term Loans in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14 or otherwise, no Extended Term Loans may be optionally prepaid prior to the date on which the Existing Term Loan Class from which they were converted is repaid in full, except in accordance with the second to last sentence of Section 5.1(a). No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class from which they were converted.

(ii) The Borrower may at any time and from time to time request that all or a portion of the Revolving Credit Commitments of any Class, any Extended Revolving Credit Commitments and/or any New Revolving Credit Commitments, each existing at the time of such request (each, an “Existing Revolving Credit Commitment” and any related revolving credit loans thereunder, “Existing Revolving Credit Loans”; each Existing Revolving Credit Commitment and related Existing Revolving Credit Loans together being referred to as an “Existing Revolving Credit Class”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Revolving Credit Commitments (any such Existing Revolving Credit Commitments which have been so extended, “Extended Revolving Credit Commitments” and any related Loans, “Extended Revolving Credit Loans”) and to provide for other terms consistent with this Section 2.14(h)(ii). In order to establish any Extended Revolving Credit Commitments, the Borrower shall provide a notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Class of Existing Revolving Credit Commitments which such request shall be offered equally to all such Lenders) setting forth the proposed terms of the Extended Revolving Credit Commitments to be established, which shall be on terms substantially similar to the Existing Revolving Credit Class (other than for terms related to interest and fees applicable only to periods after the Revolving Credit Maturity Date of the Existing Revolving Credit Class that are not being extended) to be agreed between the Borrower and the Lender providing Extended Revolving Credit Commitments; provided, however, that (x) the scheduled final maturity date shall be extended and (y) (A) the interest margins with respect to the Extended Revolving Credit Commitments may be higher or lower than the interest margins for the applicable Existing Revolving Credit Commitments (the “Specified Existing Revolving Credit Commitments”) and/or (B) additional fees, premiums or AHYDO payments may be payable to the Lenders providing such Extended Revolving Credit Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14 or otherwise, (1) the borrowing and repayment (other than in connection with a permanent repayment and termination of commitments) of Loans with respect to any Original Revolving Credit Commitments shall be made on a pro rata basis with all other Original Revolving Credit Commitments and (2) no Extended Revolving Credit Commitments may be optionally permanently prepaid and terminated prior to the date on which the Specified Existing Revolving Credit Commitments from which they were converted is permanently repaid in full and terminated, except in accordance with the second to last sentence of Section 5.1(a). No Lender shall have any obligation to agree to have any of its Revolving Credit Loans or Revolving Credit Commitments of any Existing Revolving Credit Class converted into Extended Revolving Credit Loans or Extended Revolving Credit Commitments pursuant to any Extension Request. Any Extended Revolving Credit Commitments of any Extension Series shall constitute a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date).

(iii) Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans, Revolving Credit Commitments, New Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request converted into Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Term Loans, Revolving Credit Commitments, New Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to such Extension Request that it has elected to convert into Extended Term Loans or Extended Revolving Credit Commitments, as applicable. In the event that the aggregate amount of Term Loans, Revolving Credit Commitments, New Revolving Credit Commitment or Extended Revolving Credit Commitment of the Existing Class or Existing Classes subject to Extension Elections exceeds the amount of Extended Term Loans or Extended Revolving Credit Commitments, as applicable, requested pursuant to the Extension

Request, Term Loans or Revolving Credit Commitments, New Revolving Credit Commitments or Extended Revolving Credit Commitments of the Existing Class or Existing Classes subject to Extension Elections shall be converted to Extended Term Loans or Extended Revolving Credit Commitments, as applicable, on a pro rata basis based on the amount of Term Loans, Revolving Credit Commitments, New Revolving Credit Commitment or Extended Revolving Credit Commitment included in each such Extension Election. Notwithstanding the conversion of any Existing Revolving Credit Commitment into an Extended Revolving Credit Commitment, such Extended Revolving Credit Commitment shall be treated identically to all other Original Revolving Credit Commitments for purposes of the obligations of a Revolving Credit Lender in respect of Letters of Credit under Section 3, except that the applicable Extension Amendment may provide that the L/C Facility Maturity Date may be extended and the related obligations to issue Letters of Credit may be continued so long as the Letter of Credit Issuers, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(iv) Extended Term Loans or Extended Revolving Credit Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.14(h)(iv) and notwithstanding anything to the contrary set forth in Section 14.1, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans or Extended Revolving Credit Commitments, as applicable, established thereby) executed by the Credit Parties, the Administrative Agent and the Extending Lenders. No Extension Amendment shall provide for any tranche of Extended Term Loans or Extended Revolving Credit Commitments in an aggregate principal amount that is less than $5,000,000. In addition to any terms and changes required or permitted by Section 2.14(h)(i), each Extension Amendment (x) shall amend the scheduled amortization payments pursuant to Section 2.5 or the applicable Joinder Agreement with respect to the Existing Term Loan Class from which the Extended Term Loans were converted to reduce each scheduled Repayment Amount for the Existing Term Loan Class in the same proportion as the amount of Term Loans of the Existing Term Loan Class is to be converted pursuant to such Extension Amendment (it being understood that (A) the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof and (B) any adjustments to the amounts of Repayment Amounts payable with respect to Extended Term Loans shall be determined by the applicable Extending Lenders and the Borrower) and (y) may, but shall not be required to, impose additional requirements (not inconsistent with the provisions of this Agreement in effect at such time) with respect to the final maturity and weighted average life to maturity of New Term Loans incurred following the date of such Extension Amendment. Notwithstanding anything to the contrary in this Section 2.14(h) and without limiting the generality or applicability of Section 14.1 to any Section 2.14 Additional Amendments, any Extension Amendment may provide for additional terms and/or additional amendments other than those referred to or contemplated above (any such additional amendment, a “Section 2.14 Additional Amendment”) to this Agreement and the other Credit Documents; provided that such Section 2.14 Additional Amendments are within the requirements of Section 2.14(h)(i) and do not become effective prior to the time that such Section 2.14 Additional Amendments have been consented to (including, without limitation, pursuant to (1) consents applicable to holders of New Term Loans or Extended Revolving Credit Commitments provided for in any Joinder Agreement and (2) consents applicable to holders of any Extended Term Loans or Extended Revolving Credit Commitments provided for in any Extension Amendment) by such of the Lenders, Credit Parties and other parties (if any) as may be required in order for such Section 2.14 Additional Amendments to become effective in accordance with Section 14.1.

(v) Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Class is converted to extend the related scheduled maturity date(s) in accordance with clauses (i) and/or (ii) above (an “Extension Date”), (I) in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date), and (II) in the case of the Specified Existing Revolving Credit Commitments of each Extending Lender, the aggregate principal amount of such Specified Existing Revolving Credit Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Revolving Credit Commitments so converted by such Lender on such date, and such Extended Revolving Credit Commitments shall be established as a separate Class of revolving credit commitments from the Specified Existing Revolving Credit Commitments and from any other Existing Revolving Credit Commitments (together with any other Extended Revolving Credit Commitments so established on such date) and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Revolving Credit Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Revolving Credit Loans (and related participations) and Existing Revolving Credit Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Revolving Credit Commitments to Extended Revolving Credit Commitments.

(vi) The Administrative Agent and the Lenders hereby consent to the consummation of the transactions contemplated by this Section 2.14 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Term Loans and/or Extended Revolving Credit Commitments on such terms as may be set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Credit Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.14.

(vii) The Borrower shall provide the applicable Term Loan Extension Request or request for Extended Revolving Credit Commitments at least five Business Days prior to the date on which applicable Lenders are requested to respond (or such shorter period as agreed by the Administrative Agent), and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent and the Borrower, in each case acting reasonably to accomplish the purposes of this Section 2.14(h).

2.15 Permitted Debt Exchanges.

(a) Notwithstanding anything to the contrary contained in this Agreement, pursuant to one or more offers (each, a “Permitted Debt Exchange Offer”) made from time to time by the Borrower, the Borrower may from time to time following the Closing Date consummate one or more exchanges of Term Loans for Permitted Other Indebtedness in the form of notes (such notes, “Permitted Debt Exchange Notes”, and each such exchange a “Permitted Debt Exchange”), so long as the following conditions are satisfied: (i) no Event of Default shall have occurred and be continuing at the time the final offering document in respect of a Permitted Debt Exchange Offer is delivered to the relevant Lenders, (ii) the aggregate principal amount (calculated on the face amount thereof) of Term Loans exchanged shall equal no more than the aggregate principal amount (calculated on the face amount thereof) of Permitted Debt Exchange Notes issued in exchange for such Term Loans; provided that the aggregate principal amount of the Permitted Debt Exchange Notes may include accrued interest and premium (if any) under the Term Loans exchanged and underwriting discounts, fees, commissions and expenses in connection with the issuance of such Permitted Debt Exchange Notes, (iii) the aggregate principal amount (calculated on the face amount thereof) of all Term Loans exchanged under each applicable Class by the Borrower pursuant to any Permitted Debt Exchange shall automatically be cancelled and retired by the Borrower on the date of the settlement thereof (and, if requested by the Administrative Agent, any applicable exchanging Lender shall execute and deliver to the Administrative Agent an Assignment and Acceptance, or such other form as may be reasonably requested by the Administrative Agent, in respect thereof pursuant to which the respective Lender assigns its interest in the Term Loans being exchanged pursuant to the Permitted Debt

Exchange to the Borrower for immediate cancellation), (iv) if the aggregate principal amount of all Term Loans of a given Class (calculated on the face amount thereof) tendered by Lenders in respect of the relevant Permitted Debt Exchange Offer (with no Lender being permitted to tender a principal amount of Term Loans which exceeds the principal amount thereof of the applicable Class actually held by it) shall exceed the maximum aggregate principal amount of Term Loans of such Class offered to be exchanged by the Borrower pursuant to such Permitted Debt Exchange Offer, then the Borrower shall exchange Term Loans subject to such Permitted Debt Exchange Offer tendered by such Lenders ratably up to such maximum amount based on the respective principal amounts so tendered, (v) all documentation in respect of such Permitted Debt Exchange shall be consistent with the foregoing, and all written communications generally directed to the Lenders in connection therewith shall be in form and substance consistent with the foregoing and made in consultation with the Borrower and the Auction Agent, and (vi) any applicable Minimum Tender Condition shall be satisfied.

(b) With respect to all Permitted Debt Exchanges effected by the Borrower pursuant to this Section 2.15, (i) such Permitted Debt Exchanges (and the cancellation of the exchanged Term Loans in connection therewith) shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 5.1 or 5.2, and (ii) such Permitted Debt Exchange Offer shall be made for not less than $5,000,000 in aggregate principal amount of Term Loans; provided that subject to the foregoing clause (ii), the Borrower may at its election specify as a condition (a “Minimum Tender Condition”) to consummating any such Permitted Debt Exchange that a minimum amount (to be determined and specified in the relevant Permitted Debt Exchange Offer in the Borrower’s discretion) of Term Loans of any or all applicable Classes be tendered.

(c) In connection with each Permitted Debt Exchange, the Borrower and the Auction Agent shall mutually agree to such procedures as may be necessary or advisable to accomplish the purposes of this Section 2.15 and without conflict with Section 2.15(d); provided that the terms of any Permitted Debt Exchange Offer shall provide that the date by which the relevant Lenders are required to indicate their election to participate in such Permitted Debt Exchange shall be not less than a reasonable period (in the discretion of the Borrower and the Auction Agent) of time following the date on which the Permitted Debt Exchange Offer is made.

(d) The Borrower shall be responsible for compliance with, and hereby agrees to comply with, all applicable securities and other laws in connection with each Permitted Debt Exchange, it being understood and agreed that (x) none of the Auction Agent, the Administrative Agent nor any Lender assumes any responsibility in connection with the Borrower’s compliance with such laws in connection with any Permitted Debt Exchange and (y) each Lender shall be solely responsible for its compliance with any applicable “insider trading” laws and regulations to which such Lender may be subject under the Securities Exchange Act of 1934, as amended.

2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Requirements of Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders and Section 14.1.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 12 or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 14.8 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent and the Collateral Agent hereunder and under the other Credit Documents; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to such Letter of Credit Issuer hereunder; third, to Cash Collateralize such Letter of Credit Issuer’s Fronting Exposure with respect to such Defaulting Lender in accordance with Section 3.8; fourth, as the Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing trust or deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) Cash Collateralize such Letter of Credit Issuer’s future Fronting Exposure with respect to such Defaulting Lender with respect to future Letters of Credit issued under this Agreement, in accordance with Section 3.8; sixth, to the payment of any amounts owing to the Borrower, the Lenders, or the Letter of Credit Issuers as a result of any judgment of a court of competent jurisdiction obtained by the Borrower, any Lender, or any Letter of Credit Issuer against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or L/C Borrowings in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 7 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and L/C Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, and L/C Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in L/C Obligations are held by the Lenders pro rata in accordance with the Commitments hereunder without giving effect to Section 2.16(a)(iv). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section 2.16(a)(ii) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.

(A) No Defaulting Lender shall be entitled to receive any interest at the Default Rate or any fee payable under Section 4 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such interest at the Default Rate or any fee that otherwise would have been required to have been paid to that Defaulting Lender).

(B) Each Defaulting Lender shall be entitled to receive Letter of Credit Fees for any period during which that Lender is a Defaulting Lender only to the extent allocable to its pro rata share of the stated amount of Letters of Credit for which it has provided Cash Collateral pursuant to Section 3.8.

(C) With respect to any Letter of Credit Fee not required to be paid to any Defaulting Lender pursuant to clause (A) or (B) above, the Borrower shall (x) pay to each Non-Defaulting Lender that portion of any such fee otherwise payable to such Defaulting Lender with respect to such Defaulting Lender’s participation in L/C Obligations that has been reallocated to such Non-Defaulting Lender pursuant to clause (iv) below, (y) pay to such Letter of Credit Issuer the amount of any such fee otherwise payable to such Defaulting Lender to the extent allocable to such Letter of Credit’s Fronting Exposure to such Defaulting Lender, and (z) not be required to pay the remaining amount of any such fee.

(iv) Reallocation of Commitments to Reduce Exposure. All or any part of such Defaulting Lender’s Revolving Credit Commitment and/or participation in L/C Obligations shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Revolving Credit Commitment Percentages (calculated without regard to such Defaulting Lender’s Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving Credit Exposure of any Non-Defaulting Lender to exceed such Non-Defaulting Lender’s Commitment. Subject to Section 14.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(v) Cash Collateral. If the reallocation described in clause (a)(iv) above cannot, or can only partially, be effected, the Borrower shall Cash Collateralize the Letter of Credit Issuers’ Fronting Exposure in accordance with the procedures set forth in Section 3.8.

(b) Defaulting Lender Cure. If the Borrower, the Administrative Agent, and the Letter of Credit Issuers agree in writing that a Lender is no longer a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section 2.16(a)(iv)), whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

Section 3. Letters of Credit

3.1 Letters of Credit.

(a) Subject to and upon the terms and conditions herein set forth, at any time and from time to time after the Closing Date and prior to the L/C Facility Maturity Date, in reliance upon the agreements of the Revolving Credit Lenders set forth in this Section 3, each Letter of Credit Issuer agrees to issue from time to time from the Closing Date through the L/C Facility Maturity Date for the account of the Borrower (or, so long as the Borrower is the primary obligor and a signatory to the Letter of Credit Request, for the account of Holdings or any Restricted Subsidiary (other than the Borrower)) letters of credit (the “Letters of Credit” and each, a “Letter of Credit”), which Letters of Credit shall not exceed any Letter of Credit Issuer’s Letter of Credit Commitment and in the aggregate shall not exceed the L/C Sublimit, in such form as may be approved by each Letter of Credit Issuer in its reasonable discretion.

(b) Notwithstanding the foregoing, (i) no Letter of Credit shall be issued the Stated Amount of which, when added to the Letters of Credit Outstanding at such time, would exceed the L/C Sublimit then in effect (or with respect to any Letter of Credit Issuer, exceed such Letter of Credit Issuer’s Letter of Credit Commitment; provided that if the Borrower determines that, in connection with any actual or anticipated L/C Borrowing, less than the full amount of the L/C Sublimit would be available to the Borrower as a result of the application of this clause (i), then the Letter of Credit Commitments of each Letter of Credit Issuer shall be reallocated as elected by the Borrower in consultation with each Letter of Credit Issuer and with the consent of any such Letter of Credit Issuer which has its Letter of Credit Commitment increased as a result of such reallocation (and the Borrower and the Letter of Credit Issuers agree to take such actions as among themselves to accommodate any such reallocation)); (ii) no Letter of Credit shall be issued if the Stated Amount of which would cause the aggregate amount of the Lenders’ Revolving Credit Exposures at the time of the issuance thereof to exceed the Total Revolving Credit Commitment then in effect; (iii) each Letter of Credit shall have an expiration date occurring no later than one year after the date of issuance thereof (except as set forth in Section 3.2(d)), provided that in no event shall such expiration date occur later than the L/C Facility Maturity Date, in each case, unless otherwise agreed upon by such Letter of Credit Issuer and, unless such Letter of Credit has been Cash Collateralized or backstopped (in the case of a backstop only, on terms reasonably satisfactory to such Letter of Credit Issuer), the Revolving Credit Lenders; (iv) the Letter of Credit shall be denominated in Dollars; (v) no Letter of Credit shall be issued if it would be illegal under any applicable Law for the beneficiary of the Letter of Credit to have a Letter of Credit issued in its favor; and (vi) no Letter of Credit shall be issued by any Letter of Credit Issuer (nor shall any Letter of Credit Issuer be required to issue any Letter of Credit) after it has received a written notice from any Credit Party, the Administrative Agent or the Required Lenders expressly stating that a Default or Event of Default has occurred and is continuing until such time as such Letter of Credit Issuer shall have received a written notice of (x) rescission of such notice from the party or parties originally delivering such notice or (y) the waiver of such Default or Event of Default in accordance with the provisions of Section 14.1.

(c) Upon at least two (2) Business Days’ prior written notice to the Administrative Agent and each Letter of Credit Issuer (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, on any day, permanently to terminate or reduce the Letter of Credit Commitments in whole or in part; provided that after giving effect to such termination or reduction, the Letters of Credit Outstanding shall not exceed the L/C Sublimit (or with respect to any Letter of Credit Issuer, the Letters of Credit outstanding with respect to Letters of Credit issued by such Letter of Credit Issuer shall not exceed such Letter of Credit Issuer’s Letter of Credit Commitment).

(d) [Reserved].

(e) No Letter of Credit Issuer shall be under any obligation to issue any Letter of Credit if:

(i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms enjoin or restrain any Letter of Credit Issuer from issuing such Letter of Credit, or any law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit, or request that such Letter of Credit Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (in each case, for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Letter of Credit Issuer in good faith deems material to it;

(ii) the issuance of such Letter of Credit would violate one or more policies of such Letter of Credit Issuer applicable to letters of credit generally;

(iii) except as otherwise agreed by any Letter of Credit Issuer, such Letter of Credit is in an initial Stated Amount less than $50,000, in the case of a commercial Letter of Credit, or $10,000, in the case of a standby Letter of Credit;

(iv) such Letter of Credit is not a standby Letter of Credit denominated in Dollars;

(v) such Letter of Credit contains any provisions for automatic reinstatement of the Stated Amount after any drawing thereunder; or

(vi) a default of any Revolving Credit Lender’s obligations to fund under Section 3.3 exists or any Revolving Credit Lender is at such time a Defaulting Lender hereunder, unless, in each case, the Borrower have entered into arrangements reasonably satisfactory to such Letter of Credit Issuer to eliminate such Letter of Credit Issuer’s risk with respect to such Revolving Credit Lender or such risk has been reallocated in accordance with Section 2.16.

(f) No Letter of Credit Issuer shall increase the Stated Amount of any Letter of Credit if such Letter of Credit Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(g) No Letter of Credit Issuer shall be under any obligation to amend any Letter of Credit if (A) such Letter of Credit Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(h) Any Letter of Credit Issuer shall act on behalf of the Revolving Credit Lenders with respect to any Letters of Credit issued by it and the documents associated therewith and such Letter of Credit Issuer shall have all of the benefits and immunities (A) provided to the Administrative Agent in Section 14 with respect to any acts taken or omissions suffered by any Letter of Credit Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Section 14 included any Letter of Credit Issuer with respect to such acts or omissions, and (B) as additionally provided herein with respect to any Letter of Credit Issuer.

(i) Notwithstanding anything to the contrary herein, no Letter of Credit shall be issued in a currency other than Dollars without the prior written consent of the Letter of Credit Issuer and the Administrative Agent.

3.2 Letter of Credit Requests.

(a) Whenever the Borrower desires that a Letter of Credit be issued or amended, the Borrower shall give the Administrative Agent and the applicable Letter of Credit Issuer a Letter of Credit Request by no later than 1:00 p.m. (New York City time) at least five (5) Business Days (or such other period as may be agreed upon by the Borrower and such Letter of Credit Issuer) prior to the proposed date of issuance or amendment. Each Letter of Credit Request shall be executed by the Borrower. Such Letter of Credit Request may be sent by facsimile, by United States mail, by overnight courier, by electronic transmission using the system provided by the applicable Letter of Credit Issuer, by personal delivery or by any other means acceptable to the applicable Letter of Credit Issuer.

(b) In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the Letter of Credit Issuers: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the Stated Amount thereof in Dollars; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (G) the identity of the applicant; and (H) such other matters as the applicable Letter of Credit Issuer may reasonably require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Request shall specify in form and detail reasonably satisfactory to the applicable Letter of Credit Issuer (I) the Letter of Credit to be amended; (II) the proposed date of amendment thereof (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as the applicable Letter of Credit Issuer may reasonably require. Additionally, the Borrower shall furnish to such Letter of Credit Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including any Issuer Documents, as such Letter of Credit Issuer or the Administrative Agent may reasonably require.

(c) Unless the Letter of Credit Issuers have received written notice from any Revolving Credit Lender, the Administrative Agent or any Credit Party, at least one Business Day prior to the requested date of issuance or amendment of the Letter of Credit, that one or more applicable conditions contained in Sections 6 (solely with respect to any Letter of Credit issued on the Closing Date) and 7 shall not then be satisfied to the extent required thereby, then, subject to the terms and conditions hereof, the applicable Letter of Credit Issuer shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or, so long as the Borrower is the primary obligor, for the account of Holdings or a Restricted Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with each such Letter of Credit Issuer’s usual and customary business practices.

(d) If the Borrower so requests in any Letter of Credit Request, the applicable Letter of Credit Issuer shall agree to issue a Letter of Credit that has automatic extension provisions (each, an “Auto-Extension Letter of Credit”); provided that any such Auto-Extension Letter of Credit must permit such Letter of Credit Issuer to prevent any such extension at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof and the Borrower not later than a day (the “Non-Extension Notice Date”) in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Unless otherwise directed by such Letter of Credit Issuer, the Borrower shall not be required to make a specific request to such Letter of Credit Issuer for any such extension. Once an Auto-Extension Letter of Credit has been issued, the Lenders shall be deemed to have authorized (but may not require) the Letter of Credit Issuers to permit the extension of such Letter of Credit at any time to an expiry date not later than the L/C Facility Maturity Date, unless otherwise agreed upon by such Letter of Credit Issuer; provided, however, that no Letter of Credit Issuer shall be required to allow any such extension if (A) such Letter of Credit Issuer has reasonably determined that it would not be permitted, or would have no obligation, at such time to issue such Letter of Credit in its revised form (as extended) under the terms hereof (by reason of the provisions of clause (b) of Section 3.1 or otherwise), or (B) it has received express written notice on or before the day that is seven (7) Business Days before the Non-Extension Notice Date from the Administrative Agent (acting at the direction of the Required Lenders) or the Borrower that one or more of the applicable conditions specified in Sections 6 and 7 are not then satisfied, and in each such case directing such Letter of Credit Issuer not to permit such extension.

(e) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the applicable Letter of Credit Issuer will also deliver to the Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment. On the first Business Day of each month, each Letter of Credit Issuer shall provide the Administrative Agent a list of all Letters of Credit issued by it that are outstanding at such time.

(f) The making of each Letter of Credit Request shall be deemed to be a representation and warranty by the Borrower that the Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.1(b).

3.3 Letter of Credit Participations.

(a) Immediately upon the issuance by any Letter of Credit Issuer of any Letter of Credit, such Letter of Credit Issuer shall be deemed to have sold and transferred to each Revolving Credit Lender (each such Revolving Credit Lender, in its capacity under this Section 3.3, an “L/C Participant”), and each such L/C Participant shall be deemed irrevocably and unconditionally to have purchased and received from such Letter of Credit Issuer, without recourse or warranty, an undivided interest and participation (each an “L/C Participation”), to the extent of such L/C Participant’s Revolving Credit Commitment Percentage in each Letter of Credit, each substitute therefor, each drawing made thereunder and the obligations of the Borrower under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto; provided that the Letter of Credit Fees will be paid directly to the Administrative Agent for the ratable account of the L/C Participants as provided in Section 4.1(b) and the L/C Participants shall have no right to receive any portion of any Fronting Fees.

(b) In determining whether to pay under any Letter of Credit, the relevant Letter of Credit Issuer shall have no obligation relative to the L/C Participants other than to confirm that any documents required to be delivered under such Letter of Credit have been delivered and that they appear to comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by the relevant Letter of Credit Issuer under or in connection with any Letter of Credit issued by it, if taken or omitted in the absence of gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction, shall not create for the Letter of Credit Issuers any resulting liability.

(c) In the event that any Letter of Credit Issuer makes any payment under any Letter of Credit issued by it and the Borrower shall not have repaid such amount in full to the respective Letter of Credit Issuer through the Administrative Agent pursuant to Section 3.4(a), the Letter of Credit Issuer shall promptly notify the Administrative Agent and the Administrative Agent shall then promptly notify each L/C Participant of such failure, and each L/C Participant shall promptly and unconditionally pay to the Administrative Agent for the account of such Letter of Credit Issuer, the amount of such L/C Participant’s Revolving Credit Commitment Percentage of such unreimbursed payment in Dollars and in immediately available funds. If and to the extent such L/C Participant shall not have so made its Revolving Credit Commitment Percentage of the amount of such payment available to the Administrative Agent for the account of such Letter of Credit Issuer, such L/C Participant agrees to pay to the Administrative Agent for the account of such Letter of Credit Issuer, forthwith on demand, such amount, together with interest thereon for each day from such date until the date such amount is paid to the Administrative Agent for the account of such Letter of Credit Issuer at a rate per annum equal to the Overnight Rate from time to time then in effect, plus any administrative, processing or similar fees that are reasonably and customarily charged by such Letter of Credit Issuer in connection with the foregoing. The failure of any L/C Participant to make available to the Administrative Agent for the account of any Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under any Letter of Credit shall not relieve any other L/C Participant of its obligation hereunder to make available to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage of any payment under such Letter of Credit on the date required, as specified above, but no L/C Participant shall be responsible for the failure of any other L/C Participant to make available to the Administrative Agent such other L/C Participant’s Revolving Credit Commitment Percentage of any such payment.

(d) Whenever the Administrative Agent receives a payment in respect of an unpaid Reimbursement Obligation as to which the Administrative Agent has received for the account of any Letter of Credit Issuer any payments from the L/C Participants pursuant to clause (c) above, the Administrative Agent shall promptly pay to each L/C Participant that has paid its Revolving Credit Commitment Percentage of such Reimbursement Obligation, in Dollars and in immediately available funds, an amount equal to such L/C Participant’s share (based upon the proportionate aggregate amount originally funded by such L/C Participant to the aggregate amount funded by all L/C Participants) of the amount so paid in respect of such Reimbursement Obligation and interest thereon accruing after the purchase of the respective L/C Participations at the Overnight Rate.

(e) The obligations of the L/C Participants to make payments to the Administrative Agent for the account of each Letter of Credit Issuer with respect to Letters of Credit shall be irrevocable and not subject to counterclaim, set-off or other defense or any other qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances.

(f) If any payment received by the Administrative Agent for the account of any Letter of Credit Issuer pursuant to Section 3.3(c) is required to be returned, each Lender shall pay to the Administrative Agent for the account of such Letter of Credit Issuer its Revolving Credit Commitment Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

3.4 Agreement to Repay Letter of Credit Drawings.

(a) The Borrower hereby agrees to reimburse the Letter of Credit Issuers, by making payment with respect to any drawing under any Letter of Credit. Any such reimbursement shall be made by the Borrower to the Administrative Agent in immediately available funds for any payment or disbursement made by any Letter of Credit Issuer under any Letter of Credit (each such amount so paid until reimbursed, an “Unpaid Drawing”) no later than the date that is one Business Day after the date on which the Borrower receives written notice of such payment or disbursement (the “Reimbursement Date”), with interest on the amount so paid or disbursed by such Letter of Credit Issuer, to the extent not reimbursed prior to 5:00 p.m. (New York City time) on the Reimbursement Date, from the Reimbursement Date to the date such Letter of Credit Issuer is reimbursed therefor at a rate per annum that shall at all times be the Applicable Margin for ABR Loans that are Revolving Credit Loans plus the ABR as in effect from time to time, provided that, notwithstanding anything contained in this Agreement to the contrary, (i) unless the Borrower shall have notified the Administrative Agent and the relevant Letter of Credit Issuer prior to 12:00 noon (New York City time) on the Reimbursement Date that the Borrower intends to reimburse the relevant Letter of Credit Issuer for the amount of such drawing with funds other than the proceeds of Loans, the Borrower shall be deemed to have given a Notice of Borrowing requesting that, with respect to Letters of Credit, the Revolving Credit Lenders make Revolving Credit Loans (which shall be denominated in Dollars and which shall be ABR Loans) on the Reimbursement Date in the amount of such drawing and (ii) the Administrative Agent shall promptly notify each L/C Participant of such drawing and the amount of its Revolving Credit Loan to be made in respect thereof, and each L/C Participant shall be irrevocably obligated to make a Revolving Credit Loan to the Borrower in Dollars in the manner deemed to have been requested in the amount of its Revolving Credit Commitment Percentage of the applicable Unpaid Drawing by 2:00 p.m. (New York City time) on such Reimbursement Date by making the amount of such Revolving Credit Loan available to the Administrative Agent. Such Revolving Credit Loans shall be made without regard to the Minimum Borrowing Amount. The Administrative Agent shall use the proceeds of such Revolving Credit Loans solely for purpose of reimbursing any Letter of Credit Issuer for the related Unpaid Drawing in Dollars. In the event that the Borrower fails to Cash Collateralize any Letter of Credit that is outstanding on the L/C Facility Maturity Date, the full amount of the Letters of Credit Outstanding in respect of such Letter of Credit shall be deemed to be an Unpaid Drawing subject to the provisions of this

Section 3.4 except that such Letter of Credit Issuer shall hold the proceeds received from the L/C Participants as contemplated above as cash collateral for such Letter of Credit to reimburse any Unpaid Drawing under such Letter of Credit and shall use such proceeds first, to reimburse itself for any Unpaid Drawings made in respect of such Letter of Credit following the L/C Facility Maturity Date, second, to the extent such Letter of Credit expires or is returned undrawn while any such cash collateral remains, to the repayment of obligations in respect of any Revolving Credit Loans that have not been paid at such time and third, to the Borrower or as otherwise directed by a court of competent jurisdiction. Nothing in this Section 3.4(a) shall affect the Borrower’s obligation to repay all outstanding Revolving Credit Loans when due in accordance with the terms of this Agreement.

(b) The obligation of the Borrower to reimburse the Letter of Credit Issuers for each drawing under each Letter of Credit and to repay each L/C Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

(i) any lack of validity or enforceability of this Agreement or any of the other Credit Documents;

(ii) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Letter of Credit Issuer, any Lender or other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Borrower and the beneficiary named in any such Letter of Credit);

(iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(iv) waiver by any Letter of Credit Issuer of any requirement that exists for such Letter of Credit Issuer’s protection and not the protection of the Borrower (or Holdings or other Restricted Subsidiary) or any waiver by such Letter of Credit Issuer which does not in fact materially prejudice the Borrower (or Holdings or other Restricted Subsidiary);

(v) any payment made by any Letter of Credit Issuer in respect of an otherwise complying item presented after the date specified as the expiration date of, or the date by which documents must be received under, such Letter of Credit if presentation after such date is authorized by the UCC, the ISP or the UCP, as applicable;

(vi) any payment by any Letter of Credit Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by any Letter of Credit Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under the Bankruptcy Code;

(vii) honor of a demand for payment presented electronically even if such Letter of Credit requires that demand be in the form of a draft;

(viii) any adverse change in any relevant exchange rates or in the relevant currency markets generally; or

(ix) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower (or Holdings or other Restricted Subsidiary) (other than the defense of payment or performance).

(c) The Borrower shall not be obligated to reimburse any Letter of Credit Issuer for any wrongful payment made by any Letter of Credit Issuer under the Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of any Letter of Credit Issuer as determined in the final non-appealable judgment of a court of competent jurisdiction.

3.5 Increased Costs. If after the Closing Date, the adoption of any applicable Law, treaty, rule, or regulation, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or actual compliance by any Letter of Credit Issuer or any L/C Participant with any request or directive made or adopted after the Closing Date (whether or not having the force of law), by any such authority, central bank or comparable agency shall either (x) impose, modify or make applicable any reserve, deposit, capital adequacy or similar requirement against letters of credit issued by any Letter of Credit Issuer, or any L/C Participant’s L/C Participation therein, or (y) impose on any Letter of Credit Issuer or any L/C Participant any other conditions or costs affecting its obligations under this Agreement in respect of Letters of Credit or L/C Participations therein or any Letter of Credit or such L/C Participant’s L/C Participation therein, and the result of any of the foregoing is to increase the actual cost to such Letter of Credit Issuer or such L/C Participant of issuing, maintaining or participating in any Letter of Credit, or to reduce the actual amount of any sum received or receivable by such Letter of Credit Issuer or such L/C Participant hereunder (including any increased costs or reductions attributable to Taxes, other than any increase or reduction attributable to Indemnified Taxes, Excluded Taxes or Other Taxes) in respect of Letters of Credit or L/C Participations therein, then, promptly after receipt of written demand to the Borrower by such Letter of Credit Issuer or such L/C Participant, as the case may be (a copy of which notice shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent (with respect to a Letter of Credit issued on account of the Borrower (or Holdings or other Restricted Subsidiary))), the Borrower shall pay to such Letter of Credit Issuer or such L/C Participant such actual additional amount or amounts as will compensate such Letter of Credit Issuer or such L/C Participant for such increased cost or reduction, it being understood and agreed, however, that no Letter of Credit Issuer or L/C Participant shall be entitled to such compensation as a result of such Person’s compliance with, or pursuant to any request or directive to comply with, any such law, rule or regulation as in effect on the Closing Date. A certificate submitted to the Borrower by the relevant Letter of Credit Issuer or an L/C Participant, as the case may be (a copy of which certificate shall be sent by such Letter of Credit Issuer or such L/C Participant to the Administrative Agent), setting forth in reasonable detail the basis for the determination of such actual additional amount or amounts necessary to compensate such Letter of Credit Issuer or such L/C Participant as aforesaid shall be conclusive and binding on the Borrower absent clearly demonstrable error. The obligations of the Borrower under this Section 3.5 shall survive the payment in full of the Obligations and the termination of this Agreement.

3.6 New or Successor Letter of Credit Issuer.

(a) Any Letter of Credit Issuer may resign as a Letter of Credit Issuer upon 60 days’ prior written notice to the Administrative Agent, the Lenders, Holdings and the Borrower. The Borrower may replace any Letter of Credit Issuer for any reason upon written notice to the Administrative Agent and such Letter of Credit Issuer. The Borrower may add Letter of Credit Issuers at any time upon notice to the Administrative Agent. If a Letter of Credit Issuer shall resign or be replaced, or if the Borrower shall decide to add a new Letter of Credit Issuer under this Agreement, then the Borrower may appoint from among the Lenders a successor issuer of Letters of Credit or a new Letter of Credit Issuer, as the case may be, or another successor or new issuer of Letters of Credit, whereupon such successor issuer accepting such appointment shall succeed to the rights, powers and duties of the replaced or resigning Letter of Credit Issuer under this Agreement and the other Credit Documents, or such new issuer of Letters of Credit accepting such appointment shall be granted the rights, powers and duties of the Letter of Credit Issuers hereunder, and the term Letter of Credit Issuers shall mean such successor or such new issuer of Letters of Credit effective upon such appointment. At the time such resignation or replacement shall become effective, the Borrower shall pay to the resigning or replaced Letter of Credit Issuer all accrued and unpaid fees applicable to the Letters of Credit pursuant to Sections 4.1(b) and 4.1(d). The acceptance of any appointment as a Letter of Credit Issuer hereunder whether as a successor issuer or new issuer of Letters of Credit in accordance with this Agreement, shall be evidenced by an agreement entered into by such new or successor issuer of Letters of Credit, in a form reasonably satisfactory to the Borrower and the Administrative Agent and, from and after the effective date of such agreement, such new or successor issuer of Letters of Credit shall become a Letter of Credit Issuer hereunder. After the resignation or replacement of a Letter of Credit Issuer hereunder, the resigning or replaced Letter of Credit Issuer shall remain a party hereto and shall continue to have all the rights and obligations of the Letter of Credit Issuers under this Agreement and the other Credit Documents with respect to Letters of Credit issued by it prior to such resignation or replacement, but shall not be required to issue additional Letters of Credit. In connection with any resignation or replacement pursuant to this clause (a) (but, in case of any such resignation, only to the extent that a successor issuer of Letters of Credit shall have been appointed), either (i) the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall arrange to have any outstanding Letters of Credit issued by the resigning or replaced Letter of Credit Issuer replaced with Letters of Credit issued by the successor issuer of Letters of Credit or (ii) the Borrower shall cause the successor issuer of Letters of Credit, if such successor issuer is reasonably satisfactory to the replaced or resigning Letter of Credit Issuer, to issue “back-stop” Letters of Credit naming the resigning or replaced Letter of Credit Issuer as beneficiary for each outstanding Letter of Credit issued by the resigning or replaced Letter of Credit Issuer, which new Letters of Credit shall be denominated in the same currency as, and shall have a face amount equal to, the Letters of Credit being back-stopped and the sole requirement for drawing on such new Letters of Credit shall be a drawing on the corresponding back-stopped Letters of Credit. After any resigning or replaced Letter of Credit Issuer’s resignation or replacement as Letter of Credit Issuer, the provisions of this Agreement relating to the Letter of Credit Issuers shall inure to its benefit as to any actions taken or omitted to be taken by it (A) while it was a Letter of Credit Issuer under this Agreement or (B) at any time with respect to Letters of Credit issued by such Letter of Credit Issuer.

(b) To the extent there are, at the time of any resignation or replacement as set forth in clause (a) above, any outstanding Letters of Credit, nothing herein shall be deemed to impact or impair any rights and obligations of any of the parties hereto with respect to such outstanding Letters of Credit (including, without limitation, any obligations related to the payment of Fees or the reimbursement or funding of amounts drawn), except that the Borrower, the resigning or replaced Letter of Credit Issuer and the successor issuer of Letters of Credit shall have the obligations regarding outstanding Letters of Credit described in clause (a) above.

3.7 Role of Letter of Credit Issuer. Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, no Letter of Credit Issuer shall have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of any Letter of Credit Issuer shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Required Lenders; (ii) any action taken or omitted in the absence of its own gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assume all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided that this assumption is not intended to, and shall not, preclude the Borrower’s pursuit of such rights and remedies as they may have against the beneficiary or transferee at law or under any other agreement. None of the Letter of Credit Issuers, the Administrative Agent, any of their respective Affiliates nor any correspondent, participant or assignee of the Letter of Credit Issuers shall be liable or responsible for any of the matters described in Section 3.3(b); provided that anything in such Section to the contrary notwithstanding, the Borrower may have a claim against a Letter of Credit Issuer, and a Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower prove were caused by such Letter of Credit Issuer’s willful misconduct or gross negligence or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit in each case as determined in the final non-appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, any Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and no Letter of Credit Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

Any Letter of Credit Issuer may send a Letter of Credit or conduct any communication to or from the beneficiary via the Society for Worldwide Interbank Financial Telecommunication (“SWIFT”) message or overnight courier, or any other commercially reasonable means of communicating with a beneficiary.

3.8 Cash Collateral.

(a) Certain Credit Support Events. Upon the written request of the Administrative Agent or any Letter of Credit Issuer, if (i) as of the L/C Facility Maturity Date, any L/C Obligation for any reason remains outstanding, (ii) the Borrower shall be required to provide Cash Collateral pursuant to Section 12.13, or (iii) the provisions of Section 2.16(a)(v) are in effect, the Borrower shall immediately (in the case of clause (ii) above) or within one Business Day (in all other cases) following any written request by the Administrative Agent or any Letter of Credit Issuer, provide Cash Collateral in an amount not less than the applicable Minimum Collateral Amount (determined in the case of Cash Collateral provided pursuant to clause (iii) above, after giving effect to Section 2.16(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest. The Borrower, and to the extent provided by any Defaulting Lender, such Defaulting Lender, hereby grant to (and subject to the control of) the Collateral Agent, for the benefit of the Administrative Agent, the Collateral Agent, any Letter of Credit Issuer and the Revolving Credit Lenders, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein as described in Section 3.8(a), and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 3.8(c). If at any time the Administrative Agent or any Letter of Credit Issuer determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent or any Letter of Credit Issuer as herein provided, other than Permitted Liens, or that the total amount of such Cash Collateral is less than the Minimum Collateral Amount (including, without limitation, as a result of exchange rate fluctuations), the Borrower will, promptly upon written demand by the Administrative Agent, Required Lenders or any Letter of Credit Issuer, pay or provide to the Collateral Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency. Cash Collateral shall be maintained in a non-interest bearing trust account in the name of, and under the sole dominion and control of, the Collateral Agent. The Borrower shall pay on demand therefor from time to time all customary account opening, activity and other administrative fees and charges in connection with the maintenance and disbursement of Cash Collateral.

(c) Application. Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 3.8 or Sections 2.16, 5.2, or 12.13 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Obligations, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may otherwise be provided for herein.

(d) Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or to secure other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 14.6(b)(ii)) or there is no longer existing an Event of Default) or (ii) the determination by the Administrative Agent and any Letter of Credit Issuer that there exists excess Cash Collateral.

3.9 Applicability of ISP and UCP. Unless otherwise expressly agreed by any Letter of Credit Issuer and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit. Notwithstanding the foregoing, no Letter of Credit Issuer shall be responsible to the Borrower for, and no Letter of Credit Issuer’s rights and remedies against the Borrower shall be impaired by, any action or inaction of any Letter of Credit Issuer required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the applicable Law or any order of a jurisdiction where such Letter of Credit Issuer or the beneficiary is located, the practice stated in the ISP or UCP, as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade—International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

3.10 Conflict with Issuer Documents. In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control and any grant of security interest in any Issuer Documents shall be void.

3.11 Letter of Credit Issued for Restricted Subsidiaries. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, Holdings or a Restricted Subsidiary, the Borrower shall be obligated to reimburse the Letter of Credit Issuers hereunder for any and all drawings under such Letter of Credit. The Borrower hereby acknowledge that the issuance of Letters of Credit for the account of Holdings or any other Restricted Subsidiaries inures to the benefit of the Borrower and that the Borrower’s business derives substantial benefits from the businesses of Holdings and the other Restricted Subsidiaries.

3.12 Provisions Related to Extended Revolving Credit Commitments. If the Letter of Credit Expiration Date in respect of any tranche of Revolving Credit Commitments occurs prior to the expiry date of any Letter of Credit, then (i) if consented to by the Letter of Credit Issuer which issued such Letter of Credit, if one or more other tranches of Revolving Credit Commitments in respect of which the Letter of Credit Expiration Date shall not have so occurred are then in effect, such Letters of Credit for which consent has been obtained shall automatically be deemed to have been issued (including for purposes of the obligations of the Revolving Credit Lenders to purchase participations therein and to make Revolving Credit Loans and payments in respect thereof pursuant to Sections 3.3 and 3.4) under (and ratably participated in by Lenders pursuant to) the Revolving Credit Commitments in respect of such non-terminating tranches up to an aggregate amount not to exceed the aggregate amount of the unutilized Revolving Credit Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated) and (ii) to the extent not reallocated pursuant to immediately preceding clause (i), the Borrower shall Cash Collateralize any such Letter of Credit in accordance with Section 3.8. Upon the maturity date of any tranche of Revolving Credit Commitments, the sublimit for Letters of Credit may be reduced as agreed between the Letter of Credit Issuers and the Borrower, without the consent of any other Person.

Section 4. Fees

4.1 Fees.

(a) Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars, for the account of each Revolving Credit Lender (in each case pro rata according to the respective Revolving Credit Commitments of all such Lenders), a commitment fee at a rate per annum equal to the Commitment Fee Rate (the “Commitment Fee”) times the average daily Available Commitment during each calendar quarter or portion thereof from the Closing Date to the Revolving Credit Termination Date. Each Commitment Fee shall be payable (x) quarterly in arrears on the last Business Day of each ~~March, June, September and December~~April, July, October and January (for the quarterly period (or portion thereof) ended on such day for which no payment has been received) and (y) on the Revolving Credit Termination Date (for the period ended on such date for which no payment has been received pursuant to clause (x) above).

(b) Without duplication, the Borrower agrees to pay to the Administrative Agent in Dollars for the account of the Revolving Credit Lenders pro rata on the basis of their respective Letter of Credit Exposure, a fee in respect of each Letter of Credit issued on the Borrower’s or any of the other Restricted Subsidiaries’ behalf (the “Letter of Credit Fee”), for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit computed at the per annum rate for each day equal to the Applicable Margin for Revolving Credit Loans that are Term SOFR Loans. Except as provided below, such Letter of Credit Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each ~~March, June, September and December~~April, July, October and January and (y) on the Revolving Credit Termination Date.

(c) Without duplication, the Borrower agrees to pay to the Administrative Agent, for its own account, the fees payable in the amounts and at the times set forth in the Fee Letter. Such fees shall be fully earned when due and shall not be refundable for any reason.

(d) Without duplication, the Borrower agrees to pay to each Letter of Credit Issuer a fee in Dollars in respect of each Letter of Credit issued by it to the Borrower (the “Fronting Fee”) (i) with respect to each commercial Letter of Credit, at the rate of 0.25% (or such other amount as may be agreed by the Borrower and the applicable Letter of Credit Issuer), computed on the amount of such Letter of Credit, and (ii) with respect to each standby Letter of Credit, for the period from the date of issuance of such Letter of Credit to the termination date of such Letter of Credit, computed at the rate for each day equal to 0.25% per annum (or such other amount as may be agreed by the Borrower and the applicable Letter of Credit Issuer) on the average daily Stated Amount of such Letter of Credit (or at such other rate per annum as agreed in writing between the Borrower and any Letter of Credit Issuer). Such Fronting Fees shall be due and payable (x) quarterly in arrears on the last Business Day of each fiscal quarter of the Borrower and (y) on the Revolving Credit Termination Date.

(e) Without duplication, the Borrower agrees to pay directly to the Letter of Credit Issuer in Dollars upon each issuance (including, for the avoidance of doubt, each Letter of Credit that a Letter of Credit Issuer has elected to arrange) or renewal of, drawing under, and/or amendment of, a Letter of Credit issued by any Letter of Credit Issuer such amount as shall at the time of such issuance or renewal of, drawing under, and/or amendment be the processing charge that the applicable Letter of Credit Issuer is customarily charging for issuances or renewals of, drawings under or amendments of, letters of credit issued by it.

(f) Notwithstanding the foregoing, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 4.1.

4.2 Voluntary Reduction of Revolving Credit Commitments. Upon at least three (3) Business Days’ prior written notice to the Administrative Agent (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrower shall have the right, without premium or penalty, on any day, permanently to terminate or reduce the Revolving Credit Commitments of any Class in whole or in part; provided that (a) any such reduction shall apply proportionately and permanently to reduce the Revolving Credit Commitment of each of the Lenders of any applicable Class, except that (i) notwithstanding the foregoing, in connection with the establishment on any date of any Extended Revolving Credit Commitments pursuant to Section 2.14(h), the Revolving Credit Commitments of any one or more Lenders providing any such Extended Revolving Credit Commitments on such date shall be reduced in an amount equal to the amount of Revolving Credit Commitments so extended on such date (provided that (x) after giving effect to any such reduction and to the repayment of any Revolving Credit Loans made on such date, the Revolving Credit Exposure of any such Lender does not exceed the Revolving Credit Commitment thereof and (y) for the avoidance of doubt, any such repayment of Revolving Credit Loans contemplated by the preceding clause shall be made in compliance with the requirements of Section 5.3(a) with respect to the ratable allocation of payments hereunder, with such allocation being determined after giving effect to any conversion pursuant to Section 2.14(h) of Revolving Credit Commitments and Revolving Credit Loans into Extended Revolving Credit Commitments and Extended Revolving Credit Loans pursuant to Section 2.14(h) prior to any reduction being made to the Revolving Credit Commitment of any other Lender) and (ii) the Borrower may at its election permanently reduce the Revolving Credit Commitment of a Defaulting Lender to $0 without affecting the Revolving Credit Commitments of any other Lender, (b) any partial reduction pursuant to this Section 4.2 shall be in the amount of at least $5,000,000, and (c) after giving effect to such termination or reduction and to any prepayments of the Loans made on the date thereof in accordance with this Agreement, the aggregate amount of the Lenders’ Revolving Credit Exposures shall not exceed the Total Revolving Credit Commitment and the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class shall not exceed the aggregate Revolving Credit Commitment of such Class.

4.3 Mandatory Termination of Commitments.

(a) The Initial Term Loan Commitments shall terminate on the Closing Date, contemporaneously with the Borrowing of the Initial Term Loans.

(b) The Revolving Credit Commitment shall terminate at 5:00 p.m. (New York City time) on the Revolving Credit Maturity Date or as otherwise provided in Section 5.2 or 12.12.

(c) The New Term Loan Commitment for any Series shall, unless otherwise provided in the applicable Joinder Agreement, terminate, contemporaneously with the Borrowing of such New Term Loans.

Section 5. Payments

5.1 Voluntary Prepayments.

(a) The Borrower shall have the right to prepay Loans, other than as set forth in Section 5.1(b), without premium or penalty, in whole or in part from time to time on the following terms and conditions: (1) the Borrower shall give the Administrative Agent written notice of its intent to make such prepayment (which may be revoked at the option of the Borrower), the amount of such prepayment, the prepayment premium (if any) applicable thereto and (in the case of Term SOFR Loans) the specific Borrowing(s) pursuant to which made, which notice shall be given by the Borrower no later than 12:00 noon (New York City time) (i) in the case of Term SOFR Loans, two (2) Business Days prior to, and (ii) in the case of ABR Loans, one Business Day prior to the date of such prepayment and shall promptly be transmitted by the Administrative Agent to each of the Lenders; (2) each partial prepayment of (i) any Borrowing of Term SOFR Loans shall be in a minimum amount of $5,000,000 and in multiples of $1,000,000 in excess thereof, and (ii) any ABR Loans shall be in a minimum amount of $1,000,000 and in multiples of $100,000 in excess thereof, provided that no partial prepayment of Term SOFR Loans made pursuant to a single Borrowing shall reduce the outstanding Term SOFR Loans made pursuant to such Borrowing to an amount less than the applicable Minimum Borrowing Amount for such Term SOFR Loans, and (3) in the case of any prepayment of Term SOFR Loans pursuant to this Section 5.1 on any day other than the last day of an Interest Period applicable thereto, the Borrower shall, promptly after receipt of a written request by any applicable Lender (which request shall set forth in reasonable detail the basis for requesting such amount), pay to such Lender any amounts required pursuant to Section 2.10(e). Each prepayment in respect of any Term Loans pursuant to this Section 5.1 shall be (a) applied to the Class or Classes of Term Loans as the Borrower may specify and (b) applied to reduce Initial Term Loan Repayment Amounts, any New Term Loan Repayment Amounts, and, subject to Section 2.14(h), Extended Term Loan Repayment Amounts, as the case may be, in each case, in such order as the Borrower may specify (and, absent any such specification, such prepayments shall be applied pro rata in direct order of maturity of the remaining scheduled amortization payments of the Term Loans). At the Borrower’s election in connection with any prepayment pursuant to this Section 5.1, such prepayment shall not be applied to any Term Loan or Revolving Credit Loan of a Defaulting Lender.

(b) Except for any payment made with internally-generated cash flow of the Borrower and its Subsidiaries, if any Initial Term Loans are (i) voluntarily prepaid pursuant to Section 5.1(a), (ii) mandatorily prepaid pursuant to a Debt Incurrence Prepayment Event pursuant to Section 5.2(a)(i) or as a result of incurrence of Indebtedness under Section 11.1(w) pursuant to Section 5.2(a)(iii), (iii) prepaid as a result of a required assignment of Loans pursuant to Section 14.7(b) (for failure to consent to an amendment to this Agreement that reduces the applicable interest rate payable hereunder), (iv) prepaid as a result of such Indebtedness becoming due after an Event of Default pursuant to Section 12.5 or (v) repaid after the acceleration of the Loans for any reason, including as a result of any Event of Default, the commencement of any proceeding against the Borrower under the Bankruptcy Code or any other debtor relief law, the foreclosure and sale of, or collection of, the Collateral, or the restructuring, reorganization or compromise of the Loans and other Obligation by the confirmation of a plan of reorganization or any other plan of compromise, restructure or arrangement (it being understood and agreed that the prepayment premium set forth in this clause (v) (I) will be due and payable as though such Initial Term Loans were voluntarily prepaid as of the date of acceleration and (II) shall constitute part of the Obligations), such prepayments shall be made at (x) 102% of the aggregate principal amount of the Initial Term Loans prepaid if such prepayment occurs on or prior to the first anniversary of the Closing Date, (y) 101% of the aggregate principal amount of Initial Term Loans prepaid if such prepayment occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, and (z) 100% of the aggregate principal amount of Initial Term Loans prepaid if such prepayment occurs after the second anniversary of the Closing Date; provided that, notwithstanding the foregoing, if any such prepayment referenced above is made (i) in connection with an initial public offering or (ii) in connection with a Change of Control or a sale of all or substantially all of the assets of the Borrower and its Subsidiaries, then such prepayments shall instead be made at (x) 101% of the aggregate principal amount of the Initial Term Loans prepaid if such prepayment occurs on or prior to the first anniversary of the Closing Date, (y) 100.50% of the aggregate principal amount of Initial Term Loans prepaid if such prepayment occurs after the first anniversary of the Closing Date but on or prior to the second anniversary of the Closing Date, and (z) 100% of the aggregate principal amount of Initial Term Loans prepaid if such prepayment occurs after the second anniversary of the Closing Date.

5.2 Mandatory Prepayments.

(a) Term Loan Prepayments.

(i) On each occasion that a Prepayment Event occurs, the Borrower shall, within three (3) Business Days after receipt of the Net Cash Proceeds of a Debt Incurrence Prepayment Event (other than one covered by clause (iii) below) and within ten (10) Business Days after the occurrence of any other Prepayment Event (or, in the case of Deferred Net Cash Proceeds, within ten (10) Business Days after the Deferred Net Cash Proceeds Payment Date), prepay, in accordance with clause (c) below, Term Loans with an equivalent principal amount equal to 100% of the Net Cash Proceeds from such Prepayment Event; provided that, with respect to the Net Cash Proceeds of an Asset Sale Prepayment Event or Casualty Event, in each case solely to the extent with respect to any Collateral, the Borrower may use a portion of such Net Cash Proceeds to prepay or repurchase Indebtedness (and with such prepaid or repurchased Indebtedness permanently extinguished) with a Lien on the Collateral ranking equal with the Liens securing the Obligations to the extent any such Indebtedness requires the issuer of such Indebtedness to prepay or make an offer to purchase such Indebtedness with the proceeds of such Prepayment Event, in each case in an amount not to exceed the product of (x) the amount of such Net Cash Proceeds multiplied by (y) a fraction, the numerator of which is the outstanding principal amount of the Indebtedness with a Lien on the Collateral ranking equal with the Liens securing the Obligations and with respect to which such a requirement to prepay or make an offer to purchase exists and the denominator of which is the sum of the outstanding principal amount of such Indebtedness and the outstanding principal amount of Term Loans.

(ii) Not later than fifteen (15) Business Days after the date on which financial statements are required to be delivered pursuant to Section 10.1(a) for any fiscal year of the Borrower (commencing with the first full fiscal year ending after the Conversion Date), the Borrower shall prepay (or cause to be prepaid), in accordance with clause (c) below, Term Loans with a principal amount equal to (x) 50% of Excess Cash Flow of the Borrower and its Restricted Subsidiaries for such fiscal year; provided that (A) the percentage in this Section 5.2(a)(ii) shall be reduced to 25% if the Consolidated Total Debt to Consolidated EBITDA Ratio on the date of prepayment (prior to giving effect thereto but, at the election of the Borrower, giving effect to any prepayment described in clause (y) below and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended prior to such prepayment date is less than or equal to 6.50:1.00 but greater than 6.00:1.00 and (B) no payment of any Term Loans shall be required under this Section 5.2(a)(ii) if the Consolidated Total Debt to Consolidated EBITDA Ratio on the date of prepayment (prior to giving effect thereto but, at the election of the Borrower, giving effect to any prepayment described in clause (y) below and as certified by an Authorized Officer of the Borrower) for the most recent Test Period ended prior to such prepayment date is less than or equal to 6.00:1.00, minus, at the election of the Borrower, (y) (i) the principal amount of Term Loans voluntarily prepaid pursuant to Section 5.1 or Section 14.6 or voluntary prepayments of Permitted Other Indebtedness that is secured by a Lien on an equal priority basis with the Liens on the Collateral securing the Obligations (in each case, including purchases of the Loans by the Borrower and its Subsidiaries at or below par, in which case the amount of voluntary prepayments of Loans shall be deemed not to exceed the actual purchase price of such Loans below par) and (ii) to the extent accompanied by permanent reduction of commitments, optional reductions of Revolving Credit Commitments, Extended Revolving Credit Commitments or New Revolving Credit Commitments, as applicable, Revolving Credit Loans, Extended Revolving Credit Loans, New Revolving Credit Loans, in each case, other than to the extent any such prepayment is funded with the proceeds of Funded Debt, and in each case, to the extent made during such fiscal year, subject to the immediately succeeding proviso, or after such fiscal year and prior to the date of the required Excess Cash Flow payment (provided that, for the avoidance of doubt, any such voluntary prepayments that have not been applied to reduce the payments which may be due from time to time pursuant to this Section 5.2(a)(ii) shall be carried over to subsequent periods, and may reduce the payments due from time to time pursuant to this Section 5.2(a)(ii) during such subsequent periods, until such time as such voluntary prepayments reduce such payments which may be due from time to time); provided, further, that prepayments under this Section 5.2(a)(ii) shall only be required if the required prepayment is in excess of on and after the Conversion Date, the greater of (x) $32,500,000 and (y) 17.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), and, solely to the amount of such required prepayment in excess thereof.

(iii) On each occasion that Permitted Other Indebtedness is issued or incurred pursuant to Section 11.1(w), the Borrower shall within three (3) Business Days of receipt of the Net Cash Proceeds of such Permitted Other Indebtedness prepay, in accordance with clause (c) below, Term Loans with a principal amount equal to 100% of the Net Cash Proceeds from such issuance or incurrence of Permitted Other Indebtedness.

(iv) Notwithstanding any other provisions of this Section 5.2, (A) to the extent that any or all of the Net Cash Proceeds of any Prepayment Event giving rise to a prepayment pursuant to clause (i) above or Excess Cash Flow are prohibited or delayed by any Requirements of Law or Contractual Requirement (including organizational documents) from being repatriated by a Foreign Subsidiary, an amount equal to the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Loans at the times provided in clauses (i) and (ii) above, as the case may be, but only so long as the applicable Requirements of Law will not permit repatriation (the Credit Parties hereby agreeing to promptly take all actions reasonably required by the applicable Requirements of Law to permit repatriation), and once a repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable Requirements of Law or Contractual Requirement, as applicable, an amount equal to such Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than fifteen Business Days after such repatriation is permitted) applied (net of any taxes that would be payable or reserved against if such amounts were actually repatriated whether or not they are repatriated) to the repayment of the Term Loans pursuant to clauses (i) and (ii) above, as applicable, and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Cash Proceeds of any Prepayment Event giving rise to a prepayment pursuant to clause (i) above or any Excess Cash Flow would have an adverse tax cost or consequence (that is not de minimis) (taking into account any foreign tax credit or benefit received in connection with such distribution or transfer) with respect to such Net Cash Proceeds or Excess Cash Flow, an amount equal to the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable Foreign Subsidiary. For the avoidance of doubt, nothing in this Agreement, including Section 5 shall be construed to require any Foreign Subsidiary to repatriate cash to the United States.

(b) Repayment of Revolving Credit Loans. If on any date the aggregate amount of the Lenders’ Revolving Credit Exposures in respect of any Class of Revolving Loans for any reason exceeds 100% of the Revolving Credit Commitment of such Class then in effect, the Borrower shall forthwith repay on such date Revolving Loans of such Class in an amount equal to such excess. If after giving effect to the prepayment of all outstanding Revolving Loans of such Class, the Revolving Credit Exposures of such Class exceed the Revolving Credit Commitment of such Class then in effect, the Borrower shall Cash Collateralize the Letters of Credit Outstanding in relation to such Class to the extent of such excess.

(c) Application to Repayment Amounts. Subject to Section 5.2(f), each prepayment of Term Loans required by Section 5.2(a)(i) or (ii) shall be allocated pro rata among the Initial Term Loans, the New Term Loans and the Extended Term Loans based on the applicable remaining Repayment Amounts due thereunder and shall be applied within each Class of Term Loans in respect of such Term Loans in direct order of maturity thereof or as otherwise directed by the Borrower; provided that if any Class of Extended Term Loans have been established hereunder, the Borrower may allocate such prepayment in its sole discretion to the Term Loans of the Existing Term Loan Class, if any, from which such Extended Term Loans were converted (except, as to Term Loans made pursuant to a Joinder Agreement, as otherwise set forth in such Joinder Agreement, or as to a Replacement Term Loan or Extended Term Loans of any Class). Subject to Section 5.2(f), with respect to each such prepayment, the Borrower will, not later than the date specified in Section 5.2(a) for making such prepayment, give the Administrative Agent written notice which shall include a calculation of the amount of such prepayment to be applied to each Class of Term Loans requesting that the Administrative Agent provide notice of such prepayment to each Initial Term Loan Lender, New Term Loan Lender or Lender of Extended Term Loans, as applicable.

(d) Application to Term Loans. With respect to each prepayment of Term Loans required by Section 5.2(a), the Borrower may, if applicable, designate in the applicable notice of prepayment to the Administrative Agent, the Types of Term Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made; provided that if any Lender has provided a Rejection Notice in compliance with Section 5.2(f), such prepayment shall be applied to just the Term Loans of such Type and Borrowing of the Lenders that did not provide a Rejection Notice. In the absence of a Rejection Notice or a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall apply such prepayment within the applicable Class of Term Loans first to Term Loans that are ABR Loans, and thereafter to Term Loans that are Term SOFR Loans in direct order of Interest Period maturities.

(e) Application to Revolving Credit Loans. With respect to each prepayment of Revolving Credit Loans, the Borrower may designate in writing to the Administrative Agent by no later than 12:00 noon (New York City time) one Business Day prior to the date of prepayment, (i) the Types of Loans that are to be prepaid and the specific Borrowing(s) pursuant to which made and (ii) the Revolving Loans to be prepaid, provided that (y) each prepayment of any Loans made pursuant to a Borrowing shall be applied pro rata among such Loans; and (z) notwithstanding the provisions of the preceding clause (y), no prepayment of Revolving Loans shall be applied to the Revolving Credit Loans of any Defaulting Lender unless otherwise agreed in writing by the Borrower. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall apply such prepayment first to Revolving Credit Loans that are ABR Loans, and thereafter to Revolving Credit Loans that are Term SOFR Loans in direct order of Interest Period maturities.

(f) Rejection Right. The Borrower shall notify the Administrative Agent in writing of any mandatory prepayment of Term Loans required to be made pursuant to Section 5.2(a) not later than 1:00 p.m. (New York City time) at least three (3) Business Days prior to the date of such prepayment. Each such notice shall specify the date of such prepayment and provide a reasonably detailed calculation of the amount of such prepayment, including the prepayment premium, if any. The Administrative Agent will promptly notify each Lender holding Term Loans of the contents of such prepayment notice and of such Lender’s pro rata share of the prepayment. Each Term Loan Lender may reject all (but not less than all) of its pro rata share of any mandatory prepayment other than any such mandatory prepayment with respect to a Debt Incurrence Prepayment Event under Section 5.2(a)(i) or Permitted Other Indebtedness under Section 5.2(a)(iii) (such declined amounts, the “Declined Proceeds”) of Term Loans required to be made pursuant to Section 5.2(a) by providing written notice (each, a “Rejection Notice”) to the Administrative Agent no later than 1:00 p.m. (New York City time) one (1) Business Day prior to the date of such prepayment. If a Lender fails to deliver a Rejection Notice to the Administrative Agent within the time frame specified above, any such failure will be deemed an acceptance of the total amount of such mandatory prepayment of Term Loans. Any Declined Proceeds shall be retained by the Borrower (“Retained Declined Proceeds”).

5.3 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made by the Borrower, without set-off, counterclaim or deduction of any kind, to the Administrative Agent for the ratable account of the Lenders entitled thereto or the Letter of Credit Issuers entitled thereto, as the case may be, not later than 12:00 noon (New York City time), in each case, on the date when due and shall be made in immediately available funds by wire transfer to the Administrative Agent’s Account or at such other account as the Administrative Agent shall specify for such purpose by notice to the Borrower. All repayments or prepayments of any Loans (whether of principal, interest or otherwise) hereunder and all other payments under each Credit Document shall, unless otherwise specified in such Credit Document, be made in Dollars. The Administrative Agent will thereafter promptly cause to be distributed like funds relating to the payment of principal or interest or Fees ratably to the Lenders entitled thereto.

(b) Any payments under this Agreement that are made later than 12:00 noon (New York City time) may be deemed to have been made on the next succeeding Business Day in the Administrative Agent’s sole discretion for purposes of calculating interest thereon. Except as otherwise provided herein, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension; provided that, if such extension would cause payment of interest on or principal of Term SOFR Loans to be made in the next succeeding calendar month, such payment shall be made on the immediately preceding Business Day.

(c) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or a Letter of Credit Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the applicable Lenders or the applicable Letter of Credit Issuer, as the case may be, the amount due. In such event, if the Borrower does not in fact make such payment, then each of the applicable Lenders or the applicable Letter of Credit Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or such Letter of Credit Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed by the Administrative Agent to but excluding the date of payment to the Administrative Agent, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. A notice of the Administrative Agent to any Lender or Letter of Credit Issuer with respect to any amount owing under this Section 5.4(c) shall be conclusive, absent manifest error.

(d) Unless otherwise contemplated herein, whenever any payment received by the Administrative Agent under this Agreement or any of the other Credit Documents is insufficient to pay in full all amounts earned, due and payable to the Administrative Agent, the Collateral Agent and the Lenders under or in respect of this Agreement and the other Credit Documents on any date, such payment shall be distributed by the Administrative Agent and applied by the Administrative Agent and the Secured Parties in the order of priority set forth in Section 12.13.

5.4 Net Payments.

(a) Payments Free of Taxes; Obligation to Withhold; Payments on Account of Taxes.

(i) Any and all payments by or on account of any obligation of any Credit Party hereunder or under any other Credit Document shall to the extent permitted by applicable Laws be made free and clear of and without reduction or withholding for any Taxes.

(ii) If any Credit Party, the Administrative Agent or any other applicable Withholding Agent shall be required by applicable Law to withhold or deduct any Taxes from any payment (as determined in the good faith discretion of an applicable Withholding Agent), then (A) such Withholding Agent shall withhold or make such deductions as are reasonably determined by such Withholding Agent to be required by applicable Law, (B) such Withholding Agent shall timely pay the full amount withheld or deducted to the relevant Governmental Authority, and (C) to the extent that the withholding or deduction is made on account of Indemnified Taxes or Other Taxes, the sum payable by the applicable Credit Party shall be increased as necessary so that after any required withholding or deductions have been made (including withholding or deductions applicable to additional sums payable under this Section 5.4) each Lender (or, in the case of a payment to the Administrative Agent for its own account, the Administrative Agent) receives an amount equal to the sum it would have received had no such withholding or deductions been made.

(b) Payment of Other Taxes by the Borrower. Without limiting or duplicating the provisions of subsection (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable Law or timely reimburse the Administrative Agent or any Lender for the payment of any Other Taxes.

(c) Tax Indemnifications. Without limiting the provisions of subsection (a) or (b) above, but without duplication, the Borrower shall indemnify the Administrative Agent and each Lender, and shall make payment in respect thereof within 15 days after receipt of written demand therefor, for the full amount of Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 5.4) payable or paid by, or required to be withheld or deducted from a payment to, the Administrative Agent or such Lender, as the case may be, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of any such payment or liability (along with a written statement setting forth in reasonable detail the basis and calculation of such amounts) delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. If the Borrower reasonably believes that any such Indemnified Taxes or Other Taxes were not correctly or legally asserted, each affected Lender will use reasonable efforts to cooperate with the Borrower in pursuing a refund of such Indemnified Taxes or Other Taxes so long as such efforts would not, in the sole determination of the affected Lender, result in any additional costs, expenses or risks or be otherwise disadvantageous to it.

(d) Evidence of Payments. After any payment of Taxes by any Credit Party or the Administrative Agent to a Governmental Authority as provided in this Section 5.4, the Borrower shall deliver to the Administrative Agent or the Administrative Agent shall deliver to the Borrower, as the case may be, the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of any return required by laws to report such payment or other evidence of such payment reasonably satisfactory to the Borrower or the Administrative Agent, as the case may be.

(e) Status of Lenders and Tax Documentation.

(i) Each Lender shall deliver to the Borrower and to the Administrative Agent, at such time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable Laws or by the taxing authorities of any jurisdiction and such other reasonably requested information as will permit the Borrower or the Administrative Agent, as the case may be, to determine (A) whether or not any payments made hereunder or under any other Credit Document are subject to Taxes, (B) if applicable, the required rate of withholding or deduction, and (C) such Lender’s entitlement to any available exemption from, or reduction of, applicable Taxes in respect of any payments to be made to such Lender by any Credit Party pursuant to any Credit Document or otherwise to establish such Lender’s status for withholding tax purposes in the applicable jurisdiction. Any documentation and information required to be delivered by a Lender or Administrative Agent pursuant to this Section 5.4(e) (including any specific documentation set forth in subsection (ii) below) shall be delivered by such Lender or Administrative Agent (i) in the case of documentation set forth in subsection (ii) below, on or prior to the Closing Date (or on or prior to the date it becomes a party to this Agreement), (ii) on or before any date on which such documentation expires or becomes obsolete or invalid, (iii) after the occurrence of any change in the Lender’s or Administrative Agent’s circumstances requiring a change in the most recent documentation previously delivered by it to the Borrower and (as applicable) the Administrative Agent, and (iv) from time to time thereafter if reasonably requested by the Borrower or the Administrative Agent, and each such Lender or Administrative Agent (as applicable) shall promptly notify in writing the Borrower and (if applicable) the Administrative Agent if such Lender or Administrative Agent is no longer legally eligible to provide any documentation previously provided.

(ii) Without limiting the generality of the foregoing:

(A) any Lender that is a “United States person” within the meaning of Section 7701(a)(30) of the Code (a “U.S. Lender”) shall deliver to the Borrower and the Administrative Agent executed copies of Internal Revenue Service Form W-9 or such other documentation or information prescribed by applicable Laws or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent, as the case may be, to determine whether or not such Lender is subject to backup withholding or information reporting requirements;

(B) each Non-U.S. Lender that is entitled under the Code or any applicable treaty to an exemption from or reduction of U.S. federal withholding tax with respect to any payments hereunder or under any other Credit Document shall deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) whichever of the following is applicable:

(1) executed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any applicable successor form) claiming eligibility for benefits of an income tax treaty to which the United States is a party;

(2) executed copies of Internal Revenue Service Form W-8ECI (or any successor form thereto);

(3) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, substantially in the form of Exhibit J-1, J-2, J-3 or J-4, as applicable, (a “Non-Bank Tax Certificate”), to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and that no payments under any Credit Document are effectively connected with such Non-U.S. Lender’s conduct of a United States trade or business and (y) executed copies of Internal Revenue Service Form W-8BEN or Form W-8BEN-E (or any applicable successor form);

(4) where such Lender is a partnership (for U.S. federal income tax purposes) or otherwise not a beneficial owner (e.g., where such Lender has sold a participation), Internal Revenue Service Form W-8IMY (or any successor thereto) and all required supporting documentation (including, where one or more of the underlying beneficial owner(s) is claiming the benefits of the portfolio interest exemption, a Non-Bank Tax Certificate of such beneficial owner(s)) (provided that if the Non-U.S. Lender is a partnership and not a participating Lender, the Non-Bank Tax Certificate(s) may be provided by the Non-U.S. Lender on behalf of the direct or indirect partner(s)); or

(5) executed copies of any other form prescribed by applicable Laws as a basis for claiming exemption from or a reduction in United States federal withholding tax together with such supplementary documentation as may be prescribed by applicable Laws to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made;

(C) if a payment made to a Lender under any Credit Document would be subject to withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA, to determine whether such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (C), “FATCA” shall include any amendments made to FATCA after the date of this Agreement; and

(D) If the Administrative Agent is a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall provide the Borrower with two duly completed copies of Internal Revenue Service Form W-9. If the Administrative Agent is not a “United States person” (as defined in Section 7701(a)(30) of the Code), it shall deliver to the Borrower two properly completed and duly signed copies of Internal Revenue Service Form W-8ECI with respect to payments received on its own behalf and, with respect to payments received on account of any Lender, two properly completed and duly signed copies of Internal Revenue Service Form W-8IMY (or successor form) certifying that the Administrative Agent is either (a) a “qualified intermediary” assuming primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives for the accounts of others, or (b) a “U.S. branch” and that the payments it receives for the account of others are not effectively connected with the conduct of a trade or business in the United States, and in each of clause (a) and (b), that the Administrative Agent is using such form as evidence of its agreement with the Borrower to be treated as a U.S. Person with respect to such payments (and the Borrower and the Administrative Agent agree to so treat the Administrative Agent as a U.S. Person with respect to such payments as contemplated by U.S. Treasury Regulations Section 1.1441-1(b)(2)(iv)(A)), with the effect that the Borrower can make payments to the Administrative Agent without deduction or withholding of any Taxes imposed by the United States.

(iii) Notwithstanding anything to the contrary in this Section 5.4, no Lender or the Administrative Agent shall be required to deliver any documentation that it is not legally eligible to deliver (or in the case of any tax documentation other than such tax documentation set forth in paragraphs (e)(ii)(A), (e)(ii)(B)(1-4), (e)(ii)(C), and (e)(ii)(D) of this Section, if the completion, execution and submission of such documentation, in the Administrative Agent or Lender’s reasonable judgment, would subject the Administrative Agent or such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Administrative Agent or such Lender).

(f) Treatment of Certain Refunds. If the Administrative Agent or any Lender determines, in its sole reasonable discretion exercised in good faith, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by any Credit Party or with respect to which any Credit Party has paid additional amounts pursuant to this Section 5.4, the Administrative Agent or such Lender (as applicable) shall promptly pay to the Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Credit Parties under this Section 5.4 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) incurred by the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. In such event, the Administrative Agent or such Lender, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund received from the relevant taxing authority (provided that the Administrative Agent or such Lender may delete any information therein that it deems confidential). Notwithstanding anything to the contrary in this paragraph (f), in no event will the Administrative Agent or any Lender be required to pay any amount to an indemnifying party pursuant to this paragraph (f) the payment of which would place the Administrative Agent or any Lender in a less favorable net after-Tax position than the Administrative Agent or any Lender would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to any Credit Party or any other Person.

(g) For the avoidance of doubt, for purposes of this Section 5.4, the term “Lender” includes any Letter of Credit Issuer and the term “applicable Law” includes FATCA.

(h) Each party’s obligations under this Section 5.4 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under the Credit Documents.

5.5 Computations of Interest and Fees.

(a) Except as provided in the next succeeding sentence, interest on Term SOFR Loans shall be calculated on the basis of a 360-day year for the actual days elapsed. Interest on ABR Loans shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed.

(b) Fees and the average daily Stated Amount of Letters of Credit shall be calculated on the basis of a 360-day year for the actual days elapsed.

5.6 Limit on Rate of Interest.

(a) No Payment Shall Exceed Lawful Rate. Notwithstanding any other term of this Agreement, the Borrower shall not be obliged to pay any interest or other amounts under or in connection with this Agreement or otherwise in respect of the Obligations in excess of the amount or rate permitted under or consistent with any applicable Law, rule or regulation.

(b) Payment at Highest Lawful Rate. If the Borrower is not obliged to make a payment that it would otherwise be required to make, as a result of Section 5.6(a), the Borrower shall make such payment to the maximum extent permitted by or consistent with applicable Laws, rules, and regulations.

(c) Adjustment if Any Payment Exceeds Lawful Rate. If any provision of this Agreement or any of the other Credit Documents would obligate the Borrower to make any payment of interest or other amount payable to any Lender in an amount or calculated at a rate that would be prohibited by any applicable Law, rule or regulation, then notwithstanding such provision, such amount or rate shall be deemed to have been adjusted with retroactive effect to the maximum amount or rate of interest, as the case may be, as would not be so prohibited by law, such adjustment to be effected, to the extent necessary, by reducing the amount or rate of interest required to be paid by the Borrower to the affected Lender under Section 2.8; provided that to the extent lawful, the interest or other amounts that would have been payable but were not payable as a result of the operation of this Section shall be cumulated and the interest payable to such Lender in respect of other Loans or periods shall be increased (but not above the maximum rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrower an amount in excess of the maximum permitted by any applicable Law, rule or regulation, then the Borrower shall be entitled, by notice in writing to the Administrative Agent, to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrower.

5.7 Inability to Determine Rates. Subject to Section 5.8, if, on or prior to the first day of any Interest Period for any Term SOFR Loan:

(a) If the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof, or

(b) If the Required Lenders determine that for any reason, in connection with any request for a Term SOFR Loan or a conversion thereto or a continuation thereof that, Term SOFR for any requested Interest Period with respect to a proposed Term SOFR Loan does not adequately and fairly reflect the cost to such Lenders of making and maintaining such Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent,

(c) the Administrative Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make Term SOFR Loans, and any right of the Borrower to continue Term SOFR Loans or to convert ABR Loans to Term SOFR Loans, shall be suspended (to the extent of the affected Term SOFR Loans or affected Interest Periods) until the Administrative Agent (with respect to clause (b), at the instruction of the Required Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of Term SOFR Loans (to the extent of the affected Term SOFR Loans or affected Interest Periods) or, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans in the amount specified therein and (ii) any outstanding affected Term SOFR Loans will be deemed to have been converted into ABR Loans at the end of the applicable Interest Period. Upon any such conversion, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 2.10(e). Subject to Section 5.8, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on ABR Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition of “ABR” until the Administrative Agent revokes such determination.

5.8 Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Credit Document, upon the occurrence of a Benchmark Transition Event, the Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Administrative Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.8(a) will occur prior to the applicable Benchmark Transition Start Date.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right, in consultation with the Borrower, to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Credit Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Credit Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 5.8(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 5.8, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Credit Document, except, in each case, as expressly required pursuant to this Section 5.8.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Credit Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable, non-representative, non-compliant or non-aligned tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Borrower may revoke any pending Notice of Borrowing for a SOFR Borrowing of, conversion to or continuation of Term SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a Borrowing of or conversion to ABR Loans. During a Benchmark Unavailability Period or at any time that a tenor for the then-current Benchmark is not an Available Tenor, the component of the ABR based upon the then-current Benchmark or such tenor for such Benchmark, as applicable, will not be used in any determination of the ABR.

Section 6. Conditions Precedent to Initial Borrowing.

The initial Borrowing under this Agreement is subject to the satisfaction of the following conditions precedent, except as otherwise agreed between the Borrower and the Required Lenders.

6.1 Credit Documents. The Administrative Agent (or its counsel) and the Joint Lead Arrangers (or their counsel) shall have received:

(a) the Guarantee, executed and delivered by a duly Authorized Officer of Holdings, the Initial Borrower and pursuant to the Post-Closing Escrow Arrangements, each Post-Closing Credit Party and the Collateral Agent;

(b) the Pledge Agreement, executed and delivered by a duly Authorized Officer of Holdings, the Initial Borrower and pursuant to the Post-Closing Escrow Arrangements, each Post-Closing Credit Party and the Collateral Agent;

(c) the Security Agreement, executed and delivered by a duly Authorized Officer of each of Holdings, the Initial Borrower and pursuant to the Post-Closing Escrow Arrangements, each Post-Closing Credit Party and the Collateral Agent; and

(d) this Agreement, executed and delivered by a duly Authorized Officer of Holdings, the Initial Borrower and pursuant to the Post-Closing Escrow Arrangements, the Company, and the Lenders party hereto on the Closing Date;

6.2 Collateral. Except for any items referred to on Schedule 10.16:

(a) all outstanding equity interests in whatever form of the Borrower and each Restricted Subsidiary that is directly owned by or on behalf of any Credit Party and required to be pledged pursuant to the Security Documents shall have been pledged pursuant thereto;

(b) the Collateral Agent shall have received the certificates representing equity interests of the Company and, to the extent received from the Company, of each Credit Party’s material Wholly-Owned Restricted Subsidiaries that are Domestic Subsidiaries to the extent required to be delivered under the Security Documents and pledged under the Security Documents to the extent certificated, accompanied by instruments of transfer and undated stock powers endorsed in blank; and

(c) all Uniform Commercial Code financing statements required to be filed, registered or recorded to create the Liens intended to be created by any Security Document and perfect such Liens to the extent required by such Security Document shall have been delivered to the Collateral Agent, and shall be in proper form, for filing, registration or recording.

6.3 Legal Opinions. The Administrative Agent (or its counsel) and the Joint Lead Arrangers (or their counsel) shall have received the signed legal opinion, in customary form, of Kirkland & Ellis LLP, special New York counsel to the Credit Parties.

6.4 Secretary’s Certificate. The Administrative Agent and Joint Lead Arrangers shall have received, subject to the Post-Closing Escrow Arrangements, (i) a certificate from each Credit Party, signed by an Authorized Officer of such Credit Party, and attested to by the secretary of any assistant secretary of such Credit Party, together with (x) copies of the certificate of incorporation, certificate of formation, bylaws and limited liability company agreements (or other equivalent organizational documents), as applicable of such Credit Party, (y) a copy of the resolutions of the board of directors, board of managers, sole member or sole manager of Holdings, the Borrower and the other Guarantors (or a duly authorized committee thereof) authorizing (a) the execution, delivery, and performance of the Credit Documents (and any agreements relating thereto) to which it is a party and (b) in the case of the Borrower, the extensions of credit contemplated hereunder and (z) a signature and incumbency certificates (or other comparable documents evidencing the same) of the Authorized Officers of Holdings, the Borrower and the other Guarantors executing the Credit Documents to which it is a party, and (ii) certificates of good standing or status (to the extent such concepts exist) from the applicable secretary of state (or equivalent authority) of the jurisdiction of organization or formation of each Credit Party (in each case, to the extent applicable).

6.5 Merger Agreement. Substantially concurrently with the funding of the Initial Term Loans, the Acquisition shall have been consummated in accordance with the terms of the Merger Agreement in all material respects (without any amendment, modification or waiver of any of the provisions thereof that would be materially adverse to the Lenders in their capacity as such without the approval of the Joint Lead Arrangers (such approval not to be unreasonably withheld, conditioned or delayed)).

6.6 Representations and Warranties. On the Closing Date, each of the Merger Agreement Representations and the Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualifiers); provided that, to the extent any such Merger Agreement Representations or Specified Representations are qualified by “material adverse effect”, “material adverse change” or similar language, the definition thereof shall be the definition of “Company Material Adverse Effect” (as defined in the Merger Agreement as in effect on April 10, 2022).

6.7 Solvency Certificate. On the Closing Date, the Administrative Agent and the Joint Lead Arrangers shall have received a certificate from the chief executive officer, the president, the chief financial officer, the treasurer, the vice president-finance, a director, a manager, or any other senior financial officer of Holdings to the effect that after giving effect to the consummation of the Transactions, to be consummated on the Closing Date, Holdings, on a consolidated basis with the Restricted Subsidiaries, is Solvent.

6.8 Fees and Expenses. Concurrently with the initial funding under this Agreement, the Administrative Agent, the Joint Lead Arrangers and each Lender shall have received, for its own respective account, (a) all fees and reasonable and documented out-of-pocket expenses due and payable to such Person under the Fee Letter and the Commitment Letter as of the Closing Date and (b) the reasonable and documented fees and out-of-pocket costs and expenses due and payable to such Person pursuant Sections 4.1 and 14.5 as of the Closing Date for which invoices have been received by the Borrower at least three (3) Business Days prior to the Closing Date. The Administrative Agent shall have received a fully executed copy of the Fee Letter.

6.9 Patriot Act. So long as requested at least ten (10) days prior to the Closing Date, the Administrative Agent and the Lenders shall have received, at least three (3) days prior to the Closing Date, all documentation and other information with respect to the Borrower and Guarantors to the extent required by bank regulatory authorities under applicable “know your customer” and anti money laundering rules and regulations, including, without limitation, the Patriot Act. If the Borrower qualifies as a “legal entity” customer under the Beneficial Ownership Regulation and the Administrative Agent and each requesting Lender has provided the Borrower with its electronic delivery requirements at least ten (10) Business Days prior to the Closing Date, the Administrative Agent and each such Lender requesting a beneficial ownership certification will have received, at least three (3) Business Days prior to the Closing Date, the beneficial ownership certification in relation to the Borrower.

6.10 Equity Investment. Prior to or substantially simultaneously with the funding of the Initial Term Loans, the Equity Investment shall have occurred in an amount not less than the Minimum Equity Amount.

6.11 Closing Date Refinancing. Substantially simultaneously with the funding of the Initial Term Loans, the Closing Date Refinancing shall be consummated.

6.12 Notice of Borrowing. The Administrative Agent (or its counsel) shall have received a Notice of Borrowing executed by the Initial Borrower with respect to the Borrowing(s) on the Closing Date, which shall meet the requirements of Section 2.3 and deemed to be conditioned on the consummation of the Transactions.

6.13 Company Material Adverse Effect. No Company Material Adverse Effect (as defined in the Merger Agreement as in effect on April 10, 2022) will have occurred after the date of the Merger Agreement that is continuing.

6.14 Liquidity. After giving effect to the Transactions, the Borrower and its Subsidiaries shall have not less than $500,000,000 of cash on the balance sheet.

6.15 Officer Certificate. A certificate of an Authorized Officer of the Borrower certifying that, as of the Closing Date, the conditions set forth in Section 6.5, 6.6, 6.10, and 6.14 have been satisfied.

For purposes of determining compliance with the conditions specified in Section 6 on the Closing Date, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

Notwithstanding anything herein to the contrary, it is understood that, other than with respect to (i) the execution and delivery by Holdings, the Borrower and the other Credit Parties of the Security Agreement and (ii) Filing Collateral or Stock Certificates (each as defined below), to the extent any Lien on any Collateral, insurance endorsement, insurance certificate or lien search (other than UCC liens searches in the jurisdiction of organization of the Borrower or any Guarantor) is not or cannot be provided and/or perfected on the Closing Date after Holdings’ and the Initial Borrower’s use of commercially reasonable efforts to do so or without undue burden or expense, the provision and/or perfection of a Lien on such Collateral or delivery of such Collateral endorsement, certificate or lien search shall not constitute a condition precedent for purposes of this Section 6, but instead shall be required to be perfected after the Closing Date in accordance with Section 10.16; provided that Holdings and the Initial Borrower shall have delivered all Stock Certificates (with respect to the Subsidiaries of the Company, to the extent received from the Company after Holdings’ and the Initial Borrower’s use of commercially reasonable efforts to receive such certificates or otherwise without undue burden or expense); provided, further, that for the avoidance of doubt, the requirement for the execution and delivery of the Credit Documents and certificates by the Company and its Subsidiaries set forth under this Section 6, it being agreed that each Credit Document (and related authorizing resolutions) and certificate to be executed and/or delivered on the Closing Date by or on behalf of a Post-Closing Credit Party will be executed and delivered in accordance with the Post-Closing Escrow Arrangements.

For purposes of this Section 6, “Filing Collateral” means Collateral, including Collateral constituting investment property, for which a security interest can be perfected by filing a UCC financing statement. “Stock Certificates” means certificates representing Capital Stock of the Borrower, and the Wholly-Owned Restricted Subsidiaries of the Credit Parties (provided that Holdings and the Borrower shall not be required to deliver Stock Certificates constituting Excluded Property) for which a security interest can be perfected by delivering such certificates, together with undated stock powers or other appropriate instruments of transfer executed in blank for each such certificate.

Section 7. Conditions Precedent to All Credit Events after the Closing Date.

After the Closing Date, and subject to, in the case of Section 7.1 below, and solely with respect to any Incremental Loans, the terms of Section 1.12(c) to the extent the proceeds of such Incremental Loan are being used to finance a Limited Condition Transaction, the agreement of each Lender to make any Loan requested to be made by it on any date (excluding Revolving Credit Loans required to be made by the Revolving Credit Lenders in respect of Unpaid Drawings pursuant to Sections 3.3 and 3.4) and the obligation of each Letter of Credit Issuer to issue or amend Letters of Credit on any date is subject to the satisfaction (or waiver) of the following conditions precedent contained in Sections 7.1 and 7.2.

7.1 No Default; Representations and Warranties. At the time of each Credit Event and also after giving effect thereto (other than any Credit Event on the Closing Date or pursuant to any Loan made pursuant to Section 2.14 (which shall be subject to the applicable terms of Section 2.14)) (a) no Default or Event of Default shall have occurred and be continuing and (b) all representations and warranties made by any Credit Party contained herein or in the other Credit Documents shall be true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) with the same effect as though such representations and warranties had been made on and as of the date of such Credit Event (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (provided that any such representations and warranties which are qualified by materiality, material adverse effect or similar language shall be true and correct in all respects) as of such earlier date).

7.2 Notice of Borrowing.

(a) Prior to the making of each Term Loan after the Closing Date, the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.

(b) Prior to the making of each Revolving Credit Loan (other than any Revolving Credit Loan made pursuant to Section 3.4(a)), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.3.

(c) Prior to the issuance or amendment of each Letter of Credit, the Administrative Agent and such Letter of Credit Issuer shall have received a Letter of Credit Request meeting the requirements of Section 3.2(a).

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by each Credit Party to each of the Lenders and the Letter of Credit Issuer, as applicable, that all the applicable conditions specified in this Section 7 have been satisfied as of that time.

Section 8. [Reserved].

Section 9. Representations and Warranties.

In order to induce the Lenders to enter into this Agreement and to make the Loans and issue or participate in Letters of Credit as provided for herein, the Borrower makes the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement, the making of the Loans and the issuance of the Letters of Credit (it being understood that the following representations and warranties shall be deemed made with respect to any Foreign Subsidiary only to the extent relevant under applicable Law); provided that on the Closing Date, the representations and warranties shall be limited to Specified Representations.

9.1 Corporate Status. Each Credit Party (a) is a duly organized and validly existing corporation, limited liability company or other entity in good standing (if applicable) under the laws of the jurisdiction of its organization and has the corporate, limited liability company or other organizational power and authority to own its property and assets and to transact the business in which it is engaged and (b) has duly qualified and is authorized to do business and is in good standing (if applicable) in all jurisdictions where it is required to be so qualified, except where the failure to be so qualified would not reasonably be expected to result in a Material Adverse Effect.

9.2 Corporate Power and Authority. Each Credit Party has the corporate or other organizational power and authority to execute, deliver and carry out the terms and provisions of the Credit Documents to which it is a party and has taken all necessary corporate or other organizational action to authorize the execution, delivery and performance of the Credit Documents to which it is a party. Each Credit Party has duly executed and delivered each Credit Document to which it is a party and each such Credit Document constitutes the legal, valid, and binding obligation of such Credit Party enforceable in accordance with its terms (provided that with respect to the creation and perfection of security interests with respect to Indebtedness, Capital Stock and Stock Equivalents of Foreign Subsidiaries, only to the extent enforceability of such obligation with respect to which Capital Stock and Stock Equivalents of Foreign Subsidiaries is governed by the Uniform Commercial Code), except as the enforceability thereof may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and subject to general principles of equity.

9.3 No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party nor compliance with the terms and provisions thereof nor the consummation of the Transactions and the other transactions contemplated hereby or thereby will (a) contravene any applicable provision of any material law, statute, rule, regulation, order, writ, injunction or decree of any court or governmental instrumentality, other than any such contravention that would not reasonably be expected to result in a Material Adverse Effect, (b) result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of such Credit Party or any of the Restricted Subsidiaries (other than Liens created under the Credit Documents or Permitted Liens) pursuant to, the terms of any material indenture, loan agreement, lease agreement, mortgage, deed of trust, agreement or other material instrument to which such Credit Party or any of the Restricted Subsidiaries is a party or by which it or any of its property or assets is bound (any such term, covenant, condition or provision, a “Contractual Requirement”) other than any such breach, default or Lien that would not reasonably be expected to result in a Material Adverse Effect or (c) violate any provision of the certificate of incorporation, by-laws, articles or other organizational documents of such Credit Party or any of the Restricted Subsidiaries (after giving effect to the Transactions).

9.4 Litigation; Labor Controversies, etc.. There are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened in writing against the Borrower or any of the Restricted Subsidiaries, nor are there any pending unfair labor practice complaints before the National Labor Relations Board, grievances or arbitration proceedings arising out of or under any collective bargaining agreement, strikes, lockouts or slowdowns against the Borrower or any of the Restricted Subsidiaries, in each case, that would reasonably to the Borrower or any of the Restricted Subsidiaries, be expected to be determined adversely and, if so, to result in a Material Adverse Effect.

9.5 Use of Proceeds; Margin Regulations. The proceeds of the Loans on the Closing Date are intended to be and shall be used solely for the purposes set forth in and permitted by Section 10.13. The Letters of Credit are intended to be and shall be issued solely for the purposes set forth in Section 10.13. Neither the making of any Loan hereunder nor the use of the proceeds thereof will violate the provisions of Regulation T, U or X of the Board.

9.6 Governmental Approvals. The execution, delivery and performance of each Credit Document does not require any consent or approval of, registration or filing with, or other action by, any Governmental Authority or any third party, except for (i) such as have been obtained or made and are in full force and effect, (ii) filings, consents, approvals, registrations and recordings in respect of the Liens created pursuant to the Security Documents (and to release existing Liens), and (iii) such licenses, approvals, authorizations, registrations, filings or consents the failure of which to obtain or make would not reasonably be expected to result in a Material Adverse Effect.

9.7 Investment Company Act. None of the Borrower or any other Restricted Subsidiary organized in the United States is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended.

9.8 True and Complete Disclosure.

(a) None of the written factual information and written data (taken as a whole) heretofore or contemporaneously furnished by or on behalf of the Borrower, any of the other Restricted Subsidiaries or any of their respective authorized representatives to the Administrative Agent, the Joint Lead Arrangers and/or any Lender on or before the Closing Date (including all such written information and data contained in the Credit Documents) for purposes of or in connection with this Agreement or any transaction contemplated herein contained any untrue statement of any material fact or omitted to state any material fact necessary to make such information and data (taken as a whole) not materially misleading at such time in light of the circumstances under which such information or data was furnished (after giving effect to all supplements and updates), it being understood and agreed that for the purposes of this Section 9.8(a), such factual information and data shall not include pro forma financial information, projections, estimates (including financial estimates, forecasts, and other forward-looking information) or other forward looking information and information of a general economic or general industry nature (collectively, “Forward-Looking Information”).

(b) The Forward-Looking Information provided to the Administrative Agent, the Joint Lead Arrangers, Joint Bookrunners and/or any Lender on or prior to the Closing Date was based on good faith estimates and assumptions believed by such Persons to be reasonable at the time made, it being recognized by the Administrative Agent, the Joint Lead Arrangers, Joint Bookrunners and the Lenders that all Forward-Looking Information as to future events are not to be viewed as facts or a guarantee of performance, are subject to significant uncertainties and contingencies, many of which are beyond the control of the Borrower and its Subsidiaries and that actual results during the period or periods covered by any such Forward-Looking Information may differ from the projected results and such differences may be material.

9.9 Financial Condition.

(a) The consolidated financial statements (including all related notes and schedules) of the Company included in the forms, documents and reports required to be filed or furnished by the Company with the SEC prior to the date of the Merger Agreement (the “Company SEC Documents”) (or, if any such Company SEC Document is amended or superseded by a filing prior to the date of the Merger Agreement, such amended or superseding Company SEC Document) fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) and were prepared in conformity with GAAP (except, in the case of the unaudited financial statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto).

(b) There has been no Material Adverse Effect since the Closing Date.

9.10 Compliance with Laws. Each Credit Party is in compliance with all Requirements of Law applicable to it or its property, including without limitation, all applicable Sanctions and the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder, except where the failure to be so in compliance would not reasonably be expected to result in a Material Adverse Effect. None of the Borrower, any of its Subsidiaries or any director, officer, or, to the knowledge of the Borrower, employee, agent of the Borrower or any of its Subsidiaries is a Person that is, or is owned or controlled by Persons that are (i) the target of any Sanctions or (ii) operating from, organized or resident in a country or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People’s Republic and Luhansk People’s Republic).

9.11 Tax Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (a) the Borrower and each of the other Restricted Subsidiaries has filed all Tax returns required to be filed by it and has timely paid all Taxes payable by it (whether or not shown on a Tax return and including in its capacity as withholding agent) that have become due, other than those being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower or such Restricted Subsidiary, as applicable) with respect thereto in accordance with GAAP and (b) the Borrower and each of the Restricted Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of management of the Borrower or such Restricted Subsidiary, as applicable) in accordance with GAAP for the payment of all Taxes not yet due and payable. There is no current or proposed Tax assessment, deficiency or other claim against the Borrower or any Restricted Subsidiary that would reasonably be expected to result in a Material Adverse Effect.

9.12 Compliance with ERISA.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, no ERISA Event has occurred or is reasonably expected to occur.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, no Foreign Plan Event has occurred or is reasonably expected to occur.

9.13 Subsidiaries. Schedule 9.13 lists each Subsidiary of Holdings and the Borrower (and the direct and indirect ownership interest of Holdings and the Borrower therein), in each case, existing on the Closing Date after giving effect to the Transactions.

9.14 Intellectual Property. Each of the Borrower and the other Restricted Subsidiaries owns or has the right to use all Intellectual Property that is used in or otherwise necessary for the operation of their respective businesses as currently conducted, except where the failure to own or have a right to use such Intellectual Property would not reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower, the operation of their respective businesses by each of the Borrower, and the other Restricted Subsidiaries does not infringe upon, misappropriate, violate or otherwise conflict with the Intellectual Property of any third party, except as would not reasonably be expected to have a Material Adverse Effect.

9.15 Environmental Laws.

(a) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each of the Borrower and the Restricted Subsidiaries and their respective operations are in compliance with all applicable Environmental Laws; (ii) none of the Borrower or any Restricted Subsidiary has received written notice of any Environmental Claim; (iii) none of the Borrower or any Restricted Subsidiary is conducting any investigation, removal, remedial or other corrective action pursuant to any Environmental Law at any location; and (iv) to the knowledge of the Borrower, no underground or above ground storage tank or related piping, or any impoundment or other disposal area containing Hazardous Materials is located at, on or under any Real Estate currently owned or operated by the Borrower or any of the Restricted Subsidiaries.

(b) None of the Borrower or any of the Restricted Subsidiaries has treated, stored, transported, Released or arranged for disposal or transport for disposal or treatment of Hazardous Materials at, on, under or from any currently or formerly owned or operated property nor, to the knowledge of the Borrower, has there been any other Release of Hazardous Materials at, on, under or from any such properties, in each case in a manner that would reasonably be expected to have a Material Adverse Effect.

9.16 Properties. Each of the Borrower and the Restricted Subsidiaries has good and valid record title to, valid leasehold interests in, or rights to use, all properties that are necessary for the operation of their respective businesses as currently conducted and as proposed to be conducted, free and clear of all Liens (other than any Liens permitted by this Agreement) and except where the failure to have such title, interest or rights would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. Schedule 9.16 is a complete and correct list as of the Closing Date of all Material Real Property.

9.17 Closing Date Solvency. On the Closing Date (after giving effect to the Transactions to be consummated on the Closing Date) immediately following the making of the Loans and after giving effect to the application of the proceeds of such Loans, Holdings on a consolidated basis with the Restricted Subsidiaries will be Solvent.

9.18 Patriot Act. To the extent applicable, each of Holdings and its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto and (ii) Anti-Corruption Laws and Anti-Money Laundering Laws, including the USA Patriot Act. On Closing Date, the Credit Parties’ use of proceeds of the Loans, either directly or to the knowledge of the Borrower indirectly, will not violate the Patriot Act, Sanctions, Anti-Corruptions Laws or Anti-Money Laundering Laws in any material respect.

9.19 Insurance. The properties of each Credit Party are insured with financially sound and reputable insurance companies against loss and damage in such amounts, with such deductibles and covering such risks as are customarily carried by Persons of comparable size and engaged in the same or similar businesses and owning similar properties in the general locations where such Credit Party operates, in each case, on the Closing Date. No Credit Party has received or is aware of any notice of violation or cancellation of any such insurance policy. In addition to the foregoing, if in each case any portion of the improvements located on a Mortgaged Property are located in an area identified by the Federal Emergency Management Agency as an area having special flood hazards and in which flood insurance has been made available under the National Flood Insurance Act of 1968 (or any amendment or successor act thereto) or any local equivalent or other hazard designated by a Governmental Authority in the jurisdiction in which the Mortgaged Property is located, then the Borrower shall maintain, or cause to be maintained, with responsible and reputable insurance companies or associations, such flood or other insurance if then available in an amount sufficient to comply with all applicable rules and regulations promulgated pursuant to such National Flood Insurance Act of 1968 or Governmental Authority.

9.20 Security Documents; Senior Indebtedness. The Security Agreement, upon execution and delivery thereof by the parties thereto, will, subject to the Certain Funds Provision, be effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable first priority (subject only to Permitted Liens which, pursuant to the terms of this Agreement, are permitted to have priority over Collateral Agent’s Liens thereon) security interest in the Collateral described therein and proceeds thereof, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, moratorium, reorganization and other similar laws relating to or affecting creditors’ rights generally and general principles of equity (whether considered in a proceeding in equity or law). The Obligations hereunder and under the other Credit Documents constitute “Senior Indebtedness” or “Senior Obligations” (or any comparable term) under, and as defined in, the intercreditor or subordination agreement governing any Junior Debt.

9.21 Sanctions. The Borrower will not, directly or knowingly, indirectly, use the proceeds of the Loans or Letters of Credit, or lend or contribute such proceeds to any Subsidiary, joint venture partner or other Person, (i) to fund any activities or business of or with any Person that, at the time of such funding, is the subject or target of Sanctions, or in any country or territory that is the subject of comprehensive Sanctions (as of the date of this Agreement, Crimea, Cuba, Iran, North Korea, Syria, and the so-called Donetsk People’s Republic and Luhansk People’s Republic) in violation of Sanctions or (ii) in any other manner that would result in a violation of Sanctions by any Person participating in the Loans or Letters of Credit, whether as Administrative Agent, Joint Lead Arranger, Joint Bookrunner, L/C Participant, Lender, underwriter, advisor, or investor.

Section 10. Affirmative Covenants.

The Borrower (and with respect to Sections 10.5 and 10.6, Holdings) hereby covenants and agrees that on the Closing Date and thereafter, until the Commitments, and each Letter of Credit have terminated or been collateralized in accordance with the terms of this Agreement and the Loans and Unpaid Drawings, together with interest, Fees and all other Obligations incurred hereunder (other than contingent indemnity obligations, Secured Hedge Obligations, Secured Cash Management Obligations and Letters of Credit collateralized in accordance with the terms of this Agreement or in a manner satisfactory to such Letter of Credit Issuer), are paid in full (such date, the “Termination Date”):

10.1 Information Covenants. The Borrower will furnish to the Administrative Agent (which shall promptly make such information available to the Lenders in accordance with its customary practice):

(a) Annual Financial Statements. Within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 120 days after the end of each fiscal year, commencing with the fiscal year ended January 31, 2024 (or 150 days with respect to the fiscal year ~~ending December~~ended January 31, 202~~2~~4), the consolidated balance sheets of the Borrower and the Restricted Subsidiaries as at the end of each fiscal year, and the related consolidated income statements and cash flows for such fiscal year, and commencing with the fiscal year ~~ending December~~ended January 31, 202~~3~~4 setting forth unaudited pro forma comparative consolidated figures for the preceding fiscal years, all in reasonable detail and prepared, except in the case of the comparatives, in accordance with GAAP, certified by Ernst & Young or another independent certified public accountant of recognized national standing (including, for the avoidance of doubt, any other “big four” accounting firm, BDO, RSM or Grant Thornton) whose opinion shall not be qualified as to the scope of audit or as to the status of the Borrower or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material Subsidiary) as a going concern (other than any qualification, that is with respect to, or resulting from, (i) an upcoming maturity date under any Indebtedness, (ii) any actual or potential inability to satisfy a financial maintenance covenant at such time or on a future date or in a future period or (iii) the activities, operations, financial results, assets or liabilities of any Unrestricted Subsidiary) (it being understood and agreed, for the avoidance of doubt, that such opinion may include an emphasis of the matter or explanatory paragraph). ~~Notwithstanding anything to the contrary set forth in this clause (a), the consolidated balance sheets of the Borrower and the Restricted Subsidiaries and the related consolidated income statements and cash flows of the Borrower and the Restricted Subsidiaries required to be delivered for the fiscal year ending December 31, 2022 may cover (i) with respect to the Company and its Subsidiaries, the period commencing on the first day of such fiscal year through the date on which the Acquisition was consummated and (ii) with respect to the Borrower and its Subsidiaries, the period commencing on the date the Acquisition was consummated through the end of such fiscal year.~~

(b) Quarterly Financial Statements. Within five days after the date on which such financial statements are required to be filed with the SEC (after giving effect to any permitted extensions) with respect to each of the quarterly accounting periods in each fiscal year of the Borrower (or, if such financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each such fiscal quarter, commencing with the fiscal quarter ~~ending~~ended January 31, 2024 (provided that the Borrower will also furnish to the Administrative Agent financial statements for the calendar quarter ended December 31, 202~~2~~3 ~~(or 75 days for the fiscal~~on or before the date that is 60 days after the end of each such calendar quarter~~s ending December 31, 2022, March 31, 2023 and June 30, 2023~~), the consolidated balance sheets of the Borrower and the Restricted Subsidiaries as at the end of such quarterly period and the related consolidated income statements for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and the related consolidated statement of cash flows for the elapsed portion of the fiscal year ended with the last day of the applicable quarterly period, and commencing with the ~~fiscal~~calendar quarter ~~ending~~ended December 31, 2023, setting forth pro forma comparative consolidated figures for the related periods in the prior fiscal year or, in the case of such consolidated balance sheet, for the last day of the related period in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Borrower as fairly presenting in all material respects the financial condition, results of operations and cash flows of the Borrower and its Restricted Subsidiaries in accordance with GAAP (except as noted therein and in the case of comparatives), subject to changes resulting from normal year-end adjustments and the absence of footnotes, as required by GAAP, and a customary management discussion and analysis of the financial condition and results of operations for such period.

(c) Budgets. Prior to an IPO (or commencement of a process with respect thereto), concurrent with the delivery of the financial statements delivered pursuant to Section 10.1(a), commencing with the fiscal year ~~ending December~~ended January 31, 202~~2~~4, a consolidated budget of the Borrower in reasonable detail on a quarterly basis for such fiscal year as customarily prepared by management of the Borrower for its internal use consistent in scope with the financial statements provided pursuant to Section 10.1(a), setting forth the principal assumptions upon which such budget is based (collectively, the “Projections”).

(d) Officer’s Certificates. Not later than five (5) days after the delivery of the financial statements provided for in Section 10.1(a) and Section 10.1(b), a certificate of an Authorized Officer of the Borrower to the effect that no Default or Event of Default exists or, if any Default or Event of Default does exist, specifying the nature and extent thereof, as the case may be, which certificate shall set forth (i) a specification of any change in the identity of the Restricted Subsidiaries and Unrestricted Subsidiaries as at the end of such fiscal year or period, as the case may be, from the Restricted Subsidiaries and Unrestricted Subsidiaries, respectively, provided to the Lenders on the Closing Date or the most recent fiscal year or period, as the case may be and (ii) prior to the Conversion Date, the then applicable Liquidity level and Annual Recurring Revenue Net Leverage Ratio, and on and after the Conversion Date, the then applicable Consolidated Total Debt to Consolidated EBITDA Ratio; provided that such certificate shall not be required with respect to the financial statements provided for in Section 10.1(b) for the fourth fiscal quarter of any fiscal year. At the time of the delivery of the financial statements provided for in Section 10.1(b) for the fourth fiscal quarter of any fiscal year, a certificate of an Authorized Officer of the Borrower setting forth any changes to the legal name, jurisdiction of formation, type of entity and organizational number (or equivalent) to the Person organized in a jurisdiction where an organizational identification number is required to be included in a Uniform Commercial Code financing statement, in each case for each Credit Party or confirming that there has been no change in such information since the Closing Date or the date of the most recent certificate delivered pursuant to this clause (d), as the case may be.

(e) Notice of Default or Litigation. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event that constitutes a Default or Event of Default, which notice shall specify the nature thereof, the period of existence thereof and what action the Borrower proposes to take with respect thereto and (ii) any litigation, governmental proceeding or investigation pending against the Borrower or any of the Restricted Subsidiaries that would reasonably be expected to be determined adversely and, if so determined, to result in a Material Adverse Effect.

(f) Environmental Matters. Promptly after an Authorized Officer of the Borrower or any of the Restricted Subsidiaries obtains knowledge of any one or more of the following environmental matters, unless such environmental matters would not reasonably be expected to result in a Material Adverse Effect, notice of:

(i) any pending or threatened Environmental Claim against any Credit Party or any Real Estate; and

(ii) the conduct of any investigation, or any removal, remedial or other corrective action in response to the actual or alleged presence, Release or threatened Release of any Hazardous Material on, at, under or from any Real Estate.

All such notices shall describe in reasonable detail the nature of the claim, investigation or removal, remedial or other corrective action in response thereto. The term “Real Estate” shall mean land, buildings, facilities and improvements owned or leased by any Credit Party.

(g) Other Information. Promptly upon filing thereof, copies of any filings (including on Form 10-K, 10-Q or 8-K) or registration statements (other than drafts of pre-effective versions of registration statements) with, and reports to, the SEC or any analogous Governmental Authority in any relevant jurisdiction by the Borrower or any of the Restricted Subsidiaries (other than amendments to any registration statement (to the extent such registration statement, in the form it becomes effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statements on Form S-8) and copies of all financial statements, proxy statements, notices, and reports that the Borrower or any of the Restricted Subsidiaries shall send to the holders of any publicly issued debt of the Borrower and/or any of the Restricted Subsidiaries, in their capacity as such holders, lenders or agents (in each case to the extent not theretofore delivered to the Administrative Agent pursuant to this Agreement) and, with reasonable promptness, such other information (financial or otherwise) as the Administrative Agent on its own behalf or on behalf of any Lender (acting through the Administrative Agent) may reasonably request in writing from time to time; provided that none of the Borrower nor any Restricted Subsidiary will be required to disclose or permit the inspection or discussion of any document, information or other matter (i) that constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective contractors) is prohibited by law, or any binding agreement, (iii) that is subject to attorney client or similar privilege or constitutes attorney work product or (iv) that is otherwise subject to Section 14.16 or the limitations set forth in Section 10.2.

(h) Lender Conference Call. Participate in an annual conference call (including customary question and answer session) with the Administrative Agent and Lenders once during each fiscal year, in each case to be held at such time as may be notified in writing by the Borrower to the Administrative Agent (for distribution to the Lenders) (provided that if the Required Lenders provide the Administrative Agent with a written notice that a different time should be proposed for the call, the Borrower and the Administrative Agent (acting at the direction of the Required Lenders) shall agree on an alternative time for such call) (which call may, at the option of the Borrower, be conducted with lenders under and other Indebtedness in addition to the Lenders).

(i) Unrestricted Subsidiaries. Concurrently with the delivery of any financial statements pursuant to Sections 10.1(a) and (b) above, a reconciliation statement or other statement reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 10.1 may be satisfied with respect to financial information of the Borrower and the Restricted Subsidiaries by furnishing (A) the applicable financial statements of any direct or indirect parent of the Borrower or (B) the Borrower’s (or any direct or indirect parent thereof), as applicable, Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, with respect to each of subclauses (A) and (B) of this paragraph, to the extent such information relates to a parent of the Borrower and such information differs materially from the information relating to Borrower and its Subsidiaries on a standalone basis, such information is accompanied by consolidating or other information that explains in reasonable detail such differences.

Documents required to be delivered pursuant to clauses (a), (b), and (g) of this Section 10.1 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest date on which (i) the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet; (ii) such documents are posted on the Borrower’s behalf on DebtDomain, IntraLinks/IntraAgency or another website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent), or (iii) such financial statements and/or other documents are posted on the SEC’s website on the internet at www.sec.gov; provided that (A) the Borrower shall, at the request of the Administrative Agent, continue to deliver copies (which delivery may be by electronic transmission) of such documents to the Administrative Agent and (B) the Borrower shall notify (which notification may be by facsimile or electronic transmission) the Administrative Agent of the posting of any such documents on any website described in this paragraph. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents.

Each Credit Party hereby acknowledges and agrees that, unless the Borrower notifies the Administrative Agent in advance, all financial statements and certificates furnished pursuant to Sections 10.1(a), (b) and (d) above are hereby deemed to be suitable for distribution, and to be made available, to all Lenders and may be treated by the Administrative Agent and the Lenders as not containing any material nonpublic information; provided that any failure by the Borrower to so notify the Administrative Agent shall not constitute a Default or Event of Default.

Each Lender and the Administrative Agent hereby acknowledges and agrees that the Borrower and its Subsidiaries may be required to restate historical financial statements as the result of the implementation of changes in GAAP, or the interpretation thereof, and that such restatements will not result in a Default or an Event of Default under the Credit Documents.

10.2 Books, Records, and Inspections. The Borrower will, and will cause each Restricted Subsidiary to, permit officers and designated representatives of the Administrative Agent to visit and inspect any of the properties or assets of the Borrower and any such Subsidiary in whomsoever’s possession to the extent that it is within such party’s control to permit such inspection (and shall use commercially reasonable efforts to cause such inspection to be permitted to the extent that it is not within such party’s control to permit such inspection), and to examine the books and records of the Borrower and any such Restricted Subsidiary and discuss the affairs, finances and accounts of the Borrower and of any such Restricted Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all at such reasonable times and intervals and to such reasonable extent as the Administrative Agent may desire (and subject, in the case of any such meetings or advice from such independent accountants, to such accountants’ customary policies and procedures); provided that, excluding any such visits and inspections during the continuation of an Event of Default, (a) only the Administrative Agent on behalf of the Lenders may exercise rights of the Administrative Agent and the Lenders under this Section 10.2, (b) the Administrative Agent shall not exercise such rights more than one time in any calendar year, which visit will be at the Borrower’s expense and (c) notwithstanding anything to the contrary in this Section 10.2, none of the Borrower or any of the Restricted Subsidiaries will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets or non-financial proprietary information, (ii) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or contractors) is prohibited by law or any agreement binding on a third-party or (iii) is subject to attorney-client or similar privilege or constitutes attorney work product; provided, further, that when an Event of Default exists, the Administrative Agent (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and upon reasonable advance written notice. The Administrative Agent shall give the Borrower the opportunity to participate in any discussions with the Borrower’s independent public accountants.

10.3 Maintenance of Insurance. The Borrower will, and will cause each Material Subsidiary to, at all times maintain in full force and effect, pursuant to self-insurance arrangements or with insurance companies that the Borrower believes (in the good faith judgment of the management of the Borrower) are financially sound and responsible at the time the relevant coverage is placed or renewed, insurance in at least such amounts (after giving effect to any self-insurance which the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis) and against at least such risks (and with such risk retentions) as the Borrower believes (in the good faith judgment of management of the Borrower) is reasonable and prudent in light of the size and nature of its business and the availability of insurance on a cost-effective basis; and will furnish to the Administrative Agent, promptly following written request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried (provided that, for so long as no Event of Default has occurred and is continuing, the Administrative Agent shall be entitled to make such request only once in any calendar year). Each such policy of insurance carried by the Borrower or a Material Subsidiary organized in the United States shall (i) in the case of general liability insurance, name the Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy, contain a lenders’ loss payable clause or endorsement that names the Collateral Agent, on behalf of the Secured Parties as the lenders’ loss payee thereunder.

10.4 Payment of Taxes. The Borrower will pay and discharge or cause to be paid and discharged, and will cause each of the Restricted Subsidiaries to pay and discharge, all Taxes imposed upon it (including in its capacity as a withholding agent) or upon its income or profits, or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims in respect of any Taxes imposed, assessed or levied that, if unpaid, would reasonably be expected to become a Lien (other than a Permitted Lien) upon any properties of the Borrower or any of the Restricted Subsidiaries; provided that neither the Borrower nor any of the Restricted Subsidiaries shall be required to pay any such Tax that is being contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of management of the Borrower) with respect thereto in accordance with GAAP or the failure to pay would not reasonably be expected to result in a Material Adverse Effect.

10.5 Preservation of Existence; Consolidated Corporate Franchises. Holdings and the Borrower will, and will cause each Material Subsidiary to, take all actions necessary (a) to preserve and keep in full force and effect its existence, organizational rights and authority and (b) to maintain its rights, privileges (including its good standing (if applicable)), permits, licenses and franchises necessary in the normal conduct of its business, in each case, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that the Borrower and its Subsidiaries may consummate any transaction permitted under Permitted Investments and Sections 11.2, 11.3, 11.4, or 11.5.

10.6 Compliance with Statutes, Regulations, Etc. Holdings and the Borrower will, and will cause each Restricted Subsidiary to, (a) comply with all applicable Laws, rules, regulations, and orders applicable to it or its property, including, without limitation, applicable Sanctions, Anti-Corruption Laws and Anti-Money Laundering Laws, and all governmental approvals or authorizations required to conduct its business, and to maintain all such governmental approvals or authorizations in full force and effect, (b) comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, and (c) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal, and other actions required under Environmental Laws and promptly comply with all lawful orders and directives of all Governmental Authorities regarding Environmental Laws, other than such orders and directives which are being timely contested in good faith by proper proceedings, except in each case of (a), (b), and (c) of this Section 10.6, where the failure to do so would not reasonably be expected to result in a Material Adverse Effect.

10.7 ERISA. (a) The Borrower will furnish to the Administrative Agent promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Credit Party or any of its Subsidiaries has received with respect to any Multiemployer Plan to which a Credit Party or any of its Subsidiaries is obligated to contribute; provided that if the Credit Parties or any of their Subsidiaries have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Credit Parties shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices to the Administrative Agent promptly after receipt thereof; provided, further, that the rights granted to the Administrative Agent in this Section shall be exercised not more than once during a 12-month period, and (b) the Borrower will notify the Administrative Agent promptly following the occurrence of any ERISA Event or Foreign Plan Event that, alone or together with any other ERISA Events or Foreign Plan Events that have occurred, would reasonably be expected to result in liability of any Credit Party that would reasonably be expected to have a Material Adverse Effect.

10.8 Maintenance of Properties. The Borrower will, and will cause each of the Restricted Subsidiaries to, keep and maintain all property (including Intellectual Property) material to the conduct of its business in good working order and condition, ordinary wear and tear, casualty, and condemnation excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect.

10.9 Transactions with Affiliates. The Borrower will conduct, and cause each of the Restricted Subsidiaries to conduct, all transactions with any of its Affiliates (other than the Borrower and the Restricted Subsidiaries) involving aggregate payments or consideration in excess of $30,000,000 for any individual transaction or series of related transactions on terms that are at least substantially as favorable to the Borrower or such Restricted Subsidiary as it would obtain in a comparable arm’s-length transaction with a Person that is not an Affiliate, as determined by the board of directors of the Borrower or such Restricted Subsidiary in good faith; provided that the foregoing restrictions shall not apply to (a) the payment of fees to the Sponsor for management, consulting and financial services rendered to the Borrower and the Restricted Subsidiaries pursuant to the Sponsor Management Agreement and customary investment banking fees paid to the Sponsor for services rendered to the Borrower and the Subsidiaries in connection with divestitures, acquisitions, financings and other transactions which payments are approved by a majority of the board of directors of the Borrower in good faith; provided that no Event of Default under Sections 12.1 or 12.5 shall have occurred and be continuing or would occur as a consequence thereof, (b) transactions permitted by Section 11.5, (c) consummation of the Transactions and the payment of the Transaction Expenses, (d) the issuance of Capital Stock or Stock Equivalents of the Borrower (or any direct or indirect parent thereof) or any of its Subsidiaries not otherwise prohibited by the Credit Documents, (e) loans, advances and other transactions between or among the Borrower, any Restricted Subsidiary or any joint venture (regardless of the form of legal entity) in which the Borrower or any Subsidiary has invested (and which Subsidiary or joint venture would not be an Affiliate of the Borrower but for the Borrower’s or a Subsidiary’s ownership of Capital Stock or Stock Equivalents in such joint venture or Subsidiary) to the extent permitted under Section 11, (f) employment and severance arrangements between the Borrower and the Restricted Subsidiaries and their respective officers, employees or consultants (including management and employee benefit plans or agreements, stock option plans and other compensatory arrangements) in the ordinary course of business (including loans and advances in connection therewith), (g) payments by the Borrower (and any direct or indirect parent thereof) and the Subsidiaries pursuant to the tax sharing agreements among the Borrower (and any such parent) and the Subsidiaries that are permitted under Section 11.5(b)(15); provided that in each case the amount of such payments in any fiscal year does not exceed the amount that the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent of the amount received from Unrestricted Subsidiaries) would have been required to pay in respect of such foreign, federal, state and/or local taxes for such fiscal year had the Borrower, the Restricted Subsidiaries and the Unrestricted Subsidiaries (to the extent described above) paid such taxes separately from any such direct or indirect parent company of the Borrower, (h) the payment of customary fees and reasonable out of pocket costs to, and indemnities provided on behalf of, the Sponsor, directors, managers, consultants, officers or employees of the Borrower (or any direct or indirect parent thereof) and the Subsidiaries in the ordinary course of business to the extent attributable to the ownership, management or operation of the Borrower and the Subsidiaries, (i) transactions undertaken pursuant to membership in a purchasing consortium, (j) transactions pursuant to any agreement or arrangement as in effect as of the Closing Date, or any amendment, modification, supplement or replacement thereto (so long as any such amendment, modification, supplement or replacement is not disadvantageous in any material respect to the Lenders when taken as a whole as compared to the applicable agreement as in effect on the Closing Date as determined by the Borrower in good faith), (k) customary payments by the Borrower (or any direct or indirect parent) and any Restricted Subsidiaries to the Sponsor made for any financial advisory, consulting, financing, underwriting or placement services or in respect of other investment banking activities (including in connection with acquisitions or divestitures), (l) the existence and performance of agreements and transactions with any Unrestricted Subsidiary that were entered into prior to the designation of a Restricted Subsidiary as such Unrestricted Subsidiary to the extent that the transaction was permitted at the time that it was entered into with such Restricted Subsidiary and transactions entered into by an Unrestricted Subsidiary with an Affiliate prior to the redesignation of any such Unrestricted Subsidiary as a Restricted Subsidiary; provided that such transaction was not entered into in contemplation of such designation or redesignation, as applicable, (m) Affiliate repurchases of the Loans or Commitments to the extent permitted hereunder and the holding of such Loans or Commitments and the payments and other transactions contemplated herein in respect thereof, (n) any customary transaction with a Subsidiary effected as part of a Qualified Securitization Financing or a Receivables Facility and (o) undertaking or consummating any IPO Reorganization Transactions or Permitted Reorganization.

10.10 End of Fiscal Years. The Borrower will, for financial reporting purposes, cause each of its, and each of the Restricted Subsidiaries’, fiscal years to end on dates consistent with past practice; provided, however, that the Borrower may (x) align the dates of such fiscal year of any Restricted Subsidiary whose fiscal years end on dates different from those of the Borrower and (y) upon written notice to the Administrative Agent, change the financial reporting convention specified above to any other financial reporting convention (including a change of fiscal year) reasonably acceptable (such consent not to be unreasonably withheld or delayed) to the Administrative Agent, in which case the Borrower and the Administrative Agent will, and are hereby authorized by the other Lenders to, make any adjustments to this Agreement that are necessary in order to reflect such change in financial reporting.

10.11 Additional Guarantors and Grantors. Subject to any applicable limitations set forth in the Security Documents, the Borrower will cause each direct or indirect Subsidiary (other than any Excluded Subsidiary) formed or otherwise purchased or acquired after the Closing Date (including, without limitation, pursuant to a Permitted Acquisition or IP Acquisition or pursuant to an LLC Division or LP Division or the creation of a new Series LLC or Series LP), and each other Subsidiary that ceases to constitute an Excluded Subsidiary, within 60 days from the date of such formation, acquisition or cessation, as applicable (or such longer period as the Administrative Agent may agree and subject to Section 10.16), and the Borrower may at its option cause any other Subsidiary, to execute a supplement to each of the Guarantee, the Pledge Agreement and the Security Agreement in order to become a Guarantor under the Guarantee and a grantor under such Security Documents or, to the extent reasonably requested by the Collateral Agent or the Required Lenders, enter into a new Security Document substantially consistent with the analogous existing Security Documents and otherwise in form and substance reasonably satisfactory to the Collateral Agent and take all other action reasonably requested by the Collateral Agent or Required

Lenders to grant a perfected security interest in its assets to substantially the same extent as created and perfected by the Credit Parties on the Closing Date. For the avoidance of doubt, no Credit Party or any Restricted Subsidiary that is a Domestic Subsidiary shall be required to take any action outside the United States to perfect any security interest in the Collateral (including the execution of any agreement, document or other instrument governed by the law of any jurisdiction other than the United States, any State thereof or the District of Columbia). Notwithstanding anything to the contrary set forth in this Agreement, in no event shall any Credit Party be required (i) to complete any filings or other action with respect to security interests in Intellectual Property beyond the filing of UCC financing statements and Intellectual Property security interest filings with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable (and shall not be required to reimburse the Collateral Agent for the foregoing) or (ii) to enter into any source code escrow arrangement or to register any Intellectual Property.

10.12 Pledge of Additional Stock and Evidence of Indebtedness. Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent, the Required Lenders and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom or (y) to the extent doing so would result in adverse tax consequences (that are not de minimis) as reasonably determined by the Borrower, the Borrower will cause (i) all certificates representing Capital Stock and Stock Equivalents of any Restricted Subsidiary (other than any Excluded Stock and Stock Equivalents) held directly by any Credit Party, (ii) all evidences of Indebtedness in excess of the greater of (I) prior to the Conversion Date, $30,000,000, and (II) on and after the Conversion Date, the greater of (x) $30,000,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of any disposition of assets pursuant to Section 11.4(b); received by the Borrower or any of the Guarantors in connection with any disposition of assets pursuant to Section 11.4(b), and (iii) any promissory notes executed after the Closing Date evidencing Indebtedness in excess of the greater of (I) prior to the Conversion Date, $30,000,000, and (II) on and after the Conversion Date, the greater of (x) $30,000,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time such promissory note is executed of the Borrower or any Restricted Subsidiary that is owing to the Borrower or any other Credit Party, in each case, to be delivered to the Collateral Agent as security for the Obligations accompanied by undated instruments of transfer executed in blank pursuant to the terms of the Security Documents. Notwithstanding the foregoing, any promissory note among the Borrower and/or its Restricted Subsidiaries need not be delivered to the Collateral Agent so long as (i) a global intercompany note superseding such promissory note has been delivered to the Collateral Agent, (ii) such promissory note is not delivered to any other party other than the Borrower or any other Credit Party, in each case, owed money thereunder, and (iii) such promissory note indicates on its face that it is subject to the security interest of the Collateral Agent.

10.13 Use of Proceeds.

The Borrower will use the proceeds of the Initial Term Loans, together with the Equity Investment and cash on hand, to effect the Transactions on the Closing Date and for working capital and for other general corporate purposes of Holdings and its Subsidiaries (including for Capital Expenditures, Permitted Acquisitions, IP Acquisitions, Permitted Investments, Restricted Payments and any other transactions not prohibited by the Credit Documents). The Borrower shall use the proceeds of the Revolving Loans and Letters of Credit (a) on the Closing Date, which in the case of clauses (a)(i), (a)(ii)(x) and (a)(iii) shall not exceed an aggregate amount of $35,000,000 (i) for working capital and for other general corporate purposes of the Borrower and its Subsidiaries, (ii) to be used to (x) repay amounts outstanding under the Existing Debt Facility and/or (y) to replace, backstop or cash collateralize existing letters of credit and (iii) to (x) be used for purchase price adjustments and (y) pay fees and expenses, in each case, related to the Transactions and (b) after the Closing Date, for working capital and for other general corporate purposes of the Borrower and its Restricted Subsidiaries (including for Capital Expenditures, Permitted Acquisitions, IP Acquisitions, Permitted Investments, Restricted Payments and any other transactions not prohibited by the Credit Documents). The Borrower shall use the proceeds of Incremental Loans for working capital and for other general corporate purposes (including for Capital Expenditures, Permitted Acquisitions, IP Acquisitions, Permitted Investments, Restricted Payments and any other transactions not prohibited by the Credit Documents).

10.14 Further Assurances.

(a) Subject to the terms of Sections 10.11 and 10.12, this Section 10.14 and the Security Documents, the Borrower will, and will cause each other Credit Party to, execute any and all further documents, financing statements, agreements, and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust, and other documents) that may be required under any applicable Law, or that the Collateral Agent or Required Lenders may reasonably request, in order to grant, preserve, protect, and perfect the validity and priority of the security interests created or intended to be created by the applicable Security Documents, all at the expense of the Borrower and the Restricted Subsidiaries.

(b) Subject to any applicable limitations set forth in the Security Documents and other than (x) when in the reasonable determination of the Administrative Agent, the Required Lenders and the Borrower (as agreed to in writing), the cost or other consequences of doing so would be excessive in view of the benefits to be obtained by the Lenders therefrom (y) to the extent doing so would result in adverse tax consequences (that are not de minimis) as reasonably determined by the Borrower, or (z) the granting of such Collateral would be prohibited by local law, if any assets (other than Excluded Property) (but excluding Capital Stock and Stock Equivalents of any Subsidiary) are acquired by the Borrower or any other Credit Party after the Closing Date (other than assets constituting Collateral under a Security Document that become subject to the Lien of the applicable Security Document upon acquisition thereof) that are of a nature secured by a Security Document, the Borrower will notify the Collateral Agent, and, if requested by the Collateral Agent or Required Lenders, and subject to the provisions of clause (a) of this Section 10.14, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the other applicable Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent or Required Lenders, as soon as commercially reasonable but in no event later than ninety (90) days after such acquisition, unless extended by the Administrative Agent, to grant and perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in clause (a) of this Section 10.14.

(c) Subject to any applicable limitations set forth in any applicable Security Document, if any Material Real Property is acquired by any Credit Party after the Closing Date, or held by any Person which becomes a Credit Party after the Closing Date, the Borrower will notify the Collateral Agent and the Lenders thereof and, to the extent not already encumbered by any Permitted Lien, will cause such assets to be subjected to a Lien securing the applicable Obligations and will take, and cause the other Credit Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent or Required Lenders to grant and/or perfect such Liens consistent with the applicable requirements of the Security Documents, including actions described in Section 10.14(a), all at the sole cost and expense of the Borrower. Any Mortgage delivered to the Collateral Agent in accordance with the preceding sentence shall be accompanied by (A) a policy or policies (or unconditional binding commitment thereof) of title insurance issued by a nationally recognized title insurance company insuring the Lien of each Mortgage as a valid Lien (with the priority described therein) on the Mortgaged Property described therein, free of any other Liens except as permitted under any exception contained in the definition of “Permitted Liens”, together with, to the extent available in the applicable jurisdictions, such endorsements and reinsurance as the Collateral Agent may reasonably request, (B) flood certificates and flood insurance (if and only to the extent required by applicable Law) and (C) if requested by the Collateral Agent, a customary opinion of local counsel to the applicable Credit Party(ies) in form and substance reasonably satisfactory to the Collateral Agent.

10.15 Lines of Business. The Borrower and the Restricted Subsidiaries, taken as a whole, will not fundamentally and substantively alter the character of their business, taken as a whole, from the business conducted by the Borrower and the Subsidiaries, taken as a whole, on the Closing Date and other business activities which are extensions thereof or otherwise incidental, synergistic, reasonably related, or ancillary to any of the foregoing (and non-core incidental businesses acquired in connection with any Permitted Acquisition, IP Acquisition or Permitted Investment).

10.16 Post-Closing Actions. The Borrower agrees that it will, or will cause its relevant Subsidiaries to, complete each of the actions described on Schedule 10.16 as soon as commercially reasonable and by no later than the date set forth in Schedule 10.16 with respect to such action or such later date as the Administrative Agent may reasonably agree.

10.17 Designation of Subsidiaries.

(a) After the Closing Date, the board of directors of the Borrower may designate any Subsidiary of the Borrower (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) as an Unrestricted Subsidiary or any Unrestricted Subsidiary as a Restricted Subsidiary; provided that (i) at the time of and immediately after giving effect to such designation, no Event of Default under Section 12.1 or 12.5 shall have occurred and be continuing and (ii) at the time of such designation, such Restricted Subsidiary to be so designated as an Unrestricted Subsidiary or any of its Subsidiaries does not own or exclusively license any Material Intellectual Property. The designation of any Subsidiary as an Unrestricted Subsidiary after the Closing Date in accordance with this Section 10.17 (a) shall constitute an Investment by the Borrower or the relevant Restricted Subsidiary, as applicable, therein at the date of designation in an amount equal to the Fair Market Value of the Investments held by the applicable Borrower and/or the Restricted Subsidiaries in such Unrestricted Subsidiary immediately prior to such designation. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary in accordance with this Section 10.17 shall constitute the incurrence by such Restricted Subsidiary at the time of designation of any Indebtedness or Liens of such Restricted Subsidiary outstanding at such time (to the extent assumed) and a return on the Investment in such Unrestricted Subsidiary at the date of designation in an amount equal to the Fair Market Value of the Investments held by the applicable Borrower and/or the Restricted Subsidiaries in such Unrestricted Subsidiary immediately prior to such designation.

(b) The Borrower may designate (or re-designate) any Restricted Subsidiary that is an Excluded Subsidiary, as an Elective Guarantor. The Borrower may designate (or re-designate) any Elective Guarantor as an Excluded Subsidiary; provided that (i) such designation (or re-designation) shall constitute an Investment by the relevant Borrower or the relevant Restricted Subsidiary, as applicable, therein at the date of designation (or re-designation) in an amount equal to the Fair Market Value of the Investments held by the Borrower and/or the Restricted Subsidiaries in such Elective Guarantor immediately prior to such designation (or re-designation) and such Investments shall otherwise be permitted hereunder including Investment capacity in non-Guarantors with respect to designation or re-designation of an Elective Guarantor as an Excluded Subsidiary and (ii) any Indebtedness or Liens of such Restricted Subsidiary (after giving effect to such designation (or re-designation)) shall be deemed to be incurred at the time of such designation (or re-designation) by such Elective Guarantor or Excluded Subsidiary, as the case may be, and such incurrence shall otherwise be permitted hereunder.

Section 11. Negative Covenants.

The Borrower (and in the case of Section 11.9 only, Holdings) hereby covenants and agrees that on the Closing Date (immediately after the consummation of the Acquisition) and thereafter, until the Commitments and each Letter of Credit have terminated or been collateralized in accordance with the terms of this Agreement and the Loans and Unpaid Drawings, together with interest, Fees, and all other Obligations incurred hereunder (other than contingent indemnity obligations, Secured Hedge Obligations, Secured Cash Management Obligations and Letters of Credit, collateralized in accordance with the terms of this Agreement or in a manner satisfactory to such Letter of Credit Issuer), are paid in full:

11.1 Limitation on Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to create, incur, issue, assume, guarantee or otherwise become liable, contingently or otherwise (collectively, “incur” and collectively, an “incurrence”) with respect to any Indebtedness (including Acquired Indebtedness) and the Borrower will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or, in the case of Restricted Subsidiaries that are not Guarantors, preferred stock; provided that, the Borrower may incur Indebtedness (including Acquired Indebtedness incurred in connection with, or in contemplation of, a Permitted Acquisition or IP Acquisition) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness incurred in connection with, or in contemplation of, a Permitted Acquisition or IP Acquisition), issue shares of Disqualified Stock and issue shares of preferred stock that is, in each case, in an aggregate amount not in excess, as of any date of determination, the sum of (i) at any time prior to the Conversion Date, the maximum aggregate principal amount of such Indebtedness, Disqualified Stock or shares of preferred stock that can be incurred without causing the Annual Recurring Revenue Net Leverage Ratio, after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof, on a Pro Forma Basis to exceed 3.60:1.00, and (ii) on and after the Conversion Date, the maximum aggregate principal amount of such Indebtedness, Disqualified Stock or shares of preferred stock that can be incurred without causing (1) if such Indebtedness, Disqualified Stock or shares of preferred stock is secured by a Lien on the Collateral on a pari passu basis with the Liens on the Collateral securing the Obligations, the Consolidated First Lien Debt to Consolidated EBITDA Ratio of the Borrower and the Restricted Subsidiaries (including for the purposes of such calculation any Disqualified Stock or shares of preferred stock that is secured by a Lien on a pari passu basis with the Liens on the Collateral securing the Obligations), after giving effect to the incurrence of such Indebtedness, Disqualified Stock or shares of preferred stock and the use of proceeds thereof, on a Pro Forma Basis would not exceed 7.00:1.00, (2) if such Indebtedness, Disqualified Stock or shares of preferred stock is secured by a Lien on the Collateral on a junior priority basis with the Liens on the Collateral securing the Obligations, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio of the Borrower and the Restricted Subsidiaries (including for the purposes of such calculation any Disqualified Stock or shares of preferred stock that is secured by a Lien on a junior basis to the Liens on the Collateral securing the Obligations), after giving effect to the incurrence of such Indebtedness, Disqualified Stock or shares of preferred stock and the use of proceeds thereof, on a Pro Forma Basis would not exceed 7.50:1.00 and (3) if such Indebtedness, Disqualified Stock or shares of preferred stock is unsecured or is secured by assets that do not become Collateral, the Consolidated Total Debt to Consolidated EBITDA Ratio of the Borrower and the Restricted Subsidiaries (including for the purposes of such calculation any Disqualified Stock or shares of preferred stock that is unsecured), after giving effect to the incurrence of such Indebtedness, Disqualified Stock or shares of preferred stock and the use of proceeds thereof, on a Pro Forma Basis would not exceed 7.50:1.00; provided, further, that the amount of Indebtedness (other than Acquired Indebtedness existing at the time a Person is merged, consolidated, or amalgamated with or into or became a Restricted Subsidiary to the extent not in contemplation thereof), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing proviso by Restricted Subsidiaries that are not Guarantors shall not exceed (when taken together with the aggregate amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors under clause (b) of this Section 11.1) (I) prior to the Conversion Date, $60,000,000, and (II) on and after the Conversion Date, the greater of (x) $60,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such incurrence;

provided, further, that if such Indebtedness is in the form of a floating rate term loan facility of any of the Credit Parties that is pari passu in right of payment with the Obligation and secured by a Lien on the Collateral that is pari passu with the Lien securing the Obligations, the terms set forth in Section 2.14(e) (including giving effect to limitations applicable thereto) shall have been complied with as if such Indebtedness was considered a New Term Loan. For purposes of this Section 11.1, (x) any New Revolving Credit Commitments shall be deemed to be fully drawn at the time of establishing such commitment (and not thereafter tested), and (y) the cash proceeds of any Indebtedness (other than cash proceeds not applied promptly for the Specified Transaction in connection with such incurrence) shall be excluded on such incurrence date in calculating the amount of unrestricted cash and Cash Equivalents used in determining the Annual Recurring Revenue Net Leverage Ratio, Consolidated First Lien Debt to Consolidated EBITDA Ratio, Consolidated Senior Secured Debt to Consolidated EBITDA Ratio or Consolidated Total Debt to Consolidated EBITDA Ratio, as applicable.

The foregoing limitations will not apply to:

(a) Indebtedness arising under the Credit Documents;

(b) Indebtedness incurred or assumed in a Permitted Acquisition, IP Acquisition or any other similar Investment permitted hereunder; provided that (i) if such Indebtedness is assumed, such Indebtedness shall not have been incurred in contemplation of such Permitted Acquisition, IP Acquisition or similar Investment, (ii) if such Indebtedness (other than assumed Indebtedness) is secured by the Collateral on a pari passu basis with the Obligations (A) (I) prior to the Conversion Date, the Annual Recurring Revenue Net Leverage Ratio is equal to or less than 3.60:1.00 and (II) on and after the Conversion Date, the Consolidated First Lien Debt to Consolidated EBITDA Ratio is equal to or less than 7.00:1.00 for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or assumption and (B) if such Indebtedness is in the form of floating rate loans that is pari passu in right of payment with the Obligations and secured by the Collateral that is pari passu with the Lien securing the Obligations, the terms set forth in Section 2.14(e) (including giving effect to limitations applicable thereto) shall have been complied with as if such Indebtedness was considered a New Term Loan, (iii) if such Indebtedness is secured by the Collateral on a junior lien basis with the Obligations, (I) prior to the Conversion Date, the Annual Recurring Revenue Net Leverage Ratio is equal to or less than 4.10:1.00 and (II) on and after the Conversion Date, the Consolidated Senior Secured Debt to Consolidated EBITDA Ratio is equal to or less than 7.50:1.00 for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence, (iv) if such Indebtedness is unsecured, (I) prior to the Conversion Date, the Annual Recurring Revenue Net Leverage Ratio is equal to or less than 4.10:1.00 and (II) on and after the Conversion Date, the Consolidated Total Debt to Consolidated EBITDA Ratio is equal to or less than 7.50:1.00 for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence or assumption; provided that the aggregate principal amount of Indebtedness incurred pursuant to subclauses (ii), (iii) and (iv) by Restricted Subsidiaries that are not Credit Parties (when taken together with the aggregate amount of Indebtedness incurred by Restricted Subsidiaries that are not Guarantors under the first paragraph of this Section 11.1) shall not exceed (I) prior to the Conversion Date, $60,000,000 and (II) on and after the Conversion Date, the greater of (x) $60,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence and (v) (x) any New Revolving Credit Commitments shall be deemed to be fully drawn at the time of establishing such commitment (and not thereafter tested), and (y) the cash proceeds of any Indebtedness shall be excluded on such incurrence date ;

(c) (i) Indebtedness (including any unused commitment) outstanding on the Closing Date listed on Schedule 11.1 and (ii) intercompany Indebtedness (including any unused commitment) outstanding on the Closing Date listed on Schedule 11.1 (other than intercompany Indebtedness owed by a Credit Party or Restricted Subsidiary to another Credit Party or Restricted Subsidiary); provided that any such Indebtedness owing to a Subsidiary that is not a Credit Party shall be subordinated in right of payment to the Obligations;

(d) Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Borrower or any Restricted Subsidiary, to finance the purchase, lease, construction, installation, maintenance, replacement or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets and Indebtedness arising from the conversion of the obligations of the Borrower or any Restricted Subsidiary under or pursuant to any “synthetic lease” transactions to on-balance sheet Indebtedness of the Borrower or such Restricted Subsidiary, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and all Refinancing Indebtedness incurred to refinance any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed (I) prior to the Conversion Date, $60,000,000, and (II) on and after the Conversion Date the greater of (x) $60,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence; provided that Capitalized Lease Obligations incurred by the Borrower or any Restricted Subsidiary pursuant to this clause (d) in connection with a Sale Leaseback shall not be subject to the foregoing limitation so long as the proceeds of such Sale Leaseback are used by the Borrower or such Restricted Subsidiary to permanently repay outstanding Term Loans or other Indebtedness secured by a Lien on the assets subject to such Sale Leaseback (excluding any Lien ranking junior to the Lien securing the Obligations);

(e) Indebtedness incurred by the Borrower or any Restricted Subsidiary (including letter of credit obligations consistent with past practice constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business), in respect of workers’ compensation claims, deferred compensation, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance or other Indebtedness with respect to reimbursement or indemnification type obligations regarding workers’ compensation claims, performance or surety bonds, health, disability or other employee benefits or property, casualty or liability insurance or self-insurance;

(f) Indebtedness arising from agreements of the Borrower or a Restricted Subsidiary providing for indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with the acquisition or disposition of any business, assets or a Subsidiary or other Person, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition;

(g) Indebtedness of the Borrower to a Restricted Subsidiary; provided that any such Indebtedness owing to a Restricted Subsidiary that is not the Borrower or a Guarantor is subordinated in right of payment to the Obligations; provided, further, that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to Holdings or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;

(h) Indebtedness of a Restricted Subsidiary owing to the Borrower or another Restricted Subsidiary; provided that if a Guarantor incurs such Indebtedness owing to a Restricted Subsidiary that is not a Guarantor, such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor as the case may be; provided, further, that any subsequent transfer of any such Indebtedness (except to Holdings, the Borrower or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness not permitted by this clause;

(i) shares of preferred stock of a Restricted Subsidiary issued to the Borrower or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Borrower or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock not permitted by this clause;

(j) Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes);

(k) (i) obligations in respect of self-insurance, performance, bid, appeal, and surety bonds and completion guarantees and similar obligations provided by the Borrower or any Restricted Subsidiary or (ii) obligations in respect of letters of credit, bank guarantees or similar instruments related thereto, in each case, in the ordinary course of business or consistent with past practice;

(l) (i) [reserved] and (ii) Indebtedness, Disqualified Stock or preferred stock of the Borrower or any Restricted Subsidiary that is a Guarantor not otherwise permitted hereunder in an aggregate principal amount, which when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (l)(ii), does not at any one time outstanding exceed (I) prior to the Conversion Date, $60,000,000 and (II) on and after the Conversion Date, the greater of (x) $60,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of incurrence;

(m) the incurrence or issuance by the Borrower or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this Section 11.1 and clauses (b) and (c) above, this clause (m) and clause (x) below, or any Indebtedness, Disqualified Stock or preferred stock issued to so refinance, replace, refund, extend, renew, defease, restructure, amend, restate or otherwise modify (collectively, “refinance”) such Indebtedness, Disqualified Stock or preferred stock (the “Refinancing Indebtedness”) prior to its respective maturity; provided that such Refinancing Indebtedness (1) has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining weighted average life to maturity of the Indebtedness, Disqualified Stock or preferred stock being refinanced, (2) to the extent such Refinancing Indebtedness refinances (i) Indebtedness that is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, such Refinancing Indebtedness is unsecured or secured by a Lien ranking junior to the Liens securing the Obligations, (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively, and (iii) Indebtedness subordinated to the Obligations, such Refinancing Indebtedness is subordinated to the Obligations at least to the same extent as the Indebtedness being refinanced, and (3) shall not include Indebtedness, Disqualified Stock or preferred stock of a Subsidiary of the Borrower that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of the Borrower or a Guarantor;

(n) Indebtedness of (i) any Securitization Subsidiary arising under any Qualified Securitization Financing or (ii) Holdings, the Borrower or any Restricted Subsidiary arising under any Receivables Facility, in an aggregate principal amount for all such Indebtedness at any time outstanding incurred on account of this clause (n) not to exceed (I) prior to the Conversion Date, $30,000,000, and (II) on and after the Conversion Date, the greater of (x) $30,000,000 and (y)15% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(o) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business;

(p) (i) Indebtedness of the Borrower or any Restricted Subsidiary supported by a letter of credit, in a principal amount not in excess of the stated amount of such letter of credit so long as such letter of credit is otherwise permitted to be incurred pursuant to this Section 11.1 or (ii) obligations in respect of letters of support, guarantees or similar obligations issued, made or incurred for the benefit of any Subsidiary of the Borrower to the extent required by law or in connection with any statutory filing or the delivery of audit opinions performed in jurisdictions other than within the United States;

(q) any guarantee by the Borrower or a Restricted Subsidiary of Indebtedness or other obligations of any Restricted Subsidiary so long as in the case of a guarantee of Indebtedness or other obligation by a Restricted Subsidiary that is not a Guarantor, such Indebtedness or other obligation could have been incurred directly by the Restricted Subsidiary providing such guarantee;

(r) Indebtedness of Restricted Subsidiaries that are not Guarantors in an amount not to exceed, in the aggregate at any one time outstanding, (I) prior to the Conversion Date, $60,000,000, and (II) on and after the Conversion Date, the greater of (x) $60,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis);

(s) Indebtedness of the Borrower or any of the Restricted Subsidiaries consisting of (i) the financing of insurance premiums or (ii) take or pay obligations contained in supply arrangements in each case, incurred in the ordinary course of business or consistent with past practice;

(t) (i) Indebtedness of the Borrower or any of the Restricted Subsidiaries undertaken in connection with cash management and related activities with respect to any Subsidiary or joint venture in the ordinary course of business, including with respect to financial accommodations of the type described in the definition of Cash Management Services and (ii) Indebtedness owed on a short-term basis of no longer than 30 days to banks and other financial institutions incurred in the ordinary course of business of the Borrower and its Restricted Subsidiaries with such banks or financial institutions that arises in connection with ordinary banking arrangements to manage cash balances of the Borrower and its Restricted Subsidiaries;

(u) Indebtedness consisting of Indebtedness issued by the Borrower or any of the Restricted Subsidiaries to future, current or former officers, directors, managers and employees thereof, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of the Borrower or any direct or indirect parent company of the Borrower to the extent described in clause (4) of Section 11.5(b);

(v) Indebtedness in respect of letters of credit, bank guarantees, bankers acceptances or similar instruments so long as the aggregate principal amount of Indebtedness outstanding at any one time in respect thereof does not exceed $20,000,000;

(w) (i) Indebtedness in respect of Permitted Other Indebtedness to the extent that the Net Cash Proceeds therefrom are applied to the prepayment of Term Loans in the manner set forth in Section 5.2(a)(iii) and (ii) any Permitted Refinancing thereof; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses, and premium and accrued and unpaid interest in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of Permitted Other Indebtedness;

(x) (i) Indebtedness in respect of Permitted Debt Exchange Notes incurred pursuant to a Permitted Debt Exchange in accordance with Section 2.15 (and which does not generate any additional proceeds) and (ii) any Permitted Refinancing thereof; provided that (x) the principal amount of any such Indebtedness is not increased above the principal amount thereof outstanding immediately prior to such refinancing, refunding, renewal or extension (except for any original issue discount thereon and the amount of fees, expenses, and premium and accrued and unpaid interest in connection with such refinancing) and (y) such Indebtedness otherwise complies with the definition of Permitted Other Indebtedness;

(y) [reserved];

(z) unsecured Indebtedness that represents accrued (or deferred) and unpaid management fees to the Sponsor; provided that the payment of such management fees in respect of such Indebtedness is not otherwise prohibited under Section 11.5;

(aa) additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed the Available Amount that is not otherwise applied pursuant to clause (xl) of the definition of “Permitted Liens” and Section 11.5(a)(iii) as in effect immediately prior to the incurrence of such Indebtedness (and after giving Pro Forma Effect thereto);

(bb) additional Indebtedness of the Borrower or any of its Restricted Subsidiaries in an aggregate principal amount not to exceed the amount of Excluded Contributions made since the Closing Date that is not otherwise applied pursuant to clause (xli) of the definition of “Permitted Liens” or Section 11.5(b)(10) as in effect immediately prior to the incurrence of such Indebtedness (and after giving Pro Forma Effect thereto); and

(cc) any Indebtedness in connection with the Existing Convertible Notes.

provided, that, (x) any Indebtedness, Disqualified Stock or preferred stock (including any Refinancing Indebtedness thereof) permitted under this Section 11.1 that is secured on a pari passu basis with the Obligations shall be subject to a First Lien Intercreditor Agreement and (y) any Indebtedness, Disqualified Stock or preferred stock (including any Refinancing Indebtedness thereof) that is incurred pursuant to the first paragraph of Section 11.1, Section 11.1(b) (solely in the case of incurred (but not assumed) Indebtedness), Section 11.1(m), Section 11.1(w) or Section 11.1(x) and is secured by the Collateral on a junior basis shall be subject to a Second Lien Intercreditor Agreement.

For purposes of determining compliance with this Section 11.1: (i) in the event that an item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or preferred stock described in clauses (a) through (bb) above or is entitled to be incurred pursuant to the first paragraph of this Section 11.1, the Borrower, in its sole discretion, will classify and may reclassify such item of Indebtedness, Disqualified Stock or preferred stock (or any portion thereof) and will only be required to include the amount and type of such Indebtedness, Disqualified Stock or preferred stock in one of the above clauses or paragraphs; and (ii) at the time of incurrence or any time thereafter, the Borrower will be entitled to divide and classify an item of Indebtedness in more than one of the types of Indebtedness described in this Section 11.1.

Accrual of interest or dividends, the accretion of accreted value, the accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Indebtedness, Disqualified Stock or preferred stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or preferred stock for purposes of this covenant. Any Refinancing Indebtedness and any Indebtedness incurred to refinance Indebtedness incurred pursuant to clause (a) above shall be deemed to include additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums (including reasonable tender premiums), defeasance costs, fees, and expenses in connection with such refinancing.

For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness, the principal amount of Indebtedness denominated in another currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in another currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such Refinancing Indebtedness does not exceed (i) the principal amount of such Indebtedness being refinanced plus (ii) the aggregate amount of fees, underwriting discounts, premiums, and other costs and expenses and accrued and unpaid interest incurred in connection with such refinancing.

The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

This Agreement will not treat (1) unsecured Indebtedness as subordinated or junior to secured Indebtedness merely because it is unsecured or (2) senior Indebtedness as subordinated or junior to any other senior Indebtedness merely because it has a junior priority with respect to the same collateral.

11.2 Limitation on Liens.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any Lien upon any property or assets of any kind (real or personal, tangible or intangible) of the Borrower or any Restricted Subsidiary, whether now owned or hereafter acquired (each, a “Subject Lien”) that secures obligations under any Indebtedness on any asset or property of the Borrower or any Restricted Subsidiary, except:

(i) if such Subject Lien is a Permitted Lien;

(ii) any other Subject Lien if the obligations secured by such Subject Lien are junior to the Obligations; provided that the secured parties under such Indebtedness (or a representative thereof on behalf of such holders) shall have entered into the Second Lien Intercreditor Agreement in accordance with the terms thereof; and without any further consent of the Lenders, the Administrative Agent and the Collateral Agent shall be authorized to execute and deliver on behalf of the Secured Parties the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement contemplated by this clause (ii); and

(iii) in the case of any Subject Lien on assets or property not constituting Collateral, any Subject Lien if (A) the Obligations are equally and ratably secured by such assets or property with (or on a senior basis to, in the case such Subject Lien secures any Junior Debt) the obligations secured by such Subject Lien or (B) such Subject Lien is a Permitted Lien.

(b) Any Lien created for the benefit of the Secured Parties pursuant to the preceding paragraph shall provide by its terms that such Lien shall be automatically and unconditionally be released and discharged upon the release and discharge of the Subject Lien that gave rise to the obligation to so secure the Obligations.

For purposes of determining compliance with this covenant, in the event that a proposed Lien (or a portion thereof) meets the criteria of this clauses (i) through (iii) above and/or is entitled to be incurred pursuant to one or more of the exceptions contained in the definition of Permitted Liens, the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Lien (or portion thereof) among such clauses (i) through (iii) above and/or one or more of the exceptions contained in the definition of “Permitted Liens”, in a manner that otherwise complies with this covenant.

11.3 Limitation on Fundamental Changes. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease, assign, transfer or otherwise dispose of, all or substantially all its business units, assets or other properties (including, pursuant to an LLC Division or LP Division or an allocation of assets to a Series LLC or Series LP), except that:

(a) so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person may be merged, amalgamated or consolidated with or into the Borrower; provided that (A) the Borrower shall be the continuing or surviving corporation or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not the Borrower (such other Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto or in a form otherwise reasonably satisfactory to the Administrative Agent, (3) Holdings and each Guarantor, unless it is the other party to such merger, amalgamation or consolidation, shall have, by a supplement to the Guarantee, confirmed that its guarantee thereunder shall apply to any Successor Borrower’s obligations under this Agreement, (4) each Subsidiary grantor and each Subsidiary pledgor, unless it is the other party to such merger, amalgamation or consolidation, shall have, by a supplement to any applicable Security Document, affirmed that its obligations thereunder shall apply to its Guarantee as reaffirmed pursuant to clause (3), (5) the Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act to the extent reasonably requested in writing by the Administrative Agent or the Lenders at least ten (10) Business Days prior to such merger, amalgamation or consolidation, and (6) the Successor Borrower shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger, amalgamation, or consolidation complies with this agreement and that the provisions set forth in the preceding clauses (1) through (4) and such supplements delivered pursuant thereto preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that the provisions set forth in the preceding clauses (3) through (5) preserve the enforceability of the Guarantee and the perfection of the Liens created under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement);

(b) so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of Holdings or any other Person (in each case, other than the Borrower or any Restricted Subsidiary (unless such Restricted Subsidiary could also be distributed by Borrower to Holdings pursuant to the making of a Restricted Payment in accordance with the other terms of this Agreement, and without duplication, any such merger, amalgamation or consolidation involving such Restricted Subsidiary shall be deemed a utilization of such Restricted Payment capacity)) may be merged, amalgamated or consolidated with or into Holdings; provided that (A) Holdings shall be the continuing or surviving corporation or (B) if the Person formed by or surviving any such merger, amalgamation or consolidation is not Holdings (such other Person, the “Successor Holdings”), (1) the Successor Holdings shall be an entity organized or existing under the laws of the United States, any state thereof, the District of Columbia or any territory thereof, (2) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Credit Documents pursuant to a supplement hereto or thereto or in a form otherwise reasonably satisfactory to the Administrative Agent, (3) the Administrative Agent and the Lenders shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act to the extent reasonably requested in writing by the Administrative Agent or the Lenders at least ten (10) Business Days prior to such merger, amalgamation or consolidation, and (4) the Successor Holdings shall have delivered to the Administrative Agent (x) an officer’s certificate stating that such merger, amalgamation, or consolidation and such supplements preserve the enforceability of the Guarantee and the perfection and priority of the Liens under the applicable Security Documents and (y) if requested by the Administrative Agent, an opinion of counsel to the effect that such merger, amalgamation, or consolidation does not violate this Agreement or any other Credit Document and that the provisions set forth in the preceding clauses (1) and (2) preserve the enforceability of the Guarantee and the perfection of the Liens created under the applicable Security Documents (it being understood that if the foregoing are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement);

(c) so long as no Event of Default has occurred and is continuing or would result therefrom, any Subsidiary of the Borrower or any other Person (in each case, other than the Borrower) may be merged, amalgamated or consolidated with or into any one or more Subsidiaries of the Borrower; provided that (i) in the case of any merger, amalgamation or consolidation involving one or more Restricted Subsidiaries, (A) a Restricted Subsidiary shall be the continuing or surviving Person or (B) the Borrower shall cause the Person formed by or surviving any such merger, amalgamation or consolidation (if other than a Restricted Subsidiary) to become a Restricted Subsidiary, (ii) in the case of any merger, amalgamation or consolidation involving one or more Guarantors, a Guarantor shall be the continuing or surviving Person or the Person formed by or surviving any such merger, amalgamation or consolidation and if the surviving Person is not already a Guarantor, such Person shall execute a supplement to the Guarantee and the relevant Security Documents in form and substance reasonably satisfactory to the Administrative Agent in order to become a Guarantor and pledgor, mortgagor and grantor, as applicable, thereunder for the benefit of the Secured Parties, and (iii) the Borrower shall have delivered to the Administrative Agent an officer’s certificate stating that such merger, amalgamation or consolidation and any such supplements to any Security Document preserve the enforceability of the Guarantees and the perfection and priority of the Liens under the applicable Security Documents;

(d) the Transactions may be consummated;

(e) (i) any Restricted Subsidiary that is not a Credit Party may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to the Borrower or any other Restricted Subsidiary or (ii) any Credit Party (other than the Borrower) may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to any other Credit Party (other than Holdings);

(f) any Subsidiary may convey, sell, lease, assign, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or dissolution or otherwise) to a Credit Party (other than Holdings); provided that the consideration for any such disposition by any Person other than a Guarantor shall not exceed the fair value of such assets;

(g) any Restricted Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the interests of the Lenders;

(h) the Borrower and the Restricted Subsidiaries may consummate a merger, dissolution, liquidation, consolidation, investment or conveyance, sale, lease, assignment or disposition, the purpose of which is to effect an Asset Sale (which for purposes of this Section 11.3(g), will include any disposition below the dollar threshold set forth in clause (ii)(d) of the definition of “Asset Sale”) permitted by Section 11.4 or an investment permitted pursuant to Section 11.5 or an investment that constitutes a Permitted Investment; and

(i) undertaking or consummating any Permitted Reorganization or IPO Reorganization Transaction.

11.4 Limitation on Sale of Assets. The Borrower will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale, unless:

(a) the Borrower or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the Fair Market Value (as determined at the time of contractually agreeing to such Asset Sale) of the assets sold or otherwise disposed of; and

(b) except in the case of a Permitted Asset Swap, if the property or assets sold or otherwise disposed of have a Fair Market Value in excess of (I) prior to the Conversion Date, $20,000,000, and (II) on and after the Conversion Date, the greater of (x) $20,000,000 and (y) 10% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such disposition, at least 75% of the consideration therefor received by the Borrower or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents provided immediately before and immediately after such Asset Sale, no Event of Default under Section 12.1 or 12.5 shall have occurred and be continuing; and provided, further, that the amount of:

(i) any liabilities (as reflected on the Borrower’s most recent consolidated balance sheet or in the footnotes thereto, or if incurred or accrued subsequent to the date of such balance sheet, such liabilities that would have been reflected on the Borrower’s consolidated balance sheet or in the footnotes thereto if such incurrence or accrual had taken place on or prior to the date of such consolidated balance sheet, as determined in good faith by the Borrower) of the Borrower, other than liabilities that are by their terms subordinated to the Loans, that are assumed by the transferee of any such assets (or are otherwise extinguished in connection with the transactions relating to such Asset Sale) and for which the Borrower and all such Restricted Subsidiaries have been validly released by all applicable creditors in writing;

(ii) any securities, notes or other obligations or assets received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Cash Equivalents, or by their terms are required to be satisfied for cash or Cash Equivalents (to the extent of the cash or Cash Equivalents received), in each case, within 180 days following the closing of such Asset Sale;

(iii) Indebtedness, other than liabilities that are by their terms subordinated to the Loans, that are of any Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Borrower and all Restricted Subsidiaries have been validly released from any Guarantee of payment of such Indebtedness in connection with such Asset Sale;

(iv) consideration consisting of Indebtedness of the Borrower (other than Subordinated Indebtedness) received after the Closing Date from Persons who are not the Borrower or any Restricted Subsidiary; and

(v) any Designated Non-Cash Consideration received by the Borrower or such Restricted Subsidiary in such Asset Sale having an aggregate Fair Market Value, taken together with all other Designated Non-Cash Consideration received pursuant to this clause (v) that is at that time outstanding, not to exceed (I) prior to the Conversion Date, $30,000,000, and (II) on and after the Conversion Date, the greater of (x) $30,000,000 and (y) 15% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of the receipt of such Designated Non-Cash Consideration, with the Fair Market Value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this clause (b) of this provision and for no other purpose.

The Borrower or such Restricted Subsidiary shall apply the Net Cash Proceeds from such Asset Sale:

(i) (x) to prepay Loans or Indebtedness in accordance with Section 5.2(a)(i) or (y) to the extent not required to prepay Loans pursuant to Section 5.2(a)(i), be retained by the Borrower and/or Restricted Subsidiaries (any such amounts, “Retained Asset Sale Proceeds”); and/or

(ii) Within the Reinvestment Period after the Borrower’s or any Restricted Subsidiary’s receipt of the Net Cash Proceeds of any Asset Sale, to make investments in the Borrower and its Subsidiaries in any manner not prohibited by Section 11.5; provided that the Borrower and the Restricted Subsidiaries will be deemed to have complied with this clause (ii) if and to the extent that, within the Reinvestment Period after the Asset Sale that generated the Net Cash Proceeds, the Borrower or such Restricted Subsidiary has entered into and not abandoned or rejected a binding agreement or letter of intent to consummate any such investment described in this clause (ii) with the good faith expectation that such Net Cash Proceeds will be applied to satisfy such commitment within 180 days of such commitment and, in the event any such commitment is later cancelled or terminated for any reason before the Net Cash Proceeds are applied in connection therewith, the Borrower or such Restricted Subsidiary prepays the Loans in accordance with Section 5.2(a)(i).

Pending the final application of any Net Cash Proceeds pursuant to this covenant, the Borrower or the applicable Restricted Subsidiary may apply such Net Cash Proceeds temporarily to reduce Indebtedness outstanding under the Revolving Credit Facility or any other revolving credit facility or otherwise invest such Net Cash Proceeds in any manner not prohibited by this Agreement.

Notwithstanding the foregoing, neither the Borrower nor any Restricted Subsidiary shall sell, contribute, exclusively license or transfer Material Intellectual Property to any Unrestricted Subsidiary.

11.5 Limitation on Restricted Payments.

(a) The Borrower will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any payment or distribution on account of the Borrower’s or any Restricted Subsidiary’s Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation, other than:

(A) dividends or distributions by Borrower payable in Equity Interests (other than Disqualified Stock) of the Borrower or in options, warrants or other rights to purchase such Equity Interests, or

(B) dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly-Owned Subsidiary, the Borrower or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

(2) purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Borrower or any direct or indirect parent company of the Borrower, including in connection with any merger or consolidation;

(3) make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value, in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Junior Debt of the Borrower or any Restricted Subsidiary, other than (A) Indebtedness permitted under clauses (g) and (h) of Section 11.1 or (B) the purchase, repurchase or other acquisition of Junior Debt purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

(4) make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) and (2) above (other than any exception thereto) being collectively referred to as “Restricted Dividends”, all such payments and other actions set forth in clause (3) above (other than any exception thereto) being collectively referred to as “Restricted Debt Payments” and all such payments and other actions set forth in clauses (1) through (4) above (other than any exception thereto) being collectively referred to as “Restricted Payments”), unless, at the time of such Restricted Payment:

(i) (A) in the case of Restricted Dividends and Restricted Debt Payments, no Event of Default shall have occurred and be continuing or would occur as a consequence thereof and (B) in the case of Restricted Investments, no Event of Default under Sections 12.1 or 12.5 shall have occurred and be continuing or would occur as a consequence thereof, in each case, subject to Section 1.12(c);

(ii) in the case of making a Restricted Dividend or Restricted Debt Payment (other than in reliance on clause (iii)(H) below), after giving Pro Forma Effect to such Restricted Dividend or Restricted Debt Payment on and after the Conversion Date, the Consolidated Total Debt to Consolidated EBITDA Ratio is equal to or less than 6.50:1.00 for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Restricted Dividend or Restricted Debt Payment; and

(iii) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Borrower and the Restricted Subsidiaries after the Closing Date (excluding Restricted Payments permitted by Section 11.5(b)), is less than the sum of (without duplication) (the sum of the amounts attributable to clauses (A) through (I) below is referred to herein as the “Available Amount”):

(A) the sum of an amount equal to the sum of Excess Cash Flow (but not less than zero in any period) commencing with the first full fiscal year ending after the Conversion Date for which financial statements are available pursuant to Section 10.1(a) that was not required to prepay Term Loan Borrowings pursuant to Section 5.2(a)(ii); plus

(B) 100% of the aggregate net cash proceeds and the Fair Market Value of marketable securities or other property received by the Borrower since immediately after the Closing Date (other than net cash proceeds from Cure Amounts) from the issue or sale of (x) Equity Interests of the Borrower, including Retired Capital Stock, and, to the extent such net cash proceeds are actually contributed to the Borrower, Equity Interests of any direct or indirect parent company of the Borrower (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such companies or contributions to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 11.5(b) below), but excluding cash proceeds and the Fair Market Value of marketable securities or other property received from the sale of (i) Equity Interests to any employee, director, manager or consultant of the Borrower, any direct or indirect parent company of the Borrower and the Borrower’s Subsidiaries after the Closing Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of Section 11.5(b) below, and (ii) Designated Preferred Stock, or (y) principal amount of Indebtedness of the Borrower or a Restricted Subsidiary that has been converted into or exchanged for such Equity Interests of the Borrower or any direct or indirect parent company of the Borrower; provided that this clause (B) shall not include the proceeds from (a) Refunding Capital Stock, (b) Equity Interests or Indebtedness that has been converted or exchanged for Equity Interests of the Borrower sold to a Restricted Subsidiary or the Borrower, as the case may be, (c) Disqualified Stock or Indebtedness that has been converted or exchanged into Disqualified Stock or (d) Excluded Contributions, plus

(C) 100% of the aggregate amount of cash and the Fair Market Value (as reasonably determined by the Borrower) of marketable securities or other property contributed to the capital of the Borrower following the Closing Date (other than net cash proceeds from Cure Amounts or to the extent such net cash proceeds (i) are contributed by a Restricted Subsidiary or (ii) constitute Excluded Contributions), plus

(D) 100% of the aggregate amount received in cash and the Fair Market Value of marketable securities or other property (to the extent not otherwise included in Consolidated Net Income) (up to the amount of the original investment) received by the Borrower by means of (A) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary) of Restricted Investments made by the Borrower and the Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Borrower and the Restricted Subsidiaries and repayments of loans or advances, and releases of guarantees, which constitute Restricted Investments made by the Borrower or the Restricted Subsidiaries, in each case, after the Closing Date; or (B) the sale (other than to the Borrower or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (7) of Section 11.5(b) below or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary after the Closing Date, plus

(E) to the extent not already reflected as a return of capital with respect to such Restricted Investment for purposes of determining the amount of such Restricted Investment, 100% of the proceeds received by the Borrower and/or any Restricted Subsidiary during the period from and including the day immediately following the Closing Date through and including such time in connection with cash returns, cash profits, cash distributions and similar cash amounts, including cash principal repayments of loans, in each case received in respect of any Restricted Investment made using the Available Amount (other than to the extent such Investment constituted a Permitted Investment); plus

(F) in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary after the Closing Date, the Fair Market Value of the Investment in such Unrestricted Subsidiary at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than to the extent the Investment in such Unrestricted Subsidiary was made by the Borrower or a Restricted Subsidiary pursuant to clause (7) of Section 11.5(b) below or to the extent such Investment constituted a Permitted Investment, plus

(G) the aggregate amount of any Retained Declined Proceeds and Retained Asset Sale Proceeds since the Closing Date, plus

(H) (i) prior to the Conversion Date, $70,000,000 and (ii) on and after the Conversion Date, the greater of (x) $70,000,000 and (y) 35% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis), minus

(I) the cumulative amount of (i) Liens incurred pursuant to clause (xl) of the definition of “Permitted Liens” from and after the Closing Date and outstanding at such time, (ii) Indebtedness incurred pursuant to Section 11.1(aa) from and after the Closing Date and outstanding at such time and (iii) Restricted Payments made pursuant to this Section 11.5(a)(iii).

(b) The foregoing provisions of Section 11.5(a) will not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration thereof or the giving of such irrevocable notice, as applicable, if at the date of declaration or the giving of such notice such payment would have complied with the provisions of this Agreement;

(2) (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests (“Retired Capital Stock”) or Junior Debt of the Borrower or any Restricted Subsidiary, or any Equity Interests of any direct or indirect parent company of Borrower, in exchange for, or out of the proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary) of, Equity Interests of the Borrower or any direct or indirect Parent Entity or management investment vehicle to the extent contributed to the Borrower (in each case, other than any Disqualified Stock) (“Refunding Capital Stock”) and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this Section 11.5(b), the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect Parent Entity) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

(3) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt of the Borrower or a Restricted Subsidiary made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Borrower or a Restricted Subsidiary, as the case may be, which is incurred in compliance with Section 11.1 so long as: (A) the principal amount (or accreted value, if applicable) of such new Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus any accrued and unpaid interest on the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired for value, plus the amount of any premium (including reasonable tender premiums), defeasance costs and any reasonable fees and expenses incurred in connection with the issuance of such new Indebtedness, (B) if such Junior Debt is subordinated to the Obligations, such new Indebtedness is subordinated to the Obligations or the applicable Guarantee at least to the same extent as such Junior Debt so purchased, exchanged, redeemed, defeased, repurchased, acquired or retired for value, (C) such new Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired, (D) if such Junior Debt so purchased, exchanged, redeemed, repurchased, acquired or retired for value is (i) unsecured then such new Indebtedness shall be unsecured or (ii) [reserved] and (E) such new Indebtedness has a weighted average life to maturity equal to or greater than the remaining weighted average life to maturity of the Junior Debt being so redeemed, defeased, repurchased, exchanged, acquired or retired.

(4) a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of Equity Interests (other than Disqualified Stock) of the Borrower or any direct or indirect Parent Entity or management investment vehicle, in each case held by any future, present or former employee, director, manager or consultant of the Borrower, any of its Subsidiaries or any direct or indirect Parent Entity or management investment vehicle, or their estates, descendants, family, spouse or former spouse pursuant to any management equity plan or stock option or phantom equity plan or any other management or employee benefit plan or agreement, or any stock subscription or shareholder agreement (including, for the avoidance of doubt, any principal and interest payable on any notes issued by the Borrower or any direct or indirect Parent

Entity or management investment vehicle in connection with such repurchase, retirement or other acquisition), including any Equity Interests rolled over by management of Borrower or any direct or indirect Parent Entity or management investment vehicle in connection with the Transactions; provided that, except with respect to non-discretionary purchases, the aggregate Restricted Payments made under this clause (4) subsequent to the Closing Date do not exceed in any calendar year (I) prior to the Conversion Date, $35,000,000, and (II) on and after the Conversion Date, the greater of (x) $35,000,000 and (y) 17.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) (which subsequent to the consummation of an IPO shall increase to the greater of (x) $50,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis)) (with unused amounts in any calendar year being carried over to the next succeeding calendar year and, if not used therein, to the second succeeding calendar year); provided, further, that such amount in any calendar year may be increased by an amount not to exceed: (A) the cash proceeds from the sale of Equity Interests (other than Disqualified Stock and Excluded Contributions) of the Borrower and, to the extent contributed to the Borrower, the cash proceeds from the sale of Equity Interests of any direct or indirect Parent Entity or management investment vehicle, in each case to any future, present or former employees, directors, managers or consultants of the Borrower, any of its Subsidiaries or any direct or indirect Parent Entity or management investment vehicle that occurs after the Closing Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (iii) of Section 11.5(a), plus (B) the cash proceeds of key man life insurance policies received by Borrower and the Restricted Subsidiaries after the Closing Date in such calendar year, less (C) the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4); and provided, further, that cancellation of Indebtedness owing to the Borrower or any Restricted Subsidiary from any future, present or former employees, directors, managers or consultants of the Borrower, any direct or indirect Parent Entity or management investment vehicle or any Restricted Subsidiary, or their estates, descendants, family, spouse or former spouse in connection with a repurchase of Equity Interests of the Borrower or any direct or indirect Parent Entity or management investment vehicle will not be deemed to constitute a Restricted Payment for purposes of this Section 11.5 or any other provision of this Agreement;

(5) the declaration and payment of dividends (in the form of cash payments in an aggregate amount for all cash payments made on account of this clause (5) not to exceed 10% per annum or by the issuance of additional shares of Disqualified Stock) to holders of any class or series of Disqualified Stock of the Borrower or any Restricted Subsidiary or any class or series of preferred stock of any Restricted Subsidiary, in each case, issued in accordance with Section 11.1 to the extent such dividends are included in the definition of Fixed Charges; provided that no Event of Default under Sections 12.1 or 12.5 shall have occurred and be continuing or would occur as a consequence thereof;

(6) (a) all fees, expenses, charges and other amounts due and to become due to Sponsor or its respective Affiliates by the terms of the Sponsor Management Agreement; provided that in the case of the annual management fee required to be paid to Sponsor or its respective Affiliates by the terms of the Sponsor Management Agreement, both immediately before and immediately after giving effect to any such payment, no Event of Default under Sections 12.1 or 12.5 has occurred and is continuing or would immediately thereafter result therefrom, (b) reimbursement to Sponsor and its Affiliates or designees for costs and expenses of Sponsor or its Affiliates pursuant to the terms of the Sponsor Management Agreement; and (c) any amounts described in clauses (a) or (b) and funded solely with proceeds of issuances of Qualified Stock (other than Excluded Contribution) that have not been used to build the Available Amount, whether or not an Event of Default exists; provided that nothing herein shall prohibit the accrual of any fees or reimbursements under the terms of the Sponsor Management Agreement, and any such accrued amounts not paid, whether as a result of the occurrence and continuation of an Event of Default or otherwise, shall be permitted to be paid at such time when no Event of Default shall have occurred and be continuing or would immediately thereafter result therefrom;

(7) Investments in Unrestricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, in an aggregate amount outstanding not to exceed (I) prior to the Conversion Date, $35,000,000, and (II) on and after the Conversion Date, the greater of (x) $35,000,000 and (y) 17.5% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time of such Investment (with the Fair Market Value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

(8) (i) payments made or expected to be made by the Borrower or any Restricted Subsidiary in respect of withholding or similar taxes payable upon exercise of Equity Interests by any future, present or former employee, director, manager, or consultant and repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants and (ii) payments or other adjustments to outstanding Equity Interests in accordance with any management equity plan, stock option plan or any other similar employee benefit plan, agreement or arrangement in connection with any Restricted Payment;

(9) the declaration and payment of dividends on the Borrower’s common stock (or the payment of dividends to any direct or indirect parent company of the Borrower to fund a payment of dividends on such company’s common stock), following consummation of an IPO, not to exceed the greater of (a) up to 7.00% per annum of the net cash proceeds received by or contributed to the Borrower in or from such IPO, other than public offerings with respect to the Borrower’s common stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution and (b) up to 7.00% per annum of the market capitalization of the Borrower;

(10) Restricted Payments in an aggregate principal amount not to exceed the amount of Excluded Contributions made since the Closing Date that is not otherwise applied pursuant to clause (xli) of the definition of “Permitted Liens” and Section 11.1(bb) as in effect immediately prior to making such Restricted Payment (and after giving Pro Forma Effect thereto);

(11) other Restricted Dividends in an aggregate amount taken together with all other Restricted Payments made pursuant to this clause not to exceed, so long as no Event of Default shall have occurred and be continuing or would occur as a consequence thereof, (I) prior to the Conversion Date, $60,000,000 at the time made and (II) on and after the Conversion Date, the greater of (x) $60,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time made, less any amounts under this clause (11) utilized by the Borrower or any Restricted Subsidiary to make Investments pursuant to clause (xiii) of the definition of Permitted Investments;

(12) distributions or payments of securitization fees, sales contributions and other transfers of Securitization Assets or Receivables Assets and purchases of Securitization Assets or Receivables Assets pursuant to customary repurchase obligations incidental to and in connection with a Qualified Securitization Financing or a Receivables Facility;

(13) any Restricted Payment made in connection with the Transactions (including to holders of Equity Interests of the Borrower (immediately prior to giving effect to the Acquisition) in connection with, or as a result of, their exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) with respect thereto), in each case, with respect to the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of the Borrower to permit payment by such parent of such amount), to the extent permitted by Section 10.9 (other than clause (b) thereof), and Restricted Payments in respect of the exercise of appraisal rights and the settlement of any claims or actions (whether actual, contingent or potential) of holders of Equity Interests of the target of any Permitted Acquisition, IP acquisition or other Permitted Investment or Restricted Investment and working capital adjustments or purchase price adjustments pursuant to the Merger Agreement, any Permitted Acquisition, IP Acquisition or other Permitted Investment and to satisfy indemnity and other similar obligations under the Merger Agreement, any Permitted Acquisitions, IP Acquisitions or other Permitted Investments;

(14) on and after the Conversion Date, other Restricted Dividends and Restricted Debt Payments; provided that (x) after giving Pro Forma Effect to such Restricted Payments, the Consolidated Total Debt to Consolidated EBITDA Ratio is equal to or less than 5.75:1.00 and (y) no Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

(15) the declaration and payment of dividends to, or the making of loans to, Holdings or any direct or indirect Parent Entity in amounts required for Holdings and any direct or indirect parent company to pay: (A) franchise and excise Taxes, and other fees and expenses, in each case, required to maintain its organizational existence and privilege of doing business, (B) consolidated, combined or similar foreign, federal, state and local income and similar Taxes of Holdings or such direct or indirect parent company, to the extent that such income Taxes are attributable to the net taxable income of the Borrower and its Subsidiaries that are members of the consolidated, combined or similar Tax group that includes Holdings or such direct or indirect parent company (for the avoidance of doubt, (i) including the Borrower and any of its Subsidiaries that is disregarded for relevant Tax purposes from a member of such group, and (ii) taking into account allocations to any such member or disregarded entity from a flow-through entity); provided that in each case the amount of such payments with respect to any taxable year does not exceed the amount that the Borrower and its Subsidiaries would have been required to pay in respect of such foreign, federal, state and local income Taxes for such taxable year had the Borrower and its Subsidiaries been a stand-alone taxpayer or stand-alone group (separate from any such direct or indirect Parent Entity) with the Borrower as the parent corporation for all taxable years ending after the Closing Date; provided further, that any amounts distributed hereunder in respect of any Taxes attributable to the income of Unrestricted Subsidiaries may be made only to the extent that such Subsidiaries have made cash payments to any Credit Party or Restricted Subsidiary for the purpose of such distribution and without duplication of any Taxes paid directly by Holdings or such Subsidiaries, (C) customary salary, bonus, and other benefits payable to officers, employees, directors, and managers of any direct or indirect parent company of the Borrower to the extent such salaries, bonuses, and other benefits are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, including the Borrower’s proportionate share of such amount relating to such Parent Entity being a public company, (D) general corporate or other operating (including, without limitation, expenses related to auditing or other accounting matters) and overhead costs and expenses of any direct or indirect Parent Entity to the extent such costs and expenses are attributable to the ownership or operation of the Borrower and its Restricted Subsidiaries, including the Borrower’s proportionate share of such amount relating to such Parent Entity being a public company, (E) amounts required for any direct or indirect Parent Entity to pay fees and expenses incurred by any direct or indirect Parent Entity related to (i) the maintenance by such Parent Entity of its corporate or other entity existence and (ii) transactions of such Parent Entity of the type described in clause (xi) of the definition of Consolidated Net Income, (F) cash payments in lieu of issuing fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for Equity Interests of the Borrower or any such direct or indirect Parent Entity, (G) repurchases deemed to occur upon the cashless exercise of stock options and (H) fees incurred by any Parent Entity related to or incurred in connection with any equity issuance, including, without limitation, an IPO (whether or not successful);

(16) the repurchase, redemption or other acquisition for value of Equity Interests of the Borrower deemed to occur in connection with paying cash in lieu of fractional shares of such Equity Interests in connection with a share dividend, distribution, share split, reverse share split, merger, consolidation, amalgamation or other business combination of the Borrower, in each case, permitted under this Agreement;

(17) the distribution, by dividend or otherwise, of shares of Capital Stock of, or Indebtedness owed to the Borrower or a Restricted Subsidiary by, Unrestricted Subsidiaries (other than Unrestricted Subsidiaries, the primary assets of which are cash and/or Cash Equivalents);

(18) the prepayment, redemption, defeasance, repurchase or other acquisition or retirement for value of Junior Debt in an aggregate amount pursuant to this clause (18) not to exceed the sum of (i) (I) prior to the Conversion Date, $60,000,000 at the time made (so long as no Event of Default under Section 12.1, 12.3 (solely with respect to a breach of any Financial Covenant, after giving effect to any cure period) or 12.5 shall have occurred and be continuing) and (II) on and after the Conversion Date, the greater of (x) $60,000,000 and (y) 30% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) at the time made (so long as no Event of Default under Section 12.1 or 12.5 shall have occurred and be continuing) and (ii) the Available Dividends Amount less any amounts under this clause (18) utilized by the Borrower or any Restricted Subsidiary to make Investments pursuant to clause (xiii) of the definition of Permitted Investments;

(19) Restricted Payments funded with equity proceeds of Qualified Stock that do not increase the Available Amount or capital contributions paid in respect of the Qualified Stock of Holdings (or a direct or indirect parent company thereof), in each case, to the extent such equity proceeds are received or such capital contributions are made, after the Closing Date, and contributed as Qualified Stock to the Borrower which have not otherwise been applied for another purposes and that do not increase the Available Amount;

(20) Restricted Payments made in connection with any Permitted Reorganization or any IPO Reorganization Transactions;

(21) payments or distributions to satisfy dissenters’ rights, pursuant to or in connection with a consolidation, amalgamation, merger or transfer of assets that complies with Section 11.3;

(22) any Restricted Debt Payment made with the proceeds of a Permitted Refinancing;

(23) any Restricted Payment made in connection with the Transactions and the fees and expenses related thereto or used to fund amounts owed to Affiliates (including dividends to any direct or indirect parent company of the Borrower to permit payment by such parent of such amount), to the extent permitted by Section 10.9 (other than clause (b) thereof);

(24) direct or indirect payments on account of restricted stock units payable at times and in amounts that are consistent with the Sponsor Model; and

(25) any Restricted Payment made in respect of the Existing Convertible Notes.

The Borrower will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate and last sentences of the definition of Unrestricted Subsidiary. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Borrower and the Restricted Subsidiaries (except to the extent repaid prior to or at the time of such designation) in the Subsidiary so designated will be deemed to be Restricted Payments (and a utilization of such capacity) in an amount determined as set forth in the last sentence of the definition of Investment. Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to Section 11.5(a) or under clauses (7), (10), (11) or (14) of Section 11.5(b), or pursuant to the definition of Permitted Investments, and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in this Agreement.

For purposes of determining compliance with this covenant, in the event that a proposed Investment (or a portion thereof) meets the criteria of clauses (1) through (21) above or is entitled to be made pursuant to Section 11.5(a) and/or one or more of the exceptions contained in the definition of Permitted Investments, the Borrower will be entitled to classify or later reclassify (based on circumstances existing on the date of such reclassification) such Investment (or portion thereof) among such clauses (1) through (21), Section 11.5(a) and/or one or more of the exceptions contained in the definition of “Permitted Investments”, in a manner that otherwise complies with this covenant.

(c) Prior to the Initial Term Loan Maturity Date, to the extent any Permitted Debt Exchange Notes are issued pursuant to Section 11.1(x) for the purpose of consummating a Permitted Debt Exchange, (i) the Borrower will not, and will not permit its Restricted Subsidiaries to, prepay, repurchase, redeem or otherwise defease or acquire any Permitted Debt Exchange Notes unless the Borrower or a Restricted Subsidiary shall concurrently voluntarily prepay Term Loans pursuant to Section 5.1(a) on a pro rata basis among the Term Loans, in an amount not less than the product of (a) a fraction, the numerator of which is the aggregate principal amount (calculated on the face amount thereof) of such Permitted Debt Exchange Notes that are proposed to be prepaid, repurchased, redeemed, defeased or acquired and the denominator of which is the aggregate principal amount (calculated on the face amount thereof) of all Permitted Debt Exchange Notes in respect of the relevant Permitted Debt Exchange then outstanding (prior to giving effect to such proposed prepayment, repurchase, redemption, defeasance or acquisition) and (b) the aggregate principal amount (calculated on the face amount thereof) of Term Loans then outstanding and (ii) the Borrower will not waive, amend or modify the terms of any Permitted Debt Exchange Notes or any indenture pursuant to which such Permitted Debt Exchange Notes have been issued in any manner inconsistent with the terms of Section 2.15(a), Section 11.1(x), or the definition of Permitted Other Indebtedness or that would result in an Event of Default hereunder if such Permitted Debt Exchange Notes (as so amended or modified) were then being issued or incurred.

Notwithstanding the foregoing, neither the Borrower nor any Restricted Subsidiary shall transfer Material Intellectual Property, in the form of a Restricted Payment or Investment to any Unrestricted Subsidiary.

11.6 Limitation on Subsidiary Distributions and Negative Pledges. The Borrower will not permit any of its Restricted Subsidiaries that are not Guarantors to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

(a) (i) pay dividends or make any other distributions to the Borrower or any Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits or (ii) pay any Indebtedness owed to the Borrower or any Restricted Subsidiary;

(b) make loans or advances to the Borrower or any Restricted Subsidiary;

(c) sell, lease or transfer any of its properties or assets to the Borrower or any Restricted Subsidiary; or

(d) create, incur, assume or suffer to exist any Lien upon any of their respective properties or revenues, whether now owned or hereafter acquired, for the benefit of the Secured Parties with respect to the Obligations or under the Credit Documents;

except (in each case) for such encumbrances or restrictions (x) which the Borrower has reasonably determined in good faith will not materially impair the Borrower’s ability to make payments under this Agreement when due or (y) existing under or by reason of:

(i) contractual encumbrances or restrictions in effect on the Closing Date, including pursuant to this Agreement and the related documentation and related Hedging Obligations;

(ii) [reserved];

(iii) purchase money obligations for property acquired in the ordinary course of business or consistent with past practice and Capitalized Lease Obligations that impose restrictions of the nature discussed in clauses (a) or (c) above on the property so acquired;

(iv) Requirements of Law or any applicable rule, regulation or order, or any request of any Governmental Authority having regulatory authority over the Borrower or any of its Subsidiaries;

(v) any agreement or other instrument of a Person acquired by or merged or consolidated with or into the Borrower or any Restricted Subsidiary, or of an Unrestricted Subsidiary that is designated a Restricted Subsidiary, or that is assumed in connection with the acquisition of assets from such Person, in each case that is in existence at the time of such transaction (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person and its Subsidiaries, or the property or assets of the Person and its Subsidiaries, so acquired or designated;

(vi) contracts for the sale of assets, including customary restrictions with respect to a Subsidiary of the Borrower pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary and restrictions on transfer of assets subject to Permitted Liens;

(vii) (x) secured Indebtedness otherwise permitted to be incurred pursuant to Sections 11.1 and 11.2 that limit the right of the debtor to dispose of the assets securing such Indebtedness and (y) restrictions on transfers of assets subject to Permitted Liens (but, with respect to any such Permitted Lien, only to the extent that such transfer restrictions apply solely to the assets that are the subject of such Permitted Lien);

(viii) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(ix) other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Closing Date pursuant to the provisions of Section 11.1, but solely to the extent any negative pledge relates to (i) the property financed by such Indebtedness and the proceeds, accessions and products thereof or (ii) the property secured by such Indebtedness and the proceeds, accessions and products thereof so long as the agreements governing such Indebtedness permit the Liens securing the Obligations;

(x) customary provisions in joint venture agreements or arrangements and other similar agreements or arrangements relating solely to such joint venture and the Equity Interests issued thereby;

(xi) customary provisions contained in leases, sub-leases, licenses, sub-licenses or similar agreements, in each case, entered into in the ordinary course of business;

(xii) [reserved]; and

(xiii) any encumbrances or restrictions of the type referred to in clauses (a), (b), (c) and (d) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (i) through (xii) above; provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements, or refinancings (x) are, in the good faith judgment of the Borrower’s board of directors, no more restrictive in any material respect with respect to such encumbrance and other restrictions taken as a whole than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing or (y) do not materially impair the Borrower’s ability to pay its obligations under the Credit Documents as and when due (as determined in good faith by the Borrower) nor impair the existence of the Liens to secure the Obligations.

11.7 Financial Covenants.

(a) Until the Conversion Date, the following covenants (the “Initial Financial Covenants”) shall apply:

(i) commencing with the first full fiscal quarter ending after the Closing Date until the last full fiscal quarter ending prior to the Conversion Date, the Borrower shall maintain minimum Liquidity of $10,000,000 as of the last day of any Test Period (the “Liquidity Covenant”); and

(ii) commencing with the first full fiscal quarter after the Closing Date until the last full fiscal quarter ending prior to the Conversion Date, the Borrower will not permit the Annual Recurring Revenue Net Leverage Ratio as of the last day of any Test Period during a period set forth below to exceed the ratio set forth below opposite such period (the “Recurring Revenue Covenant”):

Test Periods Ending	Ratio Level
December 31, 2022:	4.75:1.00
March 31, 2023:	4.75:1.00
June 30, 2023:	4.75:1.00
September 30, 2023:	4.75:1.00
~~December~~January 31, 202~~3~~4:	4.75:1.00
~~March~~April 3~~1~~0, 2024:	4.75:1.00
~~June~~July 3~~0~~1, 2024:	4.75:1.00
~~September~~October 3~~0~~1, 2024 and the last day of each fiscal quarter ending thereafter:	4.25:1.00

(b) Commencing on the Conversion Date, the Initial Financial Covenants shall cease to apply and shall be replaced by a maximum Consolidated Total Debt to Consolidated EBITDA Ratio covenant (the “Total Net Leverage Covenant”), for the benefit of the Revolving Credit Lenders, pursuant to which, unless waived by the Required Revolving Credit Lenders, if the aggregate outstanding principal amount of Revolving Loans and Letters of Credit (but excluding undrawn amounts under any Letters of Credit and Letters of Credit that have been Cash Collateralized) exceeds 40% of the then outstanding Revolving Credit Commitments in effect on such date, the Borrower will not permit the Consolidated Total Debt to Consolidated EBITDA Ratio as of the last day of any Test Period ending after the Conversion Date during a period set forth below to exceed the ratio set forth below opposite such period:

Test Periods Ending	Ratio Level
For the first Test Period ending on or after the Conversion Date through and including the seventh full Test Period ending after the Conversion Date:	10.75:1.00
For the eighth full Test Period ending after the Conversion Date through and including the fifteenth full Test Period ending after the Conversion Date:	10.25:1.00
For the sixteenth full Test Period ending after the Conversion Date and any Test Period ending thereafter:	9.75:1.00

11.8 Limitation on Amendments.

No Credit Party shall (a) amend or otherwise modify (or take any action that has the effect of the foregoing) its certificate of incorporation, certificate of formation, bylaws and limited liability company agreements (or other equivalent organizational documents) in a manner that is materially adverse to the Administrative Agent or the Lenders or (b) amend or otherwise modify (or take any action that has the effect of the foregoing) documents governing any Junior Debt in a manner that is materially adverse to the Administrative Agent or the Lenders to the extent such amendments or modifications are not permitted by the terms of the applicable Intercreditor Agreement.

11.9 Permitted Activities, Etc. Holdings will not engage in any material operating or business activities; provided that Holdings may engage in the following and any activities incidental thereto shall be permitted in any event: (i) its ownership of the equity interests of the Borrower and activities incidental thereto, including payment of dividends and other amounts in respect of its equity interests, (ii) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance), (iii) the performance of its obligations with respect to the Transactions, Credit Documents and any other documents governing Indebtedness permitted hereby, (iv) any public offering of its common stock or any other issuance or sale of its equity interests, (v) payment of any distribution to its parent company and making contributions to the capital of the Borrower, (vi) the incurrence of (a) unsecured Indebtedness that is contractually subordinated (on customary terms for such types of unsecured subordinated Indebtedness, as reasonably determined by the Administrative Agent and the Required Lenders) to the Guarantee made by Holdings, (b) the Guarantee (including any guarantee in connection with a Permitted Refinancing of the Obligations), and (c) guarantees of other obligations not constituting Indebtedness, Disqualified Stock or preferred stock incurred by the Borrower or any of its Restricted Subsidiaries, (vii) if applicable, participating in tax, accounting and other administrative matters as a member of the consolidated group of Holdings and the Borrower, (viii) holding any cash or property (but not operate any property nor hold any equity interests in any Person that is not the Borrower), (ix) making of any Restricted Payments or Investments permitted hereunder, (x) providing indemnification to officers and directors, (xi) merge, amalgamate or consolidate with or into any direct or indirect parent of Holdings or any other Person in connection with or in preparation for an IPO (provided that such transaction satisfies the requirements of Section 11.3(b)), (xii) repurchases of Indebtedness including through open market purchases pursuant to Section 5.2(a), (xiii) transactions in connection with a Permitted Reorganization or an IPO and (xiv) any activities incidental or reasonably related to the foregoing.

Section 12. Events of Default.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

12.1 Payments. The Borrower shall (a) default in the payment when due of any principal of the Loans or (b) default, and such default shall continue for (x) five (5) or more Business Days, in the payment when due of any interest on the Loans, any Fees or any Unpaid Drawings or (y) thirty or more days, in the payment when due of any other amounts owing hereunder or under any other Credit Document; or

12.2 Representations, Etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or any certificate delivered or required to be delivered pursuant hereto or thereto (except those in the Credit Documents made or deemed made on the Closing Date that are not the Specified Representations) shall prove to be untrue in any material respect on the date as of which made or deemed made or confirmed, and such incorrect representation or warranty shall remain incorrect for a period of 30 days after written notice thereof from the Administrative Agent or Required Lenders to the Borrower; or

12.3 Covenants. Any Credit Party shall:

(a) default in the due performance or observance by it of any term, covenant or agreement contained in Section 10.1(e)(i) (provided that the delivery of notice at any time shall cure such Default or Event of Default), Section 10.5 (solely with respect to the Borrower), Section 10.16 or Section 11; provided that any Event of Default under Section 11.7 is subject to cure as provided in Section 12.14 and an Event of Default with respect to such Section shall not occur until the expiration of the fifteenth (15th) Business Day subsequent to the date the relevant financial statements are required to be delivered for the applicable fiscal quarter pursuant to Section 10.1(a) or (b); provided further that any Event of Default under Section 11.7(b) (a “Leverage Covenant

Event of Default”) shall not constitute a Default or an Event of Default with respect to the Initial Term Loans or any other Facility (other than the Revolving Credit Facility incurred on the Closing Date) unless (A) with respect to any such other Facility, such Total Net Leverage Covenant is, by its terms, applicable to any such other Facility, in which case, it shall constitute a Default or an Event of Default to the extent set forth by such terms, or (B) with respect to the Initial Term Loans, the Revolving Credit Lenders have terminated all Revolving Credit Commitments and declared all Revolving Credit Loans to be immediately due and payable in accordance with Section 12.12, and such termination and declaration has not been rescinded (a “Leverage Covenant Cross Default”); or

(b) default in the due performance or observance by it of any term, covenant or agreement (other than those referred to in Section 12.1 or 12.2 or clause (a) of this Section 12.3) contained in this Agreement or any Security Document and such default shall continue unremedied for a period of at least 30 days after receipt of written notice by the Borrower from the Administrative Agent or the Required Lenders; or

12.4 Default Under Other Agreements. (a) Holdings, the Borrower or any of the Restricted Subsidiaries shall (i) fail to make any payment with respect to any Indebtedness (other than the Obligations or any permitted intercompany Indebtedness, and solely for purposes of this Section 12.4, Indebtedness shall be deemed to include any Disqualified Stock issued by the Borrower or any Restricted Subsidiary) in excess of (I) prior to the Conversion Date, $50,000,000, and (II) on or after the Conversion Date, the greater of (x) $50,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) in the aggregate, for Holdings, the Borrower and such Restricted Subsidiaries, beyond the period of grace and following all required notices, if any, provided in the instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist (after giving effect to all applicable grace periods and delivery of all required notices) (other than, with respect to Indebtedness consisting of any Hedge Agreements, termination events or equivalent events pursuant to the terms of such Hedge Agreements (it being understood that clause (i) shall apply to any failure to make any payment in excess of (I) prior to the Conversion Date, $50,000,000, and (II) on or after the Conversion Date, the greater of (x) $50,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) that is required as a result of any such termination or similar event and that is not otherwise being contested in good faith)), the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity; provided that this clause (a) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement), or (b) without limiting the provisions of clause (a) above, any such Indebtedness shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (and, with respect to Indebtedness consisting of any Hedge Agreements, other than due to a termination event or equivalent event pursuant to the terms of such Hedge Agreements (it being understood that clause (a)(i) above shall apply to any failure to make any payment in excess of (I) prior to the Conversion Date, $50,000,000, and (II) on or after the Conversion Date, the greater of (x) $50,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) that is required as a result of any such termination or equivalent event and that is not otherwise being contested in good faith)), prior to the stated maturity thereof; provided that this clause (b) shall not apply to (x) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness, if such sale or transfer is permitted hereunder and under the documents providing for such Indebtedness, (y) Indebtedness which is convertible into Qualified Stock and converts to Qualified Stock in accordance with its terms and such conversion is not prohibited hereunder, or (z) any breach or default that is (I) remedied by Holdings, the Borrower or the applicable Restricted Subsidiary or (II) waived (including in the form of amendment) by the required holders of the applicable item of Indebtedness, in either case, prior to the acceleration of Loans pursuant to this Section 12; or

12.5 Bankruptcy, Etc. Except as otherwise permitted by Section 11.3, Holdings, the Borrower or any Significant Subsidiary shall commence a voluntary case, proceeding or action concerning itself under Title 11 of the United States Code entitled “Bankruptcy” as now or hereafter in effect, or any successor thereto (collectively, the “Bankruptcy Code”); or an involuntary case, proceeding or action is commenced against Holdings, the Borrower or any Significant Subsidiary and the petition is not controverted within 60 days after commencement of the case, proceeding or action; or an involuntary case, proceeding or action is commenced against Holdings, the Borrower or any Significant Subsidiary and the petition is not dismissed within 60 days after commencement of the case, proceeding or action; or a custodian (as defined in the Bankruptcy Code), judicial manager, compulsory manager, receiver, receiver manager, trustee, liquidator, administrator, administrative receiver or similar Person is appointed for, or takes charge of, all or substantially all of the property of Holdings, the Borrower or any Significant Subsidiary; or Holdings, the Borrower or any Significant Subsidiary commences any other voluntary proceeding or action under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency, winding-up, administration or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to Holdings, the Borrower or any Significant Subsidiary; or there is commenced against Holdings, the Borrower or any Significant Subsidiary any such proceeding or action that remains undismissed for a period of 60 days; or Holdings, the Borrower or any Significant Subsidiary is adjudicated bankrupt; or any order of relief or other order approving any such case or proceeding or action is entered; or Holdings, the Borrower or any Significant Subsidiary suffers any appointment of any custodian receiver, receiver manager, trustee, administrator or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or Holdings, the Borrower or any Significant Subsidiary makes a general assignment for the benefit of creditors; or

12.6 ERISA. (a) An ERISA Event or a Foreign Plan Event shall have occurred, (b) a trustee shall be appointed by a United States district court to administer any Pension Plan(s), (c) the PBGC shall institute proceedings to terminate any Pension Plan(s), or (d) any Credit Party or any of their respective ERISA Affiliates shall have been notified by the sponsor of a Multiemployer Plan that it has incurred or will be assessed Withdrawal Liability to such Multiemployer Plan and such entity does not have reasonable grounds for contesting such Withdrawal Liability or is not contesting such Withdrawal Liability in a timely and appropriate manner, and in each case in clauses (a) through (d) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to result in a Material Adverse Effect; or

12.7 Guarantee. Other than as expressly permitted hereunder, any Guarantee provided by any Credit Party or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof and thereof) or any such Guarantor thereunder or any other Credit Party shall deny or disaffirm in writing any such Guarantor’s obligations under the Guarantee; or

12.8 Pledge Agreement. Other than as expressly permitted hereunder, the Pledge Agreement or any other Security Document pursuant to which the Capital Stock or Stock Equivalents of the Borrower or any Material Subsidiary is pledged or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, solely as a result of acts or omissions of the Collateral Agent or any Lender or solely as a result of the Collateral Agent’s failure to maintain possession of any Capital Stock or Stock Equivalents that have been previously delivered to it) or any pledgor thereunder or any Credit Party shall deny or disaffirm in writing any pledgor’s obligations under any Security Document; or

12.9 Security Agreement. Other than as expressly permitted hereunder, the Security Agreement or any other Security Document pursuant to which the assets of Holdings, the Borrower or any Material Subsidiary are pledged as Collateral or any material provision thereof shall cease to be in full force or effect (other than pursuant to the terms hereof or thereof, solely as a result of acts or omissions of the Collateral Agent in respect of certificates, promissory notes or instruments actually delivered to it (including as a result of the Collateral Agent’s failure to file a Uniform Commercial Code continuation statement (it being agreed, for the avoidance of doubt, that the Collateral Agent does not have any duty or obligation to file any Uniform Commercial Code continuation statements))) or any grantor thereunder or any Credit Party shall deny or disaffirm in writing any grantor’s obligations under the Security Agreement or any other Security Document; or

12.10 Judgments. One or more final judgments or decrees shall be entered against Holdings, the Borrower or any of the Restricted Subsidiaries involving a liability in excess of (I) prior to the Conversion Date, $50,000,000, and (II) on or after the Conversion Date, the greater of (x) $50,000,000 and (y) 25% of Consolidated EBITDA for the most recently ended Test Period (calculated on a Pro Forma Basis) in the aggregate for all such judgments and decrees for Holdings, the Borrower and the Restricted Subsidiaries (to the extent not covered by insurance or indemnities as to which the applicable insurance company or third party has not denied coverage) and any such judgments or decrees shall not have been satisfied, vacated, discharged or stayed or bonded pending appeal within 60 days after the entry thereof; or

12.11 Change of Control. A Change of Control shall occur.

12.12 Remedies Upon Event of Default.

(a) Except as otherwise provided in Section 12.12(b) below, with respect to an Event of Default under Section 12.3 that has occurred and is continuing due solely to the Borrower’s failure to observe the covenants contained in Section 11.7 on and after the Conversion Date, the Collateral Agent or the Administrative Agent, in each case at the written request of the Required Revolving Credit Lenders, shall take any or all of the following actions:

(i) declare the Revolving Credit Commitment of each Lender and any obligation of the Letter of Credit Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Revolving Loans and all interest accrued and unpaid thereon to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower (to the extent permitted by applicable Law);

(iii) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv) exercise on behalf of itself and the Revolving Credit Lenders all rights and remedies available to it and such Lenders under the Credit Documents or applicable Law;

(b) Notwithstanding anything to the contrary in any Credit Document, if the Borrower fails to comply with Section 11.7, such failure shall not result in an Event of Default until the Cure Expiration Date and then only to the extent not cured pursuant to Section 12.14; provided the Borrower may not utilize availability pursuant to any covenant under Section 11 that requires no Event of Default to be continuing until such time as the Cure Amount has been received and designated as such to the Administrative Agent. The Collateral Agent and Administrative Agent, in each case, may not take any of the actions set forth in Section 12.12 as a result of the Borrower’s failure to comply with Section 11.7 until after the Cure Expiration Date and then only to the extent a cure has not been effected pursuant to Section 12.14; provided that, in such event, the Borrower shall not be able to request the making of any new Revolving Credit Borrowing or the issuance of any new Letters of Credit at any time following the Borrower’s failure to comply with Section 11.7 until receipt by the Borrower of the Cure Amount or all Events of Default are waived, as applicable.

(c) Except as otherwise provided in Section 12.12(b) above, if any Event of Default occurs and is continuing (other than with respect to an Event of Default under Section 12.3 due solely to the Borrower’s failure to observe the covenant contained in Section 11.7 on or after the Conversion Date), the Administrative Agent or the Collateral Agent, in each case, at the request of the Required Lenders, shall take any or all of the following actions:

(i) declare the commitment of each Lender to make Loans and any obligation of the Letter of Credit Issuers to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

(ii) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Credit Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower (to the extent permitted by applicable Law);

(iii) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

(iv) exercise on behalf of itself and the Lenders all rights and remedies available to it and the Lenders under the Credit Documents or applicable Law;

provided that, upon the entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States or any Debtor Relief Laws, the obligation of each Lender to make Loans and any obligation of the Letter of Credit Issuers to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of any Agent or any Lender.

12.13 Application of Payments and Proceeds. Notwithstanding any other provision of the Credit Documents or otherwise to the contrary, (i) following any Event of Default with respect to the Borrower under Section 12.5 or (ii) after the exercise of remedies provided for in Section 12.12 or any other Credit Document (or after the Loans have automatically become immediately due and payable and the L/C Obligations have automatically been required to be Cash Collateralized as set forth in the proviso to Section 12.12), any amounts received on account of the Indebtedness arising under the Credit Documents, along with all other Obligations (including all payments and prepayments and all purchases of the Obligations by or on behalf of Holdings or any Subsidiary of Holdings) or in respect of the Collateral (including all proceeds received by any Agent) shall be applied by the Agents in the following order (to the fullest extent permitted by mandatory provisions of applicable Law):

(i) first, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts payable to the Administrative Agent or the Collateral Agent in its capacity as such;

(ii) second, to payment of that portion of the Obligations constituting fees, prepayment premiums, indemnities, expenses and other amounts (other than amounts referred to in clauses third and fourth below) payable to the Lenders in proportion to the amounts described in this clause second payable to them;

(iii) third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and L/C Borrowings, ratably among the Lenders and the Letter of Credit Issuers in proportion to the respective amounts described in this clause third held by them;

(iv) fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and L/C Borrowings, Obligations under Secured Cash Management Agreements or Secured Hedge Agreements payable to the Lenders and the applicable Secured Parties, and to Cash Collateralize that portion of L/C Obligations comprised of the aggregate undrawn amount of Letters of Credit in proportion to the respective amounts described in this clause fourth held by the Lenders, the Letter of Credit Issuers and the other applicable Secured Parties;

(v) fifth, to the payment of all other Obligations of the Credit Parties that are payable to the Administrative Agent and the other Secured Parties on such date, ratably based upon the respective aggregate amounts of all such Obligations owing to the Administrative Agent and the other Secured Parties on such date; and

(vi) sixth, any surplus then remaining shall be paid to the applicable Credit Parties or their successors or assigns or to whomsoever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

Notwithstanding the foregoing, amounts received from any Guarantor that is not an “Eligible Contract Participant” (as defined in the Commodity Exchange Act) shall not be applied to its Obligations that are Excluded Swap Obligations.

Notwithstanding the foregoing, Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements shall be excluded from the application of payments described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may reasonably request, from the applicable counterparty to such Secured Hedge Agreements and Secured Cash Management Agreements. The Administrative Agent shall have no obligation to calculate the amount to be distributed with respect to any Obligations under any Secured Hedge Agreements and Secured Cash Management Agreements, and may request a reasonably detailed calculation of such amount from the applicable Secured Party. If a Secured Party fails to deliver such calculation within five days following request by the Administrative Agent, the Administrative Agent may assume the amount to be distributed is zero. Each Secured Party not a party to this Agreement that has given the information contemplated by this paragraph to the Administrative Agent shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent and Collateral Agent pursuant to the terms of Section 13 for itself and its Affiliates as if a “Lender” party hereto.

Each Secured Party hereby acknowledges and agrees to hold in trust for the benefit of the Administrative Agent, and upon the Administrative Agent’s demand (which in any event shall be made upon the request of the Required Lenders), to turn over to the Administrative Agent all payments and distributions and all Collateral proceeds without such payments, distributions or proceeds, in each case that are received by such Secured Party either (x) following the occurrence and during the continuation of an Event of Default or (y) after the occurrence of an insolvency proceeding involving the Borrower or any Guarantor (whether pursuant to a plan of reorganization or otherwise), to be applied by the Agents in accordance with the terms of this Agreement, including when applicable the payment priority provisions set forth in Section 12.13 above.

Each Secured Party hereby agrees that it shall not propose, vote in favor of, or otherwise support any plan of reorganization that is in contravention of any of the provisions set forth in Section 12.13.

12.14 Equity Cure. Notwithstanding anything to the contrary contained in this Section 12, in the event that the Borrower fails to comply with the requirements of the Financial Covenants, at any time prior to the expiration of the fifteenth (15th) Business Day following the date the financial statements referred to in Sections 10.1(a) or (b) are required to be delivered in respect of such fiscal period for which the applicable Financial Covenant is being measured (the “Cure Expiration Date”), any holder of Capital Stock or Stock Equivalents of the Borrower or any direct or indirect parent of the Borrower shall have the right to cure such failure (the “Cure Right”) by causing cash net equity proceeds derived from an issuance of (A) Capital Stock or Stock Equivalents (other than Disqualified Stock unless reasonably satisfactory to the Administrative Agent (acting at the direction of (i) prior to the Conversion Date, the Required Lenders or (ii) on and after the Conversion Date, the Required Revolving Credit Lenders)) or (B) solely for purposes of curing the Liquidity Covenant, Indebtedness or Disqualified Stock permitted under Section 11.1, in each case by Holdings or another Parent Entity of the Borrower (or from a contribution to the common equity capital of Holdings or such other Parent Entity) to be contributed, directly or indirectly, as cash common equity to the Borrower, and upon receipt by the Borrower of such cash contribution (such cash amount being referred to as the “Cure Amount”) pursuant to the exercise of such Cure Right, if identified by the Borrower as a Cure Amount, the applicable Financial Covenant shall be recalculated giving effect to the following pro forma adjustments:

(a) (i) with respect to the Total Net Leverage Covenant, Consolidated EBITDA shall be increased, (ii) with respect to the Liquidity Covenant, Qualified Cash shall be increased or (iii) with respect to the Recurring Revenue Covenant, Annual Recurring Revenue shall be increased, in each case solely for the purpose of determining the existence of an Event of Default resulting from a breach of the Financial Covenants with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount;

(b) to the extent proceeds of the Cure Amount are applied to prepay any Indebtedness, such Indebtedness shall not be deemed to have been repaid for the purposes of determining compliance with the Financial Covenants with respect to the quarter with respect to which such Cure Amount was made;

(c) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of the applicable Financial Covenants, the Borrower shall be deemed to have satisfied the requirements of the applicable Financial Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the applicable Financial Covenants that had occurred shall be deemed cured for the purposes of this Agreement; provided that (i) in each period of four (4) consecutive fiscal quarters there shall be no more than two (2) consecutive fiscal quarters in which a Cure Right is made with respect to the same Financial Covenant, (ii) except with respect to any Cure Right exercised with respect to the Liquidity Covenant, there shall be a maximum number of five (5) Cure Rights made during the term of this Agreement, (iii) each Cure Amount shall be no greater than the amount expected to be required to cause the Borrower to be in compliance with the applicable Financial Covenants, (iv) all Cure Amounts shall be disregarded for the purposes of any financial ratio determination or any other determination under the Credit Documents other than for determining compliance with Section 11.7, (v) with respect to the Total Net Leverage Covenant and the Recurring Revenue Covenant, there shall be no pro forma reduction of the amount of Consolidated Total Debt with the proceeds of any Cure Amount for the fiscal period in which such Cure Right was exercised and (vi) the Lenders and Letter of Credit Issuer shall not be required to make any Revolving Credit Loan or issue or amend any Letter of Credit until receipt by the Borrower of the Cure Amount; and

(d) in the event that, prior to a Pricing Grid Election, the Borrower breaches each of the Recurring Revenue Covenant and the Liquidity Covenant for a particular Test Period, any Cure Amount contributed to the Borrower made to cure one such Financial Covenant may, at the Borrower’s election, also be deemed to concurrently cure the other breached Financial Covenant without an additional contribution to cure such additional Financial Covenant, and such Cure Amount may be in an aggregate amount equal to the greater of (i) the amount required for the Borrower to be in pro forma compliance with the Liquidity Covenant and (ii) the amount required for the Borrower to be in pro forma compliance with the Recurring Revenue Covenant.

Section 13. The Agents.

13.1 Appointment.

(a) Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements), the Collateral Agent and each Letter of Credit Issuer hereby irrevocably designates and appoints Golub Capital Markets LLC to act on its behalf as the Administrative Agent under this Agreement and the other Credit Documents and irrevocably authorizes the Administrative Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. The provisions of this Section 13 (other than Section 13.1(c) with respect to the Joint Lead Arrangers and the Joint Bookrunners and Sections 13.9, 13.12, 13.13 and 13.14(h) with respect to the Borrower) are solely for the benefit of the Agents and the Lenders, and none of Holdings, the Borrower or any other Credit Party shall have rights as third party beneficiary of any such provision. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or any other Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Administrative Agent regardless of whether a Default or Event of Default has occurred and is continuing. Without limiting the generality of the foregoing, the use of the term “agent” herein and in other Credit Documents with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any applicable Laws and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Each Lender (in its capacities as a Lender and on behalf of itself and its Affiliates as potential counterparties to Secured Cash Management Agreements and Secured Hedge Agreements), the Administrative Agent and each Letter of Credit Issuer hereby irrevocably designates and appoints Golub Capital Markets LLC to act on its behalf as the Collateral Agent under this Agreement and the other Credit Documents and irrevocably authorizes the Collateral Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Credit Documents and to exercise such powers and perform such duties as are expressly delegated to the Collateral Agent by the terms of this Agreement and the other Credit Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, the Collateral Agent shall not have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender or any other Person, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Credit Document or otherwise exist against the Collateral Agent regardless of whether a Default or Event of Default has occurred and is continuing. Without limiting the generality of the foregoing, the use of the term “agent” herein and in other Credit Documents with reference to the Collateral Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under any agency doctrine of any applicable Laws and instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(c) The Joint Lead Arrangers and the Joint Bookrunners, in their capacities as such, shall not have any obligations, duties or responsibilities under this Agreement but shall be entitled to all benefits of this Section 13 as if they were an Agent.

(d) Each of the Lenders (including in its capacity as a potential Secured Party by virtue of being a counterparty under a Secured Hedge Agreement or a Secured Cash Management Agreement) and each other Secured Party hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement (including any First Lien Intercreditor Agreement or any Second Lien Intercreditor Agreement, as applicable) entered into pursuant to the terms hereof. Each Secured Party hereby authorizes the Administrative Agent and the Collateral Agent to enter into each Intercreditor Agreement entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof.

(e) Any corporation or association into which the Agents may be converted or merged, or with which it may be consolidated, or to which it may sell or transfer all or substantially all of its corporate trust business and assets as a whole or substantially as a whole, or any corporation or association resulting from any such conversion, sale, merger, consolidation or transfer to which such Agent is a party, will be and become the successor Administrative Agent and/or Collateral Agent, as applicable, under this Agreement and will have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, without the execution or filing of any instrument or paper or the performance of any further act.

13.2 Delegation of Duties. The Administrative Agent and the Collateral Agent may each execute any of its duties under this Agreement and the other Credit Documents by or through agents, sub-agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent and Collateral Agent and any such agents, sub-agents, employees or attorneys-in-fact may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties and the exculpatory provisions of this Section 13 shall apply to any such agents, sub-agents, employees or attorneys-in-fact and such Related Parties. Neither the Administrative Agent nor the Collateral Agent shall be responsible for the negligence or misconduct of any agents, subagents or attorneys-in-fact selected by it except to the extent that a court of competent jurisdiction determines in a final nonappealable judgment that the Administrative Agent or Collateral Agent acted with gross negligence or willful misconduct in the selection of such agents, subagents or attorneys-in-fact.

13.3 Exculpatory Provisions. No Agent shall have any duties or obligations except those expressly set forth herein and in the other Credit Documents, and its duties hereunder and thereunder shall be administrative in nature. Without limiting the generality of the foregoing, no Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or Affiliates shall be (a) liable for any action taken or omitted to be taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or as the Administrative Agent or the Collateral Agent, as applicable, shall believe in good faith shall be necessary, under the circumstances as provided in Sections 12.12 and 14.1) or (ii) in the absence of its own gross negligence or willful misconduct (such absence to be presumed unless otherwise determined by a court of competent jurisdiction by a final and nonappealable judgment) or (b) responsible in any manner for or have any duty to ascertain or inquire into (i) any recitals, statements, representations or warranties made by any Credit Party or any officer thereof contained in this Agreement or any other Credit Document, (ii) the contents of any certificate, report, statement or other document referred to or provided for in, or received by such Agent under or in connection with, this Agreement or any other Credit Document, (iii) the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Credit Document, or the creation, perfection or priority of any Lien or security interest created or purported to be created under the Security Documents, (iv) the value or the sufficiency of any Collateral, or (v) any failure of any Credit Party to perform its obligations hereunder or thereunder. No Agent shall be under any obligation to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Credit Document, or to inspect the properties, books or records of any Credit Party or any Affiliate thereof. No Agent shall be responsible for or have any duty to ascertain or inquire into the satisfaction of any condition set forth in Section 6 or elsewhere herein or in any Credit Documents, other than to confirm receipt of items expressly required to be delivered to the Agent. Without limiting the generality of the foregoing, (a) no Agent shall be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) no Agent shall have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that such Agent is instructed in writing to exercise by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 14.1), provided that no Agent shall be required to take any action that, in its opinion or the opinion of its counsel, may expose such Agent to liability or that is contrary to any Credit Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any debtor relief law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any debtor relief law, (c) except as expressly set forth in the Credit Documents, no Agent shall have any duty to disclose, nor shall it be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent and/or Collateral Agent or any of its Affiliates in any capacity and (d) no Agent shall be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agents shall believe in good faith shall be necessary, under the circumstances).

None of the provisions contained in this Agreement or any other Credit Document shall require the Agents to expend, advance or risk its own funds or otherwise incur personal financial liability in the performance of any of its duties or in the exercise of any of its rights or powers.

The Agents shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Lenders. Without limiting the generality of the foregoing, the Agents shall not (a) be obligated to ascertain, monitor or inquire as to whether any Lender or Participant or prospective Lender or Participant is a Disqualified Lender or (b) have any liability with respect to or arising out of any assignment or participation of Loans, or disclosure of confidential information, to any Disqualified Lender. The Agents shall not have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders. Without limiting the generality of the foregoing, the Agents shall not be obligated to ascertain, monitor or inquire as to compliance by Affiliated Lenders with the terms hereof relating to Affiliated Lenders.

For the avoidance of doubt, the Administrative Agent shall not be obligated to calculate or confirm the calculations of any financial covenants set forth herein or the other Credit Documents or in any of the financial statements of the Credit Parties.

In no event shall any Agent be liable for any failure or delay in the performance of its obligations under this Agreement or any related documents because of circumstances beyond such Agent’s control, including, but not limited to, a failure, termination, or suspension of a clearing house, securities depositary, settlement system or central payment system in any applicable part of the world or acts of God, flood, war (whether declared or undeclared), civil or military disturbances or hostilities, nuclear or natural catastrophes, political unrest, explosion, severe weather or accident, earthquake, terrorism, fire, riot, labor disturbances, strikes or work stoppages for any reason, embargo, government action, including any laws, ordinances, regulations or the like (whether domestic, federal, state, county or municipal or foreign) which delay, restrict or prohibit the providing of the services contemplated by this Agreement or any related documents, or the unavailability of communications or computer facilities, the failure of equipment or interruption of communications or computer facilities, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility, or any other causes beyond such Agent’s control whether or not of the same class or kind as specified above.

The Agents shall have no obligation for (a) perfecting, maintaining, monitoring, preserving or protecting the security interest or Lien granted under this Agreement, any other Credit Document, or any agreement or instrument contemplated hereby or thereby; (b) the filing, re-filing, recording, re-recording, or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance, or other instrument in any public office at any time or times; or (c) providing, maintaining, monitoring, or preserving insurance on or the payment of taxes with respect to any Collateral.

13.4 Reliance by Agents. The Administrative Agent and the Collateral Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or instruction believed by it (in good faith) to be genuine and correct and to have been signed, sent or made by the proper Person or Persons. The Administrative Agent and the Collateral Agent may consult with legal counsel (including counsel to Holdings and the Borrower), independent accountants and other experts selected by the Administrative Agent or the Collateral Agent, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts. The Administrative Agent and the Collateral Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may deem and treat the Lender specified in the Register with respect to any amount owing hereunder as the owner thereof for all purposes. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender unless the Administrative Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Administrative Agent and the Collateral Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Credit Document unless it shall first receive such advice or concurrence of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent and the Collateral Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Credit Documents in accordance with a request of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans; provided that the Administrative Agent and the Collateral Agent shall not be required to take any action that, in its opinion or in the opinion of its counsel, may expose it to liability or that is contrary to any Credit Document or applicable Law.

13.5 Notice of Default. Neither the Administrative Agent nor the Collateral Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless the Administrative Agent or the Collateral Agent has received written notice from a Lender or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall give notice thereof to the Lenders and the Collateral Agent. Subject to the provisions of this Section 13, the Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders; provided that unless and until the Administrative Agent and Collateral Agent shall have received such directions, the Administrative Agent and Collateral Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders except to the extent that this Agreement requires that such action be taken only with the approval of the Required Lenders or each of the Lenders, as applicable.

13.6 Non-Reliance on Administrative Agent, Collateral Agent, and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor the Collateral Agent nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent or the Collateral Agent hereinafter taken, including any review of the affairs of any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent or the Collateral Agent to any Lender, or the Letter of Credit Issuers. Each Lender and each Letter of Credit Issuer represents to the Administrative Agent and the Collateral Agent that it has, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of Holdings, the Borrower and each other Credit Party and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Collateral Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Credit Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of Holdings, the Borrower and any other Credit Party. Except for notices, reports, and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, neither the Administrative Agent nor the Collateral Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, assets, operations, properties, financial condition, prospects or creditworthiness of Holdings, the Borrower or any other Credit Party that may come into the possession of the Administrative Agent or the Collateral Agent any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates.

13.7 Indemnification. The Lenders agree to severally indemnify and hold harmless each Agent and its Related Parties in its capacity as such (to the extent not reimbursed by the Credit Parties and without limiting the obligation of the Credit Parties to do so), ratably according to their respective pro rata shares in effect on the date on which indemnification is sought (or, if indemnification is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective pro rata shares in effect immediately prior to such date), from and against any and all Indemnified Liabilities that may at any time (whether before or after the payment of the Loans) be imposed on, incurred by or asserted against an such Agent or its Related Parties; provided that no Lender shall be liable to an Agent for the payment of any portion of such Indemnified Liabilities resulting from such Agent’s gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction or for the failure of any other Lender to pay such other Lender’s ratable share thereof; provided, further, that no action taken by the Administrative Agent or Collateral Agent in accordance with the directions of the Required Lenders (or such other number or percentage of the Lenders as shall be required by the Credit Documents) shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 13.7. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Liabilities of any kind whatsoever that may at any time occur (including at any time following the payment of the Loans), this Section 13.7 applies whether any such investigation, litigation or proceeding is brought by any Lender or any other Person. Without limitation of the foregoing, each Lender shall reimburse each Agent upon demand for its pro rata share in effect on the date on which reimbursement is sought (or, if reimbursement is sought after the date upon which the Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with their respective pro rata shares in effect immediately prior to such date) of any costs or out-of-pocket expenses (including attorneys’ fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice rendered in respect of rights or responsibilities under, this Agreement, any other Credit Document, or any document contemplated by or referred to herein, to the extent that such Agent is not reimbursed for such expenses by or on behalf of Holdings or the Borrower; provided that such reimbursement by the Lenders shall not affect Holdings’ or the Borrower’s continuing reimbursement obligations with respect thereto. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s pro rata share thereof. For purposes hereof, “pro rata share” shall mean, with respect to any Lender at any time, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is sum of (x) the amount of the aggregate unused Commitments of such Lender at such time and (y) the aggregate outstanding principal amount of the Loans of such Lender at such time, and the denominator of which is sum of (x) the aggregate amount of the unused Commitments of all Lenders at such time and (y) the aggregate outstanding principal amount of the Loans of all Lenders at the time. Each Lender hereby authorizes the Agents to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Agents to such Lender from any source against any amount due to the Agents under this Section 13.7. The agreements in this Section 13.7 shall survive the payment of the Loans and all other amounts payable hereunder. The indemnity provided to each Agent under this Section 13.7 shall also apply to such Agent’s respective Affiliates, directors, officers, members, controlling persons, employees, trustees, investment advisors and agents and successors.

13.8 Agents in Their Individual Capacities. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity, if applicable, as a Lender hereunder. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Credit Party as though such Agent were not an Agent hereunder and under the other Credit Documents. With respect to the Loans, if any, made by it, each Agent shall have the same rights and powers under this Agreement and the other Credit Documents as any Lender and may exercise the same as though it were not an Agent, and the terms Lender and Lenders shall include each Agent in its individual capacity.

13.9 Successor Agents.

(a) Each of the Administrative Agent and the Collateral Agent may at any time give notice of its resignation to the Lenders, the Letter of Credit Issuers and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, subject to the consent of the Borrower (not to be unreasonably withheld or delayed) so long as no Event of Default under Sections 12.1 or 12.5 is continuing, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States (other than any Disqualified Lender). If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (the “Resignation Effective Date”), then the retiring Agent may (but shall not be obligated to) on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above (including receipt of the Borrower’s consent). Whether or not a successor has been appointed, the resignation of the Administrative Agent or Collateral Agent shall become effective on the Resignation Effective Date.

(b) If the Person serving as the Administrative Agent is a Defaulting Lender pursuant to clause (v) of the definition of Lender Default, the Required Lenders may to the extent permitted by applicable Law, subject to the consent of the Borrower (not to be unreasonably withheld or delayed), by notice in writing to the Borrower and such Person remove such Person as the Administrative Agent and, in consultation with the consent of the Borrower, appoint a successor. If no such successor shall have been so appointed by the Required Lenders (with the consent of the Borrower as required above) and shall have accepted such appointment within 30 days (or such earlier day as shall be agreed by the Required Lenders and the Borrower) (the “Removal Effective Date”), then such removal shall nonetheless become effective in accordance with such notice on the Removal Effective Date.

(c) With effect from the Resignation Effective Date or the Removal Effective Date (as applicable), (1) the retiring or removed agent shall be discharged from its duties and obligations hereunder and under the other Credit Documents (except that in the case of any collateral security held by the Collateral Agent on behalf of the Lenders or the Letter of Credit Issuers under any of the Credit Documents, the retiring or removed Collateral Agent shall continue to hold such collateral security as nominee until such time as a successor Collateral Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the retiring or removed Administrative Agent shall instead be made by or to each Lender and each Letter of Credit Issuer directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph (and otherwise subject to the terms above). Upon the acceptance of a successor’s appointment as the Administrative Agent or the Collateral Agent, as the case may be, hereunder, and upon the execution and filing or recording of such financing statements, or amendments thereto, and such other instruments or notices, as may be necessary or desirable, or as the Required Lenders may request, in order to continue the perfection of the Liens granted or purported to be granted by the Security Documents, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) or removed Agent, and the retiring or removed Agent shall be discharged from all of its duties and obligations hereunder or under the other Credit Documents (if not already discharged therefrom as provided above in this Section 13.9). Except as provided above, any resignation or removal of Golub Capital Markets LLC as the Administrative Agent pursuant to this Section 13.9 shall also constitute the resignation or removal of Golub Capital Markets LLC as the Collateral Agent. The fees payable by the Borrower (following the effectiveness of such appointment) to such Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring or removed Agent’s resignation or removal hereunder and under the other Credit Documents, the provisions of this Section 13 (including Section 13.7) and Section 14.5 shall continue in effect for the benefit of such retiring or removed Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring or removed Agent was acting as an Agent (including while such Agent is continuing to hold collateral security in accordance with this Section 13.9).

13.10 Withholding Tax. To the extent required by any applicable Law, the Administrative Agent may withhold from any payment to any Lender under any Credit Document an amount equivalent to any applicable withholding Tax. If the Internal Revenue Service or any authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify the Administrative Agent of a change in circumstances that rendered the exemption from, or reduction of, withholding Tax ineffective) or if the Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by any applicable Credit Party and without limiting the obligation of any applicable Credit Party to do so), fully for all amounts paid, directly or indirectly, by the Administrative Agent or as Tax or otherwise, including penalties, additions to Tax and interest, together with all expenses incurred, including legal expenses, allocated staff costs and any out of pocket expenses. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Credit Document against any amount due to the Administrative Agent under this Section 13.10. The agreements in Section 13.10 shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other Obligations. For the avoidance of doubt, for purposes of this Section 13.10, the term “Lender” includes the Letter of Credit Issuers.

13.11 Agents Under Security Documents and Guarantee. Each Secured Party hereby further authorizes the Administrative Agent or the Collateral Agent, as applicable, on behalf of and for the benefit of the Secured Parties, to be the agent for and representative of the Secured Parties with respect to the Collateral and the Security Documents. Subject to Section 14.1, without further written consent or authorization from any Secured Party, the Administrative Agent or the Collateral Agent, as applicable, may execute any documents or instruments necessary to (a) release any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent (or any sub-agent thereof) under any Credit Document (i) upon the termination of all Commitments and Letters of Credit (other than Letters of Credit that were Cash Collateralized) and the payment in full of all Obligations (except for contingent indemnification obligations in respect of which a claim has not yet been made, Secured Hedge Obligations and Secured Cash Management Obligations and Obligations under Letters of Credit that have been Cash Collateralized), (ii) that is sold or to be sold or transferred as part of or in connection with any sale or other transfer permitted hereunder or under any other Credit Document to a Person that is not a Credit Party or in connection with the designation of any Restricted Subsidiary as an Unrestricted Subsidiary permitted hereunder, (iii) if the property subject to such Lien is owned by a Guarantor, upon the release of such Guarantor from its Guarantee otherwise in accordance with the Credit Documents, (iv) as to the extent provided in the Security Documents, (v) that constitutes Excluded Property or Excluded Stock and Stock Equivalents or (vi) if approved, authorized or ratified in writing in accordance with Section 14.1; (b) release any Guarantor (other than Holdings) from its obligations under the Guarantee if such Person ceases to be a Restricted Subsidiary (or becomes an Excluded Subsidiary) as a result of a transaction or designation permitted hereunder; (c) subordinate any Lien on any property granted to or held by the Administrative Agent or the Collateral Agent under any Credit Document to the holder of any Lien permitted under clause (vi) (solely with respect to Section 11.1(d)), and (ix) of the definition of Permitted Lien; and (d) enter into Intercreditor Agreements with respect to Indebtedness to the extent the Administrative Agent or the Collateral Agent is otherwise contemplated herein as being a party to such Intercreditor Agreement, including the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement.

Upon request by the Administrative Agent or Collateral Agent at any time, the Required Lenders will confirm in writing such Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Guarantee pursuant to this Section 13.11. In addition, notwithstanding anything to the contrary herein, if requested by the

Administrative Agent or Collateral Agent, prior to taking any action under this Section 13.11, such Agent shall have received a certificate from an Authorized Officer of the Borrower certifying that the transaction giving rise to the release or subordination requested is permitted under the Credit Documents (and the Secured Parties authorize the Agents to rely on such certificate in performing its obligations under this Section 13.11).

The Collateral Agent shall have its own independent right to demand payment of the amounts payable by the Borrower under this Section 13.11, irrespective of any discharge of the Borrower’s obligations to pay those amounts to the other Lenders resulting from failure by them to take appropriate steps in insolvency proceedings affecting the Borrower to preserve their entitlement to be paid those amounts.

Any amount due and payable by the Borrower to the Collateral Agent under this Section 13.11 shall be decreased to the extent that the other Lenders have received (and are able to retain) payment in full of the corresponding amount under the other provisions of the Credit Documents and any amount due and payable by the Borrower to the Collateral Agent under those provisions shall be decreased to the extent that the Collateral Agent has received (and is able to retain) payment in full of the corresponding amount under this Section 13.11.

13.12 Right to Realize on Collateral and Enforce Guarantee; Secured Cash Management Agreements and Secured Hedge Agreements.

(a) Anything contained in any of the Credit Documents to the contrary notwithstanding, the Borrower, the Agents, and each Secured Party hereby agree that (i) no Secured Party shall have any right individually to realize upon any of the Collateral or to enforce the Guarantee, it being understood and agreed that all powers, rights, and remedies hereunder may be exercised solely by the Agents, on behalf of the Secured Parties in accordance with the terms hereof and all powers, rights, and remedies under the Security Documents may be exercised solely by the Collateral Agent, and (ii) in the event of a foreclosure by the Collateral Agent on any of the Collateral pursuant to a public or private sale or other disposition, subject to Section 12.13, the Collateral Agent or any Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition and the Collateral Agent, as agent for and representative of the Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Collateral Agent at such sale or other disposition.

(b) No holder of Secured Hedge Obligations or Secured Cash Management Obligations shall have any rights in connection with the management or release of any Collateral or of the obligations of Holdings (if applicable) or any Credit Party under this Agreement. No holder of Secured Hedge Obligations or Secured Cash Management Obligations that obtains the benefits of any Guarantee or any Collateral by virtue of the provisions hereof or of any other Credit Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Credit Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender or Agent and, in such case, only to the extent expressly provided in the Credit Documents. Notwithstanding any other provision of this Agreement to the contrary, no Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Hedge Agreements and Secured Cash Management Agreements, unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as the Administrative Agent may request, from the applicable Cash Management Bank or Hedge Bank, as the case may be. The Agents shall not be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, Obligations arising under Secured Cash Management Agreements and Secured Hedge Agreements in the case of a release of liens and guarantees in connection with the payment in full of the Obligations (other than contingent indemnity obligations, Secured Hedge Obligations, Secured Cash Management Obligations and Letters of Credit collateralized in accordance with the terms of this Agreement or in a manner satisfactory to such Letter of Credit Issuer) and termination of the Commitments. Each Secured Party that is a holder of Secured Hedge Obligations or Secured Cash Management Obligations, in its capacity as such, agrees to be bound by this Section 13 to the same extent as a Lender hereunder.

13.13 Intercreditor Agreements Govern. The Administrative Agent, the Collateral Agent, and each Lender (a) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement entered into pursuant to the terms hereof, (b) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into each Intercreditor Agreement (including the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement) entered into pursuant to the terms hereof and to subject the Liens securing the Obligations to the provisions thereof, and (c) hereby authorizes and instructs the Administrative Agent and the Collateral Agent to enter into any Intercreditor Agreement that includes, or to amend any then-existing Intercreditor Agreement to provide for the terms required under this Agreement. In the event of any conflict or inconsistency between the provisions of each such Intercreditor Agreement (including the First Lien Intercreditor Agreement and the Second Lien Intercreditor Agreement) and this Agreement, the provisions of such Intercreditor Agreement shall control.

13.14 Erroneous Payments.

(a) If the Administrative Agent (x) notifies a Lender, Letter of Credit Issuer or Secured Party, or any Person (other than a Credit Party) who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party (any such Lender, Letter of Credit Issuer, Secured Party or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the Administrative Agent has determined in its reasonable discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the Administrative Agent) received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Letter of Credit Issuer, Secured Party or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and (y) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided that, without limiting any other rights or remedies (whether at law or in equity), the Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within thirty (30) days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the Administrative Agent pending its return or repayment as contemplated below in this Section 13.14 and held in trust for the benefit of the Administrative Agent, and such Lender, Letter of Credit Issuer or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than ten (10) Business Days thereafter (or such later date as the Administrative Agent may, in its sole discretion, specify in writing), return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Overnight Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting the immediately preceding clause (a), each Lender, Letter of Credit Issuer, Secured Party or any Person who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party (and each of their respective successors and assigns), agrees that if it (or a Payment Recipient on its behalf) receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Letter of Credit Issuer or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:

(i)

it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii)

such Lender, Letter of Credit Issuer or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of the occurrence of any of the circumstances described in immediately preceding clauses (x), (y) and (z)) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 13.14(b)

For the avoidance of doubt, the failure to deliver a notice to the Administrative Agent pursuant to this Section 13.14(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 13.14(a) or on whether or not an Erroneous Payment has been made.

(c) Each Lender, Letter of Credit Issuer or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Letter of Credit Issuer or Secured Party under any Credit Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Letter of Credit Issuer or Secured Party under any Credit Document or from any other source against any amount that the Administrative Agent has demanded to be returned under the immediately preceding clause (a).

(d) The parties hereto agree that (x) irrespective of whether the Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Lender, Letter of Credit Issuer or Secured Party, to the rights and interests of such Lender, Letter of Credit Issuer or Secured Party, as the case may be) under the Credit Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (y) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Credit Party; provided that this Section 13.14 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (and/or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the Administrative Agent; provided, further, that for the avoidance of doubt, the immediately preceding clauses (x) and (y) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower for the purpose of making such Erroneous Payment.

(e) Notwithstanding anything to the contrary contained herein, and for the avoidance of doubt, in no event shall the occurrence of an Erroneous Payment (or the existence of any Erroneous Payment Subrogation Rights or other rights of the Administrative Agent in respect of an Erroneous Payment) result in the Administrative Agent becoming, or being deemed to be, a Lender hereunder or the holder of any Loans hereunder.

(f) To the extent permitted by applicable Law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.

(g) Each party’s obligations, agreements and waivers under this Section 13.14 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Letter of Credit Issuer, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Credit Document.

(h) For the avoidance of doubt, the Borrower and the other Credit Parties (and their respective Subsidiaries) shall have no liability pursuant to this Section 13.14, but the obligations to pay, discharge and satisfy the Erroneous Payment Subrogation Rights shall constitute Obligations; provided that such Erroneous Payment Subrogation Rights shall not be duplicative of any other Obligations hereunder.

13.15 Administrative Agent May File Proofs of Claim.

In case of the pendency of any proceeding under the Bankruptcy Code or any other debtor relief law or any other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel, in each case reimbursable hereunder, and all other amounts due the Lenders and the Administrative Agent under Sections 4.1 and 14.5) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, in each case reimbursable hereunder, and any other amounts due the Administrative Agent under Sections 4.1 and 14.5.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender to authorize the Administrative Agent to vote in respect of the claim of any Lender or in any such proceeding.

Section 14. Miscellaneous.

14.1 Amendments, Waivers, and Releases. Except as otherwise expressly set forth in the Credit Documents, neither this Agreement nor any other Credit Document, nor any terms hereof or thereof, may be amended, supplemented or modified except in accordance with the provisions of this Section 14.1. Except as provided to the contrary under Section 2.14 or 2.15 or the fourth, fifth and sixth paragraphs hereof, and other than with respect to any amendment, modification or waiver contemplated in the second proviso below, which shall only require the consent of the Persons expressly set forth therein and not the Required Lenders, the Required Lenders may, with the acknowledgement of the Administrative Agent, or, with the written consent of the Required Lenders, the Administrative Agent and/or the Collateral Agent may, from time to time, (a) enter into with Holdings or the relevant Credit Party or Credit Parties written amendments, supplements or modifications hereto and to the other Credit Documents for the purpose of adding any provisions to this Agreement or the other Credit Documents or changing in any manner the rights of the Lenders or of Holdings or the Credit Parties hereunder or thereunder or (b) waive in writing, on such terms and conditions as the Required Lenders or the Administrative Agent and/or the Collateral Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Credit Documents or any Default or Event of Default and its consequences; provided, however, that each such waiver and each such amendment, supplement or modification shall be effective only in the specific instance and for the specific purpose for which given; and provided, further, that no such waiver and no such amendment, supplement or modification shall:

(x) (i) forgive or reduce any portion of any Loan or L/C Borrowing or extend the final scheduled maturity date of any Loan or L/C Borrowing or reduce the stated rate (it being understood that only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the Default Rate or amend Section 2.8(c)), or forgive any portion thereof, or extend the date for the payment, of any principal, interest, fees or other amounts payable hereunder or under any other Credit Document (other than as a result of waiving the applicability of any post-default increase in interest rates), or extend the final expiration date of any Letter of Credit beyond the L/C Facility Maturity Date or make any Loan, interest, Fee or other amount payable in any currency other than expressly provided herein, in each case without the written consent of each Lender directly and adversely affected thereby; provided that a waiver of any condition precedent in Section 6 or 7 of this Agreement, the waiver of any Default, Event of Default, default interest, mandatory prepayment or reductions, any modification, waiver or amendment to the financial covenant definitions or financial ratios or any component thereof or the waiver of any other covenant shall not constitute an increase of any Commitment of a Lender, a reduction or forgiveness in the interest rates or the fees or premiums or a postponement of any date scheduled for the payment of principal, premium or interest or an extension of the final maturity of any Loan or the scheduled termination date of any Commitment, in each case for purposes of this clause (i); or (ii) consent to the assignment or transfer by the Borrower of its rights and obligations under any Credit Document to which it is a party (except as permitted pursuant to Section 11.3), in each case without the written consent of each Lender directly and adversely affected thereby; or (iii) amend, modify or waive any provision of Section 13 without the written consent of the then-current Administrative Agent and Collateral Agent in a manner that directly and adversely affects such Person; or (iv) amend, modify or waive any provision of Section 3 with respect to any Letter of Credit without the written consent of such Letter of Credit Issuer to the extent such amendment, modification or waiver directly and adversely affects the Letters of Credit Issuer; or (v) except as permitted by any applicable Intercreditor Agreement, (1) contractually subordinate any Obligations in right of payment to any other Indebtedness for borrowed money of the Credit Parties or (2) contractually subordinate the Liens on all or substantially all of the Collateral securing the Obligations to Liens securing any other Indebtedness, in each case, without the written consent of each Lender directly and adversely affected thereby (any such other Indebtedness or other obligations, to which such Obligations or such Liens securing any of the Obligations, as applicable, are subordinated, “Senior Indebtedness”); provided that, in either the case of subclause (1) or (2), each directly and adversely affected Lender shall be offered a bona fide opportunity to fund or otherwise provide its pro rata share (based on the amount of Obligations that are directly and adversely affected thereby held by each Lender) of the Senior Indebtedness on the same terms (other than bona fide backstop fees and similar fees and reimbursement of counsel fees and other expenses in connection with the negotiation of the terms of such transaction; such fees and expenses, “Ancillary Fees”) as offered to all other providers (or their Affiliates) of the Senior Indebtedness, and to the extent such adversely affected Lender decides to participate in the Senior Indebtedness, receive its pro rata share of the fees and any other similar benefit (other than Ancillary Fees) of the Senior Indebtedness afforded to the providers of the Senior Indebtedness (or any of their Affiliates) in connection with providing the Senior Indebtedness pursuant to a written offer made to each such adversely affected Lender describing the material terms of the arrangements pursuant to which the Senior Indebtedness is to be provided; or (vi) release all or substantially all of the Guarantors under the Guarantees (except as expressly permitted by the Guarantees, the First Lien Intercreditor Agreement (if any), the Second Lien Intercreditor Agreement (if any) or this Agreement) or release all or substantially all of the Collateral under the Security Documents (except as expressly permitted by the Security Documents, the First Lien Intercreditor Agreement (if any), the Second Lien Intercreditor Agreement (if any) or this Agreement) without the prior written consent of each Lender; or (vii) decrease the Initial Term Loan Repayment Amount applicable to Initial Term Loans or extend any scheduled Initial Term Loan Repayment Date applicable to Initial Term Loans, in each case without the written consent of each Lender directly and adversely affected thereby; or (viii) reduce the percentages specified in the definitions of the terms Required Lenders, change the definition of Required Revolving Credit Lenders or amend, modify or waive any provision of this Section 14.1 or any other provision of this Agreement specifying the number of Lenders or portion of the Loans or Commitments required to take any action under the Credit Documents that has the effect of decreasing the number of Lenders that must approve any amendment, modification or waiver, without the written consent of each Lender; or (ix) without the consent of, on and after the Conversion Date, solely the Required Revolving Credit Lenders, amend, modify or waive any provision of Section 11.7 or any defined term or any calculation mechanic used solely for purposes of Section 11.7 (including, for example, Section 12.14); or (x) amend or modify any provisions of Section 2.7 or Section 12.13 in a manner that would by its terms alter the pro rata sharing or application of payments required thereby, as applicable, without the written consent of each Lender directly and adversely affected thereby; or

(y) notwithstanding anything to the contrary in clause (x), (i) extend the final expiration date of any Lender’s Commitment or reinstate such Commitment or (ii) increase the aggregate amount of the Commitments of any Lender, in each case, without the written consent of such Lender, or

(z) in connection with an amendment that addresses solely a repricing transaction in which any Class of Term Loans is refinanced with a replacement Class of Term Loans bearing (or is modified in such a manner such that the resulting Term Loans bear) a lower Effective Yield (a “Permitted Repricing Amendment”), only the consent of the Lenders holding Term Loans subject to such permitted repricing transaction that will continue as a Lender in respect of the repriced tranche of Term Loans or modified Term Loans.

Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except (x) that the Commitment of such Lender may not be increased or extended without the consent of such Lender and (y) for any such amendment, waiver or consent that treats such Defaulting Lender disproportionately and adversely from the other Lender of the same Class (other than because of its status as a Defaulting Lender).

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the affected Lenders and shall be binding upon Holdings, the Borrower, such Lenders, the Administrative Agent and all future holders of the affected Loans. In the case of any waiver, Holdings, the Borrower, the Lenders and the Administrative Agent shall be restored to their former positions and rights hereunder and under the other Credit Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing, it being understood that no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right consequent thereon. In connection with the foregoing provisions, the Administrative Agent may, but shall have no obligations to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender.

Notwithstanding the foregoing, in addition to any credit extensions and related Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.14, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Credit Documents with the Term Loans and the Revolving Credit Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Term Loans and the Revolving Credit Loans.

In addition, notwithstanding the foregoing, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans to permit the refinancing of all outstanding Term Loans of any Class (“Refinanced Term Loans”) with a replacement term loan tranche (“Replacement Term Loans”) hereunder; provided that (a) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Term Loans (plus an amount equal to all accrued but unpaid interest, fees, premiums, and expenses incurred in connection therewith), (b) the Applicable Margin for such Replacement Term Loans shall not be higher than the Applicable Margin for such Refinanced Term Loans, unless any such Applicable Margin applies after the Initial Term Loan Maturity Date, (c) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the applicable Term Loans) and (d) the covenants, events of default and guarantees shall be as agreed between the Borrower and the Lenders providing such Replacement Term Loans.

The Lenders hereby irrevocably agree that, the Liens granted to the Collateral Agent by the Credit Parties on any Collateral shall be automatically released (i) in full, upon the occurrence of the Termination Date, (ii) upon the sale or other disposition of such Collateral (including as part of or in connection with any other sale or other disposition permitted hereunder) to any Person other than another Credit Party, to the extent such sale or other disposition is made in compliance with the terms of this Agreement (and the Collateral Agent may rely conclusively on a certificate to that effect provided to it by any Credit Party upon its reasonable request without further inquiry), (iii) to the extent such Collateral is comprised of property leased to a Credit Party, upon termination or expiration of such lease, (iv) if the release of such Lien is approved, authorized or ratified in writing by the Required Lenders (or such other percentage of the Lenders whose consent may be required in accordance with this Section 14.1), (v) to the extent the property constituting such Collateral is owned by any Guarantor, upon the release of such Guarantor from its obligations under the applicable Guarantee (in accordance with the second following sentence), (vi) as required to effect any sale or other disposition of Collateral in connection with any exercise of remedies of the Collateral Agent pursuant to the Security Documents and the Uniform Commercial Code, and (vii) if such assets constitute Excluded Property or Excluded Stock and Stock Equivalents; provided that any transaction which is entered into primarily in contemplation of a Guarantor ceasing to constitute a Guarantor with no legitimate business purpose shall not result in the release of the Guarantee by such Guarantor on the basis that such Guarantor has ceased to be a non-Wholly Owned Restricted Subsidiary unless the Borrower had Investment capacity to so designate such Subsidiary as a non-Guarantor (measured as of the Fair Market Value of the Guarantor at the time of such designation). Any such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those being released) upon (or obligations (other than those being released) of the Credit Parties in respect of) all interests retained by the Credit Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral except to the extent otherwise released in accordance with the provisions of the Credit Documents. Additionally, the Lenders hereby irrevocably agree that any Restricted Subsidiary that is a Guarantor shall be released from the Guarantees upon consummation of any transaction not prohibited hereunder resulting in such Subsidiary ceasing to constitute a Restricted Subsidiary. Notwithstanding the foregoing, no Subsidiary shall be released from its obligations under its Guarantee if such Subsidiary is a guarantor in respect of any Junior Debt. The Lenders hereby authorize the Administrative Agent and the Collateral Agent, as applicable, at the sole expense of the Credit Parties, to execute and deliver any instruments, documents, and agreements reasonably requested by any of the Credit Parties, to evidence and confirm the release of any Guarantor or Collateral pursuant to the foregoing provisions of this paragraph, all without the further consent or joinder of any Lender. If requested by the Administrative Agent or Collateral Agent, prior to taking any action under this paragraph, such Agent shall have received a certificate from an Authorized Officer of the Borrower certifying that the transaction giving rise to the release requested is permitted under the Credit Documents (and the Secured Parties authorize the Agents to rely on such certificate in performing its obligations under this paragraph).

Notwithstanding anything in this Agreement (including, without limitation, this Section 14.1) or any other Credit Document to the contrary, (i) this Agreement and the other Credit Documents may be amended to effect an incremental facility or extension facility pursuant to Section 2.14 (and the Administrative Agent and the Borrower may effect such amendments to this Agreement and the other Credit Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the terms of any such incremental facility or extension facility); (ii) no Lender consent is required to effect any amendment or supplement to the First Lien Intercreditor Agreement (if any), Second Lien Intercreditor Agreement (if any) or other Intercreditor Agreement permitted under this Agreement that is for the purpose of adding the holders of any Indebtedness as expressly contemplated by the terms of the First Lien Intercreditor Agreement (if any), Second Lien Intercreditor Agreement (if any) or such other Intercreditor Agreement permitted under this Agreement, as applicable (it being understood that any such amendment or supplement may make such other changes to the applicable Intercreditor Agreement as, in the determination of the Administrative Agent (acting at the direction of the Required Lenders and in consultation with the Borrower), are required to effectuate the foregoing; provided that such other changes are not adverse, in any material respect, to the interests of the Lenders taken as a whole); (iii) no agreement shall amend, modify, waive or otherwise affect the rights or duties of the Administrative Agent, Collateral Agent or any Letter of Credit Issuer hereunder or under any other Credit Document without the prior written consent of the Administrative Agent, Collateral Agent or such Letter of Credit Issuer, as applicable; (iv) only the consent of the parties to the Fee Letter shall be required to amend, modify, waive or supplement the terms thereof; (v) any provision of this Agreement or any other Credit Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower) and (y) effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to such Letter of Credit Issuer in respect of issuances of Letters of Credit with the consent of such Letter of Credit Issuer) and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five (5) Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five (5) Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment; and (vi) guarantees, collateral documents and related documents executed by Holdings and Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and Collateral Agent (in each case acting at the direction of the Required Lenders, except in the case of clause (C) below) and may be, together with any other Credit Document, entered into, amended, supplemented or waived, without the consent of any other Person, by Holdings or the applicable Credit Party or Credit Parties and the Administrative Agent or the Collateral Agent in its or their respective sole discretion, to (A) effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional property to become Collateral for the benefit of the Secured Parties, (B) as required by local law or advice of counsel to give effect to, or protect any security interest for the benefit of the Secured Parties, in any property or so that the security interests therein comply with applicable requirements of law, or (C) to cure ambiguities, omissions, mistakes or defects (as reasonably determined by the Administrative Agent and the Borrower) or to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.

Notwithstanding anything in this Agreement or any Security Document to the contrary, the Administrative Agent (acting at the direction of the Required Lenders in their sole discretion) may grant extensions of time for the satisfaction of any of the requirements under Sections 10.11, 10.12 and 10.14 or any Security Documents in respect of any particular Collateral or any particular Subsidiary if the Required Lenders determine that the satisfaction thereof with respect to such Collateral or such Subsidiary cannot be accomplished without undue expense or unreasonable effort or due to factors beyond the control of Holdings, the Borrower and the Restricted Subsidiaries by the time or times at which it would otherwise be required to be satisfied under this Agreement or any Security Document.

14.2 Notices. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder or under any other Credit Document shall be in writing (including by facsimile transmission). All such written notices shall be mailed, faxed or delivered to the applicable address, facsimile number or electronic mail address, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a) if to Holdings, the Borrower, the Sponsors, the Administrative Agent, the Collateral Agent, or the Letter of Credit Issuers, to the address, facsimile number, electronic mail address or telephone number specified for such Person on Schedule 14.2 or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to the other parties; and

(b) if to any other Lender, to the address, facsimile number, electronic mail address or telephone number specified in its Administrative Questionnaire or to such other address, facsimile number, electronic mail address or telephone number as shall be designated by such party in a notice to Holdings, the Borrower, the Administrative Agent, the Collateral Agent, and the Letter of Credit Issuers.

All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the relevant party hereto and (ii) (A) if delivered by hand or by courier, when signed for by or on behalf of the relevant party hereto; (B) if delivered by mail, three (3) Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail, when delivered; provided that notices and other communications to the Administrative Agent or the Lenders pursuant to Sections 2.3, 2.6, 2.9 and 5.1 shall not be effective until received.

14.3 No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of the Administrative Agent, the Collateral Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law.

14.4 Survival of Representations and Warranties. All representations and warranties made hereunder, in the other Credit Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans hereunder.

14.5 Payment of Expenses; Indemnification.

(a) Each of Holdings and the Borrower, jointly and severally, agree (i) to pay or reimburse each of the Agents and Lenders (promptly upon written demand (with reasonably supporting detail if the Borrower shall so request)) for all their reasonable and documented out-of-pocket costs and expenses (without duplication) incurred in connection with the development, preparation, execution and delivery of, and any amendment, supplement, modification to, waiver and/or enforcement this Agreement and the other Credit Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, and in the case of legal fees and expenses limited to the reasonable fees, disbursements and other charges of Latham & Watkins LLP (or such other counsel as may be agreed by the Required Lenders and the Borrower) and, if necessary, of a single firm of local counsel to the Lenders (taken as a whole) in each material relevant jurisdiction, and, in the case of an actual or perceived conflict of interest, where the Lenders notify the Borrower of the existence of such conflict, one conflicts counsel to all affected Lenders, taken as a whole, and such other counsel to the Lenders retained with the consent of the Borrower (such consent not to be unreasonably withheld or delayed), (ii) to pay or reimburse each Agent and the Lenders for all their reasonable and documented out-of-pocket costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Credit Documents and any such other documents, and in the case of legal fees and expenses limited to the reasonable fees, disbursements and other charges of one firm of counsel to the Administrative Agent, the Collateral Agent and the Lenders (taken as a whole), and, to the extent required, and one firm of local counsel to the Administrative Agent, the Collateral Agent and the Lenders (taken as a whole) in each material relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and (iii) to pay, indemnify and hold harmless each Lender, each Agent, each Letter of Credit Issuer and their respective Related Parties (without duplication) (the “Indemnified Persons”) from and against any and all losses, claims, damages liabilities, obligations, demands, actions, judgments, suits, costs, expenses, disbursements or penalties of any nature whatsoever regardless of whether any such Indemnified Person is a party thereto and whether any such proceeding is brought by the Borrower or any other Person, (and the reasonable and documented out-of-pocket fees, expenses, disbursements and other charges of one firm of counsel for all Indemnified Persons, taken as a whole (and, in the case of an actual or perceived conflict of interest where the Indemnified Person affected by such conflict notifies the Borrower of any existence of such conflict and in connection with the investigating or defending any of the foregoing (including the reasonable fees) has retained its own counsel, of another firm of counsel for such affected Indemnified Person), and to the extent required, one firm or local counsel for such Indemnified Persons in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions)) of any such Indemnified Person arising out of or relating to any claim, litigation, investigation or other proceeding (including any inquiry of investigation of the foregoing)(regardless of whether such Indemnified Person is a party thereto or whether or not such action, claim, litigation or proceeding was brought by Holdings, any of its Subsidiaries or any other Person), arising out of, or with respect to the Transactions, any Commitment or Loan or the use or proposed use of the proceeds therefrom, or to the execution, enforcement, delivery, performance and administration of this Agreement, the other Credit Documents and any such other documents, including any of the foregoing relating to the violation of, noncompliance with or liability under, any Environmental Law or any actual or alleged presence, Release or threatened Release of Hazardous Materials relating in any way to Holdings or any of its Subsidiaries (all the foregoing in this clause (iii), collectively, the “Indemnified Liabilities”); provided that Holdings and the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities to the extent arising from (i) the gross negligence, fraud (other than in the case of the Agents and their respective Related Parties), bad faith (other than in the case of the Agents and their respective Related Parties) or willful misconduct of such Indemnified Person or any of its Related Parties as determined in a final and non-appealable judgment of a court of competent jurisdiction, (ii) other than in the case of the Agents and their respective Related Parties, a material breach of the obligations of such Indemnified Person or any of its Related Parties under the terms of this Agreement by such Indemnified Person or any of its Related Parties (which is not made by such Indemnified Person in response to a material breach of any Credit Party of its respective obligations hereunder) as determined in a final and non-appealable judgment of a court of competent jurisdiction or (iii) other than in the case of the Agents and their respective Related Parties in the case of any claim, litigation, investigation or other proceeding brought by a Credit Party or one of its permitted assignees against the relevant Indemnified Person, a breach of the obligations of such Indemnified Person as determined in a final and non-appealable judgment of a court of competent jurisdiction or (iv) other than in the case of the Agents in their capacities as such, any proceeding between and among Indemnified Persons that does not involve an act or omission by Holdings, the Borrower or their respective Affiliates; provided that the Agents, to the extent acting in their capacity as such, shall remain indemnified in respect of such proceeding, to the extent that neither of the exceptions set forth in clause (i) of the immediately preceding proviso applies to such person at such time. The agreements in this Section 14.5 shall survive repayment of the Loans and all other amounts payable hereunder.

(b) No Credit Party nor any Protected Person shall have any liability for any special, punitive, indirect or consequential damages resulting from this Agreement or any other Credit Document or arising out of its activities in connection herewith or therewith (whether before or after the Closing Date); provided that the foregoing shall not limit Holdings’ and the Borrower’s indemnification obligations to the Indemnified Persons pursuant to Section 14.5(a) in respect of damages incurred or paid by an Indemnified Person to a third party. No Protected Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent that such damages have resulted from the willful misconduct, bad faith (other than in the case of the Agents, and their respective

Related Parties) or gross negligence of any Protected Person or any of its Related Parties as determined by a final and non-appealable judgment of a court of competent jurisdiction. As used herein, “Protected Person” shall mean each Lender, each Agent, each Letter of Credit Issuer and their respective Related Parties (without duplication).

This Section 14.5 shall apply with respect to Taxes only to the extent they represent losses, claims, damages, etc., arising from any non-Tax claim.

14.6 Successors and Assigns; Participations and Assignments.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that (i) except as expressly permitted by Section 11.3, the Borrower may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 14.6. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants (to the extent provided in clause (c) of this Section 14.6) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders and each other Person entitled to indemnification under Section 14.5) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in clause (b)(ii) below and Section 14.7, any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans (including participations in L/C Obligations) at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed; it being understood that, without limitation, the Borrower shall have the right to withhold its consent to any assignment if, in order for such assignment to comply with applicable Law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority) of:

(A) the Borrower; provided that no consent of the Borrower shall be required for (1) an assignment of Term Loans to (X) a Lender, (Y) an Affiliate of a Lender, or (Z) an Approved Fund, (2) an assignment of Revolving Credit Commitments or Revolving Credit Loans to (X) a Revolving Credit Lender, (Y) an Affiliate of a Revolving Credit Lender or (Z) an Approved Fund of a Revolving Credit Lender, or (3) an assignment of Loans or Commitments to any assignee if an Event of Default under Section 12.1 or Section 12.5 has occurred and is continuing;

(B) solely with respect to Revolving Credit Commitments or Revolving Credit Loans, the Sponsor; provided that no consent of the Sponsor shall be required for (1) an assignment of Revolving Credit Commitments or Revolving Credit Loans to (X) a Revolving Credit Lender, (Y) an Affiliate of a Revolving Credit Lender or (Z) an Approved Fund of a Revolving Credit Lender, (2) an assignment of Revolving Credit Loans or Revolving Credit Commitments to any assignee if an Event of Default under Section 12.1 or Section 12.5 (with respect to the Borrower) has occurred and is continuing or (3) an assignment of Revolving Credit Loans or Revolving Credit Commitments to any assignee following an IPO by the Borrower; and

(C) the Administrative Agent (not to be unreasonably withheld or delayed) and, in the case of Revolving Credit Commitments or Revolving Credit Loans only, each Letter of Credit Issuer; provided that (1) no consent of the Administrative Agent shall be required for an assignment of any Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund and (2) no consent of the Administrative Agent or any Letter of Credit Issuer shall be required for an assignment of any Revolving Credit Loans or Revolving Credit Commitments to (X) a Revolving Credit Lender, (Y) an Affiliate of a Revolving Credit Lender or (Z) an Approved Fund of a Revolving Credit Lender.

Notwithstanding the foregoing, no such assignment shall be made (i) to a natural Person, Disqualified Lender or Defaulting Lender, (ii) with respect to the Revolving Credit Commitments, Holdings, the Borrower or any of their Subsidiaries or any Affiliated Lender (other than an Affiliated Institutional Lender) and (iii) an Affiliated Lender, other than in connection with an assignment in accordance with Section 14.6(h). For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Persons who are Disqualified Lenders at any time; provided that the Administrative Agent shall be permitted, upon request of any Lender, to make available the list of Disqualified Lenders upon request by the inquiring Lender or disclose to such inquiring Lender or Participant whether such specific potential assignee is on the list of Disqualified Lenders.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000 (or multiples of $250,000 in excess thereof), unless each of the Borrower and the Administrative Agent otherwise consents (which consents shall not be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 12.1 or Section 12.5 has occurred and is continuing; provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, provided, further, that contemporaneous assignments by a Lender and its Affiliates or Approved Funds shall be aggregated for purposes of meeting the minimum assignment amount requirements stated above (and simultaneous assignments to or by two or more Related Funds shall be treated as one assignment), if any;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system or other method reasonably acceptable to the Administrative Agent, together with a processing and recordation fee in the amount of $3,500; provided that, the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an administrative questionnaire in a form approved by the Administrative Agent (the “Administrative Questionnaire”) and applicable tax forms (as required under Section 5.4(e)); and

(E) any assignment to the Borrower, any Subsidiary or an Affiliated Lender (other than an Affiliated Institutional Lender) shall also be subject to the requirements of Section 14.6(h).

For the avoidance of doubt, the Administrative Agent bears no responsibility for tracking or monitoring assignments to or participations by any Affiliated Lender.

(iii) Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section 14.6, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits, subject to the limitations and requirements, of Sections 2.10, 3.5, 5.4 and 14.5). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 14.6 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (c) of this Section 14.6. For the avoidance of doubt, in case of an assignment to a new Lender pursuant to this Section 14.6, (i) the Administrative Agent, the new Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the new Lender been an original Lender signatory to this Agreement with the rights and/or obligations acquired or assumed by it as a result of the assignment and to the extent of the assignment the assigning Lender shall each be released from further obligations under the Credit Documents and (ii) the benefit of each Security Document shall be maintained in favor of the new Lender.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices in the United States a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amount of the Loans (and stated interest amounts) and any payment made by the Letter of Credit Issuers under any Letter of Credit owing to each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrower, the Administrative Agent, the Collateral Agent, the Letter of Credit Issuers and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register is intended to cause each Loan and other obligation hereunder to be in registered form within the meaning of Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version) and within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The Register shall be available for inspection by the Borrower, the Collateral Agent, the Letter of Credit Issuers (with respect to Revolving Credit Lenders only), the Administrative Agent and its Affiliates and, with respect to itself, any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in clause (b) of this Section 14.6 and any written consent to such assignment required by clause (b) of this Section 14.6, the Administrative Agent shall promptly accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this clause (b)(v).

(c) (i) Any Lender may, without the consent of the Borrower or the Administrative Agent, or the Letter of Credit Issuers, sell participations to one or more banks or other entities (other than (x) a natural person, (y) Holdings and its Subsidiaries and (z) any Disqualified Lender; provided, however, that notwithstanding clause (z) hereof, participations may be sold to Disqualified Lenders unless a list of Disqualified Lenders has been made available to all Lenders who so request) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitments and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and (C) the Borrower, the Administrative Agent, the Letter of Credit Issuers and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. For the avoidance of doubt, the Administrative Agent shall bear no responsibility or liability for monitoring and enforcing the list of Disqualified Lenders or the sales of participations thereto at any time; provided that the Administrative Agent shall be permitted, upon request of any Lender, to make available the list of Disqualified Lenders upon request by the inquiring Lender or disclose to such inquiring Lender whether such specific potential Participant is on the list of Disqualified Lenders. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement or any other Credit Document; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in clause (x)(i) of the second proviso to Section 14.1 that affects such Participant. Subject to clause (c)(ii) of this Section 14.6, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.10, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 14.6, including the requirements of clause (e) of Section 5.4) (it being agreed that any documentation required under Section 5.4(e) shall be provided to the participating Lender). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.8(b) as though it were a Lender; provided that such Participant shall be subject to Section 14.8(a) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.10, 3.5 or 5.4 than the applicable Lender would have been entitled to receive absent the sale of such participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld). Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest amounts) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”). No Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) or Proposed Section 1.163-5(b) of the United States Treasury Regulations (or, in each case, any amended or successor version) and Sections 163(f), 871(h)(2) and 881(c)(2) of the Code. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, or other central bank having jurisdiction over such Lender and this Section 14.6 shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto; provided, further that no Lender shall enter into any agreement with any Participant that will grant such Participant greater voting rights than those provided herein.

(e) Subject to Section 14.16, the Borrower authorizes each Lender to disclose to any Participant, secured creditor of such Lender or assignee (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning the Borrower and its Affiliates that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates pursuant to this Agreement or that has been delivered to such Lender by or on behalf of the Borrower and its Affiliates in connection with such Lender’s credit evaluation of the Borrower and its Affiliates prior to becoming a party to this Agreement.

(f) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Acceptance shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(g) SPV Lender. Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPV”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPV to make any Loan and (ii) if an SPV elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPV hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPV shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPV, it shall not institute against, or join any other Person in instituting against, such SPV any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 14.6, any SPV may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) other than a Disqualified Lender providing liquidity and/or credit support to or for the account of such SPV to support the funding or maintenance of Loans and (ii) subject to Section 14.16, disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPV. This Section 14.6(g) may not be amended without the written consent of the SPV. Notwithstanding anything to the contrary in this Agreement but subject to the following sentence, each SPV shall be entitled to the benefits of Sections 2.10, 3.5 and 5.4 to the same extent as if it were a Lender (subject to the limitations and requirements of those Sections as though it were a Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 14.6, including the requirements of clause (e) of Section 5.4 (it being agreed that any documentation required under Section 5.4(e) shall be provided to the Granting Lender)). Notwithstanding the prior sentence, an SPV shall not be entitled to receive any greater payment under Section 2.10, 3.5 or 5.4 than its Granting Lender would have been entitled to receive absent the grant to such SPV, unless such grant to such SPV is made with the Borrower’s prior written consent (which consent shall not be unreasonably withheld). The provisions in Section 14.6(c)(ii) with respect to the Participant Register shall apply mutatis mutandis to the grant to SPVs.

(h) Notwithstanding anything to the contrary contained herein, (x) any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement in respect of its Term Loans to Holdings, any of its Subsidiaries or an Affiliated Lender and (y) the Borrower and any Subsidiary may, from time to time, purchase or prepay Term Loans, in each case, on a non-pro rata basis through (1) Dutch auction procedures open to all applicable Lenders on a pro rata basis in accordance with customary procedures to be agreed between the Borrower and the Auction Agent or (2) open market purchases; provided that:

(i) any Loans or Commitments acquired by Holdings or any Subsidiary thereof shall be retired and cancelled promptly upon the acquisition thereof;

(ii) no Event of Default under Sections 12.1 or 12.5 shall have occurred and be continuing at the time of such assignment;

(iii) by its acquisition of Loans or Commitments, an Affiliated Lender shall be deemed to have acknowledged and agreed that:

(A) it shall not have any right to (i) attend or participate in (including, in each case, by telephone) any meeting (including “Lender only” meetings) or discussions (or portion thereof) among the Administrative Agent or any Lender to which representatives of the Borrower are not then present, (ii) receive any information or material prepared by the Administrative Agent or any Lender or any communication by or among the Administrative Agent and one or more Lenders or any other material which is “Lender only”, except to the extent such information or materials have been made available to the Borrower or its representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2) or receive any advice of counsel to the Administrative Agent or (iii) make any challenge to the Administrative Agent’s or any other Lender’s attorney-client privilege on the basis of its status as a Lender; and

(B) except with respect to any amendment, modification, waiver, consent or other action (I) in Section 14.1 requiring the consent of all Lenders, all Lenders directly and adversely affected or specifically such Lender, (II) that alters an Affiliated Lender’s pro rata share of any payments given to all Lenders, or (III) affects the Affiliated Lender (in its capacity as a Lender) in a manner that is disproportionate to the effect on any Lender in the same Class, the Loans held by an Affiliated Lender shall be disregarded in both the numerator and denominator in the calculation of any Lender vote (and, in the case of a plan of reorganization that does not affect the Affiliated Lender in a manner that is materially adverse to such Affiliated Lender relative to other Lenders, shall be deemed to have voted its interest in the Term Loans in the same proportion as the other Lenders) (and shall be deemed to have been voted in the same percentage as all other applicable Lenders voted if necessary to give legal effect to this paragraph);

(iv) by its acquisition of Loans or Commitments, any of Holdings or its Subsidiaries shall be deemed to have acknowledged and agreed that it has not used any Revolving Credit Loans or Letters of Credit to effectuate such acquisition;

(v) the aggregate principal amount of Term Loans held at any one time by Affiliated Lenders may not exceed 25% of the aggregate principal amount of all Term Loans outstanding at the time of such purchase;

(vi) any such Loans acquired by an Affiliated Lender may, with the consent of the Borrower and upon notice to the Administrative Agent, be contributed to the Borrower and exchanged for debt or equity securities that are otherwise permitted to be issued at such time (and such Loans or Commitments shall be retired and cancelled promptly); and

(vii) in the case of an assignment to an Affiliated Lender, the assigning Lender and the Affiliated Lender purchasing such Lender’s Term Loans shall execute and deliver to the Administrative Agent an Assignment and Acceptance, together with a processing and recordation fee of $3,500 (unless such fee is waived or reduced by the Administrative Agent (acting in its sole discretion)) and the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent (x) an Administrative Questionnaire and (y) its applicable tax form.

For avoidance of doubt, the foregoing limitations shall not be applicable to Affiliated Institutional Lenders; provided that, for any calculation of Required Lenders, the Loans of Affiliated Institutional Lenders may not, in the aggregate, account for more than 49.9% of the Loans in determining whether the Required Lenders have consented to any amendment or waiver. None of the Borrower, any Subsidiary or any Affiliated Lender shall be required to make any representation that it is not in possession of information which is not publicly available and/or material with respect to the Borrower and its Subsidiaries or their respective securities for purposes of U.S. federal and state securities laws.

14.7 Replacements of Lenders Under Certain Circumstances.

(a) The Borrower shall be permitted (x) to replace any Lender or (y) terminate the Commitment of such Lender or such Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuers), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it that (a) requests reimbursement for amounts owing pursuant to Sections 2.10, 3.5 or 5.4, (b) is affected in the manner described in Section 2.10(a)(iii) and as a result thereof any of the actions described in such Section is required to be taken, or (c) becomes a Defaulting Lender, with a replacement bank or other financial institution; provided that (i) such replacement does not conflict with any Requirements of Law, (ii) no Event of Default under Sections 12.1 or 12.5 shall have occurred and be continuing at the time of such replacement, (iii) the Borrower shall repay (or the replacement bank or institution shall purchase, at par) all Loans and other amounts pursuant to Sections 2.10, 3.5 or 5.4, as the case may be, owing to such replaced Lender immediately prior to the date of replacement, (iv) the replacement bank or institution, if not already a Lender, an Affiliate of the Lender, an Affiliated Lender or Approved Fund, the Sponsor or an Affiliated Institutional Lender, and the terms and conditions of such replacement shall be reasonably satisfactory to the Administrative Agent, (v) the replacement bank or institution, if not already a Lender shall be subject to the provisions of Section 14.6(b), (vi) the replaced Lender shall be obligated to make such replacement in accordance with the provisions of Section 14.6 (provided that unless otherwise agreed the Borrower shall be obligated to pay the registration and processing fee referred to therein) and (vii) any such replacement shall not be deemed to be a waiver of any rights that the Borrower, the Administrative Agent or any other Lender shall have against the replaced Lender.

(b) If any Lender (such Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, discharge or termination that pursuant to the terms of Section 14.1 requires the consent of either (i) all of the Lenders directly and adversely affected or (ii) all of the Lenders, and, in each case, with respect to which the Required Lenders (or at least 50.1% of the directly and adversely affected Lenders) shall have granted their consent, then, the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to (x) replace such Non-Consenting Lender by requiring such Non-Consenting Lender to assign its Loans, and its Commitments hereunder to one or more assignees reasonably acceptable to the Administrative Agent (to the extent such consent would be required under Section 14.6) or to terminate the Commitment of such Lender or such Letter of Credit Issuer, as the case may be, and (1) in the case of a Lender (other than the Letter of Credit Issuers), repay all Obligations of the Borrower due and owing to such Lender relating to the Loans and participations held by such Lender as of such termination date and (2) in the case of a Letter of Credit Issuer, repay all Obligations of the Borrower owing to such Letter of Credit Issuer relating to the Loans and participations held by such Letter of Credit Issuer as of such termination date and cancel or backstop on terms satisfactory to such Letter of Credit Issuer any Letters of Credit issued by it; provided that (a) all Obligations hereunder of the Borrower owing to such Non-Consenting Lender being replaced shall be paid in full to such Non-Consenting Lender concurrently with such assignment including any amounts that such Lender may be owed pursuant to Section 2.10(e), and (b) the replacement Lender shall purchase the foregoing by paying to such Non-Consenting Lender a price equal to the principal amount thereof plus accrued and unpaid interest thereon, and (c) the Borrower shall pay to such Non-Consenting Lender the amount, if any, owing to such Lender pursuant to Section 5.1(b). In connection with any such assignment, the Borrower, the Administrative Agent, such Non-Consenting Lender and the replacement Lender shall otherwise comply with Section 14.6.

14.8 Adjustments; Set-off.

(a) Except as contemplated in Section 14.6 or elsewhere herein, if any Lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 12.5, or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Loans, or interest thereon, such Benefited Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Loan, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) After the occurrence and during the continuance of an Event of Default, in addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Credit Parties, any such notice being expressly waived by the Credit Parties to the extent permitted by applicable Law, upon any amount becoming due and payable by the Credit Parties hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final) (other than payroll, trust, tax, fiduciary, and petty cash accounts), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Credit Parties. Each Lender agrees promptly to notify the Credit Parties and the Administrative Agent after any such set-off and application made by such Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.

14.9 Counterparts and Signatures. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by facsimile or other electronic transmission), and all of said counterparts taken together shall be deemed to constitute one and the same instrument. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent. The words “execution”, “execute”, “signed”, “signature” and words of like import in or related to the Credit Documents or any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation Assignment and Acceptances, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Administrative Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

14.10 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

14.11 Integration. This Agreement and the other Credit Documents represent the agreement of Holdings, the Borrower, the Collateral Agent, the Administrative Agent and the Lenders with respect to the subject matter hereof, and there are no promises, undertakings, representations or warranties by Holdings, the Borrower, the Administrative Agent, the Collateral Agent nor any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Credit Documents.

14.12 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be governed by, and construed and interpreted in accordance with, the law of the state of New York.

14.13 Submission to Jurisdiction; Waivers. Each party hereto irrevocably and unconditionally:

(a) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Credit Documents to which it is a party to the exclusive general jurisdiction of the courts of the State of New York or the courts of the United States for the Southern District of New York, in each case sitting in New York City in the Borough of Manhattan, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives (to the extent permitted by applicable Law) any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same or to commence or support any such action or proceeding in any other courts;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Person at its address set forth on Schedule 14.2 at such other address of which the Administrative Agent shall have been notified pursuant to Section 14.2;

(d) agrees that nothing herein shall affect the right of the Administrative Agent, any Lender or another Secured Party to effect service of process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against Holdings, the Borrower or any other Credit Party in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section 14.13 any special, exemplary, punitive or consequential damages.

14.14 Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution, and delivery of this Agreement and the other Credit Documents;

(b) (i) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Credit Document) are an arm’s-length commercial transaction between the Borrower and the other Credit Parties, on the one hand, and the Administrative Agent, the Lenders and the other Agents on the other hand, and the Borrower and the other Credit Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Credit Documents (including any amendment, waiver or other modification hereof or thereof);

(ii) in connection with the process leading to such transaction, each of the Administrative Agent and the other Agents, is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary for the Borrower, any other Credit Parties or any of their respective Affiliates, stockholders, creditors or employees, or any other Person;

(iii) neither the Administrative Agent nor any other Agent has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower or any other Credit Party with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Credit Document (irrespective of whether the Administrative Agent or other Agent has advised or is currently advising the Borrower, the other Credit Parties or their respective Affiliates on other matters) and neither the Administrative Agent or other Agent has any obligation to the Borrower, the other Credit Parties or their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Credit Documents;

(iv) the Administrative Agent, each other Agent and each Affiliate of the foregoing may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and

(v) neither the Administrative Agent nor any other Agent has provided and none will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Credit Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby agrees that it will not claim that any Agent owes a fiduciary or similar duty to the Credit Parties in connection with the Transactions contemplated hereby and waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent or any other Agent with respect to any breach or alleged breach of agency or fiduciary duty; and

(c) no joint venture is created hereby or by the other Credit Documents or otherwise exists by virtue of the transactions contemplated hereby among the Lenders or among the Borrower, on the one hand, and any Lender, on the other hand.

14.15 WAIVERS OF JURY TRIAL. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVE (TO THE EXTENT PERMITTED BY APPLICABLE LAW) THE RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CLAIM OR COUNTERCLAIM BROUGHT BY ANY PARTY RELATED TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT OR THE PERFORMANCE OF SERVICES HEREUNDER OR THEREUNDER.

14.16 Confidentiality. The Administrative Agent, each other Agent and each Lender (collectively, the “Restricted Persons” and, each a “Restricted Person”) severally (and not jointly) shall treat confidentially all non-public information provided to any Restricted Person by or on behalf of any Credit Party hereunder in connection with such Restricted Person’s evaluation of whether to become a Lender hereunder or obtained by such Restricted Person pursuant to the requirements of this Agreement (“Confidential Information”) and shall not publish, disclose or otherwise divulge such Confidential Information; provided that nothing herein shall prevent any Restricted Person from disclosing any such Confidential Information (a) pursuant to the order of any court or administrative agency or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable Law, rule or regulation or compulsory legal process (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental, bank regulatory or self-regulatory authority exercising examination or regulatory authority or periodic regulatory filings), to the extent practicable and not prohibited by applicable Law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (b) upon the request or demand of any regulatory authority (including any self-regulatory authority) having jurisdiction over such Restricted Person or any of its Affiliates (in which case such Restricted Person agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental, bank regulatory or self-regulatory authority exercising examination or regulatory authority) to the extent practicable and not prohibited by applicable Law, rule or regulation, to inform the Borrower promptly thereof prior to disclosure), (c) to the extent that such Confidential Information becomes publicly available other than by reason of improper disclosure by such Restricted Person or any of its affiliates or any related parties thereto in violation of any confidentiality obligations owing under this Section 14.16, (d) to the extent that such Confidential Information is received by such Restricted Person from a third party that is not, to such Restricted Person’s knowledge, subject to confidentiality obligations owing to any Credit Party or any of their respective subsidiaries or affiliates, (e) to the extent that such Confidential Information was already in the possession of the Restricted Persons prior to any duty or other undertaking of confidentiality or is independently developed by the Restricted Persons without the use of such Confidential Information, (f) to such Restricted Person’s affiliates and to its and their respective officers, directors, partners, managed accounts, funding sources, employees, legal counsel, independent auditors, current or prospective investors and other experts or agents who need to know such Confidential Information in connection with providing the Loans or action as an Agent hereunder and who are informed of the confidential nature of such Confidential Information and directed to keep such Confidential Information confidential) (with each such Restricted Person, to the extent within its control, responsible for such person’s compliance with this paragraph), (g) to potential or prospective Lenders, hedge providers (or other derivative transaction counterparties) (any such person, a “Derivative Counterparty”), participants or assignees, in each case who agree (pursuant to customary syndication practice) to be bound by the terms of this Section 14.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 14.16); provided that (i) the disclosure of any such Confidential Information to any Lenders, Derivative Counterparties or prospective Lenders, Derivative Counterparties or participants or prospective participants referred to above shall be made subject to the acknowledgment and acceptance by such Lender, Derivative Counterparty or prospective Lender or participant or prospective participant that such Confidential Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 14.16 or confidentiality provisions at least as restrictive as those set forth in this Section 14.16) in accordance with the standard syndication processes of such Restricted Person or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Confidential Information and (ii) no such disclosure shall be made by such Restricted Person to any person that is at such time a Disqualified Lender, (h) for purposes of establishing a “due diligence” defense, (i) in connection with the exercise of any remedies hereunder or under any other Credit Document or any action or proceeding relating to this Agreement or any other Credit Document or the enforcement of its rights hereunder or thereunder, (j) in consultation with the Borrower, to rating agencies in connection with obtaining ratings for the Borrower and the Credit Facility to the extent such rating agencies are subject to customary confidentiality obligations of professional practice or agree to be bound by the terms of this Section 14.16 (or confidentiality provisions at least as restrictive as those set forth in this Section 14.16) or (k) to any other party to this Agreement. Notwithstanding the foregoing, (i) Confidential Information shall not include, with respect to any Person, information available to it or its Affiliates on a non-confidential basis from a source other than Holdings, its Subsidiaries or its Affiliates, (ii) the Administrative Agent shall not be responsible for compliance with this Section 14.16 by any other Restricted Person (other than its officers, directors or employees), (iii) in no event shall any Lender, the Administrative Agent or any other Agent be obligated or required to return any materials furnished by Holdings or any of its Subsidiaries, and (iv) each Agent and each Lender may disclose the existence of this Agreement and the information about this Agreement to market data collectors, similar services providers to the lending industry, and service providers to the Agents and the Lenders in connection with the administration, settlement and management of this Agreement and the other Credit Documents. Notwithstanding the foregoing, with respect to any Lender that is an investment company registered under the Investment Company Act of 1934, such Lender may identify the Borrower, its industry, the type of Loans and Commitments held by such Lender, the value (and valuation methodology) of such Lender’s holdings in the Borrower and other required information in accordance with its Investment Company Act of 1934 reporting practice.

14.17 Direct Website Communications. Each of Holdings and the Borrower may, at its option, provide to the Administrative Agent any information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Credit Documents, including, without limitation, all notices, requests, financial statements, financial, and other reports, certificates, and other information materials, but excluding any such communication that (A) relates to a request for a new, or a conversion of an existing, borrowing or other extension of credit (including any election of an interest rate or interest period relating thereto), (B) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (C) provides notice of any default or event of default under this Agreement or (D) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any borrowing or other extension of credit thereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format reasonably acceptable to the Administrative Agent to the Administrative Agent at an email address provided by the Administrative Agent from time to time; provided that (i) upon written request by the Administrative Agent, or the Borrower shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent and (ii) the Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Each Lender shall be solely responsible for timely accessing posted documents or requesting delivery of paper copies of such documents from the Administrative Agent and maintaining its copies of such documents. Nothing in this Section 14.17 shall prejudice the right of Holdings, the Borrower, the Administrative Agent, any other Agent or any Lender to give any notice or other communication pursuant to any Credit Document in any other manner specified in such Credit Document.

The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Credit Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Credit Documents. Each Lender agrees (A) to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and (B) that the foregoing notice may be sent to such e-mail address.

(a) Each of Holdings and the Borrower further agrees that any Agent may make the Communications available to the Lenders by posting the Communications on DebtDomain, Intralinks or a substantially similar electronic transmission system (the “Platform”), so long as the access to such Platform (i) is limited to the Agents, the Lenders and Transferees or prospective Transferees and (ii) remains subject to the confidentiality requirements set forth in Section 14.16.

(b) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF ANY MATERIALS OR INFORMATION PROVIDED BY THE CREDIT PARTIES (THE “BORROWER MATERIALS”) OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties” and each an “Agent Party”) have any liability to the Borrower, any Lender, or any other Person for losses, claims, damages, liabilities, or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the internet, except to the extent the liability of any Agent Party resulted from such Agent Party’s (or any of its Related Parties’ (other than any trustee or advisor)) gross negligence or willful misconduct as determined in the final non-appealable judgment of a court of competent jurisdiction.

(c) Each of Holdings and the Borrower and each Lender acknowledge that certain of the Lenders may be “public-side” Lenders (Lenders that do not wish to receive material non-public information with respect to Holdings and the Borrower, the Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to the Credit Documents or otherwise are being distributed through the Platform, any document or notice that Holdings or the Borrower have indicated contains only publicly available information with respect to Holdings or the Borrower may be posted on that portion of the Platform designated for such public-side Lenders. If Holdings or the Borrower has not indicated whether a document or notice delivered contains only publicly available information, the Administrative Agent shall post such document or notice solely on that portion of the Platform designated for Lenders who wish to receive material nonpublic information with respect to Holdings, the Borrower, the Subsidiaries and their securities. Notwithstanding the foregoing, each of Holdings and the Borrower shall use commercially reasonable efforts to indicate whether any document or notice contains only publicly available information;

provided, however, that the following documents shall be deemed to be marked “PUBLIC”, unless the Borrower notifies the Administrative Agent promptly that any such document contains material nonpublic information: (1) the Credit Documents, (2) any notification of changes in the terms of the Credit Facility and (3) all financial statements and certificates delivered pursuant to Sections 10.1(a),(b) and (d).

14.18 USA Patriot Act. The Administrative Agent and each Lender hereby notifies each Credit Party that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) and the Beneficial Ownership Regulation, it is required to obtain, verify, and record information that identifies each Credit Party, which information includes the name and address of each Credit Party and other information that will allow the Administrative Agent or such Lender, as applicable to identify each Credit Party in accordance with the Patriot Act and the Beneficial Ownership Regulation.

14.19 [Reserved].

14.20 Payments Set Aside. To the extent that any payment by or on behalf of Holdings or the Borrower is made to any Agent or any Lender, or any Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Agent or such Lender in its discretion) to be repaid to a trustee, receiver, or any other party, in connection with any proceeding or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred and (b) each Lender severally agrees to pay to the Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by any Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect.

14.21 No Fiduciary Duty. Each Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Credit Party, its stockholders or its affiliates, on the other. The Credit Parties acknowledge and agree that (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Credit Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its stockholders or its Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Credit Party, its management, stockholders or creditors. Each Credit Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.

14.22 Nature of Borrower Obligations.

(a) Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that all of the Borrower’s Obligations to repay principal of, interest on, and all other amounts with respect to, all Loans, L/C Obligations and all other Obligations of the Borrower pursuant to this Agreement (including, without limitation, all fees, indemnities, Taxes and other Obligations in connection therewith or in connection with the related Commitments) shall be guaranteed pursuant to, and in accordance with the terms of, the Guarantee.

(b) The obligations of the Borrower with respect to the Borrower’s Obligations are independent of the obligations of any Guarantor under its guaranty of the Borrower’s Obligations, and a separate action or actions may be brought and prosecuted against the Borrower, whether or not any such Guarantor is joined in any such action or actions. The Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.

(c) The Borrower authorizes the Administrative Agent and the Lenders without notice or demand (except as shall be required by the Credit Documents and applicable statute that cannot be waived), and without affecting or impairing its liability hereunder, from time to time to:

(i) exercise or refrain from exercising any rights against any Guarantor or others or otherwise act or refrain from acting;

(ii) apply any sums paid by any other Person, howsoever realized or otherwise received to or for the account of the Borrower to any liability or liabilities of such other Person regardless of what liability or liabilities of such other Person remain unpaid; and/or

(iii) consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Person.

(d) It is not necessary for the Administrative Agent or any other Lender to inquire into the capacity or powers of the Borrower or any of its Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf.

(e) The Borrower waives any right to require the Administrative Agent, the Collateral Agent or the Lenders to (i) proceed against any Guarantor or any other party, (ii) proceed against or exhaust any security held from any Guarantor or any other party or (iii) pursue any other remedy in the Administrative Agent’s or the Lenders’ power whatsoever. The Borrower waives any defense based on or arising out of suretyship or any impairment of security held from the Borrower, any Guarantor or any other party or on or arising out of any defense of any Guarantor or any other party other than payment in full in cash of the Obligations of the Credit Parties, including, without limitation, any defense based on or arising out of the disability of any Guarantor or any other party, or the unenforceability of the Obligations of the Borrower or any part thereof from any cause, in each case other than as a result of the payment in full in cash of the Obligations of the Borrower.

(f) All provisions contained in any Credit Document shall be interpreted consistently with this Section 14.22 to the extent possible.

14.23 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Credit Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an Affected Financial Institution arising under any Credit Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Credit Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

14.24 Acknowledgement Regarding Any Supported QFCs. To the extent that the Credit Documents provide support, through a guarantee or otherwise, for Hedging Obligations or any other agreement or instrument that is a QFC (such support, “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree that with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions set out herein applicable notwithstanding that the Credit Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States), in the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Credit Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Credit Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

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